                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                              AMPHENOL CORPORATION
             (Exact name of Registrant as specified in its charter)

                DELAWARE                                    3678                                   22-2785165
    (State or other jurisdiction of             (Primary Standard Industrial                    (I.R.S. Employer
     incorporation or organization)             Classification Code Number)                  Identification Number)

                            ------------------------

                                358 HALL AVENUE
                         WALLINGFORD, CONNECTICUT 06492
                                 (203) 265-8900
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                         ------------------------------

                            EDWARD C. WETMORE, ESQ.
                              AMPHENOL CORPORATION
                                358 HALL AVENUE
                         WALLINGFORD, CONNECTICUT 06492
                                 (203) 265-8900
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

              CHARLES I. COGUT, ESQ.                               DAVID P. FALCK, ESQ.
            SIMPSON THACHER & BARTLETT                     WINTHROP, STIMSON, PUTNAM & ROBERTS
               425 LEXINGTON AVENUE                               ONE BATTERY PARK PLAZA
             NEW YORK, NEW YORK 10017                               NEW YORK, NY 10004
                  (212) 455-2000                                      (212) 858-1000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                            PROPOSED            PROPOSED
                                                                            MAXIMUM             MAXIMUM
                    TITLE OF                                                OFFERING           AGGREGATE           AMOUNT OF
                  SECURITIES TO                        AMOUNT TO             PRICE              OFFERING          REGISTRATION
                BE REGISTERED(1)                     BE REGISTERED        PER SHARE(1)          PRICE(2)             FEE(3)
Class A common stock, $.001 par
  value per share................................   4,400,000 shares         $26.00           $114,400,000         $22,880.00

(1) This Registration Statement relates to Class A common stock of the registrant to be retained by holders of the Registrant's Class A common stock in the proposed merger of NXS Acquisition Corp. with and into the registrant, with the registrant continuing as the surviving corporation in the merger.

(2) Estimated solely for the purpose of determining the registration fee in accordance with Rule 457 under the Securities Act of 1933, based upon the proposed offering price to existing security holders.

(3) Pursuant to Rule 457(b), the required fee of $22,880.00 is reduced by the fee of $232,545.50 previously paid at the time of filing of preliminary proxy materials in connection with this transaction on February 19, 1997, resulting in a net payment of $0.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                              AMPHENOL CORPORATION

                                358 HALL AVENUE
                         WALLINGFORD, CONNECTICUT 06492
                                 (203) 265-8900

                                                                  APRIL 15, 1997

Dear Stockholder:

    You are cordially invited to a Special Meeting in lieu of the 1997 Annual Meeting (the "Special Meeting") of the stockholders of Amphenol Corporation ("Amphenol"), which will be held at Amphenol's headquarters, 358 Hall Avenue, Wallingford, Connecticut 06492 on May 14, 1997, at 10:00 a.m. local time.

    At the Special Meeting, the stockholders of Amphenol will be asked to consider and vote on, among other things, a proposal to approve and adopt the Agreement and Plan of Merger, dated as of January 23, 1997 and as amended as of April 9, 1997 (the "Merger Agreement"), between Amphenol and NXS Acquisition Corp. ("Newco"), a Delaware corporation, and as of the date hereof a wholly owned subsidiary of KKR 1996 Fund L.P. (the "Partnership"), a limited partnership organized at the direction of Kohlberg Kravis Roberts & Co. L.P. On the terms and subject to the conditions of the Merger Agreement, if the stockholders of Amphenol approve and adopt the Merger Agreement, Newco will be merged with and into Amphenol (the "Merger"), with approximately 90% of the presently issued and outstanding shares of Amphenol Class A common stock, par value $.001 per share ("Amphenol Common Stock"), being converted into $26.00 per share in cash and approximately 10% of the presently issued and outstanding shares being retained by stockholders. Detailed information concerning the Merger is set forth in the accompanying Proxy Statement, which you are urged to read carefully. A copy of the Merger Agreement is attached as Annex I to the Proxy Statement.

    Approval and adoption of the Merger Agreement requires the affirmative vote of a majority of the outstanding shares of Amphenol Common Stock held by stockholders of record on March 24, 1997 (the "Record Date"). Lawrence J. DeGeorge, Florence A. DeGeorge, Lawrence F. DeGeorge and the Lawrence J. and Florence A. DeGeorge Charitable Trust, a charitable trust founded by Lawrence J. DeGeorge and Florence A. DeGeorge (collectively, the "DeGeorge Stockholders") owned, beneficially and/or of record, an aggregate of 13,487,453 shares of Amphenol Common Stock on March 24, 1997, constituting approximately 30.2% of the outstanding shares of Amphenol Common Stock entitled to vote at the Special Meeting. Pursuant to a Stockholders Agreement, dated as of January 23, 1997, by and among NXS I, L.L.C., a Delaware limited liability company, which as of the date hereof is a wholly owned subsidiary of the Partnership, and the DeGeorge Stockholders (the "Stockholders Agreement"), the DeGeorge Stockholders, in their capacity as such, have agreed, among other things, to vote their shares in favor of the Merger and the adoption of the Merger Agreement. A copy of the Stockholders Agreement is attached as Annex II to the accompanying Proxy Statement.

    Holders of Amphenol Common Stock will be entitled to dissenters' rights under Delaware law in connection with the Merger as described in the accompanying Proxy Statement.

    In addition to the foregoing matters, at the Special Meeting, the stockholders of Amphenol will be asked to consider and vote on proposals (i) to elect two directors to serve either until their terms expire at the 2000 Annual Meeting of stockholders or until their respective successors are duly elected or appointed (as the case may be) and qualified; provided, that if the Merger Agreement is approved and adopted by the Amphenol stockholders, the directors of Amphenol immediately after the effective time of the Merger will be Martin H. Loeffler and the then current directors of Newco and (ii) to ratify the selection of Price Waterhouse LLP as independent auditors of Amphenol.

    Your Board of Directors, after careful consideration, has unanimously approved the Merger Agreement and determined that the Merger is fair to and in the best interests of Amphenol and its stockholders, and recommends that you vote FOR approval and adoption of the Merger Agreement and the transactions contemplated thereby. In reaching its determination, your Board of Directors considered, among other things, the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), as to the fairness of the consideration to be received by the holders of Amphenol Common Stock in the Merger from a financial point of view. Merrill Lynch's opinion is included as Annex III to the accompanying Proxy Statement. You are urged to read the opinion in its entirety for further information with respect to the assumptions made, matters considered and limits of the reviews undertaken by Merrill Lynch.

    IT IS VERY IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE SPECIAL MEETING, WHETHER OR NOT YOU PLAN TO ATTEND PERSONALLY. THEREFORE, YOU SHOULD COMPLETE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE-PAID ENVELOPE. THIS WILL ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING.

Yours very truly,

/s/ LAWRENCE J. DEGEORGE

LAWRENCE J. DEGEORGE
CHAIRMAN OF THE BOARD

                              AMPHENOL CORPORATION

                                358 Hall Avenue
                         Wallingford, Connecticut 06492
                                 (203) 265-8900

                            ------------------------

    NOTICE OF SPECIAL MEETING IN LIEU OF THE ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 14, 1997

                            ------------------------

To the Stockholders of

AMPHENOL CORPORATION

    NOTICE IS HEREBY GIVEN that a Special Meeting in lieu of the 1997 Annual Meeting of the stockholders (including any adjournments or postponements thereof, the "Special Meeting") of Amphenol Corporation, a Delaware corporation ("Amphenol"), will be held at Amphenol's headquarters, 358 Hall Avenue, Wallingford, Connecticut 06492, on May 14, 1997, at 10:00 a.m., local time, for the following purposes, all of which are more fully described in the accompanying Proxy Statement:

    1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of January 23, 1997 and as amended as of April 9, 1997 (the "Merger Agreement"), between Amphenol and NXS Acquisition Corp., a Delaware corporation ("Newco"), which as of the date hereof is a wholly owned subsidiary of KKR 1996 Fund L.P. (the "Partnership"), a limited partnership formed at the direction of Kohlberg Kravis Roberts & Co. L.P. The Merger Agreement provides, among other things, for the merger of Newco with and into Amphenol (the "Merger") pursuant to which each share of Amphenol's Class A common stock, $.001 par value per share ("Amphenol Common Stock"), issued and outstanding immediately prior to the effective time of the Merger (other than shares of Amphenol Common Stock held by Amphenol, any subsidiary of Amphenol, the Partnership, Newco or any subsidiary of the Partnership, which will be cancelled and retired, and fractional shares and shares of Amphenol Common Stock subject to dissenters' rights) will be converted, at the election of the holder, into either (a) the right to receive $26.00 in cash or (b) the right to retain one share of Amphenol Common Stock. Because 4,400,000 shares of Amphenol Common Stock must be retained by existing Amphenol stockholders either through election or proration, the right to receive $26.00 in cash for each share of Amphenol Common Stock or to retain that share of Amphenol Common Stock is subject to proration, as set forth in the Merger Agreement and described in the accompanying Proxy Statement. A conformed copy of the Merger Agreement (including the principal exhibits thereto) is attached as Annex I to the accompanying Proxy Statement and is incorporated herein by reference.

    2. To elect two directors to serve either until their terms expire at the 2000 Annual Meeting of stockholders or until their respective successors are duly elected or appointed (as the case may be) and qualified; provided, that if the Merger Agreement is approved and adopted by the Amphenol stockholders, the directors of Amphenol immediately after the effective time of the Merger will be Martin H. Loeffler and the then current directors of Newco.

    3. To ratify the selection of Price Waterhouse LLP as independent auditors of Amphenol.

    4. To transact such other business as may properly come before the Special Meeting.

    Approval and adoption of the Merger Agreement requires the affirmative vote of a majority of the outstanding shares of Amphenol Common Stock held by stockholders of record on March 24, 1997 (the "Record Date"). Lawrence J. DeGeorge, Florence A. DeGeorge, Lawrence F. DeGeorge and the Lawrence J. and Florence A. DeGeorge Charitable Trust (collectively, the "DeGeorge Stockholders") owned, beneficially and/or of record, an aggregate of 13,487,453 shares of Amphenol Common Stock on March 24, 1997, constituting approximately 30.2% of the outstanding shares of Amphenol Common Stock entitled to vote at the Special Meeting. Pursuant to a Stockholders Agreement among NXS I, L.L.C., a Delaware limited liability company, which as of the date hereof is a wholly owned subsidiary of the

Partnership, and the DeGeorge Stockholders, dated as of January 23, 1997 (the "Stockholders Agreement"), the DeGeorge Stockholders, in their capacity as such, have agreed, among other things, to vote their shares in favor of the Merger and the adoption of the Merger Agreement.

    Only holders of record of shares of Amphenol Common Stock at the close of business on the Record Date are entitled to notice of, and to vote at, the Special Meeting. A complete list of stockholders entitled to vote at the Special Meeting will be available for examination, for proper purposes, during ordinary business hours at Amphenol's corporate offices, 358 Hall Avenue, Wallingford, Connecticut 06492 during the 10 days prior to the Special Meeting.

    In connection with the proposed Merger, appraisal rights will be available to those stockholders of Amphenol who meet and comply with the requirements of
Section 262 of the Delaware General Corporation Law (the "DGCL"), a copy of which is included as Annex IV to the accompanying Proxy Statement. Reference is made to the section entitled "DISSENTING STOCKHOLDERS' RIGHTS" in the accompanying Proxy Statement for a discussion of the procedures to be followed in asserting appraisal rights under Section 262 of the DGCL in connection with the proposed Merger.

    YOUR VOTE IS VERY IMPORTANT REGARDLESS OF HOW MANY SHARES OF AMPHENOL COMMON STOCK YOU OWN. REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE SPECIAL MEETING, YOU ARE REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY WITHOUT DELAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO ITS EXERCISE BY (1) ATTENDING AND VOTING IN PERSON AT THE SPECIAL MEETING, (2) GIVING NOTICE OF REVOCATION OF THE PROXY AT THE SPECIAL MEETING OR (3) DELIVERING TO THE SECRETARY OF AMPHENOL (A) A WRITTEN NOTICE OF REVOCATION OR
(B) A DULY EXECUTED PROXY RELATING TO THE SAME SHARES AND MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING, BEARING A DATE LATER THAN THE PROXY PREVIOUSLY EXECUTED.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ MARTIN H. LOEFFLER

MARTIN H. LOEFFLER
PRESIDENT

APRIL 15, 1997

    PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

    STOCKHOLDERS ELECTING TO RETAIN AMPHENOL COMMON STOCK SHOULD RETURN THE ENCLOSED FORM OF NON-CASH ELECTION TOGETHER WITH DULY ENDORSED AMPHENOL STOCK CERTIFICATES AS INSTRUCTED IN THE PROXY STATEMENT. SEE "THE MERGER--NON-CASH ELECTION" FOR INSTRUCTIONS FOR STOCKHOLDERS ELECTING TO RETAIN SHARES. OTHERWISE, STOCK CERTIFICATES SHOULD BE RETAINED UNTIL LETTERS OF TRANSMITTAL ARE RECEIVED AFTER THE EFFECTIVE TIME OF THE MERGER. SEE "THE MERGER--CONVERSION/RETENTION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES."

    IF YOU HAVE ANY QUESTIONS OR REQUIRE ADDITIONAL MATERIAL, PLEASE CONTACT MACKENZIE PARTNERS, INC. AT (800) 322-2885 (TOLL FREE) OR (212) 929-5500 (COLLECT).

                              AMPHENOL CORPORATION

                            ------------------------

                           PROXY STATEMENT/PROSPECTUS

                            ------------------------

                         SPECIAL MEETING IN LIEU OF THE
                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 14, 1997

    This Proxy Statement (the "Proxy Statement") is being furnished to stockholders of Amphenol Corporation, a Delaware corporation (together with its subsidiaries, except where the context otherwise requires, "Amphenol" or the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board of Directors" or the "Board") for use at a Special Meeting in lieu of the 1997 Annual Meeting of stockholders, which will be held at Amphenol's headquarters, 358 Hall Avenue, Wallingford, Connecticut 06492, on May 14, 1997, at 10:00 a.m., local time, and at any adjournments or postponements thereof (the "Special Meeting"). This Proxy Statement relates to, among other things, the proposed merger (the "Merger") of NXS Acquisition Corp., a Delaware corporation ("Newco") and as of the date hereof a wholly owned subsidiary of KKR 1996 Fund L.P. (the "Partnership"), a limited partnership organized at the direction of Kohlberg Kravis Roberts & Co. L.P. ("KKR"), with and into the Company pursuant to the Agreement and Plan of Merger, dated as of January 23, 1997 (the "Original Merger Agreement"), as amended as of April 9, 1997 (the "Merger Agreement Amendment," and together with the Original Merger Agreement, the "Merger Agreement"), between Newco and the Company, and the transactions contemplated thereby.

    Pursuant to the Merger, each share of Amphenol's Class A common stock, par value $.001 per share ("Amphenol Common Stock"), issued and outstanding immediately prior to the effective time of the Merger (the "Effective Time") (other than shares of Amphenol Common Stock held by Amphenol, any subsidiary of Amphenol, the Partnership, Newco or any subsidiary of the Partnership, which will be cancelled and retired, and fractional shares and shares of Amphenol Common Stock subject to dissenters' rights), will be converted, at the election of the holder thereof and subject to the terms described herein, into either (a) the right to receive $26.00 in cash or (b) the right to retain one fully paid and nonassessable share of Amphenol Common Stock. Because the number of shares of Amphenol Common Stock to be retained by existing Amphenol stockholders must equal 4,400,000, the right to receive $26.00 in cash per share or retain shares of Amphenol Common Stock is subject to proration, as set forth in the Merger Agreement and described herein. For a more detailed description of the proration procedures, see "THE MERGER--Merger Consideration." Copies of the Original Merger Agreement (including the principal exhibits thereto) and the Merger Agreement Amendment are attached as Annex I to this Proxy Statement and are incorporated herein by reference. This Proxy Statement describes the material portions of the Merger Agreement. The description of the Merger Agreement set forth herein is subject to, and is qualified in its entirety by reference to, the text of the Merger Agreement.

    This Proxy Statement also constitutes a prospectus of the Company with respect to the 4,400,000 shares of Amphenol Common Stock to be retained by stockholders in the Merger.

    Approval and adoption of the Merger Agreement requires the affirmative vote of a majority of the outstanding shares of Amphenol Common Stock held by stockholders of record on March 24, 1997 (the "Record Date"). Lawrence J. DeGeorge, Chairman of the Board of Amphenol, Florence A. DeGeorge, his wife, Lawrence F. DeGeorge, one of their sons, and the Lawrence J. and Florence A. DeGeorge Charitable Trust, a charitable trust founded by Lawrence J. DeGeorge and Florence A. DeGeorge (collectively, the "DeGeorge Stockholders") owned, beneficially and/or of record, an aggregate of 13,487,453 shares of Amphenol Common Stock on March 24, 1997, constituting approximately 30.2% of the outstanding shares of Amphenol Common Stock entitled to vote at the Special Meeting. Pursuant to a Stockholders Agreement by and among NXS I, L.L.C., a Delaware limited liability company ("NXS"), which as of the date hereof is a wholly owned subsidiary of the Partnership, and the DeGeorge Stockholders, dated as of January 23, 1997 (the "Stockholders Agreement"), the DeGeorge Stockholders, in their capacity as such, have agreed, among other things, to vote their shares (the "Subject Shares") in favor of the Merger and the adoption of the Merger Agreement. The Stockholders Agreement is included as Annex II to this Proxy Statement. The summaries of the portions of the Stockholders Agreement set forth in this Proxy Statement describe the material portions of the Stockholders Agreement but are subject to, and are qualified in their entirety by reference to, the text of the Stockholders Agreement.

    The Board of Directors, after careful consideration, unanimously approved the Merger Agreement, and determined that the Merger is fair to and in the best interests of Amphenol and its stockholders, and recommends that you vote FOR approval and adoption of the Merger Agreement and the transactions contemplated thereby. In reaching its determination, your Board of Directors considered, among other things, the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), as to the fairness of the consideration to be received by the holders of Amphenol Common Stock in the Merger from a financial point of view. Merrill Lynch's opinion is included as Annex III to this Proxy Statement. You are urged to read the opinion in its entirety for further information with respect to the assumptions made, matters considered and limits of the reviews undertaken by Merrill Lynch.

    In addition to the foregoing matters, at the Special Meeting, the stockholders of Amphenol will be asked to consider and vote on proposals (i) to elect two directors to serve either until their terms expire at the 2000 Annual Meeting of stockholders or until their respective successors are duly elected or appointed (as the case may be) and qualified; provided, that if the Merger Agreement is approved and adopted by the Amphenol stockholders, the directors of Amphenol immediately after the Effective Time will be Martin H. Loeffler and the then current directors of Newco and (ii) to ratify the selection of Price Waterhouse LLP as independent auditors of the Company.

    Amphenol Common Stock is listed for trading on The New York Stock Exchange ("NYSE") under the symbol "APH." On April 9, 1997, the closing price of Amphenol Common Stock was $24 7/8 per share. On January 22, 1997, the last trading day before public announcement of the execution of the Merger Agreement, the closing price of Amphenol Common Stock on the NYSE was $23 1/8 per share. The Merger is not expected to cause the Amphenol Common Stock to be de-listed from the NYSE. However, if the Merger is approved, there will be a substantial decrease in the number of outstanding shares of Amphenol Common Stock, and the volume of shares of Amphenol Common Stock traded following the Merger will be substantially smaller than the trading volume of Amphenol Common Stock prior to the Merger. See "RISK FACTORS--Loss of Liquidity."

    This Proxy Statement, the accompanying form of proxy (the "Proxy") and the other enclosed documents are first being mailed to stockholders of the Company on or about April 16, 1997.

    SEE "RISK FACTORS" BEGINNING ON PAGE 20 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS OF AMPHENOL COMMON STOCK IN CONNECTION WITH THEIR CONSIDERATION OF THE MERGER.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

              The date of this Proxy Statement is April 15, 1997.

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----

AVAILABLE INFORMATION......................................................................................           1

FORWARD LOOKING STATEMENTS.................................................................................           1

SUMMARY....................................................................................................           3

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA............................................................          13

SELECTED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)...........................................          14

PRICE OF AMPHENOL COMMON STOCK.............................................................................          19

RISK FACTORS...............................................................................................          20

THE COMPANY................................................................................................          25
    Competitive Strengths..................................................................................          26
    Business Strategy......................................................................................          27

THE SPECIAL MEETING........................................................................................          29
    Matters to be Considered...............................................................................          29
    Required Votes.........................................................................................          29
    Voting and Revocation of Proxies.......................................................................          30
    Record Date; Stock Entitled to Vote; Quorum............................................................          30
    Dissenters' Rights.....................................................................................          31
    Solicitation of Proxies................................................................................          31

PROPOSAL ONE...............................................................................................          31

THE MERGER.................................................................................................          31
    Background of the Merger...............................................................................          31
    Opinion of Merrill Lynch...............................................................................          38
    Merger Consideration...................................................................................          42
    Non-Cash Election......................................................................................          44
    Non-Cash Election Procedure............................................................................          45
    Effective Time of the Merger...........................................................................          45
    Conversion/Retention of Shares; Procedures for Exchange of Certificates................................          46
    Fractional Shares......................................................................................          47
    Conduct of Business Pending the Merger.................................................................          47
    Conditions to the Consummation of the Merger...........................................................          47
    Certain Federal Income Tax Consequences................................................................          47
    Accounting Treatment...................................................................................          51
    Effect on Stock and Employee Benefit Matters...........................................................          51
    Interests of Certain Persons in the Merger.............................................................          51
    Resale of Amphenol Common Stock following the Merger...................................................          52
    Merger Financings......................................................................................          53
    Conversion of Newco Stock..............................................................................          53
    Pro Forma Consolidated Financial Statements (Unaudited)................................................          53

DESCRIPTION OF AMPHENOL CAPITAL STOCK......................................................................          58
    General................................................................................................          58
    Voting Rights..........................................................................................          58
    Dividend Rights........................................................................................          58

                                                                                                                PAGE
                                                                                                                -----
    Liquidation Rights.....................................................................................          58
    Amphenol Common Stock following the Merger.............................................................          58
CERTAIN PROVISIONS OF THE MERGER AGREEMENT.................................................................          59
    The Merger.............................................................................................          59
    Representations and Warranties.........................................................................          59
    Certain Pre-closing Covenants..........................................................................          60
    No Solicitation of Transactions........................................................................          61
    Board of Directors and Officers of the Company following the Merger....................................          62
    Stock and Employee Benefit Plans.......................................................................          64
    Access to Information..................................................................................          64
    Cooperation and Reasonable Best Efforts................................................................          64
    Indemnification and Insurance..........................................................................          64
    Conditions to the Consummation of the Merger...........................................................          65
    Termination............................................................................................          66
    Amendment and Waiver...................................................................................          67
    Expenses and Certain Required Payments.................................................................          67

CERTAIN PROVISIONS OF THE STOCKHOLDERS AGREEMENT...........................................................          69
    Voting.................................................................................................          69
    Third Party Business Combination; Remedy...............................................................          69
    No Solicitation........................................................................................          70
    Transfer Restrictions..................................................................................          70
    Election Under Merger Agreement........................................................................          71
    Competition............................................................................................          71
    The NXS Option.........................................................................................          71
    The Stockholders Option................................................................................          72
    Termination............................................................................................          72

PRINCIPAL STOCKHOLDERS OF AMPHENOL.........................................................................          73

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.............................................          74

REGULATORY APPROVALS.......................................................................................          74

NEWCO, NXS AND THE PARTNERSHIP.............................................................................          75

DISSENTING STOCKHOLDERS' RIGHTS............................................................................          75

CERTAIN PENDING LITIGATION.................................................................................          78

INDEPENDENT PUBLIC ACCOUNTANTS AND LEGAL OPINIONS..........................................................          78

PROPOSAL TWO...............................................................................................          78

ELECTION OF DIRECTORS......................................................................................          78
    Certain Information Concerning Nominees and Executive Officers.........................................          79
    The Board of Directors and Certain Committees of the Board.............................................          81

EXECUTIVE COMPENSATION AND OTHER MATTERS...................................................................          82

    Summary Compensation Table.............................................................................          82
        Option/SAR Grants In Last Fiscal Year..............................................................          83
        Aggregated Option/SAR Exercises In Last Fiscal Year and Fiscal Year End Option/SAR Values..........          83
        Performance Graph..................................................................................          84
        Compensation Committee Report on Executive Compensation............................................          84

                                                                                                                PAGE
                                                                                                                -----
        Compensation Committee Interlocks and Insider Participation........................................          87
        Employment Agreements..............................................................................          87
        Pension Information................................................................................          87

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.............................................................          89

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT..........................................................          90

PROPOSAL THREE.............................................................................................          90

RATIFICATION OF SELECTION OF AUDITORS......................................................................          90

OTHER INFORMATION AND STOCKHOLDER PROPOSALS................................................................          91

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................................................          91

ANNEX I-A      Agreement and Plan of Merger dated as of January 23, 1997
ANNEX I-B      Merger Agreement Amendment dated as of April 9, 1997
ANNEX II       Stockholders Agreement dated as of January 23, 1997
ANNEX III      Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated
                 dated January 23, 1997
ANNEX IV       Excerpts from the DGCL Relating to Dissenters' Rights

    NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN AS CONTAINED IN THIS PROXY STATEMENT, IN CONNECTION WITH THE MERGER, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED BY AMPHENOL OR NEWCO. THIS PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES TO WHICH IT RELATES IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                             AVAILABLE INFORMATION

    Amphenol is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the web site (http://www.sec.gov) maintained by the Commission, or at its regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

    This Proxy Statement also constitutes a prospectus of the Company filed as part of a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Proxy Statement omits certain information contained in the Registration Statement and the exhibits thereto. Reference is made to the Registration Statement and related exhibits for further information with respect to the Company and the retention of Amphenol Common Stock. Statements contained herein concerning the contents of any document referred to herein are qualified by reference to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission.

                           FORWARD LOOKING STATEMENTS

    This Proxy Statement includes "forward-looking statements" within the meaning of various provisions of the Securities Act and the Exchange Act, including, without limitation, statements under "THE COMPANY--Competitive Strengths" and "--Business Strategy" and "THE MERGER--Background of the Merger." All statements, other than statements of historical facts, included in this Proxy Statement that address activities, events or developments that the Company expects or anticipates will or may occur in the future, including such things as future capital expenditures (including the amount and nature thereof), business strategy and measures to implement strategy, competitive strengths, goals, expansion and growth of the Company's business and operations, plans, references to future success and other such matters are forward-looking statements. These statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. However, whether actual results and developments will conform with the Company's expectations and predictions is subject to a number of risks and uncertainties, including the risk factors discussed in this Proxy Statement and other factors, many of which are beyond the control of the Company. The following includes some, but not all, of the factors or uncertainties that could cause the Company to fail to conform with expectations and predictions:

    - A global economic slowdown in any one, or all, of the Company's market segments.

    - The effects of extreme changes in monetary and fiscal policies in the U.S. and abroad, including extreme currency fluctuations and unforeseen inflationary pressures.

    - Drastic and unforeseen price pressure on the Company's products or significant cost increases that cannot be recovered through price increases or productivity improvements.

    - Increased difficulties in obtaining a consistent supply of basic materials like steel, aluminum, copper, gold or plastic resins at stable pricing levels.

    - Unpredictable difficulties or delays in the development of new product programs.

    - Significant changes in interest rates or in the availability of financing for the Company or certain of its customers.

    - Rapid escalation of the cost of regulatory compliance and litigation.

    - Unexpected government policies and regulations affecting the Company or its significant customers.

    - Unforeseen intergovernmental conflicts or actions, including but not limited to armed conflict and trade wars.

    - Difficulties and unanticipated expense of assimilating newly-acquired businesses.

    - Any difficulties in obtaining or retaining the management and other human resource competencies that the Company needs to achieve its business objectives.

    - The risks associated with any technological shifts away from the Company's technologies and core competencies. For example, a technological shift away from the use of coaxial cable in cable television/telecommunication systems could have a substantial impact on the Company's coaxial cable business.

    - Unforeseen interruptions to the Company's business with its largest customers and distributors resulting from, but not limited to, strikes, financial instabilities or inventory excesses.

    Consequently, all of the forward-looking statements made in this Proxy Statement are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business or operations.

                                    SUMMARY

    The following is a summary of certain information contained elsewhere in this Proxy Statement. Reference is made to the more detailed information contained in this Proxy Statement and the Annexes hereto. Stockholders of the Company are urged to read this Proxy Statement and the Annexes hereto in their entirety.

    FOR A DISCUSSION OF CERTAIN IMPORTANT FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS OF AMPHENOL COMMON STOCK IN CONNECTION WITH THEIR CONSIDERATION OF THE MERGER, INCLUDING CERTAIN RISKS RELATED TO CONTINUING TO HOLD AMPHENOL COMMON STOCK, SEE "RISK FACTORS."

                              THE SPECIAL MEETING

TIME AND PLACE; RECORD DATE

    The Special Meeting in lieu of the 1997 Annual Meeting of the stockholders of Amphenol will be held on May 14, 1997 at Amphenol's headquarters, 358 Hall Avenue, Wallingford, Connecticut 06492. Stockholders of record at the close of business on the Record Date will be entitled to notice of, and to vote at, the Special Meeting. The date of the mailing of this Proxy Statement to stockholders of the Company will be on or about April 16, 1997. At the close of business on March 24, 1997, there were 44,719,954 shares of Amphenol Common Stock outstanding and entitled to vote.

MATTERS TO BE CONSIDERED

    At the Special Meeting, the Amphenol stockholders will consider and vote upon the following proposals: (i) to approve and adopt the Merger Agreement, including the Merger, pursuant to which Newco will merge with and into the Company, the stockholders of Amphenol will receive the consideration described below in this Summary under "THE MERGER--Effect of the Merger" and the stockholders of Newco, which as of the date hereof is only the Partnership, will receive 13,116,955 shares of Amphenol Common Stock (the "Merger Proposal"); (ii) to elect two directors to serve either until their terms expire at the 2000 Annual Meeting of stockholders or until their respective successors are duly elected or appointed (as the case may be) and qualified; provided, that if the Merger Proposal is approved and adopted by the Amphenol stockholders, the directors of Amphenol immediately after the Effective Time will be Martin H. Loeffler and the then current directors of Newco; and (iii) to ratify the selection of Price Waterhouse LLP as independent auditors of the Company (the "Ratification of Auditors Proposal").

REQUIRED VOTES

    The approval of the Merger Proposal will require the affirmative vote of the holders of a majority of the shares of Amphenol Common Stock entitled to vote at the Special Meeting, provided a quorum is present. If such approval is received, the Effective Time of the Merger is expected to occur within five business days following the Special Meeting. The DeGeorge Stockholders, which on March 24, 1997 owned, beneficially and/or of record, an aggregate of 13,487,453 shares of Amphenol Common Stock, constituting approximately 30.2% of the outstanding shares of Amphenol Common Stock entitled to vote at the Special Meeting, have agreed, subject to certain conditions set forth in the Stockholders Agreement, to vote such shares and all other shares of Amphenol Common Stock that the DeGeorge Stockholders acquire beneficial ownership of after January 23, 1997 and during the term of the Stockholders Agreement, if any (such shares collectively, the "Subject Shares"), in favor of the Merger Proposal. See "THE SPECIAL MEETING--Required Votes" and "THE MERGER--Interests of Certain Persons in the Merger."

    Directors will be elected by a plurality of the votes cast at the Special Meeting, provided a quorum is present. The approval of the Ratification of Auditors Proposal will require the affirmative vote of a majority of the shares of Amphenol Common Stock represented at the Special Meeting and entitled to vote, provided a quorum is present.

VOTING OF PROXIES

    All shares of Amphenol Common Stock represented by a properly executed Proxy received in time for the Special Meeting will be voted in the manner specified in the Proxy. Proxies that do not contain any instruction to vote for or against or to abstain from voting on a particular matter will be voted in accordance with the recommendations of the Board of Directors. See "THE SPECIAL MEETING-- Voting and Revocation of Proxies."

    It is not expected that any matter other than those referred to herein will be brought before the stockholders at the Special Meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their best judgment with respect to such matters, unless authority to do so is withheld in the Proxy.

ADJOURNMENTS; REVOCABILITY OF PROXIES

    If the Special Meeting is adjourned, for whatever reason, the approval of the Merger Proposal shall be considered and voted upon by stockholders at the subsequent, reconvened meeting, if any.

    You may revoke your Proxy at any time prior to its exercise (i) by attending the Special Meeting and voting in person (although attendance at the Special Meeting will not in and of itself constitute revocation of a Proxy), (ii) by giving notice of revocation of your Proxy at the Special Meeting or (iii) by delivering (a) a written notice of revocation of your Proxy or (b) a duly executed Proxy relating to the matters to be considered at the Special Meeting, bearing a date later than the Proxy previously executed, to the Secretary of Amphenol, 358 Hall Avenue, Wallingford, Connecticut 06492-7530. Unless revoked in one of the manners set forth above, Proxies in the form enclosed will be voted at the Special Meeting in accordance with your instructions.

SOLICITATION OF PROXIES

    The cost of soliciting Proxies will be borne by the Company. The Company may solicit Proxies and the Company's directors, officers and employees may also solicit Proxies by telephone, telegram or personal interview. Such directors, officers and employees will not be additionally compensated for any such solicitation but may be reimbursed for reasonable out-of-pocket expenses in connection therewith. Arrangements will be made to furnish copies of Proxy materials to fiduciaries, custodians and brokerage houses for forwarding to beneficial owners of Amphenol Common Stock. Such persons will be paid reasonable out-of-pocket expenses.

    Mackenzie Partners, Inc. ("Mackenzie") will assist in the solicitation of Proxies by the Company for an estimated fee of $6,000.00, plus reasonable out-of-pocket expenses. If you have any questions or require additional material, please call Mackenzie at (800) 322-2885 (toll free) or (212) 929-5500 (collect).

    HOLDERS OF AMPHENOL COMMON STOCK SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS. HOWEVER, SEE "THE MERGER--NON-CASH ELECTION PROCEDURE" FOR INSTRUCTIONS FOR STOCKHOLDERS ELECTING TO RETAIN SHARES.

SECURITY OWNERSHIP OF MANAGEMENT

    As of March 24, 1997, directors and executive officers of the Company were beneficial owners of an aggregate of 11,920,227 shares of Amphenol Common Stock (approximately 27% of the outstanding shares). The directors and executive officers of the Company have indicated that they intend to vote their shares of Amphenol Common Stock in favor of the Merger Proposal and the other proposals. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT."

                                   THE MERGER

EFFECT OF THE MERGER

    At the Effective Time, Newco will be merged with and into Amphenol and Amphenol will continue as the surviving corporation in the Merger. Subject to certain provisions as described herein with respect to shares owned by Amphenol, any subsidiary of Amphenol, the Partnership, Newco or any subsidiary of the Partnership, and with respect to fractional shares and Dissenting Shares (as defined under "DISSENTING STOCKHOLDERS' RIGHTS" below), and subject to the effects of proration as described herein, (i) each issued and outstanding share of Amphenol Common Stock (other than Electing Shares, as defined below) will be converted into the right to receive in cash from Amphenol following the Merger an amount equal to $26.00 (the "Cash Price") and (ii) each issued and outstanding share of Amphenol Common Stock with respect to which an election to retain Amphenol Common Stock has been made and not revoked or lost in accordance with the Merger Agreement (an "Electing Share") will be converted into the right to retain one fully paid and nonassessable share of Amphenol Common Stock (a "Non-Cash Election Share"). Each stockholder of Amphenol may receive the Cash Price with respect to some of the stockholder's shares of Amphenol Common Stock and Non-Cash Election Shares with respect to other shares of Amphenol Common Stock; provided, that the aggregate number of shares of Amphenol Common Stock to be retained at the Effective Time shall be equal to 4,400,000 (the "Non-Cash Election Number").

    The Merger contemplates that approximately 90% of the presently issued and outstanding shares of Amphenol Common Stock will be converted into cash, as described above, and that approximately 10% of the presently issued and outstanding shares will be retained by stockholders. Because 4,400,000 shares of Amphenol Common Stock must be retained by existing Amphenol stockholders in the Merger, stockholders who do not elect to retain any shares may, due to proration, be required to retain some shares of Amphenol Common Stock. In addition, stockholders who elect to retain shares may be prorated into shares of Amphenol Common Stock and cash in amounts which vary from the amounts such holders elected to retain.

    As an example, and as further described below in "THE MERGER--Merger Consideration," a stockholder holding 100 shares and electing to retain all of them will receive from 10 to 100 shares, depending upon the actions of other stockholders. A stockholder holding 100 shares and electing to convert all of them into the right to receive the Cash Price with respect thereto will receive the Cash Price for from 90 to 100 of such shares and will receive from 0 to 10 shares, depending upon the actions of other stockholders.

    SEE "THE MERGER--MERGER CONSIDERATION" FOR EXAMPLES ILLUSTRATING THE POTENTIAL EFFECTS OF PRORATION.

    The total number of outstanding shares of Amphenol Common Stock will decrease from approximately 44.7 million to approximately 17.5 million, approximately 13.1 million of which will be held by the stockholders of Newco upon the conversion of Newco common stock into Amphenol Common Stock in the Merger, and 4.4 million of which will be retained by the existing stockholders of the Company. The 4.4 million shares (representing approximately 10%) of the presently issued and outstanding Amphenol Common Stock to be retained by existing stockholders in the Merger will represent approximately 25% of the shares issued and outstanding immediately after the Merger, and the approximately 13.1 million shares to be owned by the stockholders of Newco as a result of the Merger will represent approximately 75% of the shares issued and outstanding immediately after the Merger, in each case, before giving effect to the exercise of the NXS Option or the Stockholders Option (each, as defined below) granted with respect to the Subject Shares pursuant to the Stockholders Agreement. Assuming all stockholders elected to convert all of their shares into the right to receive the Cash Price, which would maximize the number of Subject Shares subject to the NXS Option and the Stockholders Option after the Merger, then upon exercise of either such option, the stockholders of Newco would own, directly and indirectly, approximately 82% of the shares issued and outstanding immediately after the Merger, and the remaining stockholders would own, in the aggregate, approximately 18% of such shares. As is set forth in more detail below under "THE MERGER--Interests of Certain Persons in the Merger," if Messrs. Loeffler, Jepsen and Cohane determine to sell a portion of their shares which may be retained by them following the Merger to such stockholders of Newco, such stockholders of Newco could own, indirectly, up to an additional 1.5% of such shares.

RECOMMENDATION OF THE BOARD OF DIRECTORS

    The Board of Directors, at a meeting duly called and held, has unanimously
(i) determined that the Merger is fair to and in the best interests of the Company and its stockholders and (ii) recommended that the Company's stockholders approve and adopt the Merger Agreement and the transactions contemplated thereby. The determination of the Board of Directors with respect to the Merger is based on a number of factors. See "THE MERGER--Background of the Merger" and "--Recommendation of the Board of Directors; Reasons for the Merger."

    The Board of Directors also recommends a vote for each of the proposed nominees for election to the Board of Directors and for approval of the Ratification of Auditors Proposal.

OPINION OF MERRILL LYNCH

    On January 23, 1997, Merrill Lynch delivered its written opinion (the "Merrill Lynch Opinion") to the Company's Board of Directors to the effect that, as of such date, and based upon the assumptions made, matters considered and limits of review set forth in such opinion, the proposed consideration to be received by the holders of Amphenol Common Stock (other than KKR and its affiliates) in the Merger was fair to such stockholders from a financial point of view. A copy of the Merrill Lynch Opinion, which sets forth the assumptions made, matters considered and certain limitations on the scope of review undertaken by Merrill Lynch, is attached as Annex III to this Proxy Statement. Company stockholders are urged to read such opinion in its entirety.

NON-CASH ELECTION

    Record holders of shares of Amphenol Common Stock will be entitled to make an unconditional election (a "Non-Cash Election"), on or prior to the Election Date (as defined below), to retain Non-Cash Election Shares. If the number of Electing Shares exceeds the Non-Cash Election Number, however, then (i) the number of Electing Shares covered by a holder's Non-Cash Election to be converted into the right to retain Non-Cash Election Shares will be determined by multiplying the total number of Electing Shares covered by such Non-Cash Election by a proration factor determined by dividing the Non-Cash Election Number by the total number of Electing Shares and (ii) such number of Electing Shares will be so converted. All Electing Shares, other than those shares converted into the right to retain Non-Cash Election Shares as described in the immediately preceding sentence, will be converted into cash (on a consistent basis among stockholders who made the election to retain Non-Cash Election Shares, PRO RATA to the number of shares as to which they made such election) as if such shares were not Electing Shares.

    If a stockholder elects to make a Non-Cash Election and receives cash as a result of the proration procedures described above, such stockholder may receive dividend treatment (rather than capital gain treatment) for any cash received in the Merger as a result of such proration procedures. See "RISK

FACTORS--Non-Cash Election and Proration into Cash--Possible Dividend Treatment." See also "THE MERGER--Certain Federal Income Tax Consequences."

    If the number of Electing Shares is less than the Non-Cash Election Number, then (i) all Electing Shares will be converted into the right to retain Non-Cash Election Shares in accordance with the Merger Agreement, (ii) additional shares of Amphenol Common Stock, other than Electing Shares and Dissenting Shares, will be converted into the right to retain Non-Cash Election Shares, which number of additional shares shall be determined by multiplying the total number of shares, other than Electing Shares and Dissenting Shares, by a proration factor determined by dividing (x) the difference between the Non-Cash Election Number and the number of Electing Shares by (y) the total number of shares of Amphenol Common Stock, other than Electing Shares and Dissenting Shares, and (iii) such additional shares of Amphenol Common Stock shall be converted into the right to retain Non-Cash Election Shares in accordance with the Merger Agreement (on a consistent basis among stockholders who held shares of Amphenol Common Stock as to which they did not make the Non-Cash Election, PRO RATA to the number of shares as to which they did not make such election). See "THE MERGER--Non-Cash Election."

NON-CASH ELECTION PROCEDURE

    Stockholders of Amphenol Common Stock electing to retain Non-Cash Election Shares must properly complete and sign the Non-Cash Election Form (the "Form of Election") accompanying this Proxy Statement, and such Form of Election, together with all certificates representing shares of Amphenol Common Stock duly endorsed in blank or otherwise in form acceptable for transfer on the books of the Company (or by appropriate guarantee of delivery, as set forth in such Form of Election), must be received by IBJ Schroder Bank & Trust Company (the "Exchange Agent") at one of the addresses listed on the Form of Election by 5:00 p.m., Eastern time, on the business day next preceding the date of the Special Meeting (the "Election Date") and must not be withdrawn. See "THE MERGER--Non-Cash Election Procedure."

FRACTIONAL SHARES

    Fractional shares of Amphenol Common Stock will not be issued in the Merger. Holders of Amphenol Common Stock otherwise entitled to a fractional share of Amphenol Common Stock following the Merger will be paid cash in lieu of such fractional share determined and paid as described in "THE MERGER--Fractional Shares."

CONDITIONS TO THE MERGER

    The obligations of Amphenol and Newco to consummate the Merger are subject to various conditions, including, without limitation, obtaining requisite Amphenol stockholder approval, the termination or expiration of the relevant waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") (which condition has been satisfied), and the absence of any injunction or other legal restraint or prohibition preventing the consummation of the Merger.

    Newco's obligations to effect the Merger are further subject, among other things, to the Company (i) amending the terms of its 12 3/4% Senior Subordinated Notes due 2002 (the "Subordinated Notes") in a manner agreed to by Newco and the Company, (ii) purchasing at least an aggregate principal amount of Subordinated Notes equal to the minimum condition of the Company's tender offer for such Subordinated Notes (the "Debt Tender Offer"), (iii) calling the 10.45% Senior Notes due 2001 (the "Senior Notes," and together with the Subordinated Notes, the "Notes") for redemption, and (iv) receiving financing proceeds, on terms and conditions contemplated by the Merger Agreement or upon terms and conditions which are substantially equivalent to such terms and conditions and, to the extent any of the terms and conditions are not contemplated by the Merger Agreement, such other terms and conditions which are reasonably satisfactory to Newco. It is expected that financing proceeds and an equity contribution aggregating approximately $1.331 billion will be required to consummate such transactions. The equity contribution to be made by the Partnership (and by one or more other partnerships organized at the direction of KKR (see "NEWCO, NXS AND THE PARTNERSHIP")) is expected to constitute approximately $341 million of such amount. It is also a condition to the Merger that Newco is reasonably satisfied that the Merger will be recorded as a recapitalization for financial reporting purposes. See "CERTAIN PROVISIONS OF THE MERGER AGREEMENT--Conditions to the Consummation of the Merger" and "REGULATORY APPROVALS."

REGULATORY APPROVALS

    Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and the applicable waiting period has expired or been terminated. On February 14, 1997, the Company and Newco filed Notification and Report Forms under the HSR Act with the FTC and the Antitrust Division. On February 26, 1997, the Federal Trade Commission and the Antitrust Division granted early termination of the waiting period under the HSR Act with respect to the Merger effective immediately. See "REGULATORY APPROVALS."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    For a summary of the material U.S. federal income tax consequences of the Merger, see "THE MERGER--Certain Federal Income Tax Consequences."

    BECAUSE CERTAIN TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING ON THE PARTICULAR CIRCUMSTANCES OF EACH STOCKHOLDER, IT IS RECOMMENDED THAT HOLDERS OF AMPHENOL COMMON STOCK CONSULT THEIR TAX ADVISORS CONCERNING THE FEDERAL (AND ANY STATE, LOCAL AND FOREIGN) TAX CONSEQUENCES OF THE MERGER IN THEIR PARTICULAR CIRCUMSTANCES.

TREATMENT OF COMPANY STOCK OPTIONS

    It is anticipated that, at the Effective Time, (x) each Company Stock Option (as defined under "THE MERGER--Effect on Stock and Employee Benefit Matters") granted under the Stock Plans (as defined under "THE MERGER--Effect on Stock and Employee Benefit Matters") outstanding immediately prior to the Effective Time, whether or not then exercisable, will be cancelled and (y) each holder of any such cancelled Company Stock Option having an exercise price of less than the Cash Price (which constitutes all outstanding Company Stock Options except for Company Stock Options to purchase an aggregate of 110,000 shares of Amphenol Common Stock at an exercise price of 26 5/8 per share) will receive, in consideration of such cancellation, a payment from the Company after the Merger (subject to any applicable withholding taxes) equal to the product of (1) the total number of shares of Amphenol Common Stock subject to such Company Stock Option and (2) the excess of the Cash Price over the exercise price per share of Amphenol Common Stock subject to such Company Stock Option, payable in cash as of or as soon as practicable after the Effective Time.

    It is anticipated that the Stock Plans will terminate as of the Effective Time, and that following the Effective Time, no current holder of a Company Stock Option nor any current participant in any Stock Plan will have any right thereunder to acquire equity securities of the Company. It is expected that certain of the Company's managers will receive new options to acquire shares of Amphenol Common Stock after the Merger. See "THE MERGER--Interests of Certain Persons in the Merger."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    Certain directors and executive officers of the Company may have interests, described herein, that present them with potential conflicts of interest in connection with the Merger. The Board of Directors is aware of the conflicts described below and considered them in addition to the other matters described under "THE MERGER--Recommendation of the Board of Directors; Reasons for the Merger."

    Pursuant to the Stockholders Agreement, the DeGeorge Stockholders have granted NXS an option (the "NXS Option") to purchase their respective Subject Shares under certain circumstances at $26.00 per share in cash (the "Exercise Price"), and NXS has granted the DeGeorge Stockholders an option (the "Stockholders Option") to sell to NXS at the Exercise Price their respective Subject Shares, if any, that are retained following the Merger as a result of proration, in each case, subject to the terms and conditions of the Stockholders Agreement. In addition, if NXS exercises the NXS Option following the termination of the Merger Agreement under certain circumstances and NXS or any of its affiliates receives any cash in respect of all or any portion of the Subject Shares in connection with a Third Party Business Combination (as defined below) during a period ending one year from the date the Merger Agreement is terminated, then the DeGeorge Stockholders will be entitled to a portion of such consideration, to the extent in excess of the Exercise Price. See "CERTAIN PROVISIONS OF THE STOCKHOLDERS AGREEMENT."

    Shares of Amphenol Common Stock held by officers and directors of Amphenol will be converted into the right to receive the same consideration as shares of Amphenol Common Stock held by other stockholders. Company Stock Options held by the officers and directors of Amphenol will be treated in the same manner as Company Stock Options held by other stockholders. In addition, it is expected that Messrs. Martin H. Loeffler, Edward G. Jepsen and Timothy F. Cohane, each of whom is an officer and director of the Company, will elect to retain all of their shares in the Merger. Messrs. Loeffler, Jepsen and Cohane have agreed in principle with Newco and NXS that they will retain 96,154 shares, 76,923 shares and 76,923 shares respectively, of Amphenol Common Stock. Accordingly, following the Merger, such persons may sell shares which they retain in excess of such amounts. While no decisions have been made concerning any such potential sale, NXS has indicated that it would be prepared to purchase any such excess shares. To the extent that the proration provisions of the Merger Agreement result in Messrs. Loeffler, Jepsen and Cohane retaining fewer shares than contemplated, the Company expects to provide such persons with an opportunity to buy shares in an amount necessary to result in such persons retaining the intended amounts and, in connection therewith, to eliminate for such persons the impact of any adverse tax consequences arising from such purchase. Messrs. Loeffler, Jepsen and Cohane will also be granted options to acquire an additional 336,538 shares, 230,769 shares and 230,769 shares, respectively, of Amphenol Common Stock following the Merger. It is also expected that approximately 555,000 shares will be available for sale, either directly or through grants of options, to other members of the Company's management. No decisions have been reached as to the identities of the persons who would participate in any such sale or grant or as to the terms thereof, other than that to the extent any such sale or grant occurs upon or shortly following the Merger, such sale will be at $26.00 per share and such options granted will be exercisable at $26.00 per share and, subject to certain exceptions, will vest over five years at 20% per year. The sale of any shares or grant of any options to be made in the future may be made at higher or lower prices and on such other terms as may be determined at the time. Messrs. Loeffler, Jepsen and Cohane, as well as other members of the Company's management receiving such shares and options, are expected to enter into agreements with the Company restricting transferability of the shares of Amphenol Common Stock held by such persons for up to five years after the Effective Time and setting forth, among other things, the limited circumstances in which such shares may be called by or put to the Company.

    Pursuant to the Merger Agreement, the Company has agreed for six years after the Effective Time to indemnify all present directors and officers of the Company and its subsidiaries and will, subject to certain limitations, maintain for six years a directors' and officers' insurance and indemnification policy containing terms and conditions which are not less advantageous than any such policy which may be in effect prior to the Effective Time. See "CERTAIN PROVISIONS OF THE MERGER AGREEMENT--Indemnification and Insurance."

TERMINATION OF THE MERGER AGREEMENT

    The Merger Agreement may be terminated at any time prior to the Effective
Time: (i) by mutual written consent of Newco and Amphenol; (ii) by either Newco or Amphenol (a) if any governmental entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger or the Debt Tender Offer, and such order, decree or ruling or other action shall have become final and nonappealable or (b) if the Merger shall not have been consummated on or before June 30, 1997 (other than due to the failure of the party seeking to terminate the Merger Agreement to perform its obligations under the Merger Agreement); (iii) by either Newco or the Company if the required approval of the stockholders of the Company shall not have been obtained at a duly held meeting of stockholders or at any adjournment thereof; (iv) by Newco, if the Company or the Company's Board of Directors shall have (A) withdrawn, modified or amended in any respect adverse to Newco its approval or recommendation of the Merger Agreement or any of the transactions contemplated therein, (B) failed as soon as practicable after the effectiveness of the Registration Statement to mail the Proxy Statement to its stockholders or failed to include in such statement such recommendation, (C) recommended any Transaction Proposal (as defined under "CERTAIN PROVISIONS OF THE MERGER AGREEMENT--No Solicitation of Transactions") from a person other than Newco or any of its affiliates, (D) resolved to do any of the foregoing or (E) in response to the commencement of any tender offer or exchange offer for more than 20% of the outstanding shares of Amphenol Common Stock, not recommended rejection of such tender offer or exchange offer; or (v) by the Company, if, pursuant to and in compliance with the Merger Agreement, the Board of Directors of the Company concludes in good faith, based on written advice from outside counsel, that in order to prevent the Board of Directors of the Company from breaching its fiduciary duties to the stockholders of the Company under the DGCL, the Board of Directors must not make or must withdraw or modify its recommendation to stockholders to approve the Merger Agreement, the Merger and the transactions contemplated thereby and the Board of Directors does not make or withdraws or modifies such recommendation. In the event of termination of the Merger Agreement under certain circumstances (generally requiring the existence of a competing third-party offer or transaction), the Company would be required to pay KKR $37.5 million plus out-of-pocket expenses (not to exceed $12.5 million). See "CERTAIN PROVISIONS OF THE MERGER AGREEMENT--Termination" and "--Expenses and Certain Required Payments."

THE STOCKHOLDERS AGREEMENT

    Pursuant to the Stockholders Agreement, the DeGeorge Stockholders, in their capacity as such, have agreed, among other things, to vote their respective Subject Shares, constituting an aggregate of approximately 30.2% of the outstanding shares of Amphenol Common Stock entitled to vote at the Special Meeting, in favor of the Merger and the adoption of the Merger Agreement. Subject to the terms and conditions of the Stockholders Agreement, the DeGeorge Stockholders have agreed to vote, and have appointed NXS and its officers, Michael Michelson and Marc Lipschultz, as their irrevocable proxies to vote, the Subject Shares in favor of the Merger and of certain related actions (together with the Merger, the "Merger Related Matters") and against certain other enumerated actions or agreements. Subject to the terms and conditions of the Stockholders Agreement, all of the DeGeorge Stockholders have agreed to elect to convert all of their Subject Shares into cash in the Merger, to refrain from soliciting or responding to certain inquiries or proposals regarding Amphenol, to refrain from engaging in certain competitive activities with Amphenol, to comply with certain restrictions upon the transfer of the Subject Shares, to waive any rights of appraisal available in the Merger and to take or refrain from taking certain other actions.

    If the Merger is consummated, (i) the DeGeorge Stockholders may exercise the Stockholders Option pursuant to the Stockholders Agreement to sell to NXS the Subject Shares and (ii) NXS may exercise the NXS Option to buy the Subject Shares, in each case during the period commencing upon the Effective Time and ending 30 days thereafter.

    If the Merger Agreement has been terminated (x) as described in paragraph
(c) or (d) under "CERTAIN PROVISIONS OF THE MERGER AGREEMENT--Termination" or
(y) in accordance with any of its other terms (other than a termination by the Company as a result of a failure to consummate the Merger on or before June 30,
1997) AND either of the following shall have occurred: (A) any Person (as defined under "CERTAIN PROVISIONS OF THE MERGER AGREEMENT--Expenses and Certain Required Payments"), other than Newco or any of its affiliates and other than any party to the Stockholders Agreement, shall have become the beneficial owner of more than 20% of the outstanding shares of Amphenol Common Stock; or (B) any Person (other than Newco or any of its affiliates) shall have made or proposed, communicated or disclosed in a manner which is or otherwise becomes public (including being known by stockholders of Amphenol owning of record or beneficially in the aggregate 5% or more of the outstanding shares of Amphenol Common Stock) a bona fide intention to make a Transaction Proposal (including by making such a Transaction Proposal), then NXS may exercise the NXS Option to purchase the Subject Shares during the period commencing on the date of such termination and ending on the date which is six months later.

    If the Merger Agreement is terminated in any of the circumstances described in the first sentence of the preceding paragraph, AND, upon or following any such termination, either (i) one or more of the DeGeorge Stockholders or (ii) NXS receives any cash or non-cash consideration (the party or parties referred to in clause (i) or (ii) that receives such consideration being herein referred to as the "Selling Party" and the other party or parties being referred to as the "Non-Selling Party" with respect to any particular transaction) in respect of all or any portion of the Subject Shares in connection with a Third Party Business Combination during the period commencing on January 23, 1997 and ending one year from the date the Merger Agreement is terminated, the Selling Party shall promptly pay over to the Non-Selling Party or its designee (x) one half of the excess, if any, of such consideration over (y) the product of $26.00 and the number of Subject Shares with respect to which such Selling Party received such consideration (the "Shared Amount"). The term "Third Party Business Combination" with respect to Amphenol means the occurrence of any of the following events:
(A) Amphenol or any subsidiary of Amphenol whose assets constitute 20% or more of Amphenol's consolidated assets is acquired by merger or otherwise by any person or group, other than Newco or any affiliate thereof (a "Third Party");
(B) Amphenol or any subsidiary of Amphenol enters into an agreement with a Third Party which contemplates the acquisition of 20% or more of the total assets of Amphenol and its subsidiaries, taken as a whole; (C) Amphenol or any of the DeGeorge Stockholders enter into a merger or other agreement with a Third Party which contemplates the acquisition of more than 20% of the outstanding shares of Amphenol Common Stock; or (D) a Third Party acquires more than 20% of the outstanding Amphenol Common Stock.

    Upon the Effective Time of the Merger or the date the Merger Agreement is terminated in accordance with its terms, whichever occurs first, the obligations of the DeGeorge Stockholders (i) to vote their shares as specified in the Stockholders Agreement, (ii) to refrain from soliciting or responding to certain inquiries or proposals regarding Amphenol and (iii) to comply with certain restrictions upon the transfer of the Subject Shares shall terminate in accordance with the Stockholders Agreement. If the Merger Agreement is terminated, the obligations of the DeGeorge Stockholders pursuant to the Stockholders Agreement to refrain from competing with Amphenol shall also terminate. Subject to the foregoing, the obligations of the parties to the Stockholders Agreement otherwise survive termination of the Merger Agreement. For a more detailed summary of the foregoing provisions and certain other provisions of the Stockholders Agreement, see "CERTAIN PROVISIONS OF THE STOCKHOLDERS AGREEMENT."

NEWCO, NXS AND THE PARTNERSHIP

    Newco, a Delaware corporation, and NXS, a Delaware limited liability company, each of which is currently a wholly owned subsidiary of the Partnership, were organized in connection with the Merger and have not carried on any activities to date other than those incident to their formation and the transactions contemplated by the Merger Agreement and the Stockholders Agreement, respectively. The Partnership is a Delaware limited partnership, the general partner of which is KKR Associates 1996 L.P., a Delaware limited partnership. The general partner of KKR Associates 1996 L.P. is KKR 1996 GP LLC, a Delaware limited liability company. The principal assets of the Partnership are currently its shares of Newco common stock and its interest in NXS. It is expected that prior to the Effective Time, one or more other partnerships organized at the direction of KKR may acquire interests in Newco and/or NXS (any such partnerships, together with the Partnership, hereinafter referred to as the "Partnerships"). The principal offices of Newco, NXS and the Partnership are located at 9 West 57th Street, New York, New York, 10019; telephone number (212) 750-8300. See "NEWCO, NXS AND THE PARTNERSHIP."

CONVERSION OF NEWCO STOCK

    As a result of the Merger, in connection with an equity contribution of approximately $341 million, the Partnerships will receive approximately 13.1 million shares of Amphenol Common Stock, which represent approximately 75% of the shares of Amphenol Common Stock expected to be outstanding immediately after the Merger (before taking into account the effect of any exercise of the NXS Option or the Stockholders Option, the exercise of either of which could result in the Partnerships owning, directly and indirectly, up to 82% of such shares, and before taking into account any purchase of shares from Messrs. Loeffler, Jepsen and Cohane, which could result in the Partnerships owning, indirectly, up to an additional 1.5% of such shares).

DISSENTING STOCKHOLDERS' RIGHTS

    Under Section 262 of the DGCL, a stockholder of the Company may dissent from the Merger and obtain payment for the fair value of his or her shares of Amphenol Common Stock. In order to dissent, (i) the dissenting stockholder must deliver to the Company, prior to the vote being taken on the Merger at the Special Meeting, written notice of his or her intent to demand payment for his or her shares of Amphenol Common Stock if the Merger is effected and (ii) the dissenting stockholder must not vote in favor of the Merger. See "DISSENTING STOCKHOLDERS' RIGHTS" and Annex IV.

RISK FACTORS

    Holders of Amphenol Common Stock should carefully consider the following factors related to the retention of Amphenol Common Stock in connection with their consideration of the Merger. As a result of the Merger (i) affiliates of KKR will have control of the Company, including the ability to elect directors,
(ii) there will be a substantial decrease in the number of shares of Amphenol Common Stock and a decrease in the liquidity of the Amphenol Common Stock and
(iii) the terms of the Merger Financings (as defined in "THE MERGER--Merger Financing") are expected to subject the Company to significant operating and financial restrictions and to substantially increase the leverage of the Company. The grant or sale by the Company of shares of Amphenol Common Stock or options to management to purchase Amphenol Common Stock will dilute the holdings of Amphenol stockholders. The risk of proration, as described in greater detail herein, may subject holders of Amphenol Common Stock to dividend treatment for tax purposes with respect to cash received in the Merger; the effects of proration may also result in stockholders receiving consideration which is different from the consideration specified in their respective elections. In addition, the Company's business entails certain risks relating to (i) the possibility of fluctuations in demand for the Company's coaxial cable products, particularly as a result of changes in the demand for such products in the cable television industry, (ii) the possibility that diminished military expenditures will adversely affect the Company's sales, (iii) competition, (iv) the possible adverse effect of foreign exchange rate fluctuations and other risks of conducting business abroad and (v) certain union organizing activities. See "RISK FACTORS" for a more detailed discussion of the above mentioned risk factors.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

    The following table sets forth selected historical consolidated financial data of the Company. The historical consolidated financial data for the three fiscal years ended December 31, 1996 have been derived from, and should be read in conjunction with, the audited consolidated financial statements of Amphenol and related notes thereto incorporated by reference herein. The historical consolidated financial data for the two fiscal years ended December 31, 1993 have been derived from audited consolidated financial statements of the Company which are not incorporated by reference herein. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                                                                                      YEAR ENDED DECEMBER 31,
                                                                  ---------------------------------------------------------------
                                                                     1996         1995         1994         1993         1992
                                                                  -----------  -----------  -----------  -----------  -----------

                                                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Net sales.....................................................   $ 776,221    $ 783,233    $ 692,651    $ 603,967    $ 457,677
  Cost of sales, excluding depreciation and amortization
    expense.....................................................     494,689      506,707      458,318      404,709      313,322
  Depreciation and amortization expense.........................      28,808       27,795       28,099       28,614       26,048
  Selling, general and administrative expense...................     114,746      114,041      102,183       89,386       75,107
                                                                  -----------  -----------  -----------  -----------  -----------
  Operating income..............................................     137,978      134,690      104,051       81,258       43,200
  Interest expense..............................................     (24,617)     (25,548)     (30,382)     (41,184)     (29,285)
  Non-recurring acquisition expense.............................      --           --           --           --           (4,130)
  Other income (expense), net...................................      (3,696)      (4,515)      (4,160)      (1,998)       1,582
                                                                  -----------  -----------  -----------  -----------  -----------
  Income before income taxes and extraordinary item.............     109,665      104,627       69,509       38,076       11,367
  Provision for income taxes....................................     (42,087)     (41,769)     (27,109)     (13,327)      (2,728)
                                                                  -----------  -----------  -----------  -----------  -----------
  Net income before extraordinary item..........................      67,578       62,858       42,400       24,749        8,639
  Extraordinary item (a)........................................      --           --           (4,087)      --           --
                                                                  -----------  -----------  -----------  -----------  -----------
  Net income....................................................   $  67,578    $  62,858    $  38,313    $  24,749    $   8,639
                                                                  -----------  -----------  -----------  -----------  -----------
                                                                  -----------  -----------  -----------  -----------  -----------
  Net income before extraordinary item per common and common
    equivalent share............................................   $    1.45    $    1.33    $     .91    $     .58    $     .26
  Extraordinary item per common and common equivalent share.....      --           --             (.09)      --           --
                                                                  -----------  -----------  -----------  -----------  -----------
  Net income per common and common equivalent share.............   $    1.45    $    1.33    $     .82    $     .58    $     .26
  Average common and common equivalent shares outstanding.......  46,649,541   47,304,180   46,611,759   42,821,091   32,983,315
OTHER DATA:
  EBITDA (b)....................................................   $ 166,061    $ 162,145    $ 131,209    $ 109,035    $  70,080
  EBITDA margin (c).............................................        21.4%        20.7%        18.9%        18.1%        15.3%
  Depreciation and amortization expense.........................   $  28,808    $  27,795    $  28,099    $  28,614    $  26,048
  Capital expenditures..........................................      20,374       20,381       10,936        5,988        6,695
  Ratio of earnings to fixed charges (d)........................       4.41x        4.14x        2.88x        1.83x        1.46x
  Cash flow provided by operations..............................   $  68,207    $  79,227    $  88,871    $  56,471    $  23,538
  Cash flow used by investing activities........................     (49,835)     (21,411)     (13,460)      (7,752)     (21,793)
  Cash flow used by financing activities........................     (26,416)     (50,370)     (73,714)     (51,039)      (3,779)

                                                                                        AS OF DECEMBER 31,
                                                                  ---------------------------------------------------------------
                                                                     1996         1995         1994         1993         1992
                                                                  -----------  -----------  -----------  -----------  -----------

                                                                                      (DOLLARS IN THOUSANDS)
  BALANCE SHEET DATA:
  Working capital...............................................   $ 136,864    $ 121,313    $  95,590    $  90,463    $ 151,544
  Total assets..................................................     710,662      689,924      677,055      691,277      766,397
  Total debt (e)................................................     227,243      197,865      248,176      391,839      488,069
  Shareholders' equity..........................................     360,548      344,085      278,640      173,292      149,688

------------------------------
(a) Represents an extraordinary charge related to the write-off of deferred debt issuance costs in conjunction with the prepayment of certain bank debt.
(b) "EBITDA" represents earnings before interest expense, other financing fees associated with program fees on sale of accounts receivable, interest income, income taxes, depreciation and amortization expense, and excludes minority interest. It is not intended to represent cash flow from operations as defined by generally accepted accounting principles and should not be used as an alternative to net income as an indicator of the Company's operating performance or to cash flow as a measure of liquidity. EBITDA is included in the Proxy Statement as it is a basis upon which the Company assesses its financial performance, and certain covenants in the Company's borrowing arrangements will be tied to similar measures. EBITDA and EBITDA margin, as presented, represent useful measures of assessing the Company's ongoing operating activities without the impact of financing activity and non-recurring charges. While EBITDA is frequently used as a measure of operations and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. EBITDA in fiscal 1992 excludes the effects of a non-recurring charge of $4.13 million associated with an acquisition.
(c) EBITDA margin represents EBITDA divided by net sales.
(d) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings before income taxes and extraordinary items, plus fixed charges. Fixed charges includes interest expenses on all indebtedness, other financing fees associated with program fees on sale of accounts receivable, amortization of deferred debt issuance costs, and one-third of rental expenses on operating leases, representing that portion of rental expense deemed by the Company to be attributable to interest.
(e) Total debt includes long-term debt and the current portion of long-term debt.

        SELECTED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

    The following Selected Pro Forma Consolidated Financial Statements have been derived by the application of pro forma adjustments to the Company's historical consolidated financial statements incorporated by reference herein. The pro forma consolidated statement of income for the period presented gives effect to the Merger and related transactions as if such transactions were consummated as of January 1, 1996 for the fiscal year ended December 31, 1996. The pro forma consolidated balance sheet gives effect to the Merger and related transactions as if such transactions had occurred as of December 31, 1996. The adjustments are described in the accompanying notes. The Selected Pro Forma Consolidated Financial Statements should not be considered indicative of actual results that would have been achieved had the Merger and related transactions been consummated on the date or for the periods indicated and do not purport to indicate balance sheet data or results of operations as of any future date or for any future period. The Selected Pro Forma Consolidated Financial Statements should be read in conjunction with the Company's historical financial statements and the notes thereto incorporated herein by reference. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

    The pro forma adjustments were applied to the respective historical consolidated financial statements to reflect and account for the Merger as a recapitalization. Accordingly, the historical basis of the Company's assets and liabilities has not been impacted by the transaction.

                      PRO FORMA CONSOLIDATED BALANCE SHEET
                            AS OF DECEMBER 31, 1996
                                  (UNAUDITED)

                                                                                         PRO FORMA          PRO
                                                                           HISTORICAL   ADJUSTMENTS        FORMA
                                                                           -----------  -----------      ---------
                                                                                    (DOLLARS IN MILLIONS)
                                                      ASSETS

Current Assets:
Cash and short-term cash investments.....................................   $     4.0    $    (1.0)(a)   $     3.0
Accounts receivable......................................................        64.9                         64.9
Inventories..............................................................       153.3                        153.3
Prepaid expenses and other assets........................................        11.6          9.8(b)         21.4
                                                                           -----------  -----------      ---------
  Total current assets...................................................       233.8          8.8           242.6
Land and depreciable assets, net.........................................       102.1                        102.1
Deferred debt issuance costs.............................................         3.7         (3.7)(c)        38.7
                                                                                              38.7(d)
Excess of cost over fair value of net assets acquired....................       346.6                        346.6
Other assets.............................................................        24.5                         24.5
                                                                           -----------  -----------      ---------
                                                                            $   710.7    $    43.8       $   754.5
                                                                           -----------  -----------      ---------
                                                                           -----------  -----------      ---------

                                       LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Current portion of long-term debt........................................   $     7.8    $    (7.8)(a)
Accounts payable.........................................................        49.5                    $    49.5
Other accrued expenses...................................................        39.7                         39.7
                                                                           -----------  -----------      ---------
  Total current liabilities..............................................        97.0         (7.8)           89.2
Long-term debt...........................................................       219.5       (211.2)(a)         8.3

Term Loan Facility.......................................................                    750.0(a)        750.0
Revolving Credit Facility................................................                     13.0(a)         13.0
Debt Securities..........................................................                    240.0(a)        240.0
Deferred taxes and other liabilities.....................................        18.7       --                18.7
Accrued pension and post employment benefit obligations..................        15.0       --                15.0
                                                                           -----------  -----------      ---------
  Total liabilities......................................................       350.2        784.0         1,134.2
Total shareholders' equity (deficit).....................................       360.5       (740.2)(e)      (379.7)
                                                                           -----------  -----------      ---------
                                                                            $   710.7    $    43.8       $   754.5
                                                                           -----------  -----------      ---------
                                                                           -----------  -----------      ---------

               See Notes to Pro Forma Consolidated Balance Sheet

                 NOTES TO PRO FORMA CONSOLIDATED BALANCE SHEET

    The pro forma financial data have been derived by the application of pro forma adjustments to the Company's historical financial statements as of the date noted. The Merger has been accounted for as a recapitalization which will have no impact on the historical basis of the Company's assets and liabilities. The pro forma financial data assumes that there are no dissenting shareholders to the Merger.

(a) The net effect of $1.0 million reflects the following:

                                                                               (DOLLARS IN
TOTAL SOURCES                                                                   MILLIONS)
-------------------------------------------------------------------------  -------------------
Term Loan Facility proceeds..............................................      $     750.0
Revolving Credit Facility proceeds.......................................             13.0
Debt Securities proceeds.................................................            240.0
Newco equity investment..................................................            341.0
                                                                                  --------
Total sources............................................................      $   1,344.0
                                                                                  --------
TOTAL USES
Payment of cash merger consideration.....................................      $   1,048.3
Refinancing of existing debt:
  Current maturities of long-term debt...................................              7.8
  Long-term debt.........................................................            211.2
Estimated debt retirement premium........................................             19.3
Options canceled.........................................................              2.4
Estimated transaction fees and expenses..................................             56.0
                                                                                  --------
Total uses...............................................................      $   1,345.0
                                                                                  --------
Net......................................................................      $      (1.0)
                                                                                  --------
                                                                                  --------

(b) The adjustment represents the tax benefit, at a 38.5% effective rate, of deductible expenses reflected in footnote (e) hereto.
(c) The adjustment reflects the write-off of deferred debt issuance costs associated with the 10.45% Senior Notes and 12.75% Senior Subordinated Notes being retired and the termination of the Existing Bank Credit Facility.
(d) The adjustment represents the portion of estimated transaction fees and expenses attributable to the Term Loan Facility, Revolving Credit Facility and Debt Securities, which will be recorded as deferred debt issuance costs and will be amortized over the life of the debt to be issued. Such estimated deferred debt issuance costs include estimated fees and expenses payable to banks, underwriters and related advisors.
(e) The adjustment represents the net change as a result of the Merger and related transactions:

                                                                               (DOLLARS IN
                                                                                MILLIONS)
                                                                           -------------------
Convert to cash 40.3 million shares of common stock......................      $  (1,048.3)
Issue 13.1 million shares of common stock................................            341.0
Transaction fees and expenses (1)........................................            (17.3)
Write-off of deferred debt issuance costs................................             (3.7)
Options canceled.........................................................             (2.4)
Estimated debt retirement premium........................................            (19.3)
Tax benefit of above expense adjustments at a 38.5% effective rate.......              9.8
                                                                                  --------
  Total..................................................................      $    (740.2)
                                                                                  --------
                                                                                  --------

------------------------

(1) Represents the portion of the total $56.0 million of estimated transaction fees and expenses (excluding $2.4 million of cash consideration related to the Company stock options to be cancelled in connection with the Merger) which will be recorded as an expense in connection with the Merger and related transactions; the remainder of such transaction fees and expenses are recorded in Note (d) above as deferred debt issuance costs. The expensed portion of estimated transaction fees and expenses are anticipated to consist of: (i) professional, advisory and investment banking fees and expenses, and (ii) miscellaneous fees and expenses such as printing and filing fees.

                   PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                  (UNAUDITED)

                                                                                               PRO FORMA        PRO
                                                                               HISTORICAL   ADJUSTMENTS(A)     FORMA
                                                                               -----------  ---------------  ---------
                                                                                (IN MILLIONS, EXCEPT PER SHARE DATA)
Net sales....................................................................   $   776.2                    $   776.2
Costs and expenses:
  Cost of sales, excluding depreciation and amortization.....................       494.7                        494.7
  Depreciation and amortization expense......................................        28.8                         28.8
  Selling, general and administration expense................................       114.7                        114.7
                                                                               -----------                   ---------
Operating income.............................................................       138.0                        138.0
Interest expense.............................................................       (24.6)     $   (71.0)(b)     (95.6)
Other expense, net...........................................................        (3.7)          (0.8)(c)      (4.5)
                                                                               -----------        ------     ---------
Income before income taxes...................................................       109.7          (71.8)         37.9
Provision for income taxes...................................................        42.1          (27.6)(d)      14.5
                                                                               -----------        ------     ---------
Net income...................................................................   $    67.6      $   (44.2)    $    23.4
                                                                               -----------        ------     ---------
                                                                               -----------        ------     ---------
Net income per share.........................................................   $    1.45                    $    1.34
                                                                               -----------                   ---------
                                                                               -----------                   ---------
Average common shares outstanding............................................       46.65                        17.52
                                                                               -----------                   ---------
                                                                               -----------                   ---------
Ratio of earnings to fixed charges (e).......................................        4.41x                        1.37x
                                                                               -----------                   ---------
                                                                               -----------                   ---------

------------------------

              NOTES TO PRO FORMA CONSOLIDATED STATEMENT OF INCOME

    The pro forma financial data have been derived by the application of pro forma adjustments to the Company's historical financial statements for the period noted. The Merger has been accounted for as a recapitalization which will have no impact on the historical basis of the Company's assets and liabilities. The pro forma financial data assumes that there are no dissenting shareholders to the Merger.

(a) As described in note (e) to the Pro Forma Consolidated Balance Sheet, the pro forma adjustments exclude (i) $2.4 million of compensation expense related to the Company stock options to be canceled in conjunction with the Merger, (ii) the write-off of $3.7 million of deferred debt issuance costs associated with the 10.45% Senior Notes and 12.75% Senior Subordinated Notes being retired and the termination of the existing bank credit facility,
    (iii) the estimated $19.3 million of premium on retirement of 10.45% Senior Notes and 12.75% Senior Subordinated Notes, (iv) $17.3 million of estimated transaction fees and expenses incurred in connection with the Merger and (v) $9.8 million of tax benefit of such expenses. Such amounts represent non-recurring expenses which the Company anticipates will be recorded in the Consolidated Statement of Income for the period including the Merger.

(b) The pro forma adjustments to interest expense reflect the following:

                                                                               (DOLLARS IN
                                                                                MILLIONS)
                                                                           -------------------
Interest expense on historical debt repaid in Merger.....................       $   (23.6)
Interest expense with respect to the Term Loan and revolving credit facilities and the Debt Securities at an assumed weighted average
 interest rate of 8.8%...................................................            88.6
Amortization of deferred debt issuance costs.............................             6.0
                                                                                   ------
Total adjustment.........................................................       $    71.0
                                                                                   ------
                                                                                   ------

    A 0.125% increase or decrease in the assumed weighted average interest rate would change the pro forma interest expense by $1.3 million. The pro forma net income would change by $0.8 million and the pro forma net income per share would change by $0.04.

    For the year ended December 31, 1996, each $1.0 million increase or decrease in the Term Loan, revolving credit facilities and Debt Securities would change pro forma interest expense by $0.09 million. The pro forma net income would change by $0.05 million and the pro forma net income per share would not change.

(c) The adjustment eliminates interest income on cash and short-term investments not expected to be received after the Merger and related transactions.

(d) The adjustment reflects the tax effect of the pro forma adjustments at a 38.5% effective income tax rate.

(e) For purposes of determining the pro forma ratio of earnings to fixed charges, earnings are defined as earnings before income taxes and extraordinary items, plus fixed charges. Fixed charges include interest expense on all indebtedness, other financing fees associated with program fees on sale of accounts receivable, amortization of deferred debt issuance costs, and one-third of rental expense on operating leases representing that portion of rental expense deemed by the Company to be attributable to interest.

                         PRICE OF AMPHENOL COMMON STOCK

    The Amphenol Common Stock is listed and traded on the NYSE under the symbol "APH." The following table shows, for the fiscal periods indicated, the high and low sale prices of a share of Amphenol Common Stock on the NYSE Composite Transactions Tape.

                                                                                   HIGH        LOW
                                                                                 ---------  ---------
FISCAL 1995
  First Quarter       (ended March 31, 1995)...................................  27 1/2     20
  Second Quarter      (ended June 30, 1995)....................................  30 3/8     23 3/4
  Third Quarter       (ended September 30, 1995)...............................  29 1/2     21 1/2
  Fourth Quarter      (ended December 31, 1995)................................  24 1/4     18 3/4

FISCAL 1996
  First Quarter       (ended March 31, 1996)                                     26         20 1/8
  Second Quarter      (ended June 30, 1996)....................................  27 5/8     19 7/8
  Third Quarter       (ended September 30, 1996)...............................  22 7/8     18 3/4
  Fourth Quarter      (ended December 31, 1996)................................  23         19

FISCAL 1997
  First Quarter       (ended March 31, 1997)...................................  26 1/8     21 1/2
  Second Quarter      (to April 9, 1997).......................................  25 1/4     24 5/8

    On January 22, 1997, the last trading day before public announcement of the execution of the Merger Agreement, the last sale price of Amphenol Common Stock on the NYSE Composite Transactions Tape was $23 1/8 per share.

    On April 9, 1997, the most recent practicable date prior to the printing of this Proxy Statement, the last sale price of Amphenol Common Stock as reported on the NYSE Composite Transactions Tape was $24 7/8 per share.

    Amphenol stockholders should obtain current market prices for Amphenol Common Stock.

    Since its initial public offering in 1991, the Company has not paid any cash dividends on Amphenol Common Stock and it does not have any present intention to commence payment of any cash dividends. The Company intends to retain earnings to provide funds for the operation and expansion of the Company's business and to repay outstanding indebtedness. The Company's debt agreements contain, and the agreements related to the Merger Financings are expected to contain, certain covenants restricting the payment of dividends on, or repurchases of, Amphenol Common Stock.

                                  RISK FACTORS

    Holders of Amphenol Common Stock should carefully consider the following factors related to the retention of Amphenol Common Stock in connection with their consideration of the Merger.

CONTROL BY KKR AFFILIATES

    Upon completion of the Merger, approximately 75% of the outstanding shares of Amphenol Common Stock will be held by the stockholders of Newco (before taking into account the effect of any exercise of the NXS Option or the Stockholders Option, the exercise of either of which could result in the stockholders of Newco owning, directly or indirectly, up to 82% of such shares, and before taking into account any purchase of shares from Messrs. Loeffler, Jepsen and Cohane, which could result in such stockholders of Newco owning, indirectly, up to an additional 1.5% of such shares). As of the date hereof the sole stockholder of Newco is the Partnership, of which KKR Associates 1996 L.P., a Delaware limited partnership, is the general partner. The sole general partner of KKR Associates 1996 L.P. is KKR 1996 GP LLC, a limited liability company organized under Delaware law. The members of KKR 1996 GP LLC are also the members of the limited liability company which is a general partner of KKR (and are expected to be the members of any limited liability company which would act as a general partner of a partnership organized at the direction of KKR to acquire interests in Newco and/or NXS). Accordingly, the members of KKR 1996 GP LLC will control the Company and have the power to elect all of its directors, appoint new management and approve any action requiring the approval of the holders of Amphenol Common Stock, including adopting certain amendments to the Company's certificate of incorporation and approving mergers or sales of all or substantially all of the Company's assets. The directors elected by the Partnership will have the authority to effect decisions affecting the capital structure of the Company, including the issuance of additional capital stock, the implementation of stock repurchase programs and the declaration of dividends. There can be no assurance that the capital policies of the Company in effect prior to the Merger will continue after the Merger.

    In addition, the existence of a controlling stockholder of Amphenol may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from seeking to acquire, a majority of the outstanding Amphenol Common Stock. A third party would be required to negotiate any such transaction with the Partnership and the interests of the Partnership may be different from the interests of other Amphenol stockholders.

LOSS OF LIQUIDITY

    Following the consummation of the Merger, there will be a substantial decrease in the number of shares of Amphenol Common Stock to be held by holders thereof other than the Partnerships, which is expected to result in a substantial decrease in the liquidity of Amphenol Common Stock. The Merger is not expected to cause the Amphenol Common Stock to be de-listed from the NYSE. However, it is anticipated that the volume of shares of Amphenol Common Stock traded following the Merger will be substantially smaller than the trading volume of Amphenol Common Stock prior to the Merger.

SUBSTANTIAL LEVERAGE; STOCKHOLDERS' DEFICIT; LIQUIDITY

    In connection with consummating the transactions contemplated by the Merger Agreement, the Company will enter into the Merger Financings to (i) fund payment of the cash consideration in the Merger, (ii) repay or repurchase certain indebtedness of the Company, (iii) pay the fees and expenses incurred in connection with the Merger and the Merger Financings and (iv) provide for working capital requirements. Although the definitive terms of the Merger Financings have not been finalized as of the date of this Proxy Statement, the Company expects that such terms will include significant operating and financial restrictions, such as limits on the Company's ability to incur indebtedness, create liens, sell assets, engage in mergers or consolidations, make investments and pay dividends.

    As of December 31, 1996, after giving pro forma effect to the Merger and the Merger Financings and the application of the net proceeds therefrom, the Company would have had (i) $1,011.3 million of consolidated indebtedness and (ii) as a result of the Merger, because the distribution to stockholders and all Merger-related expenses will be charged to stockholders' equity, $379.7 million of consolidated stockholders' deficit. Such level of consolidated indebtedness is substantially greater than the Company's pre-Merger indebtedness. Such high leverage may have important consequences for the Company including the following: (a) the Company's ability to obtain additional financing for future acquisitions (if any), working capital, capital expenditures or other purposes may be impaired or any such financing may not be on terms favorable to the Company; (b) a substantial portion of the Company's cash flow available from operations after satisfying certain liabilities arising in the ordinary course of business will be dedicated to the payment of principal and interest on its indebtedness, thereby reducing funds that would otherwise be available to the Company, including for future business opportunities; (c) a substantial decrease in net operating cash flows or an increase in expenses of the Company could make it difficult for the Company to meet its debt service requirements or force it to modify its operations; and (d) high leverage may place the Company at a competitive disadvantage and may make it vulnerable to a downturn in its business or the economy generally. See "THE MERGER--Merger Financings."

    In addition, the substantial leverage will have a negative effect on the Company's net income. Pro forma net income for the fiscal year ended December 31, 1996 would have been $23.4 million, as compared to $67.6 million for the same period on a historical basis, and pro forma interest expense for fiscal 1996 would have been $95.6 million, as compared to $24.6 million for the same period on a historical basis.

    After the Merger is consummated, the Company's principal sources of liquidity are expected to be cash flow from operations and borrowings under a revolving credit facility. It is anticipated that the Company's principal uses of liquidity will be to provide working capital, to meet debt service requirements and other liabilities arising in the ordinary course and to finance the Company's strategic plans. The revolving credit facility will be available for the Company's working capital needs and a portion thereof will be available for the issuance of letters of credit. A term loan facility will be drawn in full upon consummation of the Merger. See "THE MERGER--Merger Financings."

POTENTIAL DILUTION OF AMPHENOL STOCKHOLDERS

    Following the Merger, the Company intends to grant or sell, or grant options to purchase, additional shares of Amphenol Common Stock to members of the Company's management. Any such grant or sale, or exercise of any stock option, will dilute the holdings of Amphenol stockholders and also dilute the holdings of the Partnerships. See "THE MERGER--Interests of Certain Persons in the Merger."

NON-CASH ELECTION AND PRORATION INTO CASH--POSSIBLE DIVIDEND TREATMENT

    As described herein (subject to the Non-Cash Election Number), a stockholder may make a Non-Cash Election and thereby elect to retain shares of Amphenol Common Stock in the Merger. However, if the number of Electing Shares exceeds the Non-Cash Election Number, such electing stockholder may receive some cash for a portion of his or her Amphenol Common Stock as a result of the proration procedures described herein under "THE MERGER--Non-Cash Election." In such event, a stockholder may receive dividend treatment (rather than the generally more favorable capital gain treatment) for any cash received in the Merger as a result of such proration procedures. See "THE MERGER--Certain Federal Income Tax Consequences" for a more detailed discussion of the tax consequences of receiving cash. No such dividend treatment should be applicable in the event stockholders who do not elect to retain shares receive cash for their shares in the Merger or receive shares of Amphenol Common Stock as a result of proration.

CERTAIN PRORATION RISKS

    As described herein, the election of record holders of Amphenol Common Stock to retain Non-Cash Election Shares or to receive the Cash Price pursuant to the Merger is subject to the proration procedures of the Merger Agreement. Accordingly, if the Merger is consummated, stockholders will not necessarily receive the type of consideration specified in their respective elections.

FACTORS AFFECTING SALES TO THE CABLE TELEVISION INDUSTRY

    Demand for domestic coaxial cable television products has historically depended primarily upon capital spending cycles by cable operators for constructing, rebuilding, upgrading and maintaining their systems. Such capital spending is affected by a variety of factors, including general economic conditions, access by cable operators to financing, changes in governmental regulation of the cable television industry, competitive pressures and advances in technology. Beginning in late 1992, capital spending by the U.S. cable television industry increased from previously depressed levels as a result of generally better credit markets allowing the cable television industry to take advantage of technological developments for offering enhanced services and to address a perceived competitive challenge from regional Bell operating companies ("RBOC's"). Capital spending began to decrease in 1995 and continued to slow in 1996 as cable operators perceived a diminished immediate competitive threat from RBOC's, the unavailability of some technological advancements such as digital converters and cable modems, and the higher cost of capital due to the generally depressed equity values of cable operators. A number of multiple system operators ("MSOs") are highly leveraged entities with substantial indebtedness. There can be no assurance that the capital spending by cable operators will not be further reduced in the future, adversely affecting demand for the Company's cable products.

    The Company's sales of coaxial cable for the U.S. cable television market were $94.5 million, $115.4 million and $116.8 million for 1996, 1995 and 1994, respectively. The Company's sales declined in 1996 primarily because (i) certain RBOCs that began purchasing coaxial cable from the Company in 1994 and 1995 to install full service communications systems significantly slowed their purchases in 1996 in an effort to work down inventory levels and to reassess their plans with respect to building broadband communications systems and (ii) in the fall of 1996, Tele-Communications, Inc. ("TCI"), a major MSO, announced that it was slowing down its equipment spending for rebuilding and upgrading many of its cable television systems and that it would concentrate on developing compression technology to offer expanded digital channel capacity to such systems. The Company's sales to the RBOCs and TCI declined by a total of $18.4 million in 1996 compared to 1995.

    The Company's sales of coaxial cable products to international markets increased each year from 1989 through 1995 and will continue to be an important focus for the Company. In 1996, however, international sales of coaxial cable declined to $84.7 million from $122.9 million in 1995. While sales to any individual country may vary from year-to-year, the decline in 1996 was primarily because (i) a system operator for the major cities in Australia made the decision to change purchases of coaxial cable from the Company to a newly formed Australian joint venture between an international coaxial cable supplier and a local cable manufacturer and (ii) Taiwan is moving from an unregulated cable television environment to regulation through the awarding of franchises, which has slowed down the building of cable television systems. Sales to Australia and Taiwan declined by a total of $29.1 million in 1996 compared to 1995. U.S. cable television system designs are increasingly being employed in other countries where cable television penetration is currently low. However, there can be no assurance that international markets will continue to expand, or that growth and profitability in the Company's international sales will not be affected by political uncertainties, currency exchange rate fluctuations or variations in capital spending cycles in international markets.

    Technological developments which may impact the future designs of cable television systems are occurring rapidly in the communications industry. For example, under certain conditions, direct broadcast satellite services to consumers with satellite receiving dishes are being pursued, and certain cable distribution architectures that make greater use of fiber optic cable than current hybrid fiber optic/coaxial cable systems are being investigated. While the Company believes that for the foreseeable future cable system operators will continue to employ systems using a combination of fiber optic cable and high performance coaxial cable, any successful development, financing and implementation of alternative technologies may adversely affect demand for the Company's coaxial cable products.

EXPOSURE TO CHANGES IN MILITARY EXPENDITURES

    The Company is a major supplier of high performance environmental connectors for military applications. The U.S. defense budget has been declining in real terms since the mid-1980s, resulting in some delays in new program starts, program deferrals and program cancellations. Sales under contracts with the U.S. government or under contracts with subcontractors that identified the U.S. government as the ultimate purchaser represented approximately 8.0% of the Company's sales for the year ended December 31, 1996, compared to 7.1% for 1995 and 9.1% for 1994. Additionally, there are sales of the Company's products to the U.S. government through its distributors. The Company's participation across a broad spectrum of defense programs is such that the Company believes that no one military program accounted for more than 1% of 1996 net sales. A significant further decline in U.S. military expenditures might adversely affect the Company's sales. The Company believes, however, that to the extent a higher proportion of available defense budget funds will be allocated to improvements of existing defense systems, rather than to new program starts, the impact on the Company of declining military budgets would be mitigated because of its substantial incumbency in existing programs and its experience in system upgrades.

COMPETITION

    The Company encounters competition in substantially all areas of its business. The Company competes primarily on the basis of product quality, price, engineering, customer service and delivery time. Competitors include large, diversified companies, some of which have substantially greater assets and financial resources than the Company, as well as medium to smaller companies. In the area of coaxial cable for cable television, the Company believes that it and CommScope, a division of General Instrument Corporation, are the primary providers of such cable; however, CommScope is larger than the Company in this market. In addition, the Company faces competition from small companies that have concentrated their efforts in one or more areas of the coaxial cable market. There can be no assurance that additional competitors will not enter the Company's existing markets, nor can there be any assurance that the Company will be able to compete successfully against existing or new competition.

RISKS ASSOCIATED WITH FOREIGN OPERATIONS; EXCHANGE RATE FLUCTUATIONS.

    The Company's products are manufactured and assembled at facilities in the U.S., Canada, Mexico, Germany, France, the United Kingdom, the Czech Republic, Hong Kong, Taiwan, Japan, India and the People's Republic of China. Sales and expenses are frequently denominated in local currencies and are, therefore, subject to changes in currency exchange rates in relation to the U.S. dollar. There can be no assurance that measures taken by the Company to mitigate its exchange rate risk, including manufacturing and procuring its products in the same country or region in which products are sold and periodically engaging in hedging transactions such as forward exchange contracts, will eliminate or substantially reduce such risk.

    International manufacturing and sales are subject to inherent risks, including changes in local economic or political conditions, the imposition of currency exchange restrictions, unexpected changes in regulatory environments, potentially adverse tax consequences and the exchange rate risk discussed above. There can be no assurance that these factors will not have a material adverse impact on the Company's production capabilities or otherwise adversely affect the Company's business and operating results.

LABOR RELATIONS

    Approximately 2,300 of the Company's approximately 4,500 hourly employees were represented by labor unions as of December 31, 1996. Beginning October 21, 1995, the Company experienced a seven day work stoppage at its plant in Sidney, New York when approximately 1,000 hourly employees represented by the International Association of Machinists and Aerospace Workers rejected a Company proposal for a collective bargaining agreement and voted to strike upon the expiration of their then current contract. A new three-year contract was approved and the work stoppage ended on October 28, 1995. In 1996, the United Steelworkers International Union, AFL-CIO attempted to organize approximately 500 hourly employees at the Company's plant in Chatham, Virginia. The union organizing effort was defeated by a vote of the hourly employees. A Regional Director of the National Labor Relations Board subsequently found that unfair labor practices had been committed by the Company prior to the election and ordered that a new election be held. The Company's appeal of such finding and order was denied by the National Labor Relations Board on March 19, 1997. The Company expects that a new election will be held at the Chatham, Virginia plant prior to May 30, 1997. If the union is certified, the Company would be required to bargain in good faith with the union, and its operations at such facility could be subject to the risks associated with unionized employees generally, including the risk of work stoppages.

                                  THE COMPANY

    The Company is a leading designer, manufacturer and marketer of electrical, electronic and fiber optic connectors, interconnect systems and coaxial and flat-ribbon cable. The primary end markets for the Company's products are telephone, wireless and data communications systems; cable television systems; commercial and military aerospace electronics; automotive and mass transportation applications; and industrial factory automation equipment. For the year ended December 31, 1996, approximately 52% of the Company's net sales were to the worldwide communications market (including 23% for the cable television market), 26% were for commercial and military aerospace and other military electronics applications and 22% were for industrial, transportation and other applications. The Company focuses on optimizing its mix of higher margin application-specific products in its product offerings and has enhanced the cost controls in its operations. As a result of these initiatives, the Company's operating profit margin has increased from 13.5% in fiscal year 1993 to 17.8% in fiscal year 1996.

    The Company designs and manufactures connectors and interconnect systems, which are used primarily to conduct electrical and optical signals, for a wide range of sophisticated electronic applications. The Company believes, based primarily on published market research, that it is one of the largest connector manufacturers in the world and the leading supplier of high performance environmental connectors that require superior performance and reliability under conditions of stress and in hostile environments. Such conditions are frequently encountered in commercial and military aerospace applications and other demanding industrial applications such as natural resource exploration, medical instrumentation and off-road construction. In addition, the Company has developed a broad range of interconnect products to serve the rapidly growing markets of wireless communications including cellular and personal communications networks and fiber optic networks; electronic commerce including smart cards and electronic purse applications; and automotive safety products including airbags, pretensioner seatbelts and anti-lock braking systems. The Company is also one of the leaders in developing interconnect products for factory automation and machine tools and, in addition, develops interconnect products for mass transportation applications. The Company believes that the worldwide industry for interconnect products and systems is highly fragmented with over 1,000 producers of connectors worldwide, of which the 10 largest producers accounted for a combined market share of 36% in 1996. The Company estimates that the total sales for the industry were approximately $27 billion in 1996.

    The Company's Times Fiber subsidiary is the world's second largest producer of coaxial cable for the cable television market. The Company believes that Times Fiber is one of the lowest cost producers of coaxial cable for the cable television market, and that it is one of the technological leaders in increasing the bandwidth of coaxial cable products to accommodate increased channel capacity for full service cable television/telecommunication systems. In addition, the Company is beginning to supply the developing market for high bandwidth coaxial cable and related interconnect products used in full service cable television/telecommunication systems being installed by cable operators and telecommunication companies. The Company has also become a major supplier of coaxial cable to the emerging international cable television markets. The Company estimates that the total sales for the worldwide market for coaxial cable for cable television were approximately $800 million in 1996.

    The Company is a global manufacturer employing advanced manufacturing processes. The Company's products are manufactured and assembled at facilities in the U.S., Canada, Mexico, Germany, France, the United Kingdom, the Czech Republic, Hong Kong, Taiwan, Japan, India and the People's Republic of China. The Company's connector products are sold through its global sales force to thousands of original equipment manufacturers ("OEMs") in 52 countries throughout the world as well as through a global network of electronic distributors. The Company's coaxial cable products are primarily sold to cable television operators and to telecommunication companies who have entered the broadband communications market. In 1996, approximately 55% of the Company's net sales were in North America, 33% were in Europe and 12% were in Asia and other countries.

COMPETITIVE STRENGTHS

    - LEADER IN ATTRACTIVE MARKET SEGMENTS. The Company serves diverse markets within the connector industry such as the worldwide communications, aerospace and automotive markets and growing segments within these markets. For instance, the Company has a broad product offering of communications-related interconnect products such as sophisticated wavelength division multiplexers used in fiber optic networks, radio frequency connector products used in base stations and handheld sets in wireless communications, and interconnect acceptor devices used in smart card systems. The Company, in conjunction with a significant OEM customer, has also developed sophisticated interconnect coupler technology for advanced commercial aircraft flight control systems. In addition, the Company has pioneered the development of interconnect products for automotive safety systems such as airbags and pretensioner seatbelts and has been an innovator in the development of motion control connector products for factory automation. With respect to its coaxial cable products for cable television, the Company has been one of the technological leaders in expanding the bandwidth characteristics of coaxial cable so as to permit greater channel capacity for cable television systems.

    - CLOSE RELATIONSHIPS WITH OEMS. Due in part to its sixty year history in the connector business and reputation for innovative, high quality interconnection products, the Company has developed close relationships with many of its OEM customers in its various product segments. To this end, the Company has achieved preferred supplier designations from many OEMs, enabling the Company to work closely with these OEMs through product design teams and collaborative arrangements to design and manufacture application-specific products. The Company's key account managers enhance the Company's role as a supplier of application-specific products for OEMs by directing customer relationships on a global basis and bringing to bear the Company's global resources to satisfy the worldwide needs of the Company's multinational OEM customers.

    - GLOBAL PRESENCE. Approximately 49% of the Company's sales for fiscal year 1996 were outside of the United States. The Company has 31 manufacturing and assembly facilities on three continents and sales and distribution organizations and relationships in 52 countries throughout the world. The Company's global presence enables it to serve the expanding global needs and requirements of its existing multinational and international OEM customers and to position itself to develop new customer relationships with other multinational and international OEMs. The Company believes that having a local presence in foreign markets in which its OEM customers operate is an important factor in its ability to provide high quality products on a timely and efficient basis. Moreover, the Company attains important operational advantages by developing and sharing "best practices" across its vast international design and manufacturing network.

    - EXTENSIVE PRODUCT LINE. Through its advanced technological and design capabilities, the Company has developed an extensive line of interconnect products for its customers worldwide which resulted in sales of approximately 83,000 stock keeping units ("SKUs") in 1996. By offering a broad array of high quality products, the Company strives to provide highly-engineered, reliable and value-added solutions for all of its customers' interconnection needs. For example, based on Amphenol's position as the leading supplier in the high performance environmental connector market, the Company performed certain research and development for, and is now producing, a family of connectors comprising approximately 1,000 SKUs for use in the international space station program. The Company believes that the breadth of its product line combined with its global presence is an important competitive advantage in an environment in which many OEMs and other customers are reducing the size of their supplier bases.

    - BROAD CUSTOMER BASE. The Company's products are used in a wide variety of applications by numerous customers, none of whom accounted for more than 5% of the Company's sales in 1996 (except for sales under contract with the U.S. Government and its subcontractors, which accounted for 8% of 1996 sales). In 1996, the Company sold its products to approximately 11,500 customer locations worldwide. The Company's products are also sold to additional customer locations through 8 of the 10 largest U.S. electronics distributors, based on sales, which the Company believes is an important competitive advantage in effectively marketing its products. By servicing a broad array of customers in a variety of different industries and countries, the Company strives to develop opportunities to cross-market products and technologies.

BUSINESS STRATEGY

    The Company's strategic objective is to further enhance its position as a leading global designer and manufacturer of interconnect solutions and coaxial cable products. The Company seeks to achieve this objective by pursuing the following strategies:

    - INCREASE DEVELOPMENT OF APPLICATION-SPECIFIC PRODUCTS FOR OEMS. The Company intends to expand the scope and number of preferred supplier designations and application-specific assignments it has with OEM customers. The Company works closely with its network of OEM customers at the design stage to create and manufacture innovative connector solutions to meet its customers' specific interconnection needs. The Company's application-specific products designed and manufactured for OEMs in this manner generally have higher margins than the Company's other interconnection products and have been developed across all of the Company's product lines. In addition to developing further its relationship with these OEMs and providing a source of high margin sales, this product development strategy has a number of important ancillary benefits. For instance, once an application-specific product has been developed for a specific OEM customer, such new product often becomes widely accepted in the industry for similar applications and products manufactured by other potential customers, thereby providing additional sources of future revenue. For example, the Company developed an application-specific interconnect system for automotive safety devices for a European luxury automobile manufacturer that became broadly used by other European automobile manufacturers for standard car models.

    - EXPAND PRODUCTS LINES. The Company's current product lines encompass market segments comprising approximately 50% of the $27.0 billion connector industry. The Company continuously strives to expand its product lines in order to become a primary source supplier of interconnect solutions for many of its customers. By expanding its product lines, the Company intends to leverage its extensive customer relationships to cross-sell additional connector products. For example, in 1995, the Company developed and is now producing a broad line of radio frequency coaxial and fiber optic connectors for the cable television industry, which the Company markets to its large base of existing coaxial cable customers. Moreover, in an environment in which many OEMs and other customers are reducing the size of their supplier bases, the Company believes that the expansion of its product line will further solidify its importance to existing customers and enable the Company to effectively market products to new customers.

    - FOCUS ON RAPIDLY GROWING COMMUNICATIONS SEGMENT. The Company intends to capitalize on its advanced technological capabilities and products in the emerging and rapidly expanding communications segment of the connector industry, which has displayed strong growth in recent years in connection with the proliferation of wireless communications including cellular telephones and personal communication networks. For instance, the Company has developed a broad range of radio frequency connector products for the wireless communications market, and the Company's technology for smart card acceptor devices is used in many of the hand held cellular telephones in Europe and elsewhere. The Company also believes that many of the advanced technologies developed through its product development activity in the commercial and military aerospace segment provide it with a significant competitive advantages in the development of new commercial communications connector products. For example, by using the technological capabilities that it developed in designing filtered connectors for the aerospace segment, the Company was able to develop a line of filtered connectors for the commercial communications segment.

    - EXPAND GLOBAL PRESENCE. The Company intends to further expand its global manufacturing, sales and service operations to better serve its existing client base, penetrate developing markets and establish new customer relationships. As the Company's multinational OEM customers expand their international operations to take advantage of developing markets and the lower manufacturing and labor costs of such markets, the Company intends to similarly expand its international capabilities in order to provide just-in-time facilities near these customers. Such international expansion also enables the Company to further reduce its reliance on the U.S. economy and to take advantage of the lower manufacturing costs in certain countries. The Company has recently increased its presence in the Asia-Pacific region through the expansion of its sales force, the expansion of its manufacturing facilities in the People's Republic of China and the acquisition of 51% of Kai-Jack Industrial Co., Ltd. ("Kai-Jack"), one of the leading Taiwanese radio frequency connector manufacturers.

    - EXPAND INTERNATIONAL SALES OF COAXIAL CABLE. The Company believes that the relatively low penetration rate for cable television in countries outside of the United States provides significant opportunity for future growth in international sales of coaxial cable. For example, it is estimated that in 1996 only 25% of the television households in Western Europe, 14% of such households in Asia, and 11% of such households in Latin America subscribe to some form of multichannel television service as compared to an estimated subscription rate of 64% in the United States. Cable system developments are currently planned in a number of different countries, including large portions of Europe, Asia and Latin America. The Company believes that it is well positioned to take advantage of this opportunity because it is the second largest provider of coaxial cable for cable television in the world and because it has extensive relationships with many of the foreign and multinational MSOs planning system developments, including United International Holdings, Inc., Telewest Communication Plc, and Continental Cablevision, Inc.

    - PURSUE STRATEGIC ACQUISITIONS AND INVESTMENTS. The Company intends to continue to pursue strategic acquisitions that complement its existing business and further expand its product lines and technological capabilities. The interconnection industry is highly fragmented with over 1,000 producers of connectors worldwide, of which the 10 largest producers accounted for a combined market share of approximately 36% in 1996. The Company believes that the fragmented nature of the connector industry provides significant opportunities for future strategic acquisitions. Furthermore, the Company believes that it can improve the profitability of the acquired companies through economies of scale. The Company's recent acquisition of The Sine Companies, Inc. and Kai-Jack, which expanded the Company's capabilities in the factory automation and radio frequency segments, respectively, and, in the case of Kai-Jack, increased the Company's presence in the growing Asia-Pacific market, are examples of the type of synergistic acquisitions the Company plans to continue to pursue. The Company has no current plans to make any significant divestitures.

                              THE SPECIAL MEETING

MATTERS TO BE CONSIDERED

    At the Special Meeting, the stockholders of Amphenol will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement entered into between Newco, as of the date hereof a wholly owned subsidiary of the Partnership, and Amphenol, and the transactions contemplated thereby, including the Merger. If the Merger is approved by the stockholders of Amphenol, Newco will merge with and into Amphenol and approximately 40.3 million shares of Amphenol Common Stock currently held by Amphenol stockholders (representing approximately 90% of the presently issued and outstanding shares of Amphenol Common Stock) will be converted into cash. The remaining 4.4 million of presently issued and outstanding shares of Amphenol Common Stock will be retained by existing stockholders of Amphenol. These shares which are to be retained represent approximately 10% of shares of Amphenol Common Stock issued and outstanding prior to the Merger and will represent approximately 25% of the shares of Amphenol Common Stock expected to be issued and outstanding immediately after the Merger. If the Merger is approved, the common stock of Newco, all of which is owned on the date hereof by the Partnership, will be converted into approximately 13.1 million shares of Amphenol Common Stock, which will represent approximately 75% of Amphenol Common Stock expected to be issued and outstanding after the Merger. In addition, assuming that all stockholders elected to convert all of their shares into the right to receive the Cash Price, which would maximize the number of Subject Shares subject to the NXS Option and the Stockholders Option after the Merger, upon exercise of the NXS Option or the Stockholders Option pursuant to the Stockholders Agreement, the stockholders of Newco would own, indirectly, approximately 1.3 million additional shares of Amphenol Common Stock, resulting in the stockholders of Newco owning, directly or indirectly, a total of approximately 14.4 million shares of Amphenol Common Stock representing approximately 82% of the outstanding shares after the Merger (before taking into account any purchase of shares from Messrs. Loeffler, Jepsen and Cohane, which could result in the stockholders of Newco owning, indirectly, up to an additional 1.5% of such shares). See "THE MERGER--Conversion of Newco Stock" and "--Interest of Certain Persons in the Merger." In addition to the Merger Proposal, at the Special Meeting, the stockholders will be asked (i) to elect two directors to serve either until their terms expire at the 2000 Annual Meeting of stockholders or until their respective successors are duly elected or appointed (as the case may be) and qualified; provided, that if the Merger Proposal is approved and adopted by the Amphenol stockholders, the directors of Amphenol immediately after the Effective Time will be Martin H. Loeffler and the then current directors of Newco, (ii) to ratify the selection of Price Waterhouse LLP as independent auditors of the Company and (iii) to transact any other business properly brought at the Special Meeting. The Board of Directors of the Company is not presently aware of any such other business.

    Immediately after the Effective Time, there will be approximately 17.5 million shares of Amphenol Common Stock issued and outstanding. The Original Merger Agreement (including the principal exhibits thereto) and the Merger Agreement Amendment are attached to this Proxy Statement as Annex I. See "THE MERGER" and "CERTAIN PROVISIONS OF THE MERGER AGREEMENT." The Board of Directors of Amphenol has unanimously approved the Merger Agreement and recommends a vote FOR approval and adoption of the Merger Agreement and the Merger. The Board of Directors of Amphenol also recommends a vote FOR each of the proposed nominees for election to the Board of Directors and FOR approval of the Ratification of Auditors Proposal.

REQUIRED VOTES

    The approval of the Merger Proposal will require the affirmative vote of the stockholders of a majority of Amphenol Common Stock entitled to vote thereon. Pursuant to the Stockholders Agreement, the DeGeorge Stockholders, in their capacity as such, have agreed to vote all of the Subject Shares, during the term of the Stockholders Agreement, in favor of the Merger Proposal. The DeGeorge Stockholders owned, beneficially and/or of record, an aggregate of 13,487,453 shares of Amphenol Common Stock on January 23, 1997, the date of the Stockholders Agreement, and as of March 24, 1997, constituting approximately 30.2% of the outstanding shares of Amphenol Common Stock entitled to vote at the Special

Meeting. A copy of the Stockholders Agreement appears as Annex II to this Proxy Statement. See "CERTAIN PROVISIONS OF THE STOCKHOLDERS AGREEMENT."

    Directors will be elected by a plurality of the votes cast at the Special Meeting, provided a quorum is present. The approval of the Ratification of Auditors Proposal will require the affirmative vote of a majority of the shares of Amphenol Common Stock represented at the Special Meeting and entitled to vote, provided a quorum is present.

    As of March 24, 1997, directors and executive officers of the Company were beneficial owners of an aggregate of 11,920,227 shares (approximately 27%) of the outstanding shares of Amphenol Common Stock. The directors and executive officers of the Company have indicated that they intend to vote their shares of Amphenol Common Stock in favor of the Merger and the adoption of the Merger Agreement and the other proposals. As of March 24, 1997, the directors and executive officers and the DeGeorge Stockholders were beneficial owners of an aggregate of 14,044,762 shares (approximately 31%) of the outstanding shares of Amphenol Common Stock. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT."

VOTING AND REVOCATION OF PROXIES

    Shares of Amphenol Common Stock that are entitled to vote and are represented by a Proxy properly signed and received at or prior to the Special Meeting, unless subsequently properly revoked, will be voted in accordance with the instructions indicated thereon. If a Proxy is signed and returned without indicating any voting instructions, shares of Amphenol Common Stock represented by such Proxy will be voted FOR the Merger Proposal, FOR the election of all nominees for director of the Company and FOR the Ratification of Auditors Proposal. The Board of Directors is not currently aware of any business to be acted upon at the Special Meeting other than as described herein. If, however, other matters are properly brought before the Special Meeting or any adjournments or postponements thereof, the persons appointed as proxies will have the discretion to vote or act thereon in accordance with their best judgment, unless authority to do so is withheld in the Proxy. The persons appointed as proxies will not exercise their discretionary voting authority to vote any such Proxy in favor of any adjournments or postponements of the Special Meeting if instruction is given to vote against the approval of the Merger and the other proposals.

    Any Proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the shares represented by such Proxy are voted at the Special Meeting by (i) attending and voting in person at the Special Meeting, (ii) giving notice of revocation of the Proxy at the Special Meeting, or (iii) delivering to the Secretary of Amphenol (a) a written notice of revocation or (b) a duly executed Proxy relating to the same shares and matters to be considered at the Special Meeting, bearing a date later than the Proxy previously executed. Attendance at the Special Meeting will not in and of itself constitute a revocation of a Proxy. All written notices of revocation and other communications with respect to revocation of proxies should be addressed as follows: Amphenol Corporation, 358 Hall Avenue, Wallingford, Connecticut 06492
Attention: Secretary, and must be received before the taking of the votes at the Special Meeting.

RECORD DATE; STOCK ENTITLED TO VOTE; QUORUM

    Only holders of Amphenol Common Stock at the close of business on March 24, 1997 will be entitled to receive notice of and to vote at the Special Meeting. At the close of business on March 24, 1997, the Company had outstanding and entitled to vote 44,719,954 shares of Amphenol Common Stock. Shares of Amphenol Common Stock represented by Proxies which are marked "abstain" or which are not marked as to any particular matter or matters will be counted as shares present for purposes of determining the presence of a quorum on all matters. Proxies relating to "street name" shares that are voted by brokers will be counted as shares present for purposes of determining the presence of a quorum on all matters, but will not be treated as shares having voted at the Special Meeting as to any proposal as to which authority to vote is withheld by the broker.

    The presence, in person or by proxy, at the Special Meeting of the holders of at least a majority of the votes entitled to be cast at the Special Meeting is necessary to constitute a quorum for the transaction of business. Abstentions will be counted as present for the purposes of determining whether a quorum is present but will not be counted as votes cast in favor of the Merger Proposal. Because the vote on the Merger Proposal requires the approval of a majority of the votes entitled to be cast by the stockholders of the outstanding shares of Amphenol Common Stock, abstentions will have the same effect as a negative vote on this proposal.

DISSENTERS' RIGHTS

    Each stockholder of Amphenol Common Stock has a right to dissent from the Merger, and, if the Merger is consummated, to receive "fair value" for his or her shares in cash by complying with the provisions of Delaware law, including
Section 262 of the DGCL. The dissenting stockholder must deliver to the Company, prior to the vote being taken on the Merger at the Special Meeting, written notice of his or her intent to demand payment for his or her shares if the Merger is effected and must not vote in favor of the Merger. The full text of
Section 262 of the DGCL is attached as Annex IV hereto. See "DISSENTING STOCKHOLDERS' RIGHTS" for a further discussion of such rights and the legal consequences of voting shares of Amphenol Common Stock in favor of the Merger Proposal.

SOLICITATION OF PROXIES

    The Company will bear the cost of the solicitation of Proxies and the cost of printing and mailing this Proxy Statement. In addition to solicitation by mail, the directors, officers and employees of the Company may solicit Proxies from stockholders of the Company by telephone, telegram or by personal interview. Such directors, officers and employees will not be additionally compensated for any such solicitation but may be reimbursed for reasonable out-of-pocket expenses in connection therewith. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of shares held of record by such persons and the Company will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith. Mackenzie will assist in the solicitation of Proxies by the Company for an estimated fee of $6,000.00, plus reasonable out-of-pocket expenses.

    If you have any questions or require additional material, please call Mackenzie at (800) 322-2885 (toll-free) or (212) 929-5500 (collect).

    ONLY HOLDERS OF AMPHENOL COMMON STOCK WHO WISH TO MAKE A NON-CASH ELECTION ARE REQUIRED TO SEND STOCK CERTIFICATES WITH THEIR FORM OF ELECTION (AS DEFINED BELOW). HOLDERS OF AMPHENOL COMMON STOCK WHO DO NOT MAKE A NON-CASH ELECTION WILL RECEIVE, BY MAIL, LETTERS OF TRANSMITTAL WITH WHICH SUCH STOCK CERTIFICATES SHOULD BE RETURNED AFTER THE EFFECTIVE TIME. HOLDERS WHO DO NOT MAKE A NON-CASH ELECTION SHOULD THEREFORE NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS. SEE "THE MERGER--NON-CASH ELECTION" AND "--NON-CASH ELECTION PROCEDURE."

                                  PROPOSAL ONE
                                   THE MERGER

BACKGROUND OF THE MERGER

    Beginning in early 1996, the Company, acting principally through Lawrence J. DeGeorge, Chairman of the Board, began to consider alternative strategies designed to maximize stockholder value. In July 1996, the Board of Directors authorized the Company to implement a program to repurchase up to 2 million shares of Amphenol Common Stock. The Board increased this amount to 5 million shares in October 1996. Approximately 2.6 million shares were purchased by the Company in 1996. The Company also initiated various other efforts, including making inquiries of certain parties to determine their level of interest in possible business combinations with the Company, considering a possible recapitalization of the

Company to fund a repurchase of shares, or entering into an extraordinary transaction with a strategic or financial partner.

    In April 1996, the Company authorized two investment banking firms to discuss, on a preliminary and confidential basis, the possible combination of Amphenol with two publicly-held electronic components manufacturing companies. On April 19, 1996, Mr. DeGeorge met in New York with the chief executive officer of one of these companies. Discussions were not pursued with either of the companies primarily because the levels of consideration that each of the other companies indicated that they might be prepared to pay to holders of Amphenol Common Stock (consisting of stock of the respective companies) were, in Mr. DeGeorge's view, inadequate. In September and early October 1996, Lehman Brothers and Mr. DeGeorge had preliminary discussions with a major investment firm which owns a controlling interest in a third publicly-held connector and electronic components manufacturing company. These discussions were terminated by Mr. DeGeorge again primarily due to his view of the inadequacy of the price levels indicated by the other party.

    On October 1, 1996, the Company sent to a fourth publicly-held connector and electronic components manufacturing company a letter indicating Amphenol's high level of interest in pursuing a business combination with such company. Mr. DeGeorge had previously met with senior management of such company to discuss such a transaction. The letter stated Amphenol's belief that a combination would result in substantial benefits through operating synergies, a significantly larger market presence, and other factors. Amphenol received a formal response to this letter on October 7, 1996, stating that the other company had entered into a merger agreement with a third party and was not interested in pursuing a business combination with Amphenol.

    In early November 1996, the Company authorized Lehman Brothers to discuss with a major investment firm specializing in leveraged buyout transactions the possibility of the purchase by such firm of 50% of the Amphenol Common Stock held by the DeGeorge Stockholders, and the concurrent repurchase by the Company of a substantial amount of Amphenol Common Stock held by all other stockholders of the Company. In light of Mr. DeGeorge's view of the inadequacy of the valuations of the Company that had been made by the parties with whom the discussions mentioned above had been held, Mr. DeGeorge stated that he was prepared to remain as a substantial investor in the Company. In order to achieve liquidity for a portion of the investment of the DeGeorge Stockholders in Amphenol, and to accomplish the proposed share repurchase, Mr. DeGeorge was willing to explore working with a financial partner interested in making a significant minority investment in Amphenol. On November 14, 1996, Mr. DeGeorge, Edward G. Jepsen, the Company's chief financial officer, representatives of the Company's legal and financial advisors, and representatives of the investment firm met in New York to discuss the respective parties' management philosophies, possible transaction structures, and future due diligence investigation activities. Shortly thereafter, Mr. DeGeorge determined not to pursue additional discussions with the investment firm because the pricing levels indicated by such firm for the stock purchases were unacceptable.

    Also in November 1996, Mr. DeGeorge, Mr. Jepsen and counsel to Amphenol had several telephone discussions and meetings with Lehman Brothers and Merrill Lynch, respectively, concerning alternative capital markets transactions designed to effect a retirement of a substantial amount of Amphenol Common Stock through a recapitalization of the Company and the use of various structured financing products that would not involve any third party. Investigation of the legal, tax and financial complexities of these proposals continued through early December. Throughout 1996, Mr. DeGeorge kept the Board of Directors generally apprised of these activities and the others described above.

    On December 5, 1996, an initial meeting arranged by Lehman Brothers took place in New York among Mr. Michael W. Michelson and Mr. Marc S. Lipschultz of KKR, Mr. DeGeorge, Mr. Jepsen, and representatives of Lehman Brothers and the Company's counsel. Mr. DeGeorge discussed in general with the KKR representatives the prior efforts that had been undertaken to develop alternatives that could increase stockholder value. Mr. DeGeorge also repeated his desire to retain, with the other DeGeorge Stockholders, a significant investment in the Company while achieving some level of liquidity for his family and other Amphenol stockholders through a recapitalization transaction undertaken with an equal financial partner whose management philosophies and objectives were consistent with Amphenol's. Mr. Michelson indicated that KKR would promptly respond to Mr. DeGeorge's conceptual proposal, but that in the normal course KKR required a control position in the companies it invests in.

    On December 6, Mr. Michelson sent a letter to Mr. DeGeorge that contained a conceptual outline of a transaction structure whereby, after giving effect to such transaction, the DeGeorge Stockholders could retain up to 19% of the outstanding Amphenol Common Stock, and in such event KKR affiliates would own 62% and other stockholders would own 19% of the remaining equity. Mr. DeGeorge would be allowed to retain a seat on the Board of Directors so long as the DeGeorge Stockholders held 10% or more of the outstanding Amphenol Common Stock, but Mr. DeGeorge would have no role in the operations of the Company. Mr. Michelson proposed that KKR be allowed to commence a due diligence review of the Company the following week. Mr. DeGeorge called Mr. Michelson later that day to acknowledge receipt of the letter, and to propose a subsequent telephone conversation on the following Monday.

    On December 8, 1996, Mr. DeGeorge telephoned Mr. Michelson and authorized KKR to attend due diligence presentations at the Company's headquarters in Connecticut on December 11 and 12. Representatives of KKR attended these sessions and discussed the Company's business with various members of senior management, including Mr. DeGeorge, Mr. Jepsen and Martin H. Loeffler, Amphenol's President and Chief Executive Officer.

    On December 11, 1996, KKR signed a confidentiality and two-year standstill agreement (the "Confidentiality Agreement") with Amphenol. Pursuant to the standstill provisions of the Confidentiality Agreement, KKR agreed, among other things, that it would not acquire, directly or indirectly, any securities or property of the Company (subject to certain exceptions) unless the Board of Directors approved such acquisition.

    After signing the Confidentiality Agreement, during the course of KKR's review of the Company, the Company presented certain financial information regarding the Company to representatives of KKR. The information reviewed included estimates by the Company's management dated December 10, 1996 that the Company's sales, net income and earnings per share were expected to be $897,842,000, $77,802,000 and $1.74, respectively, for the fiscal year ended December 31, 1997 and $987,626,000, $98,403,000 and $2.20, respectively, for the fiscal year ended December 31, 1998 (the "Projections")(1).

------------------------
    1. THE COMPANY DOES NOT, AS A MATTER OF COURSE, PUBLICLY DISCLOSE PROJECTIONS AS TO FUTURE REVENUES, EARNINGS OR OTHER FINANCIAL INFORMATION. THE PROJECTIONS ARE DISCLOSED HEREIN BECAUSE THEY WERE DISCLOSED TO KKR, TOGETHER WITH CERTAIN OTHER PROJECTED FINANCIAL DATA, INCLUDING PROJECTIONS FOR 1999 AND 2000. DATA FOR 1999 AND 2000 HAVE NOT BEEN SUMMARIZED BECAUSE THE COMPANY BELIEVES THAT DATA PROJECTED AT TIMES SO FAR IN THE FUTURE ARE SO INHERENTLY MORE SPECULATIVE AS TO NOT BE MATERIAL. ACCORDINGLY, THE COMPANY BELIEVES THAT THE PROJECTIONS, TOGETHER WITH THE INFORMATION IN THIS FOOTNOTE AND AS SET FORTH UNDER "FORWARD LOOKING STATEMENTS", CONSTITUTE THE MATERIAL ITEMS OF THE PROJECTED FINANCIAL DATA PROVIDED TO KKR. STOCKHOLDERS SHOULD NOTE, HOWEVER, THAT THE PROJECTIONS ARE NOT INCLUDED IN THIS PROXY STATEMENT TO INDUCE ANY STOCKHOLDER TO VOTE FOR THE MERGER AND DO NOT REFLECT THE SIGNIFICANTLY ALTERED CAPITAL STRUCTURE EXPECTED TO RESULT FROM THE MERGER. AS A RESULT OF THE MERGER, THE COMPANY IS EXPECTED TO HAVE HIGHER INTEREST EXPENSE WHICH WOULD ADVERSELY AFFECT NET INCOME, AND THE PROJECTIONS ARE THEREFORE NOT INDICATIVE OF NET INCOME OR EARNINGS PER SHARE WHICH COULD BE EXPECTED FOLLOWING THE MERGER. THE PROJECTIONS WERE BASED UPON A VARIETY OF ASSUMPTIONS, INCLUDING THOSE RELATED TO THE ACHIEVEMENT OF STRATEGIC GOALS, OBJECTIVES AND TARGETS OVER THE APPLICABLE PERIODS. SUCH ASSUMPTIONS INVOLVE JUDGMENTS WITH RESPECT TO, AMONG OTHER THINGS, FUTURE ECONOMIC, COMPETITIVE AND REGULATORY CONDITIONS, FOREIGN CURRENCY EXCHANGE RATES, FINANCIAL MARKET CONDITIONS AND FUTURE BUSINESS DECISIONS, ALL OF WHICH ARE DIFFICULT OR IMPOSSIBLE TO PREDICT ACCURATELY AND MANY OF WHICH ARE BEYOND THE CONTROL OF THE COMPANY. THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE, USE IN THIS PROXY STATEMENT OR COMPLIANCE WITH PUBLISHED GUIDELINES OF THE COMMISSION, NOR WERE THEY PREPARED IN ACCORDANCE WITH THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS FOR PREPARATION AND PRESENTATION OF FINANCIAL PROJECTIONS. IN LIGHT OF THE UNCERTAINTIES INHERENT IN ANY PROJECTED DATA, STOCKHOLDERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE PROJECTIONS. SEE "FORWARD LOOKING STATEMENTS."

    At the conclusion of the due diligence presentation on December 12, Mr. Michelson informed Mr. DeGeorge that he would telephone Mr. DeGeorge on the following Monday, December 16, to provide additional refinements to the conceptual transaction proposal previously offered by KKR, and to discuss whether the parties should proceed to conduct additional due diligence and negotiations.

    On December 16, 1996, Mr. Michelson telephoned Mr. DeGeorge and advised him that he believed that KKR would be able to structure a proposal for a recapitalization transaction with Amphenol whereby as much as 93% of the outstanding Amphenol Common Stock would be retired for cash at a premium to market in a merger. He stated that KKR needed at least an additional month of intensive due diligence with the Company's management to develop such a proposal. On December 18, 1996 Mr. DeGeorge telephoned Mr. Michelson and informed him that, while certain aspects of the transaction structure remained to be worked out, there existed a sufficient basis to expect that a transaction might be agreed to and, therefore that Amphenol was willing to host additional due diligence sessions, which were scheduled for December 19 and 20.

    Also on December 18, a conference call took place among Mr. DeGeorge, Mr. Michelson, and representatives of the Company's and KKR's respective legal counsel to discuss certain aspects of the proposed transaction structure. In this discussion, KKR indicated that the support of the DeGeorge Stockholders, and their willingness to enter into a stockholders' agreement providing for an option on the part of KKR to purchase the shares of Amphenol Common Stock owned by them were fundamental conditions of KKR's willingness to proceed with a transaction. Mr. DeGeorge and Mr. Michelson agreed in principle to such an arrangement, but Mr. DeGeorge requested that a similar option on the part of the DeGeorge Stockholders to "put" any shares retained by them in the Merger to KKR be incorporated. Moreover, in addition to requesting a put option as consideration for any call option to be granted to KKR, Mr. DeGeorge stated that the put feature would be necessary given KKR's unwillingness, under the revised proposal, to allow Mr. DeGeorge to have a board seat or other input into management and operations of the Company even though the amount of retained shares potentially allocable to the DeGeorge Stockholders could be material to them and could constitute a significant percentage of the total shares outstanding after the Merger not owned by KKR. Additionally, the parties agreed that any profits on sales by either party of the Amphenol Common Stock subject to the prospective stockholders' agreement to a third party would be shared equally by the DeGeorge Stockholders and KKR.

    On December 19, 1996, a meeting of Amphenol's Board of Directors was held by telephone conference call. All members of the Board except Timothy F. Cohane participated. Mr. DeGeorge apprised the directors of the status of discussions with KKR, of the execution of the Confidentiality Agreement, of the principal features of the proposed transaction structure, and of the proposed schedule for further due diligence and preparation of documentation. The Board of Directors concluded that KKR should be permitted to continue its due diligence review of the Company in anticipation that KKR would make a formal proposal to the Company once its due diligence was completed. The Board also authorized the formal retention of a financial advisor to the Company and a separate investment banking firm to render an opinion on the fairness of any offer that might be made by KKR. Lehman Brothers was subsequently retained by the Company as its financial advisor under arrangements that provide for a payment by the Company of a fee of $4,000,000 if the Merger is consummated. As indicated above, Lehman Brothers had assisted the Company with respect to prior inquiries and discussions with third parties and other strategies for increasing shareholder value, but did not furnish any reports or opinions to the Company or make any presentations to the Board of Directors in connection with the Company's negotiations with KKR or otherwise in its role as financial advisor. For a description of the terms of the Company's retention of Merrill Lynch to render a fairness opinion in connection with the offer made by Newco, see "--Opinion of Merrill Lynch".

    Following the due diligence sessions on December 19 and 20, representatives of the Company and KKR were in regular contact to further advance the due diligence process and to negotiate other aspects of the proposed transaction. Additional presentations by Amphenol's management were made in New York on January 8, 9 and 10, 1997, to representatives of KKR and of financial institutions invited by KKR to consider providing a portion of the funds necessary to effectuate the recapitalization. On January 7, 1997, representatives of Merrill Lynch, which had been retained to render a fairness opinion to the Board of Directors, met with management representatives for the purpose of a due diligence review. Legal and accounting advisors to KKR also began due diligence activities. On January 13, an initial draft of the Original Merger Agreement was sent by KKR's counsel to Amphenol and its counsel. Negotiations concerning the terms of the Original Merger Agreement and the Stockholders Agreement subsequently commenced.

    Additional due diligence work by KKR and its legal and accounting advisors continued through Sunday, January 19, 1997. On January 20, 1997, a telephone conference call among Mr. DeGeorge, Mr. Michelson, and the respective counsel to KKR and Amphenol took place to address the principal remaining business issues concerning the Merger Agreement and the Stockholders Agreement. The parties extensively negotiated the provisions regarding termination events and termination fees that would be contained in the Original Merger Agreement. The final, agreed forms of these provisions reflect in part the view of the Company and its advisors that such arrangements should not preclude competitive proposals from other third parties from being made. KKR rejected any limitation on the DeGeorge Stockholders' commitment to vote their shares in favor of the transaction and insisted as a precondition to its willingness to proceed that its affiliate obtain an irrevocable proxy to vote the shares subject to the Stockholders Agreement. There was also a lengthy negotiation of the non-compete provisions in the Stockholders Agreement restricting the Stockholders from taking various actions following the Merger. See "CERTAIN PROVISIONS OF THE STOCKHOLDERS AGREEMENT."

    On January 22, 1997, a regularly-scheduled meeting of the Board of Directors took place. All directors were present. At the meeting, Mr. DeGeorge reviewed with the Board the basic features of the proposal he believed that KKR was prepared to make. Mr. DeGeorge stated that, as the Company's largest stockholders, holding collectively approximately 30% of the outstanding shares, the DeGeorge Stockholders believe that the KKR proposal would be attractive to all stockholders and, in the view of the DeGeorge Stockholders, represented the best value reasonably available to the Company in light of the other alternatives that had been investigated. Mr. Michelson, on behalf of KKR, then addressed the Board and delivered a letter to the Board formally proposing a recapitalization transaction that, among other things, would offer to stockholders the choice to elect $26 in cash per share of Amphenol Common Stock or to retain Amphenol Common Stock after the Merger, subject to proration. Mr. Michelson and representatives of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), KKR's financial advisor, then discussed the terms of the commitment letter and "highly confident" letter from the financial institutions contacted by KKR to provide the necessary financing to Amphenol for the recapitalization, and answered questions regarding the qualifications to and conditions of such commitments. Copies of the letters evidencing such commitments, and related term sheets, were distributed by KKR to the directors.

    Following the presentation by KKR, the Company's legal advisor reported to the Board that the parties had negotiated nearly final drafts of the agreements related to the KKR proposal. Such counsel reviewed the responsibilities of the Board in considering a transaction which would involve a change of control of the Company, and discussed the terms of the Original Merger Agreement and the Stockholders Agreement in depth with the Board. Copies of such draft agreements were distributed to the directors. The interests of certain members of management in the transaction, consisting principally of their expected investment in Amphenol Common Stock and receipt of stock options following the Merger, were also considered by the Board.

    Following this discussion, representatives of Merrill Lynch made a presentation to the Board concerning its analysis of the fairness of the terms of the offer made by Newco, and engaged in a lengthy and thorough discussion with the Board regarding its findings which are summarized below under "THE MERGER--Opinion of Merrill Lynch." At the conclusion of this discussion, Merrill Lynch stated that it would be prepared to deliver an opinion to the effect that the proposed consideration to be received by the holders of Amphenol Common Stock (other than KKR and its affiliates) in the Merger would be fair to such stockholders from a financial point of view. Following this presentation, the meeting was ended in order to allow all directors an opportunity to review the materials provided at the meeting.

    On January 23, 1997, the Board of Directors met by telephone conference call to discuss the documents which had been distributed for review and to consider resolutions related to the KKR proposal. All directors participated in the meeting, as did representatives of Merrill Lynch and the Company's legal advisor. The Board of Directors requested and received Merrill Lynch's opinion, which is set forth herein as Annex III, that the proposed consideration to be received by the stockholders (other than KKR and its affiliates) in the Merger is fair to such stockholders from a financial point of view. Resolutions were then unanimously adopted by (i) A. Henry Morgan and Dr. Marcia A. Savage, voting separately, and (ii) the entire Board of Directors, approving the Merger, the Original Merger Agreement and the Stockholders Agreement and resolving to recommend approval and adoption by the Company's stockholders of the Original Merger Agreement and the transactions contemplated thereby. At the suggestion of the Company's counsel, an additional and separate vote was taken by Mr. Morgan and Dr. Savage in order to provide assurance that the Merger Agreement and the Stockholders Agreement would have the benefit of provisions of the DGCL which prescribe optional procedures for consideration by the Board of Directors in cases where directors may be deemed to be "interested" (such as the directors of the Company other than Mr. Morgan and Dr. Savage) in the matters being decided by the Board by virtue of their management or stockholder positions. The meeting then adjourned.

    Immediately following the Board meeting, the Company and Newco entered into the Original Merger Agreement, and the DeGeorge Stockholders and NXS entered into the Stockholders Agreement. Later that day, the Company and KKR issued a joint press release announcing the proposed Merger.

    Subsequent to the execution of the Original Merger Agreement, the legal advisors to Newco contacted the legal advisors to the Company to discuss certain non-economic modifications to the Merger Agreement. In particular, the legal advisors discussed the Company's classified board of directors and the possibility that certain entities organized at the direction of KKR might also become stockholders of Newco. In light of the foregoing, a draft of the Merger Agreement Amendment was sent to the Company and Newco on March 28, 1997. On April 1, 1997, the Board of Directors of the Company acted by unanimous written consent to approve the Merger Agreement Amendment. On April 9, 1997, the Company and Newco executed and delivered the Merger Agreement Amendment. The Merger Agreement Amendment provides that at the Effective Time of the Merger, the Company's Restated Certificate of Incorporation shall be amended so as to read in its entirety in the form set forth as Exhibit A to the Merger Agreement Amendment, which modifies Exhibit A to the Original Merger Agreement to provide that the Company's board of directors following the Merger shall continue to be divided into three classes (each as nearly equal in number as possible), with the directors in each class serving staggered three-year terms, and that directors will continue to be removable only for cause. In addition, the Merger Agreement Amendment provides that an affirmative vote of the holders of at least 80% of the outstanding shares of Amphenol Common Stock will continue to be required to amend such provisions of the Amended and Restated Certificate of Incorporation. The Merger Agreement Amendment also provides that at the Closing, the stockholders of Newco could include, in addition to the Partnership, one or more other entities organized at the direction of KKR.

RECOMMENDATION OF THE BOARD OF DIRECTORS; REASONS FOR THE MERGER

    The Board of Directors has unanimously approved the Merger Agreement and has determined that the Merger is fair to and in the best interests of the Company and its stockholders and recommends that holders of Amphenol Common Stock vote FOR approval and adoption of the Merger Agreement. In the course of reaching its decision to approve the Merger Agreement and the Merger, the Board of Directors consulted with the Company's legal and financial advisors and considered a number of factors, including, among others, the following principal factors which were material to the Board's decision:

        (1) The opinion of Merrill Lynch delivered at the January 23, 1997 Board of Directors meeting to the effect that, as of such date, and based upon the assumptions made, matters considered and limits of review set forth in such opinion, the proposed consideration to be received by the holders of Amphenol Common Stock (other than KKR and its affiliates) in the Merger was fair to such stockholders from a financial point of view, and the presentation of Merrill Lynch at the January 22, 1997 Board meeting in connection with its opinion. See "THE MERGER--Opinion of Merrill Lynch."

        (2) The fact that Lawrence J. and Florence A. DeGeorge, who together with the other DeGeorge Stockholders hold approximately 30.2% of the outstanding shares of Amphenol Common Stock, indicated to the Board that they believe that KKR's proposal and the consideration to be received in the Merger were attractive and in the best interest of the Company and its stockholders.

        (3) The history of prior efforts to pursue alternatives for maximizing stockholder value, as described under "Background of the Merger," particularly the fact that, based upon the discussions described therein, none of such alternatives, even if successfully carried to completion, would have resulted in per-share cash consideration payable to the holders of Amphenol Common Stock as high as the consideration payable in the Merger.

        (4) The experience and high rate of success of KKR in structuring and closing transactions similar to the Merger; the strength and favorable terms of the financing commitments for the Merger arranged by KKR, including a fully underwritten commitment from Bankers Trust Company to provide up to $950 million of senior secured credit facilities and a "highly confident" letter from DLJ with respect to the marketing of the Debt Securities; and the lack of any direct obligations on the part of the Company to pay fees, reimburse expenses or make indemnity payments to such financial institutions if the Merger does not occur.

        (5) The fact that the Merger Agreement requires that the Merger be submitted to the stockholders of the Company for approval, which allows for an informed vote of stockholders on the merits of the transaction without requiring a tender of shares or other potentially coercive transaction structure; and the fact that the Merger Agreement provides that it may be terminated by the Company if such approval is not received.

        (6) The fact that the consideration to be received by stockholders of the Company in the Merger will consist, in the aggregate, of approximately 90% cash while still affording stockholders who wish to continue to participate in the ownership of the Company an opportunity to do so.

        (7) The fact that the stockholders of the Company will have the right to elect to receive cash or to retain Amphenol Common Stock (up to 4,400,000 shares in the aggregate), subject to proration, which right the Board believed would provide the possibility of some flexibility to any of the Company's stockholders who might desire to retain more Amphenol Common Stock after the Merger than would automatically be retained under a non-election based formula (subject to proration if the Company's stockholders elected to retain more than 4,400,000 shares). This election would also provide the possibility that the Company's stockholders who desire to receive more cash for their shares than would be provided under a non-election based formula would receive such additional cash if other stockholders ultimately elect to retain shares of Amphenol Common Stock.

        (8) The terms of KKR's proposal provide that the Merger is to be treated as a recapitalization for accounting purposes.

        (9) The fact that the interests of the DeGeorge Stockholders are aligned with those of the other stockholders of the Company in the event unsolicited offers from third parties (other than KKR) are received, and particularly the provisions of the Stockholders Agreement which specifically recognize the rights and obligations of Lawrence J. DeGeorge and Florence A. DeGeorge to continue to fulfill their fiduciary duties to the Company's stockholders and which do not disincentivize such directors from recommending any such unsolicited offers.

        (10) The other terms and conditions of the Merger Agreement, including
    (i) those relating to the fee of $37.5 million and expense reimbursements (for documented out of pocket expenses and fees incurred in connection with the Merger up to a maximum of $12.5 million) to KKR payable upon termination of the Agreement as a result of competing offers, the aggregate amount of which would not, in the Board's judgment, preclude a third party from making an offer that was materially more favorable to the Company's stockholders;
    (ii) those relating to the ability of the Board to consider unsolicited offers from third parties prior to the effectiveness of the Merger; and
    (iii) those relating to Newco's undertaking not to take any action for at least three years from the effectiveness of the Merger to cause the Amphenol Common Stock to be de-listed from the NYSE, subject to the qualifications described under "CERTAIN PROVISIONS OF THE MERGER AGREEMENT-- Certain Pre-closing Covenants."

    The foregoing discussion of the information and factors considered by the Board of Directors is not intended to be exhaustive but is believed to include all material factors considered by the Board of Directors. In view of the variety of factors considered in connection with its evaluation of the Merger, the Board of Directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weight to the specific factors considered in reaching its determination. In addition, individual members of the Board of Directors may have given different weights to different factors. In the course of its deliberations, the Board of Directors did not establish a range of values for the Company; however, based on the factors outlined above and on the presentation and opinion of Merrill Lynch, the Board of Directors determined that the Merger Agreement and the Merger are fair to, and in the best interest of the Company and its stockholders.

OPINION OF MERRILL LYNCH

    On January 23, 1997, Merrill Lynch delivered its written opinion (the "Merrill Lynch Opinion") to the Company's Board of Directors to the effect that, as of such date, and based upon the assumptions made, matters considered and limits of review set forth in such opinion, the proposed consideration to be received by the holders of Amphenol Common Stock (other than KKR and its affiliates) in the Merger was fair to such stockholders from a financial point of view.

    A COPY OF THE MERRILL LYNCH OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND CERTAIN LIMITATIONS ON THE SCOPE OF REVIEW UNDERTAKEN BY MERRILL LYNCH, IS ATTACHED AS ANNEX III TO THIS PROXY STATEMENT. COMPANY STOCKHOLDERS ARE URGED TO READ SUCH OPINION IN ITS ENTIRETY. THE MERRILL LYNCH OPINION WAS INTENDED FOR THE USE AND BENEFIT OF THE BOARD OF DIRECTORS OF THE COMPANY, WAS DIRECTED ONLY TO THE FAIRNESS OF THE PROPOSED CONSIDERATION TO BE RECEIVED BY THE HOLDERS OF AMPHENOL COMMON STOCK (OTHER THAN KKR AND ITS AFFILIATES) FROM A FINANCIAL POINT OF VIEW, AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE WITH RESPECT TO THE MERGER OR ANY TRANSACTION RELATED THERETO OR AS TO WHETHER ANY STOCKHOLDER SHOULD ELECT TO RECEIVE CASH OR TO RETAIN THE NON-CASH ELECTION SHARES. THE SUMMARY OF THE MERRILL LYNCH OPINION SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

    In arriving at the Merrill Lynch Opinion, Merrill Lynch, among other things,
(i) reviewed the Company's Annual Reports, Forms 10-K and related financial information for the five fiscal years ended December 31, 1995 and the Company's Forms 10-Q and the related unaudited financial information for the quarterly periods ending March 31, 1996, June 30, 1996 and September 30, 1996; (ii) reviewed certain information furnished to Merrill Lynch by the Company, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of the Company and information relating to certain pro forma effects on the Company's capital structure after giving effect to the Merger; (iii) conducted discussions with members of senior management of the Company and KKR concerning the Company's businesses and prospects and certain pro forma effects on the Company's capital structure after giving effect to the Merger; (iv) reviewed the historical market prices and trading activity for Amphenol Common Stock and compared them with that of certain publicly traded companies which Merrill Lynch deemed to be reasonably similar to the Company;
(v) compared the results of operations of the Company with that of certain companies which Merrill Lynch deemed to be reasonably similar to the Company;
(vi) compared the proposed financial terms of the transactions contemplated by the Merger Agreement with the financial terms of certain other mergers and acquisitions which Merrill Lynch deemed to be relevant; (vii) reviewed a draft of the Merger Agreement dated January 21, 1997; (viii) reviewed a draft of the Stockholders Agreement dated January 21, 1997; and (ix) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as Merrill Lynch deemed necessary, including Merrill Lynch's assessment of general economic, market and monetary conditions.

    In preparing the Merrill Lynch Opinion, Merrill Lynch relied on the accuracy and completeness of all information supplied or otherwise made available to Merrill Lynch by the Company and KKR, and Merrill Lynch did not independently verify such information or undertake an independent appraisal of the assets or liabilities of the Company. With respect to the financial forecasts furnished by the Company and information regarding certain pro forma effects on the Company's capital structure after giving effect to the Merger, Merrill Lynch assumed that they had been reasonably prepared and reflected the best currently available estimates and judgment of the Company's management as to the expected future financial performance of the Company and of KKR, as to such pro forma effects on the Company's capital structure, respectively. Merrill Lynch assumed that the final form of the Merger Agreement would not differ materially from the draft of the Merger Agreement dated January 21, 1997, reviewed by Merrill Lynch. The Merrill Lynch Opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of the Merrill Lynch Opinion. The Merrill Lynch Opinion did not address the merits of the underlying decision by the Company to engage in the Merger.

    In connection with the preparation of the Merrill Lynch Opinion, Merrill Lynch was not authorized by the Company or its Board of Directors to solicit, nor did Merrill Lynch solicit, third-party indications of interest for the acquisition of all or any part of the Company. In addition, Merrill Lynch expressed no opinion as to what the value of the Non-Cash Election Shares would be upon consummation of the Merger.

    The following is a summary of the material financial and comparative analyses performed by Merrill Lynch in arriving at the Merrill Lynch Opinion delivered to the Company's Board of Directors on January 23, 1997.

    STOCK PRICE STUDY. Merrill Lynch reviewed the per share daily closing market price movement of Amphenol Common Stock for the period beginning January 1, 1994 and ending January 17, 1997. Merrill Lynch compared (i) the daily closing market price performance of Amphenol Common Stock for the period beginning January 1, 1996 and ending January 17, 1997, and (ii) the weekly closing market price performance of Amphenol Common Stock for the period beginning January 1, 1994 and ending January 17, 1997, in each case to an index composed of the following cable equipment manufacturers: Antec Corporation, Belden, Inc., General Instrument Corporation, Oak Industries Inc. and Scientific Atlanta, Inc. (collectively, the "Cable Comparables"). This analysis showed that, during such periods, the Amphenol Common Stock underperformed the Cable Comparables and slightly outperformed the Cable Comparables, respectively. Merrill Lynch also compared (i) the daily closing market price performance of Amphenol Common Stock for the period beginning March 1, 1996 and ending January 17, 1997, and (ii) the weekly closing market price performance of Amphenol Common Stock for the period beginning

January 1, 1994 and ending January 17, 1997, in each case to an index composed of the following connector manufacturers: AMP Incorporated, Methode Electronics, Inc., Molex, Inc., Thomas & Betts Corp. and, for the period subsequent to its initial public offering on March 1, 1996, Berg Electronics, Inc. (collectively, the "Connector Comparables"). This analysis showed that the Amphenol Common Stock underperformed the Connector Comparables during both such periods. The Cable Comparables and the Connector Comparables were selected because they are manufacturing companies in lines of business similar to the Company.

    COMPARABLE COMPANY TRADING MULTIPLES ANALYSIS. Using publicly available earnings per share and growth rate estimates obtained from First Call Corporation ("First Call") and Institutional Brokers Estimate System ("IBES"), Merrill Lynch reviewed the ratios of (i) the quotients obtained by dividing the per share market price of the common stock of each Cable Comparable and Connector Comparable by the projected 1997 earnings per share for such companies (the "Market Price/Projected 1997 Earnings Ratio"), to (ii) the projected five-year earnings per share growth rates plus dividend yields for such companies (the "Estimated EPS Growth Plus Dividend Yield"), and compared such ratios to the corresponding ratio implied by Amphenol Common Stock using projected earnings for the Company obtained from First Call and IBES. This analysis showed that (i) the Market Price/Projected 1997 Earnings Ratio of the Amphenol Common Stock was below the mean of such ratios for the Cable Comparables and the mean of such ratios for the Connector Comparables and (ii) the Estimated EPS Growth Plus Dividend Yield of the Amphenol Common Stock was below the mean of such estimates for the Cable Comparables and slightly above the mean of such estimates for the Connector Comparables.

    COMPARABLE ACQUISITION TRANSACTIONS ANALYSIS. Using publicly available information, Merrill Lynch reviewed (i) thirteen transactions since February 29, 1988 that have closed or are still pending involving the acquisition of cable equipment companies (the "Comparable Cable Acquisition Transactions") and (ii) twelve transactions closed since September 29, 1989 involving the acquisition of connector/passive components and electrical/electronic equipment companies (the "Comparable Connector Acquisition Transactions"), in each case to derive estimated per share valuations for Amphenol Common Stock. The Comparable Cable Acquisition Transactions and the date each transaction closed are as follows: leveraged buyout of Essex Group, Inc. (February 1988); Draka Holding B.V./BIW Cable Systems, Inc. (April 1988); The Penn Central Corporation/Capital Wire and Cable Corporation (June 1988); BICC PLC/Brintec Corporation (May 1989); LPL Acquisition Group/LPL Technologies Inc. (May 1990); Forstmann Little & Co./General Instrument Corporation (July 1990); BICC PLC/North American Electric Cable Operators (June 1992); Amphenol Corporation/LPL Technologies Inc. (December 1992); The Alpine Group, Inc./ Superior Teletec Inc. (November 1993); Wassall PLC/General Cable Corporation (May 1994); Belden, Inc./Pope Cable & Wire B.V. (April 1995); Kuhlman Corporation/Communication Cable, Inc. (February
1996); Antec Corporation/TSX Corp. (pending). The Comparable Connector Acquisition Transactions and the date each transaction closed are as follows:
Eagle Industries Inc./Amerace Corporation (September 1989); Kyocera Corporation/AVX Corporation (January 1990); Citicorp Venture Capital, Ltd./KEMET Electronics Corporation (Union Carbide) (December 1990); Augat Inc./National Industries, Inc. (August 1991); Vishay Intertechnology, Inc./Sprague Technologies, Inc. (February 1992); Bain Capital Inc./ Oak Industries Inc./Gilbert Engineering (December 1992); Hicks, Muse, Tate & Furst Inc./Berg Electronics, Inc. (February 1993); Berg Electronics Holdings Corporation/AT&T Connector Business (May 1994); Vishay Intertechnology/Vitramon, Inc. (July
1994); AMP Incorporated/M/A-COM, Inc. (June 1995); Thomas & Betts Corp./Amerace Corporation (January 1996); Thomas & Betts Corp./Augat Inc. (December 1996).

    With respect to each of the Comparable Cable Acquisition Transactions and the Comparable Connector Acquisition Transactions, Merrill Lynch compared (i) the equity value as a multiple of then publicly available latest twelve months ("LTM") net income available to common stock (the "Net Income Multiple") and
(ii) the transaction value (defined as the equity value plus the liquidation value of preferred stock, the principal amount of debt and minority interest less cash, marketable securities and proceeds from the exercise of options) as a multiple of then publicly available LTM earnings before interest, taxes, depreciation and amortization ("EBITDA") (the "EBITDA Multiple"). For the Comparable Cable Acquisition Transactions, the maximum, mean, median and minimum multiple ranges for the Net Income Multiple and the EBITDA Multiple were 23.5x, 13.6x, 12.0x and 8.6x, and 10.1x, 6.7x, 5.8x and 5.3x, respectively. For the Comparable Connector Acquisition Transactions, the maximum, mean, median and minimum multiple ranges for the Net Income Multiple and the EBITDA Multiple were 20.5x, 13.8x, 14.6x and 5.6x, and 8.4x, 6.2x, 6.3x and 3.8x, respectively.

    Utilizing this methodology, Merrill Lynch derived estimated per share valuations for Amphenol Common Stock ranging from approximately $21.25 to $27.25.

    DISCOUNTED CASH FLOW ANALYSIS. Merrill Lynch performed a discounted cash flow ("DCF") analysis for the Company's Times Fiber cable and connector segments using management projections for the years 1997 through 2000 and fiscal year 2001 projections extrapolated therefrom based upon research analysts' projected five-year earnings per share growth rate for the Company (the "Management Case"), as well as two alternative cases, and derived estimated consolidated per share valuation ranges for Amphenol Common Stock. Alternative case one ("Case 1") and alternative case two ("Case 2") assumed consolidated five-year compound annual growth rates in sales and earnings per share that were lower than the Management Case by 3.5% and 4.0%, respectively, in Case 1, and 5.0% and 5.5%, respectively, in Case 2. In addition, Case 1 and Case 2 assumed earnings before interest and taxes ("EBIT") margins for the Times Fiber cable segment and connector segment for the five-year period from 1997 to 2001 that were slightly lower than the corresponding EBIT margins in the Management Case. The DCF was calculated assuming discount rates ranging from 12% to 14% for the Company's Times Fiber cable segment and from 11% to 13% for the Company's connector segment, and was comprised of the sum of the net present value of (i) the projected unlevered free cash flow for the years 1997 through 2001 and (ii) the year 2001 terminal value based upon a range of multiples of 7.0x to 8.5x projected EBITDA for the Company's Times Fiber cable segment and 7.0x to 9.0x projected EBITDA for the Company's connector segment.

    Utilizing this methodology, Merrill Lynch derived estimated consolidated per share valuations for Amphenol Common Stock ranging from approximately $25.00 to $31.00 for the Management Case, $21.50 to $26.50 for Case 1 and $20.00 to $25.00 for Case 2.

    LEVERAGED RECAPITALIZATION ANALYSIS. Merrill Lynch performed a leveraged recapitalization analysis for the Company's Times Fiber cable and connector segments after giving effect to the Merger, using management projections for the years 1997 through 2000, KKR's assumed capitalization structure for the Company, and the assumption that the public stockholders of the Company would own, on a fully diluted basis, approximately 16.6% of Amphenol Common Stock immediately following the Merger. This analysis was performed assuming a discount rate of 21% to consolidated earnings for the Company and a range of hypothetical multiples of projected current fiscal year earnings per share of 10.0x to 16.0x for the Management Case and Case 1 and 13.0x to 16.0x for Case 2. Utilizing this methodology, Merrill Lynch estimated consolidated per share valuations for Amphenol Common Stock after giving effect to the Merger which, when added to the aggregate cash portion of the consideration to be paid in the Merger, resulted in per share valuations of KKR's offer ranging from approximately $25.28 to $27.04 for the Management Case, $24.85 to $25.99 for Case 1 and $25.19 to $25.64 for Case 2.

    The summary set forth above does not purport to be a complete description of the analyses performed by Merrill Lynch, although it is a summary of the material financial and comparative analyses performed by Merrill Lynch in arriving at the Merrill Lynch Opinion. Arriving at a fairness opinion is a complex process not necessarily susceptible to partial analysis or summary description. Merrill Lynch believes that its analysis must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all such factors and analyses, could create a misleading view of the processes underlying its opinion. Merrill Lynch did not assign relative weights to any of its analyses in preparing its opinion. The matters considered by Merrill Lynch in its analyses were based on numerous macroeconomic, operating and financial assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the Company's control and involve the application of complex methodologies and educated judgment. Any estimates incorporated in the analyses performed by Merrill Lynch are not necessarily indicative of actual past or future results or values, which may be significantly more or less favorable than such estimates. Estimated values do not purport to be appraisals and do not necessarily reflect the prices at which businesses or companies may be sold in the future, and such estimates are inherently subject to uncertainty. No public company utilized as a comparison is identical to the Company, and none of the Comparable Cable Acquisition Transactions, Comparable Connector Acquisition Transactions or other business combinations utilized as a comparison is identical to the proposed Merger. Accordingly, an analysis of publicly traded comparable companies and comparable business combinations is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies or company to which they are being compared.

    Pursuant to a letter agreement dated January 2, 1997, the Company has agreed to pay Merrill Lynch (i) a fee of $100,000 payable on January 2, 1997, (ii) an additional fee of $150,000 payable on the first date the Company makes a public disclosure of the contents of the Merrill Lynch Opinion, but in no event later than the date that this Proxy Statement is mailed to the Company's stockholders and (iii) an additional fee of $1,750,000 payable upon the closing of the Merger, against which the fees described in clauses (i) and (ii) above will be credited. In addition, the Company has agreed to reimburse Merrill Lynch for its reasonable expenses (including the reasonable fees and disbursements of its legal counsel) and to indemnify Merrill Lynch and certain related parties from and against certain liabilities, including liabilities under the federal securities laws, arising out of its engagement.

    Merrill Lynch has, in the past, provided financial advisory and financing services to the Company and has received fees for rendering such services. Merrill Lynch has, in the past, also provided financial advisory and financing services to KKR and certain of its affiliates and portfolio companies and has received fees for rendering such services.

MERGER CONSIDERATION

    AMPHENOL COMMON STOCK.

    Subject to certain provisions as described herein with respect to shares of Amphenol Common Stock owned by the Company, any subsidiary of the Company, the Partnership, Newco or any subsidiary of the Partnership, and with respect to fractional shares and Dissenting Shares, and subject to the effects of proration as described herein, (i) each issued and outstanding share of Amphenol Common Stock (other than Electing Shares as defined below) will be converted into the right to receive in cash from the Company following the Merger an amount equal to $26.00 (the "Cash Price") and (ii) each issued and outstanding share of Amphenol Common Stock with respect to which an election to retain Amphenol Common Stock has been made and not revoked or lost in accordance with the Merger Agreement (an "Electing Share") will be converted into the right to retain one fully paid and nonassessable share of Amphenol Common Stock (a "Non-Cash Election Share"); provided, that the aggregate number of shares of Amphenol Common Stock to be converted into the right to retain Amphenol Common Stock at the Effective Time shall be equal to 4,400,000 (the "Non-Cash Election Number"). With respect to certain risks related to the retention of Amphenol Common Stock, see "RISK FACTORS" above.

    The Merger contemplates that approximately 90% of the presently issued and outstanding shares of Amphenol Common Stock will be converted into cash and that approximately 10% of such shares will be retained by existing stockholders. Because 25% (or 4,400,000) of the shares outstanding after the Merger must be retained by stockholders (the "Non-Cash Election Requirement"), stockholders who do not elect to retain any shares of Amphenol Common Stock may, due to proration, be required to retain shares of Amphenol Common Stock, and stockholders who do elect to retain such shares may be prorated into some portion of cash, in each case as set forth in the Merger Agreement and described herein. See "RISK FACTORS--Certain Proration Risks."

    As set forth in greater detail below, stockholders who elect to retain shares of Amphenol Common Stock or to convert such shares into the right to receive the Cash Price may experience a range of actual outcomes based upon the actions taken by other stockholders. For example, a stockholder holding 100 shares and electing to retain all of them will receive from 10 to 100 shares, depending upon the actions of other stockholders. A stockholder holding 100 shares and electing to convert all of them into the right to receive the Cash Price with respect thereto will receive the Cash Price for from 90 to 100 of such shares and will receive from 0 to 10 shares, depending on the actions of other stockholders. The following examples further illustrate the potential effects of proration. All fractional shares are subject to payment of cash instead of issuing fractional shares, and to simplify the following examples, the impact of fractional shares has been excluded.

    A. HOLDER A OWNS 100 SHARES AND DOES NOT ELECT TO RETAIN ANY SHARES.

        1. If other stockholders elect to retain 4,400,000 or more shares in the aggregate, then Holder A will receive $2,600 in cash (100 shares at $26.00 per share). This is because other stockholders have satisfied the Non-Cash Election Requirement.

        2. If stockholders elect to retain fewer than 4,400,000 shares in the aggregate, then Holder A will not be able to receive all cash for its 100 shares and will be required to retain some shares. This is because the Non-Cash Election Requirement has not been met and thus each stockholder must retain a small number of shares in order to increase the number of retained shares to 4,400,000 and thus meet the Non-Cash Election Requirement. However, even in the case of maximum proration (i.e. no stockholder elects to retain shares and no stockholder exercises dissenters' rights), Holder A will still be assured of receiving at least $2,340 in cash (90 shares at $26.00 per share) and will retain 10 shares of Amphenol Common Stock.

    B. HOLDER B OWNS 100 SHARES AND ELECTS TO RETAIN ALL ITS SHARES.

        1. If the stockholders (including Holder B) elect to retain more than 4,400,000 shares, then Holder B will not be able to retain all its shares and will be required to receive some cash. This is because the number of Electing Shares has exceeded 4,400,000 and thus the number of shares which may be retained must be reduced in order to meet the Non-Cash Election Requirement. For example, if stockholders elected to retain 5,000,000 shares in the aggregate, then each holder, including Holder B, would be able to retain only 88% of its shares in order to reduce the number of retained shares to 4,400,000 and thus meet the Non-Cash Election Requirement. Therefore, Holder B would be able to retain only 88 shares (or 88% of its 100 shares) and would receive $312 in cash (12 shares at $26.00 per share). In the case of maximum proration (i.e. all stockholders elect to retain their shares), Holder B would be able to retain only 10 shares (or 10%) and would receive $2,340 in cash (or 90%).

        2. If the stockholders (including Holder B) elect to retain 4,400,000 or fewer shares in the aggregate, then Holder B will be able to retain all 100 of its shares. This is because in this situation Amphenol will accept all shares elected to be retained in order to reach the Non-Cash Election Number. As described in example A.2. above, if fewer than 4,400,000 shares are elected to be retained, non-electing stockholders will then be prorated into shares in order to reach the Non-Cash Election Number.

    C. HOLDER C OWNS 100 SHARES AND ELECTS TO RETAIN SOME BUT NOT ALL ITS SHARES (THIS EXAMPLE HAS ASSUMED AN ELECTION TO RETAIN 50 SHARES AND CONVERT 50 SHARES TO CASH).

        1. In the unlikely event that stockholders (including Holder C) elect to retain exactly 4,400,000 shares in the aggregate, then Holder C will be able to retain its 50 Electing Shares and will receive $1,300 in cash (50 shares at $26.00 per share). This is because the Non-Cash Election Requirement has been met exactly.

        2. If the stockholders (including Holder C) elect to retain more than 4,400,000 shares in the aggregate, then Holder C will not be able to retain all of its 50 Electing Shares. Again, this is because the number of Electing Shares has exceeded 4,400,000 and thus the number of shares which may be retained must be reduced in order to meet the Non-Cash Election Requirement. For example, if stockholders elected to retain 5,000,000 shares in the aggregate, then each holder, including Holder C, would be able to retain only 88% of its Electing Shares in order to reduce the number of retained shares to 4,400,000 and thus meet the Non-Cash Election Requirement. Therefore, Holder C would be able to retain only 44 shares (or 88% of its 50 Electing Shares) and would receive $1,456 in cash (56 shares at $26.00 per share). If the stockholders elected to retain more than 5,000,000 shares in the aggregate, Holder C would receive fewer shares than in the example above, but would receive a commensurately greater amount of cash.

        3. If the stockholders (including Holder C) elect to retain fewer than 4,400,000 shares in the aggregate, then Holder C would be required to retain more than 50 shares. Again, this is because the Non-Cash Election Number has not been reached and thus each stockholder must retain a small number of shares (in the case of Holder C, a small number of additional shares) in order to increase the aggregate number of retained shares to 4,400,000 and thus meet the Non-Cash Election Requirement. For example, if stockholders elected to retain 2,400,000 shares in the aggregate, then all stockholders must collectively retain an additional 2,000,000 shares in order to reach the Non-Cash Election Number. In this example, Holder C would be required to retain an additional 2 shares (for a total of 52 shares) and would receive $1,248 in cash (48 shares at $26.00 per share). The additional 2 shares is calculated by multiplying the 50 shares Holder C wants to convert to cash by a fraction the numerator of which is 2,000,000 and the denominator of which is the total number of outstanding shares less the 2,400,000 Electing Shares. If the stockholders elected to retain fewer than 2,400,000 shares in the aggregate, Holder C would receive more shares than in the example above, but would receive commensurately less cash.

    Fractional shares of Amphenol Common Stock will not be issued in the Merger. Holders of Amphenol Common Stock otherwise entitled to a fractional share of Amphenol Common Stock following the Merger will be paid cash in lieu of such fractional share determined and paid as described under "--Fractional Shares" below.

    Any shares of Amphenol Common Stock owned by the Company, any subsidiary of the Company, the Partnership, Newco or any subsidiary of the Partnership will automatically be cancelled at the Effective Time and will cease to exist.

    NEWCO COMMON STOCK.

    In the Merger, each share of stock of Newco issued and outstanding immediately prior to the Effective Time will be converted into a number of shares of Amphenol Common Stock equal to the quotient of (A) 13,116,955 divided by (B) the number of shares of common stock of Newco outstanding immediately prior to the Effective Time. As a result of the Merger, the stockholders of Newco will hold 13,116,955 shares, or approximately 75% of the shares, of Amphenol Common Stock expected to be outstanding immediately after the Merger, before giving effect to the exercise of the NXS Option or the Stockholders Option granted with respect to the Subject Shares pursuant to the Stockholders Agreement and before giving effect to any purchase of shares from Messrs. Loeffler, Jepsen and Cohane.

NON-CASH ELECTION

    Record holders of shares of Amphenol Common Stock will be entitled to make an unconditional election (a "Non-Cash Election") on or prior to the Election Date (as defined below) to retain Non-Cash Election Shares. If the number of Electing Shares exceeds the Non-Cash Election Number, however, then (i) the number of Electing Shares covered by a holder's Non-Cash Election to be converted into the right to retain Non-Cash Election Shares will be determined by multiplying the total number of Electing Shares covered by such Non-Cash Election by a proration factor (the "Non-Cash Proration Factor") determined by dividing the Non-Cash Election Number by the total number of Electing Shares and
(ii) such number of

Electing Shares will be so converted. All Electing Shares, other than those shares converted into the right to retain Non-Cash Election Shares as described in the immediately preceding sentence, will be converted into cash (on a consistent basis among stockholders who made the election to retain Non-Cash Election Shares, PRO RATA to the number of shares as to which they made such election) as if such shares were not Electing Shares.

    If a stockholder elects to make a Non-Cash Election and receives cash as a result of the proration procedures described above, such stockholder may receive dividend treatment (rather than capital gain treatment) for any cash received in the Merger as a result of such proration procedures. See "RISK FACTORS--Non-Cash Election and Proration into Cash--Possible Dividend Treatment." See also "THE MERGER--Certain Federal Income Tax Consequences."

    If the number of Electing Shares is less than the Non-Cash Election Number, then (i) all Electing Shares will be converted into the right to retain Non-Cash Election Shares in accordance with the Merger Agreement, (ii) additional shares of Amphenol Common Stock, other than Electing Shares and Dissenting Shares, will be converted into the right to retain Non-Cash Election Shares, which number of additional shares shall be determined by multiplying the total number of shares, other than Electing Shares and Dissenting Shares, by a proration factor (the "Cash Proration Factor") determined by dividing (x) the difference between the Non-Cash Election Number and the number of Electing Shares by (y) the total number of shares of Amphenol Common Stock, other than Electing Shares and Dissenting Shares, and (iii) such additional shares of Amphenol Common Stock shall be converted into the right to retain Non-Cash Election Shares in accordance with the Merger Agreement (on a consistent basis among stockholders who held shares of Amphenol Common Stock as to which they did not make the Non-Cash Election, PRO RATA to the number of shares as to which they did not make such election).

    With respect to certain risks related to the retention of Amphenol Common Stock, see "RISK FACTORS" above.

NON-CASH ELECTION PROCEDURE

    The Form of Election is being mailed to holders of record of Amphenol Common Stock together with this Proxy Statement. FOR A FORM OF ELECTION TO BE EFFECTIVE, HOLDERS OF AMPHENOL COMMON STOCK MUST PROPERLY COMPLETE SUCH FORM OF ELECTION, AND SUCH FORM OF ELECTION, TOGETHER WITH ALL CERTIFICATES FOR SHARES OF AMPHENOL COMMON STOCK HELD BY SUCH HOLDER, DULY ENDORSED IN BLANK OR OTHERWISE IN FORM ACCEPTABLE FOR TRANSFER ON THE BOOKS OF THE COMPANY (OR BY APPROPRIATE GUARANTEE OF DELIVERY AS SET FORTH IN SUCH FORM OF ELECTION), MUST BE RECEIVED BY IBJ SCHRODER BANK & TRUST COMPANY (THE "EXCHANGE AGENT") AT ONE OF THE ADDRESSES LISTED ON THE FORM OF ELECTION AND NOT WITHDRAWN, BY 5:00 P.M., EASTERN TIME, ON THE BUSINESS DAY NEXT PRECEDING THE DATE OF THE SPECIAL MEETING (THE "ELECTION DATE"). Holders of Amphenol Common Stock who make a Non-Cash Election for less than all of their shares will receive a new share certificate from the Exchange Agent for the remainder of the shares represented by the old certificate.

    The determinations of the Exchange Agent as to whether or not Non-Cash Elections have been properly made or revoked, and when such election or revocations were received, will be binding.

EFFECTIVE TIME OF THE MERGER

    The Merger will become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or such later date as is specified in such Certificate of Merger (the "Effective Time"). The filing of the Certificate of Merger will occur as soon as practicable on or after the satisfaction or waiver of the conditions to the Merger specified in the Merger Agreement unless another date is agreed to in writing by the Company and Newco. Subject to certain limitations, the Merger

Agreement may be terminated by either Newco or the Company if, among other reasons, the Merger has not been consummated on or before June 30, 1997. See "CERTAIN PROVISIONS OF THE MERGER AGREEMENT--Conditions to the Consummation of the Merger" and "--Termination."

CONVERSION/RETENTION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES

    AMPHENOL COMMON STOCK.

    The conversion of shares of Amphenol Common Stock (other than Dissenting Shares) into the right to receive cash or the right to retain shares of Amphenol Common Stock following the Merger will occur at the Effective Time.

    As soon as practicable as of or after the Effective Time, the Exchange Agent will send a letter of transmittal to each holder of Amphenol Common Stock (other than holders of Amphenol Common Stock making a Non-Cash Election with respect to all of such holders' shares who have properly submitted Forms of Election and share certificates to the Exchange Agent). The letter of transmittal will contain instructions with respect to the surrender of certificates representing shares of Amphenol Common Stock in exchange for cash and, under certain circumstances, certificates representing shares of Amphenol Common Stock to be retained in the Merger, or the amount of cash in lieu of any fractional interest in a share of Amphenol Common Stock for which the shares represented by the certificates so surrendered are exchangeable pursuant to the Merger Agreement.

    EXCEPT FOR AMPHENOL COMMON STOCK CERTIFICATES SURRENDERED WITH A FORM OF ELECTION AS DESCRIBED ABOVE UNDER "--NON-CASH ELECTION PROCEDURE," STOCKHOLDERS OF THE COMPANY SHOULD NOT FORWARD STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED THE LETTER OF TRANSMITTAL.

    As soon as practicable after the Effective Time, each holder of an outstanding certificate or certificates at such time which prior thereto represented shares of Amphenol Common Stock shall, upon surrender to the Exchange Agent of such certificate or certificates and acceptance thereof by the Exchange Agent, be entitled to the amount of cash, if any, into which the number of shares of Amphenol Common Stock previously represented by such certificate or certificates surrendered shall have been converted pursuant to the Merger Agreement and a certificate or certificates representing the number of full shares of Amphenol Common Stock, if any, to be retained by the holder thereof pursuant to the Merger Agreement. The Exchange Agent will accept such certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. After the Effective Time, there will be no further transfer on the records of the Company or its transfer agent of certificates representing shares of Amphenol Common Stock which have been converted, in whole or in part, pursuant to the Merger Agreement into the right to receive cash, and if such certificates are presented to the Company for transfer, they will be cancelled against delivery of cash and, if appropriate, certificates for retained Amphenol Common Stock. Until surrendered as contemplated by the Merger Agreement, each certificate for shares of Amphenol Common Stock will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the consideration contemplated by the Merger Agreement. No interest will be paid or will accrue on any cash payable as consideration in the Merger or in lieu of any fractional shares of retained Amphenol Common Stock.

    No dividends or other distributions with respect to retained Amphenol Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered certificate for shares of Amphenol Common Stock with respect to the shares of retained Amphenol Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to the Merger Agreement until the surrender of such certificate in accordance with the Merger Agreement. Subject to the effect of applicable laws, following surrender of any such certificate, there shall be paid to the holder of the certificate representing whole shares of retained Amphenol Common Stock issued in connection therewith, without interest, (i) at the time of such surrender or as promptly after the sale of the Excess Shares (as defined below) as practicable, the amount of any cash payable in lieu of a fractional share of retained Amphenol Common Stock to which such holder is entitled pursuant to the Merger Agreement and the proportionate amount of dividends or other distributions, if any, with a record date after the Effective Time theretofore paid with respect to such whole shares of retained Amphenol Common Stock, and (ii) at the appropriate payment date, the proportionate amount of dividends or other distributions, if any, with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of retained Amphenol Common Stock.

FRACTIONAL SHARES

    No certificates or scrip representing fractional shares of retained Amphenol Common Stock will be issued in connection with the Merger, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of the Company after the Merger. Each holder of shares of Amphenol Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of retained Amphenol Common Stock (after taking into account all shares of Amphenol Common Stock delivered by such holder) will receive, in lieu thereof, a cash payment (without interest) representing such holder's proportionate interest in the net proceeds from the sale by the Exchange Agent (following the deduction of applicable transaction costs), on behalf of all such holders, of the shares (the "Excess Shares") of retained Amphenol Common Stock representing such fractions. Such sale shall be made as soon as practicable after the Effective Time.

CONDUCT OF BUSINESS PENDING THE MERGER

    Pursuant to the Merger Agreement, the Company has agreed that prior to the Effective Time its business and that of its subsidiaries will be conducted only in the ordinary course of business and in compliance with applicable law. See "CERTAIN PROVISIONS OF THE MERGER AGREEMENT-- Certain Pre-closing Covenants."

CONDITIONS TO THE CONSUMMATION OF THE MERGER

    The obligations of the Company and Newco to consummate the Merger are subject to various conditions, including, without limitation, obtaining requisite Amphenol stockholder approval, the termination or expiration of the relevant waiting period under the HSR Act and the absence of any injunction or other legal restraint or prohibition preventing the consummation of the Merger. See "CERTAIN PROVISIONS OF THE MERGER AGREEMENT--Conditions to the Consummation of the Merger" and "REGULATORY APPROVALS."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    In the opinion of Winthrop, Stimson, Putnam & Roberts, the following are, under currently applicable law, the material United States federal income tax considerations generally applicable to the Merger. The tax treatment described herein may vary depending upon each stockholder's particular circumstances and tax position. Certain stockholders (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, foreign corporations, persons who are not citizens or residents of the United States ("U.S."), stockholders who do not hold their shares as capital assets and stockholders who have acquired their existing stock upon the exercise of options or otherwise as compensation) may be subject to special rules not discussed below. No ruling from the Internal Revenue Service ("IRS") will be applied for with respect to the federal income tax consequences discussed herein and, accordingly, there can be no assurance that the IRS will agree with the conclusions stated herein. The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in U.S. federal income tax consequences different from those discussed below. In addition, this discussion does not consider the effect of any applicable foreign, state, local or other tax laws. Each stockholder should consult his or her own tax advisor as to the particular tax consequences to him or her of the Merger, including the applicability and effect of any foreign, state, local or other tax laws.

    CHARACTERIZATION OF THE MERGER FOR U.S. FEDERAL INCOME TAX PURPOSES. For U.S. federal income tax purposes, Newco will be disregarded as a transitory entity, and the Merger of Newco with and into the Company will be treated as a sale of a portion of a tendering stockholder's Amphenol Common Stock ("Stock") to the Partnership and as a redemption of a portion of the stockholder's Stock by the Company. It is unclear how the allocation of proceeds between the sale and redemption should be determined. The Company intends to take the position that the percentage of a stockholder's Stock disposed of by the stockholder pursuant to the Merger which will be treated as sold to the Partnership will be a percentage of such Stock equal to (i) the amount contributed to Newco by the Partnership in exchange for Newco stock divided by (ii) the aggregate amount of cash paid to stockholders pursuant to the Merger. The remainder of the stockholder's Stock disposed of in the Merger will be treated as redeemed by the Company. The IRS could, however, adopt a different approach in determining the portion, if any, of a stockholder's Stock which is treated as redeemed by the Company. See "--Stockholders Receiving Cash" below for a discussion of the consequences of cash being deemed paid in redemption of Stock.

    STOCKHOLDERS RECEIVING CASH. As described more fully below, the U.S. federal income tax consequences of the Merger with respect to a particular stockholder will depend upon, among other things, (i) whether the stockholder received any cash proceeds pursuant to the Merger, (ii) the extent to which a stockholder is deemed to have sold his or her Stock to the Partnership or is deemed to have had his or her Stock redeemed by the Company and (iii) whether the redemption of a holder's Stock by the Company will qualify as a sale or exchange under Section 302 of the Internal Revenue Code of 1986, as amended (the "Code"). First, to the extent that a stockholder is considered to have sold Stock to the Partnership, such stockholder will recognize either capital gain or loss (assuming the Stock is held by such stockholder as a capital asset) equal to the difference between the amount realized on his or her deemed sale of Stock to the Partnership (i.e., the cash proceeds properly allocated to such sale) and the stockholder's adjusted tax basis in such Stock. Such gain or loss generally will be long-term capital gain or loss if the Stock is held as a capital asset by the stockholder for more than one year. Second, a stockholder also will recognize either capital gain or loss equal to the difference between the cash proceeds allocable to the redemption of such stockholder's Stock by the Company and the stockholder's adjusted tax basis in such Stock, to the extent such redemption is treated as a sale or exchange under Section 302 of the Code with respect to such stockholder. Such gain or loss generally will be long-term capital gain or loss if the Stock is held as a capital asset by the stockholder for more than one year. Under Section 302 of the Code, a redemption of Stock pursuant to the Merger will, as a general rule, be treated as a sale or exchange if such redemption (a) is "substantially disproportionate" with respect to the stockholder, (b) results in a "complete redemption" of the stockholder's interest in the Company or (c) is "not essentially equivalent to a dividend" with respect to the stockholder.

    In determining whether any of these Section 302 tests is satisfied, stockholders must take into account not only the Stock that they actually own, but also any Stock they are deemed to own under the constructive ownership rules set forth in Section 318 of the Code. Pursuant to these constructive ownership rules, a stockholder is deemed to constructively own any Stock that is owned by certain related individuals or entities and any Stock that the stockholder has the right to acquire by exercise of an option or by conversion or exchange of a security.

    The redemption of a stockholder's Stock will be "substantially disproportionate" with respect to such stockholder if, among other things, the percentage of Stock actually and constructively owned by such stockholder immediately following the Merger is less than 80% of the percentage of Stock actually and constructively owned by such stockholder immediately prior to the Merger. Stockholders should consult their own tax advisors with respect to the application of the "substantially disproportionate" test to their particular facts and circumstances.

    The redemption of a stockholder's Stock will result in a "complete redemption" of a stockholder's interest in the Company if either (a) all the Stock actually and constructively owned by the stockholder is redeemed pursuant to the Merger or (b) all the Stock actually owned by the stockholder is redeemed pursuant to the Merger and the stockholder is eligible to waive, and does effectively waive in accordance with Section 302(c) of the Code, attribution of all Stock which otherwise would be considered to be constructively owned by such stockholder.

    Even if the redemption of a stockholder's Stock fails to satisfy the "substantially disproportionate" test or the "complete redemption" test described above, the redemption of a stockholder's Stock may nevertheless satisfy the "not essentially equivalent to a dividend" test if the stockholder's redemption of Stock pursuant to the Merger results in a "meaningful reduction" in such stockholder's proportionate Stock interest in the Company. Whether the receipt of cash by a stockholder will be considered "not essentially equivalent to a dividend" will depend upon such stockholder's facts and circumstances. In certain circumstances, even a small reduction in a stockholder's proportionate equity interest may satisfy this test. For example, the IRS has indicated in a published ruling that a 3.3% reduction in the proportionate equity interest of a small (substantially less than 1%) stockholder in a publicly held corporation who exercises no control over corporate affairs constitutes such a "meaningful reduction." Stockholders should consult with their own tax advisors as to the application of this test in their particular situation.

    A tendering stockholder may not be able to satisfy one of the above three tests because of contemporaneous acquisitions of Stock by such stockholder or a related party whose Stock would be attributed to such stockholder under Section 318 of the Code. Stockholders should consult their own tax advisors regarding the tax consequences of such acquisitions in their particular circumstances.

    If a stockholder cannot satisfy any of the three tests described above and to the extent the Company has sufficient current and/or accumulated earnings and profits, such stockholder will be treated as having received a dividend which will be includible in gross income (and treated as ordinary income) in an amount equal to the cash received (without regard to gain or loss, if any).

    In the case of a corporate stockholder, if the cash paid is treated as a dividend, such dividend income may be eligible for the 70% dividends-received deduction. The dividends-received deduction is subject to certain limitations, and may not be available if the corporate stockholder does not satisfy certain holding period requirements with respect to the Stock or if the Stock is treated as "debt financed portfolio Stock" within the meaning of Section 246A(c) of the Code. Additionally, if a dividends-received deduction is available, the dividend may be treated as an "extraordinary dividend" under Section 1059(a) of the Code, in which case a corporate stockholder's adjusted tax basis in the Stock retained by such stockholder would be reduced, but not below zero, by the amount of the nontaxed portion of such dividend. Any amount of the nontaxed portion of the dividend in excess of the corporate stockholder's adjusted tax basis generally will be subject to tax upon a sale or other taxable disposition of the Stock. Corporate stockholders are urged to consult their own tax advisors as to the effect of Section 1059 of the Code on the adjusted tax basis of their Stock.

    STOCKHOLDERS RETAINING STOCK AND RECEIVING NO CASH. The Merger will have no U.S. federal income tax consequences for stockholders who retain their Stock and receive no cash. Accordingly, a stockholder will not recognize any gain or loss on any Stock retained by such stockholder.

    STOCKHOLDERS RETAINING A PORTION OF THEIR STOCK AND RECEIVING CASH. To the extent that a stockholder elects to retain a portion of his or her Stock and exchange a portion of his or her Stock for cash, or to the extent a stockholder is prorated into receiving cash in exchange for some portion of his or her Stock, the tax treatment of the stockholder's receipt of such cash will be the same as set forth above under "-- Stockholders Receiving Cash."

    As described above under "--Stockholders Retaining Stock and Receiving No Cash," the Merger will have no tax consequences to a stockholder (and, thus, a stockholder will not recognize any gain or loss as a result of the Merger), to the extent such stockholder retains, or is prorated into Stock. However, as described more fully above under "--Stockholders Receiving Cash," a stockholder's retention of Stock may, under certain circumstances, cause the cash received by such stockholder pursuant to the Merger to be treated as a dividend for U.S. federal income tax purposes.

    FOREIGN STOCKHOLDERS--WITHHOLDING. The following is a general discussion of certain U.S. federal income tax consequences of the Merger to foreign stockholders. For this purpose, a foreign stockholder is any person who is, for U.S. federal income tax purposes, a foreign corporation, a non-resident alien individual, a foreign partnership or a foreign estate or trust.

    In the case of any foreign stockholder, the Exchange Agent will withhold 30% of the amount paid to redeem the Stock of such stockholder in order to satisfy certain U.S. withholding requirements, unless such foreign stockholder proves in a manner satisfactory to the Company and the Exchange Agent that either (i) the redemption of his or her Stock pursuant to the Merger will qualify as a sale or exchange under Section 302 of the Code, rather than as a dividend for U.S. federal income tax purposes, in which case no withholding will be required, (ii) the foreign stockholder is eligible for a reduced tax treaty rate with respect to dividend income, in which case the Exchange Agent will withhold at the reduced treaty rate or (iii) no U.S. withholding is otherwise required.

    Foreign stockholders should consult their own tax advisors regarding the application of these withholding rules.

    INFORMATION REPORTING AND BACKUP WITHHOLDING. The Company must report annually to the IRS and to each stockholder the amount of dividends paid to such stockholder and the backup withholding tax, if any, withheld with respect to such dividends. Copies of these information returns also may be made available to the tax authorities in the country in which a foreign stockholder resides under the provisions of an applicable income tax treaty.

    Backup withholding (which generally is a withholding tax imposed at the rate of 31% on certain payments to persons that fail to furnish certain information under the United States information reporting requirements) generally will not apply to dividends paid to a foreign stockholder at an address outside the United States (unless the payor has knowledge that the payee is a U.S. person).

    Payment of the proceeds of a sale of Stock by or through a United States office of a broker is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a foreign stockholder and the payor does not have actual knowledge that such owner is a U.S. person, or otherwise establishes an exemption. In general, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of Stock by or through a foreign office of a broker. If, however, such broker is, for United States federal income tax purposes, a U.S. person, a controlled foreign corporation, or a foreign person that derives 50% or more of his or her gross income for certain periods from the conduct of a trade or business in the United States, such payments will not be subject to backup withholding but will be subject to information reporting, unless (1) such broker has documentary evidence in its records that the beneficial owner is a foreign holder and certain other conditions are met, or (2) the beneficial owner otherwise establishes an exemption.

    Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the holder's U.S. federal income tax liability provided the required information is furnished to the IRS.

    The backup withholding and information reporting rules are currently under review by the Treasury Department and their application to the Stock could be changed by future regulations.

    THOUGH THE FOREGOING ARE THE MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS GENERALLY APPLICABLE TO THE MERGER, THE DISCUSSION DOES NOT ADDRESS EVERY FEDERAL INCOME TAX CONCERN WHICH MAY BE APPLICABLE TO A PARTICULAR STOCKHOLDER. EACH STOCKHOLDER IS URGED TO CONSULT SUCH STOCKHOLDER'S OWN TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES TO SUCH STOCKHOLDER, IN THE LIGHT OF HIS OR HER PARTICULAR CIRCUMSTANCES, OF THE DISPOSITION OF STOCK PURSUANT TO THE MERGER.

ACCOUNTING TREATMENT

    The Merger will be accounted for as a recapitalization. Accordingly, the historical basis of the Company's assets and liabilities will not be impacted by the transaction.

EFFECT ON STOCK AND EMPLOYEE BENEFIT MATTERS

    It is anticipated that, (x) immediately prior to the Effective Time, each employee or director stock option to purchase shares of Amphenol Common Stock ("Company Stock Options") granted under any stock option or stock purchase plan, program or arrangement of the Company, including the Stock Option Plan of Amphenol, as amended (collectively with the 1996 Long-Term Incentive Stock Plan of Amphenol and the Restricted Stock Plan of Amphenol, the "Stock Plans"), will be cancelled, whether or not then exercisable, and (y) each holder of any such Company Stock Option having an exercise price of less than the Cash Price (which constitutes all outstanding Company Stock Options except for Company Stock Options to purchase an aggregate of 110,000 shares of Amphenol Common Stock at an exercise price of $26 5/8 per share) will receive, in consideration of such cancellation, a payment from the Company (subject to any applicable withholding taxes) equal to the product of (1) the total number of shares of Amphenol Common Stock subject to such Company Stock Option and (2) the excess of the Cash Price over the exercise price per share of Amphenol Common Stock subject to such Company Stock Option, payable in cash at the Effective Time or as soon as practicable thereafter, representing approximately $2.4 million in the aggregate.

    It is anticipated that the Stock Plans will terminate as of the Effective Time, and that following the Effective Time no holder of a Company Stock Option nor any participant in any Stock Plan will have any right thereunder to acquire equity securities of the Company following the Merger. It is expected that certain managers will receive new options to acquire shares of Amphenol Common Stock after the Merger. See "THE MERGER--Interests of Certain Persons in the Merger."

    Until December 31, 1997, Newco has agreed in the Merger Agreement, subject to certain exceptions, that the Company will provide certain employee benefits under plans, programs and arrangements which, in the aggregate, will provide benefits to the employees of the Company which are no less favorable, in the aggregate, than those provided pursuant to plans, programs, and arrangements of the Company (other than those related to Amphenol Common Stock) in effect and disclosed to Newco on the date of the Merger Agreement.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    Certain directors and executive officers of the Company may have interests, described herein, that present them with potential conflicts of interest in connection with the Merger. The Board of Directors is aware of the conflicts described below and considered them in addition to the other matters described under "THE MERGER--Recommendation of the Board of Directors; Reasons for the Merger."

    Pursuant to the Stockholders Agreement, the DeGeorge Stockholders have granted NXS the NXS Option to purchase the Subject Shares at the Exercise Price and NXS has granted the DeGeorge Stockholders the Stockholders Option to sell the Subject Shares at the Exercise Price. In addition, if NXS exercises the NXS Option following the termination of the Merger Agreement and NXS or any of its affiliates receives any cash in respect of all or any portion of the Subject Shares in connection with a Third Party Business Combination during a period ending one year from the date the Merger Agreement is terminated, then the DeGeorge Stockholders will be entitled to a portion of such consideration. See "CERTAIN PROVISIONS OF THE STOCKHOLDERS AGREEMENT."

    Shares of Amphenol Common Stock held by officers and directors of Amphenol will be converted into the right to receive the same consideration as shares of Amphenol Common Stock held by other stockholders. Company Stock Options held by the officers and directors of Amphenol will be treated in the same manner as Company Stock Options held by other stockholders. In addition, it is expected that Messrs. Martin H. Loeffler, Edward G. Jepsen and Timothy F. Cohane, each of whom is an officer and director of the Company, will elect to retain all of their shares in the Merger. Messrs. Loeffler, Jepsen and Cohane have agreed in principle with Newco and NXS that they will retain 96,154 shares, 76,923 shares and 76,923 shares respectively, of Amphenol Common Stock. Accordingly, following the Merger, such persons may sell shares which they retain in excess of such amounts. While no decisions have been made concerning any such potential sale, NXS has indicated that it would be prepared to purchase any such excess shares. To the extent that the proration provisions of the Merger Agreement result in Messrs. Loeffler, Jepsen and Cohane retaining fewer shares than contemplated, the Company expects to provide such persons with an opportunity to buy shares in an amount necessary to result in such persons retaining the intended amounts and, in connection therewith, to eliminate for such persons the impact of any adverse tax consequences arising from such purchase. Messrs. Loeffler, Jepsen and Cohane will also be granted options to acquire an additional 336,538 shares, 230,769 shares and 230,769 shares, respectively, of Amphenol Common Stock following the Merger. It is also expected that approximately 555,000 shares will be available for sale, either directly or through grants of options, to other members of the Company's management. No decisions have been reached as to the identities of the persons who would participate in any such sale or grant or as to the terms thereof, other than that to the extent any such sale or grant occurs upon or shortly following the Merger, such sale will be at $26.00 per share and such options granted will be exercisable at $26.00 per share and, subject to certain exceptions, will vest over five years at 20% per year. The sale of any shares or grant of any options to be made in the future may be made at higher or lower prices and on such other terms as may be determined at the time. Messrs. Loeffler, Jepsen and Cohane, as well as other members of the Company's management receiving such shares and options, are expected to enter into agreements with the Company restricting transferability of the shares of Amphenol Common Stock held by such persons for up to five years after the Effective Time and setting forth, among other things, the limited circumstances in which such shares may be called by or put to the Company.

    Pursuant to the Merger Agreement, the Company has agreed for six years after the Effective Time to indemnify all present directors and officers of the Company and its subsidiaries and will, subject to certain limitations, maintain for six years a directors' and officers' insurance and indemnification policy containing terms and conditions which are not less advantageous than any such policy which may be in effect prior to the Effective Time. See "CERTAIN PROVISIONS OF THE MERGER AGREEMENT--Indemnification and Insurance."

RESALE OF AMPHENOL COMMON STOCK FOLLOWING THE MERGER

    The Amphenol Common Stock to be retained in connection with the Merger will be freely transferable, except that shares retained by any stockholder who may be deemed to be an "affiliate" (as defined under the Securities Act and generally including, without limitation, directors, certain executive officers and beneficial owners of 10% or more of a class of capital stock) of the Company for purposes of Rule 145 under the Securities Act will not be transferable except in compliance with the Securities Act. This Proxy

Statement does not cover sales of Amphenol Common Stock retained by any person who may be deemed to be an affiliate of the Company.

MERGER FINANCINGS

    The Company expects to incur approximately $990 million of funded long-term debt and the Partnerships expect to make an equity contribution to Newco of approximately $341 million, which amounts will be used to (i) fund payment of the cash consideration in the Merger, (ii) repay or repurchase certain indebtedness of the Company and (iii) pay the fees and expenses incurred in connection with the Merger. It is currently contemplated that the transactions contemplated by the Merger Agreement will be funded by approximately $750 million of bank borrowings by the Company (the "Term Loan Facility") pursuant to senior secured credit facilities with a group of banks led by Bankers Trust Company and approximately $240 million in senior subordinated notes (the "Debt Securities") (collectively, the "Merger Financings"). Amphenol also expects to enter into a $150 million senior secured revolving credit facility with a group of banks led by Bankers Trust Company to provide for the Company's working capital requirements following the Merger. Amphenol expects to modify its $50 million accounts receivable purchase facility. On January 23, 1997, Amphenol received an executed commitment from Bankers Trust Company to provide up to $950 million of senior secured credit facilities. The commitment is subject to customary conditions, including the negotiation, execution and delivery of definitive documentation with respect to the commitment.

CONVERSION OF NEWCO STOCK

    In the Merger, each share of stock of Newco issued and outstanding immediately prior to the Effective Time will be converted into a number of shares of Amphenol Common Stock equal to the quotient of (A) 13,116,955 divided by (B) the number of shares of common stock of Newco outstanding immediately prior to the Effective Time. As a result of the Merger, the stockholders of Newco will hold 13,116,955 shares, or approximately 75% of the shares, of Amphenol Common Stock expected to be outstanding immediately after the Merger, before giving effect to the exercise of the NXS Option or the Stockholders Option granted with respect to the Subject Shares pursuant to the Stockholders Agreement and before giving effect to any purchase of shares from Messrs. Loeffler, Jepsen and Cohane.

PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

    The following Pro Forma Consolidated Financial Statements have been derived by the application of pro forma adjustments to the Company's historical consolidated financial statements incorporated by reference herein. The pro forma consolidated statement of income for the period presented gives effect to the Merger and related transactions as if such transactions were consummated as of January 1, 1996 for the fiscal year ended December 31, 1996. The pro forma consolidated balance sheet gives effect to the Merger and related transactions as if such transactions had occurred as of December 31, 1996. The adjustments are described in the accompanying notes. The Pro Forma Consolidated Financial Statements should not be considered indicative of actual results that would have been achieved had the Merger and related transactions been consummated on the date or for the periods indicated and do not purport to indicate balance sheet data or results of operations as of any future date or for any future period. The Pro Forma Consolidated Financial Statements should be read in conjunction with the Company's historical financial statements and the notes thereto incorporated herein by reference. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

    The pro forma adjustments were applied to the respective historical consolidated financial statements to reflect and account for the Merger as a recapitalization. Accordingly, the historical basis of the Company's assets and liabilities has not been impacted by the transaction.

                      PRO FORMA CONSOLIDATED BALANCE SHEET
                            AS OF DECEMBER 31, 1996
                                  (UNAUDITED)

                                                                                         PRO FORMA          PRO
                                                                           HISTORICAL   ADJUSTMENTS        FORMA
                                                                           -----------  -----------      ---------
                                                                                    (DOLLARS IN MILLIONS)
                                                      ASSETS

Current Assets:
Cash and short-term cash investments.....................................   $     4.0    $    (1.0)(a)   $     3.0
Accounts receivable......................................................        64.9                         64.9
Inventories..............................................................       153.3                        153.3
Prepaid expenses and other assets........................................        11.6          9.8(b)         21.4
                                                                           -----------  -----------      ---------
  Total current assets...................................................       233.8          8.8           242.6
Land and depreciable assets, net.........................................       102.1                        102.1
Deferred debt issuance costs.............................................         3.7         (3.7)(c)        38.7
                                                                                              38.7(d)
Excess of cost over fair value of net assets acquired....................       346.6                        346.6
Other assets.............................................................        24.5                         24.5
                                                                           -----------  -----------      ---------
                                                                            $   710.7    $    43.8       $   754.5
                                                                           -----------  -----------      ---------
                                                                           -----------  -----------      ---------

                                       LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Current portion of long-term debt........................................   $     7.8    $    (7.8)(a)
Accounts payable.........................................................        49.5                    $    49.5
Other accrued expenses...................................................        39.7                         39.7
                                                                           -----------  -----------      ---------
  Total current liabilities..............................................        97.0         (7.8)           89.2
Long-term debt...........................................................       219.5       (211.2)(a)         8.3

Term Loan Facility.......................................................                    750.0(a)        750.0
Revolving Credit Facility................................................                     13.0(a)         13.0
Debt Securities..........................................................                    240.0(a)        240.0
Deferred taxes and other liabilities.....................................        18.7       --                18.7
Accrued pension and post employment benefit obligations..................        15.0       --                15.0
                                                                           -----------  -----------      ---------
  Total liabilities......................................................       350.2        784.0         1,134.2
Total shareholders' equity (deficit).....................................       360.5       (740.2)(e)      (379.7)
                                                                           -----------  -----------      ---------
                                                                            $   710.7    $    43.8       $   754.5
                                                                           -----------  -----------      ---------
                                                                           -----------  -----------      ---------

               See Notes to Pro Forma Consolidated Balance Sheet

                 NOTES TO PRO FORMA CONSOLIDATED BALANCE SHEET

    The pro forma financial data have been derived by the application of pro forma adjustments to the Company's historical financial statements as of the date noted. The Merger has been accounted for as a recapitalization which will have no impact on the historical basis of the Company's assets and liabilities. The pro forma financial data assumes that there are no dissenting shareholders to the Merger.

(a) The net effect of $1.0 million reflects the following:

                                                                               (DOLLARS IN
TOTAL SOURCES                                                                   MILLIONS)
-------------------------------------------------------------------------  -------------------
Term Loan Facility proceeds..............................................      $     750.0
Revolving Credit Facility proceeds.......................................             13.0
Debt Securities proceeds.................................................            240.0
Newco equity investment..................................................            341.0
                                                                                  --------
Total sources............................................................      $   1,344.0
                                                                                  --------
TOTAL USES
Payment of cash merger consideration.....................................      $   1,048.3
Refinancing of existing debt:
  Current maturities of long-term debt...................................              7.8
  Long-term debt.........................................................            211.2
Estimated debt retirement premium........................................             19.3
Options canceled.........................................................              2.4
Estimated transaction fees and expenses..................................             56.0
                                                                                  --------
Total uses...............................................................      $   1,345.0
                                                                                  --------
Net......................................................................      $      (1.0)
                                                                                  --------
                                                                                  --------

(b) The adjustment represents the tax benefit, at a 38.5% effective rate, of deductible expenses reflected in footnote (e) hereto.
(c) The adjustment reflects the write-off of deferred debt issuance costs associated with the 10.45% Senior Notes and 12.75% Senior Subordinated Notes being retired and the termination of the Existing Bank Credit Facility.
(d) The adjustment represents the portion of estimated transaction fees and expenses attributable to the Term Loan Facility, Revolving Credit Facility and Debt Securities, which will be recorded as deferred debt issuance costs and will be amortized over the life of the debt to be issued. Such estimated deferred debt issuance costs include estimated fees and expenses payable to banks, underwriters and related advisors.
(e) The adjustment represents the net change as a result of the Merger and related transactions:

                                                                               (DOLLARS IN
                                                                                MILLIONS)
                                                                           -------------------
Convert to cash 40.3 million shares of common stock......................      $  (1,048.3)
Issue 13.1 million shares of common stock................................            341.0
Transaction fees and expenses (1)........................................            (17.3)
Write-off of deferred debt issuance costs................................             (3.7)
Options canceled.........................................................             (2.4)
Estimated debt retirement premium........................................            (19.3)
Tax benefit of above expense adjustments at a 38.5% effective rate.......              9.8
                                                                                  --------
  Total..................................................................      $    (740.2)
                                                                                  --------
                                                                                  --------

------------------------

(1) Represents the portion of the total $56.0 million of estimated transaction fees and expenses (excluding $2.4 million of cash consideration related to the Company stock options to be cancelled in connection with the Merger) which will be recorded as an expense in connection with the Merger and related transactions; the remainder of such transaction fees and expenses are recorded in Note (d) above as deferred debt issuance costs. The expensed portion of estimated transaction fees and expenses are anticipated to consist of: (i) professional, advisory and investment banking fees and expenses, and (ii) miscellaneous fees and expenses such as printing and filing fees.

                   PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                  (UNAUDITED)

                                                                                               PRO FORMA        PRO
                                                                               HISTORICAL   ADJUSTMENTS(A)     FORMA
                                                                               -----------  ---------------  ---------
                                                                                (IN MILLIONS, EXCEPT PER SHARE DATA)
Net sales....................................................................   $   776.2                    $   776.2
Costs and expenses:
  Cost of sales, excluding depreciation and amortization.....................       494.7                        494.7
  Depreciation and amortization expense......................................        28.8                         28.8
  Selling, general and administration expense................................       114.7                        114.7
                                                                               -----------                   ---------
Operating income.............................................................       138.0                        138.0
Interest expense.............................................................       (24.6)     $   (71.0)(b)     (95.6)
Other expense, net...........................................................        (3.7)          (0.8)(c)      (4.5)
                                                                               -----------        ------     ---------
Income before income taxes...................................................       109.7          (71.8)         37.9
Provision for income taxes...................................................        42.1          (27.6)(d)      14.5
                                                                               -----------        ------     ---------
Net income...................................................................   $    67.6      $   (44.2)    $    23.4
                                                                               -----------        ------     ---------
                                                                               -----------        ------     ---------
Net income per share.........................................................   $    1.45                    $    1.34
                                                                               -----------                   ---------
                                                                               -----------                   ---------
Average common shares outstanding............................................       46.65                        17.52
                                                                               -----------                   ---------
                                                                               -----------                   ---------
Ratio of earnings to fixed charges (e).......................................        4.41x                        1.37x
                                                                               -----------                   ---------
                                                                               -----------                   ---------

------------------------

              NOTES TO PRO FORMA CONSOLIDATED STATEMENT OF INCOME

    The pro forma financial data have been derived by the application of pro forma adjustments to the Company's historical financial statements for the period noted. The Merger has been accounted for as a recapitalization which will have no impact on the historical basis of the Company's assets and liabilities. The pro forma financial data assumes that there are no dissenting shareholders to the Merger.

(a) As described in note (e) to the Pro Forma Consolidated Balance Sheet, the pro forma adjustments exclude (i) $2.4 million of compensation expense related to the Company stock options to be canceled in conjunction with the Merger, (ii) the write-off of $3.7 million of deferred debt issuance costs associated with the 10.45% Senior Notes and 12.75% Senior Subordinated Notes being retired and the termination of the existing bank credit facility,
    (iii) the estimated $19.3 million of premium on retirement of 10.45% Senior Notes and 12.75% Senior Subordinated Notes, (iv) $17.3 million of estimated transaction fees and expenses incurred in connection with the Merger and (v) $9.8 million of tax benefit of such expenses. Such amounts represent non-recurring expenses which the Company anticipates will be recorded in the Consolidated Statement of Income for the period including the Merger.

(b) The pro forma adjustments to interest expense reflect the following:

                                                                               (DOLLARS IN
                                                                                MILLIONS)
                                                                           -------------------
Interest expense on historical debt repaid in Merger.....................       $   (23.6)
Interest expense with respect to the Term Loan and revolving credit facilities and the Debt Securities at an assumed weighted average
 interest rate of 8.8%...................................................            88.6
Amortization of deferred debt issuance costs.............................             6.0
                                                                                   ------
Total adjustment.........................................................       $    71.0
                                                                                   ------
                                                                                   ------

    A 0.125% increase or decrease in the assumed weighted average interest rate would change the pro forma interest expense by $1.3 million. The pro forma net income would change by $0.8 million and the pro forma net income per share would change by $0.04.

    For the year ended December 31, 1996, each $1.0 million increase or decrease in the Term Loan, revolving credit facilities and Debt Securities would change pro forma interest expense by $0.09 million. The pro forma net income would change by $0.05 million and the pro forma net income per share would not change.

(c) The adjustment eliminates interest income on cash and short-term investments not expected to be received after the Merger and related transactions.

(d) The adjustment reflects the tax effect of the pro forma adjustments at a 38.5% effective income tax rate.

(e) For purposes of determining the pro forma ratio of earnings to fixed charges, earnings are defined as earnings before income taxes and extraordinary items, plus fixed charges. Fixed charges include interest expense on all indebtedness, other financing fees associated with program fees on sale of accounts receivable, amortization of deferred debt issuance costs, and one-third of rental expense on operating leases representing that portion of rental expense deemed by the Company to be attributable to interest.

                     DESCRIPTION OF AMPHENOL CAPITAL STOCK

GENERAL

    Amphenol is authorized by its Restated Certificate of Incorporation to issue an aggregate of 96,250,000 shares of Amphenol Common Stock, 3,750,000 shares of non-voting Class B Common Stock, par value $.001 per share (the "Class B Common Stock") and 1,000,000 shares of preferred stock, par value $.01 per share (the "Amphenol Preferred Stock"). There are no shares of Class B Common Stock or Amphenol Preferred Stock issued or outstanding. The following is a summary of certain of the rights and privileges pertaining to Amphenol Common Stock. For a full description of Amphenol Common Stock, reference is made to the Company's Restated Certificate of Incorporation and By-Laws, as amended, as currently in effect, copies of which are on file with the Commission, and to the Company's Amended and Restated Certificate of Incorporation as the same shall be in effect after the Merger, a copy of which is attached to the Merger Agreement Amendment as Exhibit A.

VOTING RIGHTS

    Holders of Amphenol Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders. Approval of matters brought before the stockholders requires the affirmative vote of a majority of shares present and voting, except as otherwise required by law and except that the vote of 80% or more of outstanding shares entitled to vote is required to modify the provisions of the Restated Certificate of Incorporation relating to the election of directors for staggered terms, the total number of directors and independent directors, removal of directors, and the provision requiring an 80% stockholder vote for certain actions. Director nominations may be made by stockholders in accordance with the Company's By-Laws, as amended, not less than 90 days in advance of the meeting at which the election is to occur.

DIVIDEND RIGHTS

    Holders of Amphenol Common Stock are entitled to participate in dividends as and when declared by the Board of Directors of the Company out of funds legally available therefor. The Company's ability to pay cash dividends is subject to certain restrictions.

LIQUIDATION RIGHTS

    Subject to the rights of creditors and holders of preferred stock, if any, holders of Amphenol Common Stock are entitled to share ratably in a distribution of assets of the Company upon any liquidation, dissolution or winding-up of the Company.

AMPHENOL COMMON STOCK FOLLOWING THE MERGER

    If the Merger is approved by the requisite vote of the stockholders of Amphenol Common Stock at the Special Meeting, at the Effective Time the Amended and Restated Certificate of Incorporation of the Company will read in its entirety in the form set forth as Exhibit A to the Merger Agreement Amendment which is attached hereto as Annex I-B, until thereafter amended as provided therein and under the DGCL. Following the Merger, under the Amended and Restated Certificate of Incorporation the Company will be authorized to issue 40 million shares of Amphenol Common Stock and no shares of Class B Common Stock or Amphenol Preferred Stock as compared to 96,250,000 shares of Amphenol Common Stock, 3,750,000 shares of Class B Common Stock and 1,000,000 shares of Amphenol Preferred Stock prior to the Merger.

    In addition, the By-Laws of Newco as in effect at the Effective Time will be the By-Laws of the Company following the Merger until thereafter changed or amended as provided therein or by applicable law.

                   CERTAIN PROVISIONS OF THE MERGER AGREEMENT

    The following summarizes the material provisions of the Merger Agreement, which appears as Annex I to this Proxy Statement and is incorporated herein by reference. Such summary is qualified in its entirety by reference to the Merger Agreement.

THE MERGER

    The Merger Agreement provides that, following the approval of the Merger and the adoption of the Merger Agreement by the vote of a majority of the shares of Amphenol Common Stock entitled to vote thereon and the satisfaction or waiver of the other conditions to the Merger, Newco will be merged with and into the Company, and the Company will continue as the surviving corporation in the Merger.

    If the conditions to the Merger are satisfied or waived, the parties will file with the Secretary of State of the State of Delaware a duly executed Certificate of Merger, and the Merger will become effective upon the filing and acceptance thereof or at such date thereafter as is provided in the Certificate of Merger.

    Each share of Amphenol Common Stock outstanding at the Effective Time (other than Amphenol Common Stock held by Amphenol, any subsidiary of Amphenol, the Partnership, Newco or any subsidiary of the Partnership, which will be cancelled and retired, and any fractional shares and Dissenting Shares) will be converted into either (i) the Cash Price or (ii) a Non-Cash Election Share, as more fully described under "THE MERGER--Merger Consideration" and "--Non-Cash Election." With regard to the treatment of fractional share interests, see "--Fractional Shares."

REPRESENTATIONS AND WARRANTIES

    The Merger Agreement contains customary representations and warranties of the Company relating, with respect to the Company and its subsidiaries, to, among other things, (a) organization, standing and similar corporate matters;
(b) the Company's capital structure; (c) the authorization, execution, delivery, performance and enforceability of the Merger Agreement; (d) documents filed by the Company with the Commission, the accuracy of information contained therein and the absence of undisclosed liabilities; (e) the accuracy of information supplied by the Company in connection with this Proxy Statement and the documents executed in connection with the Debt Tender Offer; (f) the absence of certain changes or events since the date of the most recent audited financial statements filed with the Commission, including material adverse changes with respect to the Company; (g) pending or threatened material litigation, certain labor matters and compliance with applicable laws; (h) benefit plans and other matters relating to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and employment matters; (i) filing of tax returns and payment of taxes; (j) title to owned real property, valid leasehold and subleasehold interests in leased real property, possession of required permits, and other real-estate related matters; (k) environmental matters; (l) the absence of defaults under material contracts; (m) brokers' fees and expenses; (n) receipt of an opinion of the Company's financial advisor; (o) recommendation of the Board of Directors with respect to the Merger Agreement and the Merger and related transactions; (p) the absence of a rights plan or similar preferred stock purchase plan; and (q) ownership of or rights to use Company intellectual property.

    The Merger Agreement also contains customary representations and warranties of Newco relating to, among other things, (a) organization, standing and similar corporate matters; (b) the authorization, execution, delivery, performance and enforceability of the Merger Agreement and related matters; (c) brokers' fees and expenses; and (d) the accuracy of information supplied by Newco in connection with this Proxy Statement and the documents executed in connection with the Debt Tender Offer.

CERTAIN PRE-CLOSING COVENANTS

    Pursuant to the Merger Agreement, the Company has agreed that, until the Effective Time, the businesses of the Company and its subsidiaries will be conducted only in, and the Company and its subsidiaries will not take any action except in, the usual, regular and ordinary course of business consistent with past practice; and the Company and its subsidiaries shall each use its reasonable best efforts to preserve substantially intact the business organization of the Company and its subsidiaries, to keep available the services of its present officers and employees and to preserve the present relationships of the Company and its subsidiaries with customers, suppliers and other persons with which the Company or any of its subsidiaries has significant business dealings. Without limiting the generality of the foregoing, until the Effective Time, the Company agreed that it will not, and will not permit any of its subsidiaries to, without the prior consent of Newco (which shall not be unreasonably withheld): (i) (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (z) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except, in the case of clause (z), for the Debt Tender Offer and the purchase of Senior Notes; (ii) authorize for issuance, issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock or the capital stock of any of its subsidiaries, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or any other securities or equity equivalents other than the issuance of Amphenol Common Stock upon the exercise of Company Stock Options awarded but unexercised on the date of the Merger Agreement and in accordance with their present terms; (iii) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents; (iv) acquire or agree to acquire any business or any corporation, partnership, joint venture, association or other business organization or division thereof; (v) subject to certain exceptions, sell, encumber or otherwise dispose of any of its properties or assets, except sales of inventory and receivables, in each case in the ordinary course of business consistent with past practice; (vi) (x) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice and for borrowings to effect the Debt Tender Offer and to repay the Senior Notes, or (y) make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any direct or indirect wholly owned subsidiary of the Company; (vii) acquire or agree to acquire any assets, other than inventory in the ordinary course of business consistent with past practice, that are material, individually or in the aggregate, to the Company and its subsidiaries taken as a whole, or, subject to certain exceptions, make or agree to make any capital expenditures; (viii) subject to certain exceptions, pay, discharge or satisfy any claims (including claims of stockholders), liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise); (ix) adopt a plan of complete or partial liquidation or restructuring, recapitalization or reorganization; (x) enter into any new collective bargaining agreement or any successor collective bargaining agreement to any collective bargaining agreement; (xi) change any material accounting principle; (xii) settle or compromise any litigation, other than settlements or compromises that meet certain specified criteria; (xiii) subject to certain exceptions, engage in any transaction, or enter into any agreement, arrangement or understanding with any of the Company's affiliates, including, without limitation, any such transactions, agreements, arrangements or understandings that would be required to be disclosed under Item 404 of the Commission's Regulation S-K; or (xiv) authorize any of, or commit or agree to take any of, the foregoing actions.

    Under the Merger Agreement, the Company has also agreed, subject to certain exceptions, that neither it nor any of its subsidiaries will adopt or amend (except as required by law) any employee benefit plan, agreement, trust, fund or other arrangement for the benefit or welfare of any employee, director or former director or employee or, other than increases for individuals (other than officers and directors) in the ordinary course of business consistent with past practice, increase the compensation or fringe benefits of any director, employee or former director or employee or pay any benefit not required by an existing plan, arrangement or agreement.

    Pursuant to the Merger Agreement, the Company has also agreed that neither it nor any of its subsidiaries will (i) grant any new or modified severance or termination agreement or increase or accelerate any benefits payable under its severance or termination pay policies in effect on the date of the Merger Agreement, (ii) effectuate a "plant closing" or "mass layoff," as defined in the Worker Adjustment and Retraining Notification Act of 1988, affecting in whole or in part any site of employment, facility, operating unit or employee of the Company or any subsidiary, without notifying Newco or its affiliates in advance and without complying with the notice requirements and other provisions of such Act or (iii) except in the ordinary course of business and consistent with past practice, make any tax election or settle or compromise any federal, state, local or foreign tax liability.

NO SOLICITATION OF TRANSACTIONS

    The Merger Agreement provides that neither the Company nor any of its subsidiaries will (whether directly or indirectly through advisors, agents or other intermediaries), nor will it or they authorize or permit any of its or their officers, directors, agents, representatives, advisors or subsidiaries to
(a) solicit, initiate or take any action knowingly to facilitate the submission of inquiries, proposals or offers from any person relating to (i) any acquisition or purchase of 20% or more of the consolidated assets of the Company and its subsidiaries or of over 20% of any class of equity securities of the Company or any of its subsidiaries, (ii) any tender offer (including a self tender offer) or exchange offer that if consummated would result in any Person beneficially owning 20% or more of any class of equity securities of the Company or any of its subsidiaries, (iii) any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company other than the transactions contemplated by the Merger Agreement and the Stockholders Agreement or (iv) any other transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or the Debt Tender Offer or which would or could reasonably be expected to materially dilute the benefits to Newco of the transactions contemplated by the Merger Agreement (collectively, "Transaction Proposals") or agree to or endorse any Transaction Proposal, or (b) enter into or participate in any discussions or negotiations regarding any of the foregoing, or furnish to any other person any information with respect to its business, properties or assets or any of the foregoing, or otherwise cooperate in any way with, or knowingly assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing. By the terms of the Merger Agreement, the foregoing provision will not prohibit the Company from (i) furnishing information pursuant to an appropriate confidentiality letter (which letter may not be less favorable to the Company in any material respect than the confidentiality letter agreement entered into between the Company and KKR, and a copy of which will be provided for information purposes only to Newco) concerning the Company and its businesses, properties or assets to a third party who has made a bona fide Transaction Proposal, (ii) engaging in discussions or negotiations with such a third party who has made a bona fide Transaction Proposal, (iii) following receipt of a bona fide Transaction Proposal, taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or otherwise making disclosure to its stockholders, (iv) following receipt of a bona fide Transaction Proposal, failing to make or withdrawing or modifying its recommendation that the holders of Amphenol Common Stock approve the Merger Agreement, the Merger and the transactions contemplated thereby and/or (v) taking any non-appealable, final action ordered to be taken by the Company by any court of competent jurisdiction, but in each case referred to in the foregoing clauses (i) through
(v) only to the extent that the Board of Directors of the Company shall have concluded in good faith on the basis of written advice from outside counsel that such action is required to prevent the Board of Directors of the Company from breaching its fiduciary duties to the stockholders of the Company under applicable law; PROVIDED, that the Board of Directors of the Company is not permitted to take any of the foregoing actions referred to in clauses (i) through (iv) until after reasonable notice to Newco with respect to such action. The Company's Board of Directors is further required, to the extent it may do so without breaching such fiduciary duties, to continue to advise Newco after taking such action and, in addition, if the Board of Directors of the Company receives a Transaction Proposal, then the Company is obligated to inform promptly Newco of the terms and conditions of such proposal and the identity of the person making it. The Company is required to immediately cease and cause its advisors, agents and other intermediaries to cease any and all then existing activities, discussions or negotiations with any parties conducted prior to entering into the Merger Agreement with respect to any of the foregoing and to use its reasonable best efforts to cause any such parties in possession of confidential information about the Company that was furnished by or on behalf of the Company to return or destroy all such information. For a description of the effects that a Transaction Proposal prior to the Effective Time of the Merger could have under the Merger Agreement and the Stockholders Agreement, see "--Termination" below and "CERTAIN PROVISIONS OF THE STOCKHOLDERS AGREEMENT."

    Under the Merger Agreement, the Company has agreed that neither it nor any of its subsidiaries will waive or fail to enforce any provision of any confidentiality or standstill or similar agreement to which it is a party without the prior written consent of Newco.

    The Company has also agreed not to take any action for at least three years from the Effective Time to cause the Amphenol Common Stock to be de-listed from the NYSE, except in accordance with NYSE rules (and provided, that a majority of shares not held by the Partnership or its affiliate vote in favor of any such de-listing); provided, however, that the Company may cause or permit the Amphenol Common Stock to be de-listed in connection with a transaction which results in the termination of registration of such securities under Section 12 of the Exchange Act and provided, further, that the Company is not required to take any affirmative action to prevent the Amphenol Common Stock from being de-listed by the NYSE in the event that the Amphenol Common Stock ceases to meet the applicable NYSE listing standards.

BOARD OF DIRECTORS AND OFFICERS OF THE COMPANY FOLLOWING THE MERGER

    The Merger Agreement provides that Newco must receive satisfactory evidence that the directors of the Company have resigned effective as of the Effective Time, that the size of the Company's board has been expanded to seven members and that the directors of Newco at the Effective Time and/or such other persons as may be designated by Newco will be the directors of the Company following the Merger, and that such persons will fill the vacancies and/or newly created directorship as so designated. The present directors of Newco are Michael W. Michelson and Marc S. Lipschultz. It is expected that Henry R. Kravis, George R. Roberts, Martin H. Loeffler, and two additional individuals will also become directors of or be so designated by Newco prior to the Effective Time. See "NEWCO, NXS AND THE PARTNERSHIP." After the Effective Time, the Board of Directors will be subject to change from time to time.

    The Merger Agreement also provides that the officers of Newco at the Effective Time will be officers of the Company following the Merger until such time as may be determined by the Board of Directors following the Merger.

    The following table sets forth the name, age and position with the Company of each person who is expected to serve as a director or executive officer of Amphenol after the Effective Time. After the Effective Time, the Board of Directors will be subject to change from time to time.

NAME                                                       AGE                            POSITION
-----------------------------------------------------      ---      -----------------------------------------------------

Martin H. Loeffler                                             52   Chairman of the Board, Chief Executive Officer,
                                                                    President and Director

Edward G. Jepsen                                               53   Executive Vice President and Chief Financial Officer

Timothy F. Cohane                                              44   Senior Vice President

Edward C. Wetmore                                              40   Secretary and General Counsel

Diana G. Reardon                                               37   Controller and Treasurer

Henry R. Kravis                                                53   Director

George R. Roberts                                              53   Director

Michael W. Michelson                                           45   Director

Marc S. Lipschultz                                             28   Director

    Martin H. Loeffler has been a Director of Amphenol since December 1987 and Chief Executive Officer since May 1996. He has also served as President of Amphenol since July 1987. He was a Vice President of LPL Technologies Inc. ("LPL"). LPL merged into a subsidiary of the Company in December 1992. It is expected that, upon the Effective Time, Mr. Loeffler will become a member of the class of directors whose term expires in 1998.

    Edward G. Jepsen has been Executive Vice President and Chief Financial Officer of Amphenol since May 1989, and Senior Vice President and Director of Finance since November 1988. He was a Director, Executive Vice President, Chief Financial Officer and Controller of LPL. He is also Director of TRC Company, Inc. and United International Holdings, Inc.

    Timothy F. Cohane has been Vice President of Amphenol since December 1991. He was a Director and Vice President of LPL.

    Edward C. Wetmore has been Secretary and General Counsel of Amphenol since 1987. He was also Secretary and General Counsel of LPL.

    Diana G. Reardon has been Treasurer of Amphenol since March 1992 and Controller since July 1994. From June 1988 until her appointment as Treasurer she served as Assistant Controller of Amphenol and LPL.

    Henry R. Kravis is a Founding Partner of KKR and effective January 1, 1996 he became a managing member of the Executive Committee of the limited liability company which serves as the general partner of KKR. He is also a director of AutoZone, Inc., Borden, Inc., Bruno's, Inc., Evenflo & Spalding Holdings Corporation, Flagstar Companies Inc., Flagstar Corporation, The Gillette Company, IDEX Corporation, K-III Communications Corporation, KinderCare Learning Centers, Inc., Merit Behavioral Care Corporation, Newsquest Capital plc, Owens-Illinois Group, Inc., Owens-Illinois, Inc., Safeway, Inc., Sotheby's Holdings Inc., Union Texas Petroleum Holdings., and World Color Press, Inc. It is expected that upon the Effective Time, Mr. Kravis will become a member of the class of directors whose term expires in 2000.

    George R. Roberts is a Founding Partner of KKR and effective January 1, 1996 he became a managing member of the Executive Committee of the limited liability company which serves as the general partner of KKR. He is also a director of AutoZone, Inc., Borden, Inc., Bruno's, Inc., Evenflo & Spalding

Holdings Corporation, Flagstar Companies Inc., Flagstar Corporation, IDEX Corporation, K- III Communications Corporation, KinderCare Learning Centers, Inc., Merit Behavioral Care Corporation, Newsquest Capital plc, Owens-Illinois Group, Inc., Owens-Illinois, Inc., Safeway, Inc., Union Texas Petroleum Holdings, Inc., and World Color Press, Inc. It is expected that, upon the Effective Time, Mr. Roberts will become a member of the class of directors whose term expires in 1999.

    Michael W. Michelson was a General Partner of KKR from January 1, 1987 until January 1, 1996 when he became a member of the limited liability company which serves as the general partner of KKR. Prior to 1987, Mr. Michelson was an Executive at KKR. He is also a director of AutoZone, Inc., Doubletree Corporation, Owens-Illinois Group, Inc., Owens-Illinois, Inc., and Union Texas Petroleum Holdings, Inc. It is expected that, upon the Effective Time, Mr. Michelson will become a member of the class of directors whose term expires in 1998.

    Marc S. Lipschultz has been an Executive at KKR since 1995. From 1993 to 1995, Mr. Lipschultz attended Harvard Business School. Prior thereto, he was an investment banker with Goldman, Sachs & Co. He is also a director of Evenflo & Spalding Holdings Corporation. It is expected that, upon the Effective Time, Mr. Lipschultz will become a member of the class of directors whose term expires in 2000.

    Messrs. Kravis and Roberts are first cousins.

    The business address of Messrs. Kravis and Lipschultz is 9 West 57th Street, New York, New York 10019 and of Messrs. Roberts and Michelson is 2800 Sand Hill Road, Suite 200, Menlo Park, California 94025. The business address of Mr. Loeffler is 358 Hall Avenue, Wallingford, Connecticut.

    For additional information with respect to Messrs. Loeffler, Jepsen and Cohane see "CURRENT DIRECTORS WITH TERMS EXPIRING IN 1998."

STOCK AND EMPLOYEE BENEFIT PLANS

    The treatment in the Merger of outstanding Company Stock Options and of the Company's employee benefit plans will be as described in "THE MERGER--Effect on Stock and Employee Benefit Matters."

ACCESS TO INFORMATION

    Subject to applicable provisions regarding confidentiality, the Company has agreed in the Merger Agreement to, and to cause its subsidiaries, officers, employees, counsel, financial advisors and other representatives to, afford Newco and its representatives and to the potential financing sources for the transactions contemplated by the Merger Agreement reasonable access during normal business hours to all properties, books, contracts, commitments, personnel and records, and to furnish Newco and such financing sources with all financial, operating and other data and information as Newco through its representatives or such financing sources may from time to time reasonably request.

COOPERATION AND REASONABLE BEST EFFORTS

    Pursuant to the Merger Agreement and subject to certain conditions and limitations described therein, the parties have agreed to cooperate with each other and to use their respective reasonable best efforts to take certain specified and other actions, including cooperation in the arrangement of financing, so that the transactions contemplated by the Merger Agreement may be consummated.

INDEMNIFICATION AND INSURANCE

    Following the Merger, the Certificate of Incorporation and By-Laws of the Company will contain provisions identical with respect to elimination of personal liability and indemnification to those set forth in the Amended and Restated Certificate of Incorporation of the Company (attached as Exhibit A to

Annex I-B to this Proxy Statement) and the By-laws of the Company as of the date of the Merger Agreement, respectively, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers, agents or employees of the Company.

    In addition, the Merger Agreement provides that the Company shall maintain in effect for six years from the Effective Time policies of directors' and officers' liability insurance containing terms and conditions which are not less advantageous than those policies obtained by the Company prior to the Effective Time, with respect to matters occurring prior to the Effective Time, to the extent available, and having the maximum available coverage under the policies of directors' and officers' liability insurance so obtained; provided that (i) the Company following the Merger shall not be required to spend in excess of $100,000 per year therefor; provided further that if the Company following the Merger would be required to spend in excess of a $100,000 per year to obtain insurance having the maximum available coverage under any such policies, the Company will be required to spend $100,000 to maintain or procure insurance coverage pursuant to the Merger Agreement, subject to availability of such (or similar) coverage, and (ii) such policies may in the sole discretion of the Company be one or more "tail" policies for all or any portion of the full six year period. The Company agreed that, in the event it would be required to spend in excess of $100,000 per year to obtain insurance having such maximum available coverage, the Company would notify the beneficiaries of such policies and permit them to pay any excess which may be necessary to maintain such policies. Officers and directors of the Company that are defendants in all litigation commenced by stockholders of the Company, with respect to (x) the performance of their duties as such officers and/or directors under federal or state law (including litigation under federal and state securities laws) and (y) the Merger, shall be entitled to be represented, at the reasonable expense of the Company, in such litigation by one counsel (and Delaware counsel if appropriate and one local counsel in each jurisdiction in which a case is pending), each of which such counsel shall be selected by a plurality of such director defendants; provided that the Company shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and that a condition to any indemnification payments shall be that such officer/director defendant not have settled any such litigation without the consent of the Company and, prior to the Effective Time, Newco; and provided further that neither Newco nor the Company shall have any obligation hereunder to any officer/director defendant when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that indemnification of such officer/director defendant in the manner contemplated hereby is prohibited by applicable law.

CONDITIONS TO THE CONSUMMATION OF THE MERGER

    The respective obligations of the Company and Newco to effect the Merger are subject to various conditions which include, in addition to certain other customary closing conditions, the following: (a) the Merger Agreement shall have been approved by the requisite vote of holders of outstanding shares of Amphenol Common Stock; (b) the waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired;
(c) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided that the Company and Newco are required to use their best efforts to have any such injunction, order, restraint or prohibition vacated; and (d) the Registration Statement of which this Proxy Statement is a part shall have become effective under the Securities Act and shall not be the subject of any stop order or proceeding seeking a stop order, and any material "blue sky" and other state securities laws applicable to the registration and qualification of Amphenol Common Stock following the Merger shall have been complied with. As of the date of this Proxy Statement, the condition set forth in clause (b) has been satisfied.

    Newco's obligations to effect the Merger are further subject, in addition to certain other customary conditions, to the following additional conditions: (a) Newco shall have received evidence, in form and substance reasonably satisfactory to it, that such licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental entities and other third parties as are necessary in connection with the transactions contemplated by the Merger Agreement have been obtained, except such licenses, permits, consents, approvals, authorizations, qualifications and orders which would not, individually or in the aggregate, have a material adverse affect with respect to the Company; (b) there shall not be pending or threatened by any governmental entity any suit, action or proceeding (or by any other person any suit, action or proceeding which has a reasonable likelihood of success), (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement or the Stockholders Agreement or seeking to obtain from the Partnership, Newco or any of their affiliates any damages that are material to such party, (ii) seeking to prohibit or limit the ownership or operation by the Company, the Partnership or any of their respective subsidiaries of any material portion of the business or assets of the Company or any of its subsidiaries, to dispose of or hold separate any material portion of the business or assets of the Company or any of its subsidiaries, as a result of the Merger or any of the other transactions contemplated by the Merger Agreement or the Stockholders Agreement, (iii) seeking to impose limitations on the ability of the Partnership or Newco to acquire or hold, or exercise full rights of ownership of, any shares of Amphenol Common Stock, including, without limitation, the right to vote the Amphenol Common Stock on all matters properly presented to the stockholders of the Company or (iv) seeking to prohibit the Partnership or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company or its subsidiaries; (c) Newco shall have received certain agreements from each person identified by the Company as an "affiliate" of the Company for purposes of Rule 145 under the Securities Act; (d) the Company shall have received the proceeds of financing on the terms and conditions contemplated by the Merger Agreement or upon terms and conditions which are, in the reasonable judgement of Newco, substantially equivalent thereto, and to the extent that any terms and conditions were not so contemplated, on terms and conditions reasonably satisfactory to Newco; (e) Newco shall be reasonably satisfied that the Merger shall be recorded as a recapitalization for financial reporting purposes; (f) Newco shall have received evidence that the terms of the Subordinated Notes shall have been amended to the reasonable satisfaction of Newco including, without limitation, the elimination of the negative covenants contained therein and the elimination of any restrictions applicable to the transactions contemplated by the Merger Agreement; the Company shall have purchased an aggregate principal amount of Subordinated Notes equal to the minimum condition of the Debt Tender Offer, and the Company shall have called the Senior Notes for redemption; and (g) Messrs. Loeffler, Jepsen and Cohane shall have entered into one or more subscription, option, stockholder and/or other agreements relating to their respective equity interests in the Company after the Effective Time on terms and conditions substantially consistent with the agreement in principle delivered to the Company prior to the date of the Merger Agreement or otherwise satisfactory to Newco.

    The obligations of the Company to effect the Merger are further subject to customary closing conditions. See "REGULATORY APPROVALS."

TERMINATION

    The Merger Agreement may be terminated at any time prior to the Effective Time of the Merger, whether before or after approval of the Merger by the stockholders of the Company:

    (a) by mutual written consent of Newco and the Company;

    (b) by either Newco or the Company if:

        (i) any governmental entity shall have issued an order, decree or ruling or taken any other action permanently enjoining or otherwise prohibiting the Merger or the Debt Tender Offer and such order, decree, ruling or other action shall have become final and nonappealable; or

        (ii) if the Merger shall not have been consummated on or before June 30, 1997 (other than due to the failure of the party seeking to terminate the Merger Agreement to perform its obligations under the Merger Agreement required to be performed at or prior to the Effective Time of the Merger); or

       (iii) at a duly held meeting of the stockholders of the Company (including any adjournment thereof) held for the purpose of voting on the Merger, the Merger Agreement and the consummation of the transactions contemplated thereby, the holders of a majority of the outstanding shares of Amphenol Common Stock shall not have approved the Merger, the Merger Agreement and the consummation of the transactions contemplated thereby;

    (c) by Newco if: the Company or its Board of Directors shall have (i) withdrawn, modified or amended in any respect adverse to Newco its approval or recommendation of the Merger Agreement or any of the transactions contemplated therein, (ii) failed as soon as practicable after the Registration Statement was declared effective to mail the Proxy Statement to its stockholders or failed to include in such statement such recommendation, (iii) recommended any Transaction Proposal from a person other than Newco or any of its affiliates, (iv) resolved to do any of the foregoing or (v) in response to the commencement of any tender offer or exchange offer for more than 20% of the outstanding shares of Amphenol Common Stock, not recommended rejection of such tender offer or exchange offer; or

    (d) by the Company, if: pursuant to and in compliance with the Merger Agreement, the Board of Directors of the Company concludes in good faith, based on written advice from outside counsel, that in order to prevent the Board of Directors of the Company from breaching its fiduciary duties to the stockholders of the Company under the DGCL, the Board of Directors must not make or must withdraw or modify its recommendation to stockholders to approve the Merger Agreement, the Merger and the transactions contemplated thereby and the Board of Directors does not make or withdraws or modifies such recommendation.

AMENDMENT AND WAIVER

    The Merger Agreement may be amended by the parties by action taken by or on behalf of their respective Boards of Directors at any time; provided, however, that, after approval of the Merger by the stockholders of Amphenol, no amendment may be made which would reduce the amount or change the type of consideration into which each share of Amphenol Common Stock shall be converted upon consummation of the Merger and if any material amendment to the Merger Agreement were to be made after the date of this Proxy Statement, the proxies solicited hereby would be resolicited pursuant to a revised proxy statement. The Merger Agreement may not be amended except by an instrument in writing signed by the parties thereto. At any time prior to the Effective Time any party may (a) extend the time for the performance of any of the obligations or other acts of the other parties of the Merger, (b) waive any inaccuracies in the representations and warranties made by the other party contained in the Merger Agreement or in any document delivered pursuant thereto and (c) subject to certain exceptions, waive compliance with any of the agreements or conditions contained therein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

EXPENSES AND CERTAIN REQUIRED PAYMENTS

    In addition to any other amounts which may be payable or become payable pursuant to the provisions described in the next succeeding paragraph, the Company has agreed that, if the Company shall have failed to satisfy or perform any of the conditions or obligations to be satisfied or performed by it in order to satisfy certain conditions to the Merger and, as a result thereof, the Merger Agreement is thereafter terminated, then the Company will (provided that Newco is not then in material breach of the Merger Agreement) promptly, but in no event later than one business day after the termination of the Merger Agreement (or from time to time after the scheduled closing), reimburse KKR for all its documented Expenses (as defined below) in connection with the Merger and the consummation of all transactions contemplated by the Merger Agreement and the financing thereof, provided that, except as set forth in the next succeeding proviso or with respect to any reimbursement following the closing, in no event will the Company be required to pay in excess of an aggregate of $5 million pursuant to such provision; and provided further, that, whether or not the Company has satisfied or performed such conditions and obligations, in the event a fee is payable to KKR pursuant to the provisions described in the next succeeding paragraph, the Company will be required to pay Expenses up to a maximum of $12.5 million. The term "Expenses" means all out-of-pocket expenses and fees, including, without limitation, fees payable to all banks, investment banking firms and other financial institutions, and their respective agents and counsel, and all fees of counsel, accountants, financial printers, experts and consultants to Newco and its affiliates. If the foregoing conditions for Expense reimbursement are not satisfied, then unless a fee is payable in the circumstances described below, failure to obtain the approval of the Merger Agreement by the requisite vote of the holders of outstanding shares of Common Stock will not entitle KKR to Expense reimbursement.

    Under the Merger Agreement, (i) if the Merger Agreement shall have been terminated in accordance with its terms AND either of the following shall have occurred prior to such termination: (A) any corporation (including the Company or any of its subsidiaries or affiliates), partnership, person, or other entity or "group" (as referred to in Section 13(d)(3) of the Exchange Act) other than Newco or any of its affiliates and other than any party to the Stockholders Agreement (including any Permitted Transferee (as defined in the Stockholders Agreement) which becomes a party to the Stockholders Agreement (collectively, "Persons")) shall have become the beneficial owner of more than 20% of the outstanding shares of Amphenol Common Stock; or (B)(x) any person (other than Newco or any of its affiliates) shall have made, or proposed, communicated or disclosed in a manner which is or otherwise becomes public (including being known by stockholders of the Company owning of record or beneficially in the aggregate 5% or more of the outstanding shares of Amphenol Common Stock) a bona fide intention to make a Transaction Proposal (including by making such a Transaction Proposal) AND (y) on or prior to January 15, 1998, the Company either consummates with a Person a transaction the proposal of which would otherwise qualify as a Transaction Proposal under the Merger Agreement or enters into an agreement with a Person with respect to a transaction the proposal of which would otherwise qualify as a Transaction Proposal under the Merger Agreement (whether or not such Person is the Person referred to in clause (x) above); or (ii) if the Merger Agreement is terminated pursuant to the provisions described in clauses (c) or (d) under "--Termination" above, then the Company will, (1) in the case of clause (i)(A) and (ii) above, promptly, but in no event later than one business day after the termination of the Merger Agreement and
(2) in the case of clause (i)(B) above, promptly, but in no event later than one business day after an event specified in subclause (y) thereof shall have occurred, pay KKR a fee of $37.5 million in cash, which amount shall be payable in same day funds. No termination of the Merger Agreement at a time when a fee is reasonably expected to be payable pursuant to such provision following termination of the Merger Agreement will be effective until such fee is paid. Only one fee in the aggregate of $37.5 million will be payable pursuant to such provision. No amount payable pursuant to any of the other provisions of the Merger Agreement will reduce the amount of the fee payable pursuant to such provision.

    In addition to the foregoing, in the event a fee is or becomes payable pursuant to the provisions described in the two immediately preceding paragraphs, the Company has agreed promptly, but in no event later than two business days following written notice thereof, together with related bills or receipts, to reimburse KKR and Newco for all reasonable out-of-pocket costs, fees and expenses, including, without limitation, the reasonable fees and disbursements of counsel and the expenses of litigation, incurred in connection with collecting the Expenses described above and the fees described in the two immediately preceding paragraphs as a result of any breach by the Company of its obligations described above.

    Except as otherwise provided above, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses.

                CERTAIN PROVISIONS OF THE STOCKHOLDERS AGREEMENT

    The following summarizes the material provisions of the Stockholders Agreement, a copy of which appears as Annex II to this Proxy Statement and is incorporated herein by reference. This summary is qualified in its entirety by reference to the Stockholders Agreement.

VOTING

    Each DeGeorge Stockholder has severally agreed that, until the Termination Date (as defined under "--Termination") at any meeting of the stockholders of the Company, however called, or in connection with any written consent of the stockholders of the Company, such DeGeorge Stockholder will vote (or cause to be voted) the Subject Shares of such DeGeorge Stockholder (i) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and the Stockholders Agreement and any actions required in furtherance thereof; (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or the Stockholders Agreement; and (iii) except as specifically requested in writing by NXS in advance, against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (1) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its subsidiaries; (2) a sale, lease or transfer of a material amount of assets of the Company or its subsidiaries or a reorganization, recapitalization, dissolution or liquidation of the Company or its subsidiaries; (3) (a) any change in the majority of the board of directors of the Company; (b) any material change in the present capitalization of the Company or any amendment of the Company's Certificate of Incorporation or By-Laws; (c) any other material change in the Company's corporate structure or business; or (d) any other action which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or materially adversely affect the Merger or the transactions contemplated by the Merger Agreement or the Stockholders Agreement or the contemplated economic benefits of any of the foregoing. Pursuant to the Stockholders Agreement, the DeGeorge Stockholders agreed not to enter into any agreement or understanding with any person or entity prior to the Termination Date to vote or give instructions after the Termination Date in any manner inconsistent with clauses (i), (ii) or
(iii) of the preceding sentence.

    Pursuant to the Stockholders Agreement, each DeGeorge Stockholder has granted to, and appointed, NXS and Michael Michelson, President of NXS, and Marc Lipschultz, Vice President of NXS, in their respective capacities as officers of NXS, and any individual who succeeds to any such office of NXS, and any other designee of NXS, each of them individually, such DeGeorge Stockholder's irrevocable (until the Termination Date) proxy and attorney-in-fact (with full power of substitution) to vote the Subject Shares as indicated in the preceding paragraph. Each DeGeorge Stockholder has agreed that such proxy will be irrevocable (until the Termination Date) and coupled with an interest and will take such further action and execute such other instruments as may be necessary to effectuate the intent of such proxy and has revoked any proxy previously granted by such DeGeorge Stockholder with respect to such DeGeorge Stockholder's Subject Shares.

THIRD PARTY BUSINESS COMBINATION; REMEDY

    Pursuant to the Stockholders Agreement, NXS and the DeGeorge Stockholders have agreed that if the Merger Agreement is terminated in the circumstances described in paragraph (c) or (d) under "CERTAIN PROVISIONS OF THE MERGER AGREEMENT--Termination," or if the Merger Agreement is terminated in accordance with any of its other terms (other than a termination by the Company as a result of a failure to consummate the Merger on or before June 30, 1997) and either of the following shall have occurred: (A) any Person, other than Newco or any of its affiliates and other than any party to the Stockholders Agreement, including any Permitted Transferee which becomes a party to the Stockholders Agreement, becomes the beneficial owner of more than 20% of the outstanding shares of Amphenol Common Stock; or (B) any Person (other than Newco or any of its affiliates) shall have made, or proposed, communicated or disclosed in a manner which is or otherwise becomes public (including being known by stockholders of Amphenol owning of record or beneficially in the aggregate 5% or more of the outstanding shares of Amphenol Common Stock) a bona fide intention to make a Transaction Proposal (including by making such a Transaction Proposal), and, upon or following any such termination, either (i) one or more of the DeGeorge Stockholders or (ii) NXS receives any cash or non-cash consideration in respect of all or any portion of the Subject Shares in connection with a Third Party Business Combination during the period commencing on the date of the Stockholders Agreement and ending one year from the date the Merger Agreement is terminated, the party or parties in clause (i) or (ii) receiving such consideration (the "Selling Party" and the other party or parties the "Non-Selling Party" with respect to any particular transaction) will promptly pay over to the Non-Selling Party or its designee (x) one half of the excess, if any, of such consideration over (y) the product of the Cash Election Price and the number of Subject Shares with respect to which such Selling Party received such consideration; PROVIDED that, (i) if the consideration received by the Selling Party shall be securities listed on a national securities exchange or traded on the NASDAQ National Market ("NASDAQ"), the per share value of such consideration will be equal to the closing price per share listed on such national securities exchange or NASDAQ on the date such transaction is consummated and (ii) if the consideration received by the Selling Party shall be in a form other than such listed securities, the per share value shall be determined in good faith as of the date such transaction is consummated by the Non-Selling Party or its designee and the Selling Party, or, if the Non-Selling Party or its designee and the Selling Party cannot reach agreement, by a nationally recognized investment banking firm reasonably acceptable to the parties.

NO SOLICITATION

    Each DeGeorge Stockholder has agreed, in its capacity as such, that, prior to the Termination Date, such DeGeorge Stockholder will not, directly or indirectly, (including through advisors, agents or other intermediaries) solicit (including by way of furnishing information) or respond to any inquiries or the making of any proposal by any person or entity (other than NXS, Newco or any affiliate thereof) with respect to the Company that constitutes or could reasonably be expected to lead to a Transaction Proposal, PROVIDED, however, that the foregoing shall not restrict a DeGeorge Stockholder who is also a director of the Company from taking actions in such DeGeorge Stockholder's capacity as a director to the extent and in the circumstances permitted by the Merger Agreement. Each DeGeorge Stockholder also agreed that if such DeGeorge Stockholder in its capacity as such receives any such inquiry or proposal, then such DeGeorge Stockholder shall promptly inform NXS of the terms and conditions, if any, of such inquiry or proposal and the identity of the person making it. Each DeGeorge Stockholder, in its capacity as such, also agreed to immediately cease and cause to be terminated any then existing activities, discussions or negotiations with any parties conducted prior to entering into the Merger Agreement with respect to any of the foregoing.

TRANSFER RESTRICTIONS

    Pursuant to the Stockholders Agreement, each DeGeorge Stockholder has agreed that, prior to the Termination Date, such DeGeorge Stockholder will not, directly or indirectly: (i) except pursuant to the terms of the Merger Agreement and to NXS pursuant to the Stockholders Agreement, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, enforce or permit the execution of the provisions of any redemption agreement with the Company or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, or exercise any discretionary powers to distribute, any or all of such DeGeorge Stockholder's Subject Shares or any interest therein, including any trust income or principal, except in each case to certain Permitted Transferees as specified in such Agreement, who are or agree to become bound by the Stockholders Agreement;
(ii) except as contemplated in the Stockholders Agreement, grant any proxies or powers of attorney with respect to any Subject Shares, deposit any Subject Shares into a voting trust or enter into a voting agreement with respect to any Subject Shares; or (iii) take any action that would make any representation or warranty of such DeGeorge Stockholder contained in the Stockholders Agreement untrue or incorrect or have the effect of preventing or disabling such DeGeorge Stockholder from performing such DeGeorge Stockholder's obligations under the Stockholders Agreement.

ELECTION UNDER MERGER AGREEMENT

    In connection with the Merger, each DeGeorge Stockholder has agreed to elect to receive cash upon conversion of, and with respect to, all of such DeGeorge Stockholder's Subject Shares unless otherwise agreed with NXS.

COMPETITION

    Each DeGeorge Stockholder has agreed that for the period ending four years after the Effective Time of the Merger, such DeGeorge Stockholder will not, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected in any manner with, any business which competes with any of the businesses of the Company or any subsidiary or joint venture thereof as such businesses are conducted as of the Effective Time of the Merger and as any such businesses are to be conducted based upon a product or service which is in development as of the Effective Time of the Merger (any such business, a "Relevant Business"), except that the DeGeorge Stockholders may together have beneficial ownership of up to 5%, in the aggregate, of a publicly traded company engaged in a business which competes with a Relevant Business. Each DeGeorge Stockholder has agreed that for a period ending five years after the Effective Time of the Merger, such DeGeorge Stockholder will not disclose to any other party, unless required to do so by law, any confidential, nonpublic or proprietary information relating to the Company or to any subsidiary or joint venture thereof which information was acquired during the course of such DeGeorge Stockholder's relationship with the Company. Each DeGeorge Stockholder has agreed that for a period ending five years after the Effective Time of the Merger, without the prior written consent of the Company, neither such DeGeorge Stockholder nor any business or enterprise with which such DeGeorge Stockholder is associated as an officer, director or controlling stockholder or other investor with the power to direct or cause the direction of the management of such business or enterprise will employ or attempt to employ an employee of the Company or any of its subsidiaries or joint ventures.

THE NXS OPTION

    Each DeGeorge Stockholder has, severally and not jointly, granted to NXS the NXS Option which will attach to each DeGeorge Stockholder's Shares and be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise. The Exercise Price of the NXS Option will be equal to the product of the Cash Price and the number of Subject Shares purchased upon the exercise thereof. The NXS Option may be exercised until the applicable date specified below (the "NXS Option Termination Date"):

        (i) If the Merger is terminated (x) in the circumstances described in paragraph (c) or (d) under "CERTAIN PROVISIONS OF THE MERGER AGREEMENT--Termination," or (y) in accordance with any other provision of the Merger Agreement (other than a termination by the Company as a result of a failure to consummate the Merger on or before June 30, 1997) and either of the following shall have occurred: (A) any Person other than Newco or any of its affiliates and other than any party to the Stockholders Agreement, including any Permitted Transferee which becomes a party to the

    Stockholders Agreement, shall have become the beneficial owner of more than 20% of the outstanding shares of Amphenol Common Stock; or (B) any Person (other than Newco or any of its affiliates) shall have made, or proposed, communicated or disclosed in a manner which is or otherwise becomes public (including being known by stockholders of Amphenol owning of record or beneficially in the aggregate 5% or more of the outstanding shares of Amphenol Common Stock) a bona fide intention to make a Transaction Proposal (including by making such a Transaction Proposal), then the NXS Option may be exercised by NXS during the period commencing upon the date of such termination and ending on the date which is six months later.

        (ii) If the Merger is consummated, then the NXS Option may be exercised by NXS, with respect to any or all of the Subject Shares not converted into the right to receive the Cash Price in the Merger, during the period commencing upon the Effective Time of the Merger and ending 30 days thereafter.

       (iii) In all other circumstances, the NXS Option will expire on the date of termination of the Merger Agreement.

THE STOCKHOLDERS OPTION

    NXS has granted to each DeGeorge Stockholder an irrevocable option to sell the Subject Shares to NXS at the Exercise Price. The Stockholders Option may be exercised by the DeGeorge Stockholders, as a whole and not in part, during the period commencing upon the Effective Time of the Merger and ending 30 days thereafter.

TERMINATION

    The obligations of the DeGeorge Stockholders described under "--Voting," "--No Solicitation" and "--Transfer Restrictions" will terminate upon the first to occur (a) the Effective Time of the Merger and (b) the date the Merger Agreement is terminated in accordance with its terms (the "Termination Date"). In the event the Merger Agreement is terminated, the obligations described under "--Competition" will also terminate. All other agreements and obligations of the parties to the Stockholders Agreement will survive the Effective Time of the Merger and/or the Termination Date except as otherwise set forth in the Stockholders Agreement.

                       PRINCIPAL STOCKHOLDERS OF AMPHENOL

    Listed in the following table are (1) those stockholders known to Amphenol to be the beneficial owners of more than five percent of the Company's Common Stock as of March 24, 1997 and (2) Lawrence F. DeGeorge.

                             NAME AND ADDRESS OF                               AMOUNT AND NATURE OF  PERCENT OF
                              BENEFICIAL OWNER                                 BENEFICIAL OWNERSHIP   CLASS(5)
-----------------------------------------------------------------------------  --------------------  -----------
Lawrence J. DeGeorge.........................................................        11,362,918(1)(3)      25.41%
176 Spyglass Lane
Jupiter, Florida

Florence A. DeGeorge.........................................................        11,362,918(2)(3)      25.41%
176 Spyglass Lane
Jupiter, Florida

Lawrence F. DeGeorge.........................................................         2,124,535(4)         4.75%
3127 Casseeky Island Road
Jupiter, Florida 33477

Aggregate Ownership
  of Lawrence J. DeGeorge,
  Florence A. DeGeorge and
  Lawrence F. DeGeorge ......................................................        13,487,453           30.16%

Clover Capital Management, Inc...............................................         2,779,685(6)         6.22%
11 Tobey Village Office Park
Pittsford, N.Y. 14534(6)

------------------------

(1) Includes 1,245,166 shares held by the Lawrence J. and Florence A. DeGeorge Charitable Trust and 3,188,150 shares beneficially owned by Florence A. DeGeorge, all of which may be deemed to be beneficially owned by Mr. DeGeorge. Lawrence J. DeGeorge is the husband of Florence A. DeGeorge. Mr. DeGeorge disclaims beneficial ownership of the shares beneficially owned by his wife.

(2) Includes 485,604 shares held by the Lawrence J. and Florence A. DeGeorge Charitable Trust and 8,174,768 shares beneficially owned by Lawrence J. DeGeorge, all of which may be deemed to be beneficially owned by Mrs. DeGeorge. Florence A. DeGeorge is the wife of Lawrence J. DeGeorge. Mrs. DeGeorge disclaims beneficial ownership of the shares beneficially owned by her husband.

(3) Does not include and Lawrence J. DeGeorge and Florence A. DeGeorge disclaim beneficial ownership of the 2,124,535 shares owned directly by their son, Lawrence F. DeGeorge.

(4) Does not include and Lawrence F. DeGeorge disclaims beneficial ownership of the 11,362,918 shares beneficially owned by his parents, Lawrence J. DeGeorge and Florence A. DeGeorge.

(5) Calculated without giving effect to the exercise of up to 156,841 options exercisable as of March 24, 1997.

(6) Based upon a Schedule 13G filed by Clover Capital Management, Inc. ("Clover") and its directors on February 14, 1997. Includes 4,000 shares owned beneficially by such directors (other than indirectly through Clover).

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth, as of March 24, 1997, certain information concerning ownership of shares of Amphenol Common Stock by each director and nominee for director of the Company, each executive officer of the Company named in "EXECUTIVE COMPENSATION AND OTHER MATTERS" and all directors and executive officers of the Company as a group.

                                    NAME OF                                       AMOUNT AND NATURE OF  PERCENT OF
                                BENEFICIAL OWNER                                  BENEFICIAL OWNERSHIP   CLASS(5)
--------------------------------------------------------------------------------  --------------------  -----------
Timothy F. Cohane...............................................................           128,253(1)        0.29%
Florence A. DeGeorge............................................................        11,362,918(2)       25.41%
Lawrence J. DeGeorge............................................................        11,362,918(3)       25.41%
Edward G. Jepsen................................................................           198,386           0.44%
Martin H. Loeffler..............................................................           189,085           0.42%
A. Henry Morgan.................................................................             5,000           0.01%
Dr. Marcia A. Savage............................................................                 0          --
Edward C. Wetmore...............................................................             8,766(4)        0.02%
All executive officers and directors of the Company as a group
  (9 persons)...................................................................        11,920,227          26.66%

------------------------

(1) Excludes, and Mr. Cohane disclaims beneficial ownership of, 77,324 shares owned by his wife.

(2) Includes, and Mrs. DeGeorge disclaims beneficial ownership of, the 8,174,768 shares beneficially owned by her husband, Lawrence J. DeGeorge, directly and as a donor to the Lawrence J. DeGeorge and Florence A. DeGeorge Charitable Trust.

(3) Includes, and Mr. DeGeorge disclaims beneficial ownership of, the 3,188,150 shares beneficially owned by his wife, Florence A. DeGeorge, directly and as a donor to the Lawrence J. DeGeorge and Florence A. DeGeorge Charitable Trust.

(4) Excludes, and Mr. Wetmore disclaims beneficial ownership of, 37,214 shares owned by his wife.

(5) Without giving effect to the exercise of 156,841 options to purchase Amphenol Common Stock exercisable as of March 24, 1997.

                              REGULATORY APPROVALS

    The Merger is subject to the expiration or termination of the applicable waiting period under the HSR Act (which condition has been satisfied). Certain aspects of the Merger will require notification to, and filings with, certain securities and other authorities in certain states, including jurisdictions where the Company currently operates.

ANTITRUST

    Under the HSR Act and the rules promulgated thereunder by the FTC, the Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division and the applicable waiting period has expired or been terminated. On February 14, 1997, the Company and Newco filed Notification and Report Forms under the HSR Act with the FTC and the Antitrust Division. On February 26, 1997, the FTC and the Antitrust Division granted early termination of the waiting period under the HSR Act with respect to the Merger effective immediately. At any time before or after consummation of the Merger, notwithstanding that early termination of the waiting period under the HSR Act has been granted, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of the Company. At any time before or after the Effective Time, and notwithstanding that early termination of the waiting period under the HSR Act has been granted, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of the Company. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

    Based on information available to them, the Company and Newco believe that the Merger can be effected in compliance with federal and state antitrust laws. However, there can be no assurance that a challenge to the consummation of the Merger on antitrust grounds will not be made or that, if such a challenge were made, the Company and Newco would prevail or would not be required to accept certain adverse conditions in order to consummate the Merger.

OTHER

    The obligations of Newco under the Merger Agreement are also subject to the receipt of all necessary licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties as are necessary in connection with the transactions contemplated by the Merger.

                         NEWCO, NXS AND THE PARTNERSHIP

    Newco, a Delaware corporation and as of the date hereof a wholly owned subsidiary of the Partnership, was organized in connection with the Merger and has not carried on any activities to date other than those incident to its formation and the transactions contemplated by the Merger Agreement. The Partnership, whose principal assets as of the date hereof consist of the shares of Newco and its interest in NXS, is a Delaware limited partnership, the general partner of which is KKR Associates 1996 L.P., a Delaware limited partnership. The general partner of KKR Associates 1996 L.P. is KKR 1996 GP LLC, a Delaware limited liability company. The members of KKR 1996 GP LLC are Messrs. Kravis, Roberts, MacDonnell, Raether, Michelson, Greene, Tokarz, Golkin, Robbins, Stuart and Gilhuly. The managing members of KKR 1996 GP LLC are Messrs. Kravis and Roberts. Each of the members of KKR 1996 GP LLC is also a member of the limited liability company which serves as the general partner of KKR, and Mr. Lipschultz is an executive of KKR. Messrs. Michelson and Lipschultz are the directors of Newco. Prior to the Effective Time, Messrs. Kravis and Roberts are also expected to become directors of Newco. The officers of Newco are as of the date hereof:
Mr. Michelson, as President, Treasurer and Assistant Secretary, and Mr. Lipschultz, as Vice President, Secretary and Assistant Treasurer. It is expected that prior to the Effective Time, one or more other partnerships organized at the direction of KKR may acquire interests in Newco and/or NXS.

    KKR, an affiliate of KKR 1996 GP LLC, is expected to receive a fee of $18 million in cash from the Company upon consummation of the Merger and, from time to time in the future, KKR may receive customary fees for advisory services rendered to Amphenol. Such fees will be negotiated from time to time with the independent members of Amphenol's Board of Directors on an arms-length basis and will be based on the services performed and the prevalent fees then charged by third-parties for comparable services. In addition, KKR will receive an annual management consulting fee of $1,000,000.

                        DISSENTING STOCKHOLDERS' RIGHTS

    Record holders of shares of Amphenol Common Stock who follow the appropriate procedures are entitled to appraisal rights under Section 262 of the DGCL in connection with the Merger. The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 which is reprinted in its entirety as Annex IV to this Proxy Statement. Except as set forth herein, stockholders of the Company will not be entitled to appraisal rights in connection with the Merger.

    Under the DGCL, record holders of shares of Amphenol Common Stock who follow the procedures set forth in Section 262 and who have not voted in favor of the Merger will be entitled to have their shares of Amphenol Common Stock (such shares "Dissenting Shares") appraised by the Delaware Court of Chancery and to receive payment of the "fair value" of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, as determined by such court.

    Under Section 262, where a merger agreement is to be submitted for approval and adoption at a meeting of stockholders, as in the case of the Special Meeting, not less than 20 days prior to the meeting, the Company must notify each of the holders of shares of Amphenol Common Stock at the close of business on the Record Date that such appraisal rights are available and include in each such notice a copy of Section 262. This Proxy Statement constitutes such notice. Any such stockholder who wishes to exercise appraisal rights should review the following discussion and Annex IV carefully because failure to timely and properly comply with the procedures specified in Section 262 will result in the loss of appraisal rights under the DGCL.

    A holder of shares of Amphenol Common Stock wishing to exercise appraisal rights must deliver to the Company, before the vote on the approval and adoption of the Merger Agreement at the Special Meeting, a written demand for appraisal of such holder's shares of Amphenol Common Stock. In addition, a holder of shares of Amphenol Common Stock wishing to exercise appraisal rights must hold of record such shares on the date the written demand for appraisal is made and must continue to hold such shares through the Effective Time.

    Only a holder of record of shares of Amphenol Common Stock is entitled to assert appraisal rights for the shares of Amphenol Common Stock registered in that holder's name. A demand for appraisal should be executed by or on behalf of the holder of record fully and correctly, as the holder's name appears on the stock certificates.

    If the shares of Amphenol Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares of Amphenol Common Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or owners. A record holder such as a broker who holds shares of Amphenol Common Stock as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of Amphenol Common Stock held for one or more beneficial owners while not exercising such rights with respect to the shares of Amphenol Common Stock held for other beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought and where no number of shares is expressly mentioned the demand will be presumed to cover all shares of Amphenol Common Stock held in the name of the record owner. Holders of shares of Amphenol Common Stock who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such nominee. All written demands for appraisal of shares of Amphenol Common Stock should be mailed or delivered to Edward C. Wetmore, General Counsel and Secretary, Amphenol Corporation, 358 Hall Avenue, Wallingford, Connecticut 06492 so as to be received before the vote on the approval and adoption of the Merger Agreement at the Special Meeting.

    Within 10 days after the Effective Time, the Company, as the surviving corporation in the Merger, must send a notice as to the effectiveness of the Merger to each person who has satisfied the appropriate provisions of Section
262. Within 120 days after the Effective Time, but not thereafter, the Company, or any holder of shares of Amphenol Common Stock entitled to appraisal rights under Section 262 and who has complied with the foregoing procedures, may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of such shares. The Company is not under any obligation, and has no present intention, to file a petition with respect to the appraisal of the fair value of the shares of

Amphenol Common Stock. Accordingly, it is the obligation of the stockholders to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262.

    Within 120 days after the Effective Time, any record holder of shares of Amphenol Common Stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the Company a statement setting forth the aggregate number of shares of Amphenol Common Stock with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statements must be mailed within 10 days after a written request therefor has been received by the Company.

    If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine the holders of shares of Amphenol Common Stock entitled to appraisal rights and will appraise the "fair value" of the shares of Amphenol Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Holders considering seeking appraisal should be aware that the fair value of their shares of Amphenol Common Stock as determined under Section 262 could be more than, the same as or less than the value of the consideration that they would otherwise receive in the Merger if they did not seek appraisal of their shares of Amphenol Common Stock. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings. More specifically, the Delaware Supreme Court has stated that: "Fair value, in an appraisal context, measures `that which has been taken from the shareholder, viz., his proportionate interest in a going concern.' In the appraisal process the corporation is valued `as an entity,' not merely as a collection of assets or by the sum of the market price of each share of its stock. Moreover, the corporation must be viewed as an on-going enterprise, occupying a particular market position in the light of future prospects." In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a stockholder's exclusive remedy. The Court will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of Amphenol Common Stock have been appraised. The costs of the action may be determined by the Court and taxed upon the parties as the Court deems equitable. The Court may also order that all or a portion of the expenses incurred by any holder of shares of Amphenol Common Stock in connection with an appraisal, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged PRO RATA against the value of all of the shares of Amphenol Common Stock entitled to appraisal.

    Any holder of shares of Amphenol Common Stock who has duly demanded an appraisal in compliance with Section 262 will not, after the Effective Time, be entitled to vote the shares of Amphenol Common Stock subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares of Amphenol Common Stock as of a date prior to the Effective
Time).

    If any holder of shares of Amphenol Common Stock who demands appraisal of shares under Section 262 fails to perfect, or effectively withdraws or loses, the right to appraisal, as provided in the DGCL, the shares of Amphenol Common Stock of such holder will be converted into either (i) the Cash Price or (ii) a Non-Cash Election Share in accordance with the Merger Agreement, as more fully described under "THE MERGER--Merger Consideration" and "--Non-Cash Election." A holder of shares of Amphenol Common Stock will fail to perfect, or will effectively lose, the right to appraisal if no petition for appraisal is filed within 120 days after the Effective Time. A holder may withdraw a demand for appraisal by delivering to the Company a written withdrawal of the demand for appraisal and acceptance of the Merger, except that any such attempt to withdraw made more than 60 days after the Effective Time will require the written approval of the Company.

    FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

    The foregoing is a summary of certain of the provisions of Section 262 of the DGCL and is qualified in its entirety by reference to the full text of such Section, a copy of which is attached hereto as Annex IV.

                           CERTAIN PENDING LITIGATION

    On January 23, 1997 (the date on which the proposed Merger was publicly announced) and on January 29, 1997, the Company and its directors (four of whom are also executive officers of the Company) were named as defendants in complaints filed in the Court of Chancery in the State of Delaware by two persons and one person, respectively, claiming to be stockholders of the Company, individually and purportedly as a class action on behalf of stockholders of the Company. In general, the complaints allege that the Company's directors have breached their fiduciary duties by, among other things, resolving to approve the Merger at an allegedly inadequate price and by allegedly failing to take adequate steps to enhance the value of the Company and/or its attractiveness as a merger or acquisition candidate, including failing to conduct an auction process. The complaints seek injunctive relief prohibiting the Company from, among other things, consummating the Merger. The complaints also seek unspecified damages, attorneys' fees and other relief.

    The Company believes that the allegations contained in the complaints are without merit and intends to contest the actions vigorously, on behalf of itself and its directors if the plaintiffs elect to proceed with their actions.

               INDEPENDENT PUBLIC ACCOUNTANTS AND LEGAL OPINIONS

FINANCIAL STATEMENTS

    The consolidated financial statements of the Company as of December 31, 1996 and December 31, 1995 and for each of the three years in the period ended December 31, 1996 incorporated herein by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1996 have been audited by Price Waterhouse LLP, independent accountants, as indicated in their report with respect thereto and incorporated by reference herein.

    Representatives of Price Waterhouse LLP are expected to be present at the Special Meeting, where they will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

LEGAL OPINIONS

    The legality of Amphenol Common Stock being retained in the Merger is being passed on by Winthrop, Stimson, Putnam and Roberts, New York, New York, special counsel to the Company.

    Winthrop, Stimson, Putnam and Roberts has delivered an opinion concerning certain federal income tax consequences of the Merger. See "THE MERGER--Certain Federal Income Tax Consequences."

                                  PROPOSAL TWO
                             ELECTION OF DIRECTORS

    The Restated Certificate of Incorporation and By-Laws of the Company provide for a Board of Directors of three or more directors. Currently, the number of directors of the Company is set at seven. Directors of the Company are elected for terms of three years, with one-third of the directors subject to election each year. Accordingly, action will be taken at the meeting for the election of two directors, Lawrence J. DeGeorge and Dr. Marcia A. Savage. Each of these directors will hold office either until their terms expire at the 2000 Annual Meeting of stockholders of the Company or until their successors shall have been elected or appointed (as the case may be) and qualified. However, if the Merger Proposal is approved and adopted by the Amphenol stockholders and the Merger is consummated, the directors of Amphenol immediately after the Effective Time will be Martin H. Loeffler and the then current directors of Newco. Thereafter, the Board of Directors will be subject to change from time to time.

    It is intended that the proxies delivered pursuant to this solicitation will be voted in favor of the election of Mr. DeGeorge and Dr. Savage, except in cases of proxies bearing contrary instructions. In the event that either of these nominees should become unavailable for election for any presently unforeseen reason, the person named in the proxy will have the right to use his discretion to vote for a substitute.

    The Board of Directors recommends a vote FOR the two nominees for election as directors. The affirmative vote of the holders of a plurality of the shares represented and voted in the election at the Special Meeting at which a quorum is present is required for the election of the nominees.

CERTAIN INFORMATION CONCERNING NOMINEES AND EXECUTIVE OFFICERS

    BOARD OF DIRECTORS. The following table sets forth the names of the nominees, their ages, the year in which each was first elected a director, their positions with the Company, their principal occupations and employers for at least the last five years and any other directorships held by them in companies that are subject to the reporting requirements of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940, as amended. For information concerning membership on committees of the Board of Directors, see "--The Board of Directors and Certain Committees of the Board" below. For information concerning directors' ownership of Common Stock, see "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT."

                         NOMINEES FOR ELECTION IN 1997

          NAME, AGE AND YEAR                                       PRINCIPAL OCCUPATION
        FIRST ELECTED DIRECTOR                                    AND OTHER INFORMATION
---------------------------------------  ------------------------------------------------------------------------

Lawrence J. DeGeorge...................  Chairman of the Board of the Company since June 1987. He was chief
Age 80                                   executive officer from June 1987 to May 1995. Member of the Audit and
A Director since                         Compensation Committees and Chairman of the Pension Committee. Director
June 1987                                of United International Holdings, Inc., a leading provider of multi-channel television services outside the United States. Since
                                         December 1985, Chairman of the Board and Chief Executive Officer of
                                         Times Fiber Communications, Inc. ("Times Fiber"), which became a wholly-owned subsidiary of the Company in December 1992. Chairman of the board and chief executive officer of LPL Technologies Inc. ("LPL") from
                                         1985 to December 1992 and president from 1991 to December 1992. LPL merged into a subsidiary of the Company in December 1992.

Dr. Marcia A. Savage...................  Chairperson of the Compensation Committee and member of the Audit
Age 57                                   Committee. Director of Women's Services of Western Massachusetts since
A Director since                         May 1995. President and chief executive officer of Manhattanville
December 1992                            College from 1985 to 1994. From January of 1995 to May of 1995, Dr.
                                         Savage was on sabbatical. She was also a director of LPL from 1988 to
                                         December 1992.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE PROPOSED NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS.

                 CURRENT DIRECTORS WITH TERMS EXPIRING IN 1998

          NAME, AGE AND YEAR                                       PRINCIPAL OCCUPATION
        FIRST ELECTED DIRECTOR                                    AND OTHER INFORMATION
---------------------------------------  ------------------------------------------------------------------------

Timothy F. Cohane......................  Senior Vice President of the Company since January 1994. Member of the
Age 44                                   Pension Committee. President of Times Fiber since January 1994. He was
A Director since                         senior vice president, administration of the Company from May 1993 to
June 1987                                January 1994 and vice president from December 1991 to May 1993. He was also a director of LPL from December 1986 to December 1992 and a vice president of LPL from April 1988 to December 1992.

Florence A. DeGeorge...................  Member of the Audit Committee. Director of Facilities of the Company
Age 76                                   since December 1992 and of LPL from July 1987 through December 1992.
A Director since                         Mrs. DeGeorge is the wife of Lawrence J. DeGeorge, who is Chairman of
December 1992                            the Board of the Company.

Edward G. Jepsen.......................  Executive Vice President and Chief Financial Officer of the Company
Age 53                                   since May 1989. Member of the Audit and Pension Committees. Executive
A Director since                         Vice President and Chief Financial Officer of Times Fiber since May
January 1991                             1989. Director and member of the Compensation Committee of TRC Company,
                                         Inc., an environmental research firm. He is also a Director and Chairman of the Compensation Committee of United International Holdings, Inc., a
                                         leading provider of multi-channel television services outside the United
                                         States. He was executive vice president, chief financial officer and controller of LPL from November 1988 to December 1992 and a director of
                                         LPL from January 1991 to December 1992.

Martin H. Loeffler.....................  Chief Executive Officer of the Company since May 1996. President of the
Age 52                                   Company since July 1987. Member of the Audit, Compensation and Pension
A Director since                         Committees. Vice Chairman of Times Fiber since September 1993. From May
December 1987                            1989 to December 1992, a vice president of LPL.

A. Henry Morgan........................  Chairman of the Audit Committee and member of the Compensation
Age 71                                   Committee. President of TRG Financial Services, Inc., a provider of
A Director since                         financial and business planning to individuals and businesses from 1987
December 1992                            to 1993. In 1958, founded T-Bar, Incorporated, a manufacturer of products that process computer and data communications, and from 1958 to
                                         1987, served as chairman and chief executive of that company. He was also a director of LPL from 1988 to December 1992.

                    EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

          NAME, AGE AND YEAR                                       PRINCIPAL OCCUPATION
        FIRST ELECTED DIRECTOR                                    AND OTHER INFORMATION
---------------------------------------  ------------------------------------------------------------------------

Diana G. Reardon.......................  Controller of the Company since 1994. Treasurer of the Company since
Age 37                                   1992.

Edward C. Wetmore......................  Secretary and General Counsel of the Company since 1987.
Age 40

THE BOARD OF DIRECTORS AND CERTAIN COMMITTEES OF THE BOARD

    The Board of Directors of the Company has three standing committees: The Audit Committee, the Compensation Committee and the Pension Committee. The Company does not have a Nominating Committee.

    The Audit Committee recommends the appointment of independent auditors, reviews the plan of audit, the audit report and management letter, and consults periodically with the Company's independent auditors with regard to the adequacy of internal controls. The members of the Audit Committee are Florence A. DeGeorge, Dr. Marcia A. Savage and Messrs. DeGeorge, Jepsen, Loeffler and Morgan (Chairman).

    The Compensation Committee approves compensation guidelines, reviews the role and performance of executive officers and key management personnel, establishes compensation levels for such executive officers and key management personnel (either directly or through a subcommittee) and reviews the Chairman's and the President's recommendations for compensation, bonus allocations, restricted stock awards, incentive stock option awards and long-term incentive stock awards for employees of the Company and its affiliates. The members of the Compensation Committee are Dr. Marcia A. Savage (Chairperson) and Messrs. DeGeorge, Loeffler and Morgan. Messrs. DeGeorge and Loeffler are nonvoting ex-officio members of this Committee. See "EXECUTIVE COMPENSATION AND OTHER MATTERS--Compensation Committee Interlocks and Insider Participation."

    The Pension Committee administers the Company's pension plans and consults with the trustee of the pension plans and investment managers of the assets thereof. The Pension Committee of the Board of Directors consists of Messrs. Cohane, DeGeorge (Chairman), Jepsen and Loeffler.

    During 1996, there were seven meetings of the Board of Directors, two meetings of the Audit Committee and two meetings of the Compensation Committee. The Pension Committee met informally from time to time on an as-needed basis and acted on several matters by unanimous written consent. All directors attended each of the meetings of the Board of Directors and the Committees on which they served.

    The Company has authorized a retainer to unaffiliated directors at an annual rate of $20,000 plus $500 for each Board and $650 for each Committee meeting attended (plus an additional $150 per Committee meeting for the Chairman of a committee). A director who is also an executive officer of the Company does not receive any director or Committee fees.

    Director's fees and expenses of $29,800, $31,400 and $34,644 were paid in 1996 to Mrs. DeGeorge, Dr. Savage and Mr. Morgan, respectively.

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

SUMMARY COMPENSATION TABLE

    The following table provides certain summary information concerning the compensation for the past three years of the Chairman and each of the other four most highly compensated executive officers of the Company (the "named executive officers").

                             ANNUAL COMPENSATION
                                                                                LONG-TERM COMPENSATION AWARDS
                             --------------------                     -------------------------------------------------
                                                                          LONG-TERM                        SECURITIES
                                                                          INCENTIVE        RESTRICTED      UNDERLYING
      NAME AND                                          OTHER ANNUAL        STOCK             STOCK        OPTIONS(7)/
 PRINCIPAL POSITION   YEAR    SALARY      BONUS         COMPENSATION      AWARDS(5)         AWARDS(6)        SARS(#)
--------------------  -----  --------    --------       ------------  -----------------  ---------------  -------------
M.H. Loeffler.......   1996  $660,000    $330,000(2)          0                   0                 0          50,000
President & CEO        1995   556,250     300,000(3)          0                   0                 0          25,000
                       1994   400,000     215,000(4)          0                   0                 0          25,000
L.J. DeGeorge.......   1996   600,000     210,000(2)          0                   0                 0               0
Chairman               1995   600,000     330,000(3)          0                   0                 0               0
                       1994   550,000     330,000(4)          0                   0                 0               0
E.G. Jepsen.........   1996   385,000     135,000(2)          0                   0                 0          15,000
Executive V.P. & CFO   1995   365,000     132,000(3)          0                   0                 0          15,000
                       1994   325,000     130,000(4)          0                   0                 0          15,000
T.F. Cohane.........   1996   280,000(1)   70,000(1)(2)       0                   0                 0          10,000
Senior Vice            1995   260,000(1)   78,000(1)(3)       0                   0                 0          12,000
President              1994   200,000     100,000(4)          0                   0                 0          10,000
E.C. Wetmore........   1996   204,000      41,000(2)          0                   0                 0           3,000
Secretary & General    1995   195,000      40,000(3)          0                   0                 0           3,000
Counsel                1994   175,000      35,000(4)          0                   0                 0           3,000



      NAME AND        ALL OTHER(8)
 PRINCIPAL POSITION   COMPENSATION
--------------------  -------------
M.H. Loeffler.......    $   2,858
President & CEO           605,596(9)
                            6,048
L.J. DeGeorge.......       24,816
Chairman                   24,816
                           22,560
E.G. Jepsen.........        1,930
Executive V.P. & CFO      182,564(9)
                            1,452
T.F. Cohane.........          469
Senior Vice                90,803(9)
President                     306
E.C. Wetmore........          437
Secretary & General           168
Counsel                       153

------------------------------

(1) Salary and Bonus paid by Times Fiber.

(2) 1996 Bonus was paid in January 1997.

(3) 1995 Bonus was paid in January 1996.

(4) 1994 Bonus was paid in January 1995.

(5) The Company has reserved 350,000 shares of Amphenol Common Stock pursuant to the 1996 Long-Term Incentive Stock Plan of which all 350,000 shares are available for future awards as of January 31, 1997. None of the named executive officers were awarded Long-Term Incentive Stock Awards in 1996. The Board of Directors of the Company has thus far postponed any action on any proposed Long-Term Incentive Stock Awards in 1997.

(6) The Company has reserved 350,000 shares of Amphenol Common Stock for issuance pursuant to the Amphenol Restricted Stock Plan, of which 4,334 shares are available for future awards as of January 31, 1997. None of the named executive officers were awarded restricted stock in 1996.

(7) On April 17, 1996, Messrs. Loeffler, Jepsen, Cohane and Wetmore were awarded 50,000, 15,000, 10,000 and 3,000 stock options, respectively. All stock options were awarded with an exercise price of $23.875 per share. On April 20, 1995, Messrs. Loeffler, Jepsen, Cohane and Wetmore were awarded 25,000, 15,000, 12,000 and 3,000 stock options, respectively. All stock options were awarded with an exercise price of $26.625 per share. On April 7, 1994, Messrs. Loeffler, Jepsen, Cohane and Wetmore were awarded 25,000, 15,000, 10,000 and 3,000 stock options, respectively. All stock options were awarded with an exercise price of $15.50 per share. The Company has reserved 1,000,000 shares of Amphenol Common Stock for issuance pursuant to the Amphenol Stock Option Plan, of which 452,065 shares are available for future awards as of January 31, 1997.

(8) Includes imputed compensation for Group Term Life Insurance.

(9) Includes the fair market value of restricted stock awards to Messrs. Loeffler, Jepsen and Cohane on June 24, 1992 which vested on June 24, 1995, in the amounts of $602,500, $180,750 and $90,375 respectively.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

    The following table provides information on option grants during 1996 to the named executive officers.

                               INDIVIDUAL GRANTS

                                                                                                        POTENTIAL REALIZED
                                                                                                         VALUE AT ASSUMED
                                           NUMBER OF     % OF TOTAL                                       RATES OF STOCK
                                          SECURITIES       OPTIONS                                    PRICE APPRECIATION FOR
                                          UNDERLYING     GRANTED TO      EXERCISE OR                      OPTION TERM(5)
                                          OPERATIONS    EMPLOYEES IN      BASE PRICE    EXPIRATION   ------------------------
NAME                                      GRANTED(1)   FISCAL YEAR(2)   ($/SH)(#)(3)(4)    DATE        5%($)        10%($)
----------------------------------------  -----------  ---------------  --------------  -----------  ----------  ------------
L. J. DeGeorge..........................      --             --               --            --           --           --
M.H. Loeffler...........................      50,000           28.8%      $   23.875      4/16/2006  $  750,745  $  1,902,530
E.G. Jepsen.............................      15,000            8.6%          23.875      4/16/2006     225,224       570,759
T. F. Cohane............................      10,000            5.8%          23.875      4/16/2006     150,149       380,506
E. C. Wetmore...........................       3,000            1.7%          23.875      4/16/2006      45,045       114,152

------------------------

(1) The Company has reserved 1,000,000 shares of Amphenol Common Stock for issuance pursuant to the Stock Option Plan, of which 452,065 shares are available for future awards as of January 31, 1997.

(2) Percentages indicated are based on a total of 173,600 options granted to 58 employees of the Company and its subsidiaries during 1996.

(3) No options were repriced during the last fiscal year.

(4) Options become exercisable in equal installments of 33.3%, commencing on the first anniversary of the date of grant.

(5) The potential realizable values reflected in these columns result from calculations assuming 5% and 10% growth rates over a 10 year period and are not intended to forecast future prices of Amphenol Common Stock.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END
  OPTION/SAR VALUES

    The following table provides information concerning the exercise of stock options during 1996 by the named executive officers and the year-end value of unexercised options.

                                                                                                             VALUE OF
                                                                                          NUMBER OF         UNEXERCISED
                                                                                         UNEXERCISED       IN-THE-MONEY
                                                                                           OPTIONS            OPTIONS
                                                                                        AT FY-END (#)    AT FY-END ($)(2)
                                                                                       ---------------  -------------------
                                                SHARED ACQUIRED           VALUE         EXERCISABLE/       EXERCISABLE/
NAME                                            ON EXERCISE(#)       REALIZED($)(1)     UNEXERCISABLE      UNEXERCISABLE
-------------------------------------------  ---------------------  -----------------  ---------------  -------------------
L.J. DeGeorge..............................           --                   --               --/--              --/--
M.H. Loeffler..............................                0                    0        50,000/75,000  $   583,337/179,163
E.G. Jepsen................................                0                    0        25,000/30,000  $    267,500/79,375
T.F. Cohane................................                0                    0        15,667/21,333  $    150,837/52,913
E.C. Wetmore...............................                0                    0          3,334/6,000  $     32,261/15,875

------------------------

(1) Based on market value less exercise price at date of exercise.

(2) Based on the NYSE trading closing price of Amphenol Common Stock on January 31, 1997 of $25.75.

PERFORMANCE GRAPH

                  COMPARISON OF TOTAL DAILY COMPOUNDED RETURN
             AMONG AMPHENOL, S&P 500 INDEX AND PEER GROUP COMPOSITE

    The following graph compares the performance of Amphenol Common Stock with the performance of the Standard & Poor's 500 Stock Index and the average performance of a composite group consisting of the Company's peer corporations on a line-of-business basis. The Company is excluded from this group. The corporations comprising the composite group are AMP Inc., Augat Inc., Hubbell Incorporated, Molex Inc., Raychem Corp., and Thomas & Betts Corporation. Total Daily Compounded Return indices reflect reinvested dividends and are weighted on a market capitalization basis at the time of each reported data point.

                           AMPHENOL CORP. VS. S&P 500
                             VS. COMPOSITE INDEX(1)

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            AMPHENOL    S&P 500    COMPOSITE
1991              100        100          100
1992           77.778    107.434      105.305
1993          183.333    118.110      114.863
1994          266.667    119.635      130.943
1995          269.444    164.033      152.019
1996          247.222    200.231      181.961

(1) Composite index consists of Amp Inc., Augat Inc., Hubbell Inc., Molex Inc., Raychem Corp. and Thomas & Betts Corp.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    COMPOSITION AND PURPOSE. The Compensation Committee of the Board of Directors has been delegated responsibility for the compensation programs affecting executive officers and key management employees of the Company and its subsidiaries including base compensation, bonuses, restricted stock, stock option and other incentive awards. The Committee is currently composed of two directors who are not officers of the Company and two nonvoting ex-officio directors who are officers of the Company. The Compensation Committee is chaired by Dr. Marcia A. Savage. The activities and actions of the Committee are subject to the review of the full Board of Directors.

    The Committee's specific responsibilities currently include:

    - Approval of the compensation philosophy and guidelines for all executive officers and key management employees of the Company and its subsidiaries.

    - Review, at least annually, of the roles and the performance of the Company's President and Chief Executive Officer, the Company's Chairman and any Vice President and approval of changes in levels of base compensation for said employees.

    - Review (either directly or through a subcommittee) of recommendations from the Company's President and Chief Executive Officer and the Company's Chairman related to base compensation, bonus allocations, restricted stock, stock option and other incentive awards and related matters for other executive officers, key management employees and prospective senior management employees of the Company.

    - Maintenance and review of, from time to time, the Company's management succession program.

    COMPENSATION POLICIES AND PRACTICES. Philosophy. The Committee's objective is the development, refinement and implementation of a complete compensation program that serves to attract, retain and stimulate motivated senior management employees. The Committee also recognizes its responsibilities and obligations to the stockholders of the Company and that such stockholders include executive officers of the Company. The stock-based programs summarized below have been intended to more specifically align the interests of senior management employees with the interests of the Company's stockholders and encourage long-term decision making.

    BASE COMPENSATION. The performance and salary of each executive officer and each senior management employee of the Company whose base compensation is at least $150,000 is reviewed annually by the Committee. In establishing general compensation policies and in reviewing and assessing the appropriateness of base compensation levels, the Committee carefully considers current published information and independent professional salary surveys of comparably situated individuals in other companies of the same size and/or type. The Committee also considers the historical, current and forecasted performance of the Company and each senior management employee's contribution or expected contribution to those results in the course of its annual review.

    BONUS PLAN. In addition to base salary, executive officers and key management employees participated in the Company's 1996 Management Incentive Plan. Payments under this plan are contingent upon the Company's achievement of targeted levels of operating income and revenues. Targeted bonuses based upon a percentage of average base compensation have been established at the beginning of each year. Target bonuses for most plan participants range from 20% to 50% of average base salary. Discretionary payments are also considered when specific objectives are undertaken and achieved. The maximum allowable payout for employees participating in such plan is 50% of average base salary.

    RESTRICTED STOCK AND STOCK OPTION PROGRAMS. Restricted stock awards, with deferred vesting, and stock option grants provide necessary forward-looking incentives for senior management employees. Restricted stock awards vest after three years. Restricted stock awards have been generally reserved for officers and other senior management employees reporting directly to the President and Chief Executive Officer of the Company or the Chairman of the Company. There remain approximately 4,334 shares reserved for future awards under the Company's Restricted Stock Plan. Stock options have been granted at fair market value and have typically vested in equal annual installments over a three year period. Stock options have been awarded annually to executive officers and other key management employees. There remain approximately 452,065 shares reserved for future awards under the Company's Stock Option Plan. In determining a restricted stock or stock option award, the Committee (or a subcommittee established for the purpose of making such determinations) has considered an individual's contributions to the Company's financial performance and an individual's responsibilities for assisting the Company in achieving its long-term strategic goals. The Committee believes that an option grant and/or a restricted stock award have accreting value when there is an increase in the price of the Company's stock. The Committee also believes that extended vesting periods for restricted stock and option awards help retain key employees.

    1996 LONG-TERM INCENTIVE STOCK PLAN. In 1996 the Committee requested and stockholders approved a new Long-Term Incentive Stock Plan pursuant to which up to 350,000 restricted shares may be awarded to key management employees including executive officers of the Company over the life of the Plan. Awards under the 1996 Long-Term Incentive Stock Plan would vest after a five year period and would only be made following the achievement of previously established objectives. In view of the Merger Agreement the Committee has deferred action on any current awards to participants in the 1996 Long-Term Incentive Stock Plan based upon achievement of 1996 objectives and any target awards for participants for the current year. The Committee believes that the five year vesting period for awards pursuant to the 1996 Long-Term Incentive Stock Plan provides necessary and appropriate long-term, forward-looking incentives for the most senior management employees of the Company.

    IMPACT OF MERGER AGREEMENT. If the Merger Proposal is approved and adopted by the Amphenol stockholders and the Merger is consummated, the Company's current Restricted Stock Plan, Stock Option Plan and Long-Term Incentive Stock Plan will be cancelled. For a description of the extent to which stock options are expected to be available for grants to management following the Merger, see "THE MERGER--Interests of Certain Persons in the Merger".

    CEO COMPENSATION.  Following the 1996 Annual Meeting of stockholders, Martin
H. Loeffler was given the title and responsibilities of the Chief Executive Officer of the Company. Martin H. Loeffler also continues to serve as President of the Company. Lawrence J. DeGeorge has continued to actively participate in the management of the Company as Chairman. The Committee believes that it is appropriate to report on the compensation paid to each of Mr. DeGeorge and Mr. Loeffler.

    The Committee believes that the Company had an excellent year in 1996. Earnings per share were up, operating margins were good and working capital requirements were under control resulting in strong, positive cash flow. The Committee afforded appropriate consideration to these matters in establishing base compensation and bonuses for Messrs. Loeffler and DeGeorge.

    Lawrence J. DeGeorge continues to provide a strong motivating influence upon the performance and direction of the Company. His experience and leadership contributed significantly to the Company's success in 1996. Mr. DeGeorge has continued to transition additional responsibilities to Mr. Loeffler and other executive officers of the Company. On that basis, since 1995 he asked the Committee not to consider any increase in his base compensation. He also recommended that his bonus pursuant to the 1996 Management Incentive Plan be less than the bonus he received pursuant to the 1995 Management Incentive Plan. The Committee has respected both requests. The Committee recognizes that Mr. DeGeorge's position as the largest stockholder of the Company directly aligns his personal financial interests with those of its stockholders.

    Martin H. Loeffler has accepted increasing responsibilities as the President and Chief Executive Officer of the Company. His continuing dedication, leadership, effort and energy will be important in sustaining the success of the Company and growing stockholder value. His base compensation and his target bonus payout pursuant to the 1996 Management Incentive Plan were established based upon the Committee's review and consideration of Company performance as described above, Mr. Loeffler's personal performance and available compensation surveys and similar published information of companies of comparable size with comparable financial performance. The Committee believes that stock option awards to Mr. Loeffler during 1993, 1994, 1995 and 1996 have served to more closely align his interests with those of the Company's stockholders and provided appropriate additional incentive and potential financial reward. If the Merger Agreement is not completed, the Committee intends to consider awards to Mr. Loeffler pursuant to the 1996 Long-Term Incentive Stock Plan.

    SECTION 162(M) OF THE INTERNAL REVENUE CODE. In 1993, Congress created a new Internal Revenue Code subsection 162(m) which could have the effect of limiting the deductibility of compensation paid to the Company's five highest paid executive officers to no more than $1 million per year beginning in 1994. Certain types of compensation are exempted from this limitation including any payments that are based on a plan setting forth objective performance goals which is administered by outside directors and that has been approved by stockholders.

    Although the Committee will consider this legislation when reviewing executive compensation, the Committee intends to use its business judgment to determine whether levels of base compensation and bonus payments are in the best interests of the Company and its stockholders notwithstanding the deductibility of any portion of such payments in view of the limitations of subsection 162(m). Regardless, the Committee and the Company do not believe that this legislation will have any material effect on the financial condition of the Company for the foreseeable future.

Dr. Marcia A. Savage    Lawrence J. DeGeorge
A. Henry Morgan         Martin H. Loeffler

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Martin H. Loeffler, President and Chief Executive Officer of the Company and Lawrence J. DeGeorge, Chairman of the Board of the Company served as EX-OFFICIO members of the Company's Compensation Committee in 1996. Messrs. DeGeorge and Loeffler did not have any voting power on such Committee. See also "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."

EMPLOYMENT AGREEMENTS

    Pursuant to an employment letter agreement with the Company dated July 28, 1987, Mr. Loeffler received 40,000 shares of restricted Amphenol Common Stock in 1987 and is guaranteed a minimum annual bonus of $30,000. Under this agreement, Mr. Loeffler is entitled upon termination of his employment with the Company to 18 months severance pay, which includes base salary plus any bonus; upon involuntary termination, Mr. Loeffler is also entitled to relocation expenses to the country of his origin, provided that he requests this benefit within six months after his last day of employment with the Company.

PENSION INFORMATION

    THE AMPHENOL PLAN. The Salaried Employees' Pension Plan of Amphenol Corporation (the "Retirement Plan") provides for annual pensions to certain salaried employees including directors who are employees, who complete five years of service with the Company. The Company is required to make all contributions necessary to provide benefits payable under the Retirement Plan. No participant contributions are required or permitted. In 1996, Mr. Loeffler was the only executive officer of the Company who participated in the Retirement Plan.

    The normal retirement date under the Retirement Plan is the first day of the month following a participant's 65th birthday. A participant may also retire as of the first day of any month subsequent to the participant's 55th birthday and completion of ten years of service. The monthly normal retirement benefit for a participant is equal to the greater of: (i) Formula A: 1.1% of the participant's average final pensionable compensation multiplied by the participant's years of credited service or (ii) Formula B: 1.8% of the participant's average final pensionable compensation multiplied by the participant's years of credited service not in excess of 25 (1% for years in excess of 25) reduced by 2% of the participant's estimated monthly social security benefit multiplied by the participant's years of credited service not in excess of 30. Retirement benefits are reduced by the amount of any other retirement pension from a defined benefit pension plan maintained by the Company or any of its subsidiaries based upon the years of credited service used for purposes of determining benefits under the Retirement Plan. Average final pensionable compensation is defined as the participant's highest average monthly total compensation from the Company and its affiliates, excluding bonuses, during any five consecutive years of service with the Company or its affiliates during the ten calendar years of service preceding termination of employment. A participant's normal retirement benefit is reduced for early retirement by 1/180 for each complete calendar month up to 60 months (1/360 for each additional calendar month) by which the commencement date for the payment of benefits precedes the participant's normal retirement date. Retirement benefits are paid in the form of a life annuity (joint and survivor annuity for married participants). A participant has a nonforfeitable right to his retirement benefit upon completion of five years of service.

    The following table sets forth the estimated annual benefits payable on retirement for specified earnings and years of participation categories assuming retirement at age 65.

                                                     ESTIMATED ANNUAL PENSION PAYABLE BY THE COMPANY AT NORMAL
                                                        RETIREMENT BASED ON YEARS OF PARTICIPATION INDICATED
                                                  ----------------------------------------------------------------
FINAL AVERAGE
COMPENSATION                                       5 YEARS   10 YEARS   15 YEARS   20 YEARS   25 YEARS   30 YEARS
------------------------------------------------  ---------  ---------  ---------  ---------  ---------  ---------
$150,000........................................  $  13,500  $  27,000  $  40,500  $  54,000  $  67,500  $  75,000
 200,000........................................     18,000     36,000     54,000     72,000     90,000    100,000
 250,000........................................     22,500     45,000     67,500     90,000    112,500    125,000
 300,000........................................     27,000     54,000     81,000    108,000    135,000    150,000
 350,000........................................     31,500     63,000     94,500    126,000    157,500    175,000
 400,000........................................     36,000     72,000    108,000    144,000    180,000    200,000
 450,000........................................     40,500     81,000    121,500    162,000    202,500    225,000
 500,000........................................     45,000     90,000    135,000    180,000    225,000    250,000

    The above benefits are computed on a straight life annuity basis and do not take into account any reduction for joint and survivor payments or social security offsets.

    Section 415 of the Code, currently limits the maximum annual benefit which may be paid to any employee from the Retirement Plan to $120,000 in 1996 ($125,000 in 1997). Section 401(a)(17) of the Code currently limits the amount of compensation taken into account under a tax-qualified plan to $150,000 in 1996 ($160,000 in 1997). Both of these limitations are subject to future adjustment. The Company has adopted a Supplemental Employee Retirement Plan ("SERP") which formally provides for the portion of an annual pension which cannot be paid from the Retirement Plan as a result of these Code limitations. Final Average Compensation under the SERP, however, is limited to $500,000.

    As of December 31, 1996, Mr. Loeffler has 23 years of credited service in the Retirement Plan, and his covered compensation amounts to $660,000. Messrs. Cohane, DeGeorge, Jepsen and Wetmore do not participate in the Retirement Plan.

    THE LPL PLAN. In 1996, Messrs. Cohane, Jepsen and Wetmore participated in the LPL Technologies Inc. Retirement Plan (the "LPL Plan") which terms, except for required employee contributions, are similar to those of the Amphenol Retirement Plan. The LPL Plan has been adopted by the Company and will remain in effect separate from the Retirement Plan.

    The following table sets forth the estimated annual benefits under the Plan payable on retirement for specified earnings and years of participation categories assuming retirement at age 65.

                                                         ESTIMATED ANNUAL PENSION PAYABLE BY LPL AT NORMAL
                                                        RETIREMENT BASED ON YEARS OF PARTICIPATION INDICATED
                                                  ----------------------------------------------------------------
FINAL AVERAGE
COMPENSATION                                       5 YEARS   10 YEARS   15 YEARS   20 YEARS   25 YEARS   30 YEARS
------------------------------------------------  ---------  ---------  ---------  ---------  ---------  ---------
$150,000........................................  $  15,000  $  30,000  $  45,000  $  60,000  $  75,000  $  75,000
 200,000........................................     20,000     40,000     60,000     80,000    100,000    100,000
 250,000........................................     25,500     50,000     75,000    100,000    125,000    125,000
 300,000........................................     30,000     60,000     90,000    120,000    150,000    150,000
 350,000........................................     35,500     70,000    105,000    150,000    175,000    175,000
 400,000........................................     40,000     80,000    120,000    160,000    200,000    200,000
 450,000........................................     45,500     90,000    135,500    180,000    225,000    225,000
 500,000........................................     50,000    100,000    150,000    200,000    250,000    250,000

    The above benefits are computed on a straight life annuity basis and do not take into account any reduction for joint and survivor payments or social security offsets.

    Section 415 of the Code currently limits the maximum annual benefit which may be paid to any employee from the Retirement Plan to $120,000 in 1996 ($125,000 in 1997). Section 401(a)(17) of the Code currently limits the amount of compensation taken into account under a tax-qualified plan to $150,000 in 1996 ($160,000 in 1997). Both of these limitations are subject to future adjustment. The Company SERP formally provides for the portion of an annual pension which cannot be paid from the LPL Plan as a result of these Code limitations. Final Average Compensation under the SERP, however, is limited to $500,000.

    As of December 31, 1996, Mr. Cohane has 10 years of credited service in the LPL Plan, and his covered compensation amounts to $358,000, Mr. Jepsen has 7 years of credited service in the LPL Plan, and his covered compensation amounts to $517,000 and Mr. Wetmore has 9 years of credited service in the LPL Plan, and his covered compensation amounts to $244,000. Lawrence J. DeGeorge, as a former retired employee of Times Fiber Communications, Inc., receives approximately $9,374 annually under the LPL Plan. Mr. Loeffler does not participate in the LPL Plan.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

THE LPL MERGER AND RELATED MATTERS

    Amphenol entered into an Agreement and Plan of Merger, dated as of October 28, 1992 (the "LPL Merger Agreement"), among Amphenol, LPL and Cable Acquisition Corp., subsequently known as Amphenol Cable Corporation ("Cable Corp."), a newly formed Delaware corporation and wholly-owned subsidiary of Amphenol. Pursuant to the LPL Merger Agreement, LPL, on December 22, 1992, merged with and into Cable Corp., which became the surviving corporation (the "LPL Merger"). As a result of the LPL Merger, LPL's operating subsidiary, Times Fiber Communications, Inc., became an indirect wholly-owned subsidiary of Amphenol. The approval of the LPL Merger by the stockholders of Amphenol, as required by the LPL Merger Agreement and Amphenol's listing agreement with the NYSE, was obtained at a special meeting of Amphenol's stockholders on December 9, 1992. The Company dissolved Cable Corp. on March 27, 1996. As a result, Times Fiber became a direct wholly-owned subsidiary of Amphenol.

    Amphenol agreed in the LPL Merger Agreement that all rights to indemnification then existing in favor of the present and former directors and officers of Amphenol or any of its subsidiaries (including LPL) as provided in its Restated Certificate of Incorporation, its By-Laws, under the DGCL or otherwise shall survive the LPL Merger and shall continue in full force and effect in accordance with their terms through December 22, 1998.

LPL STOCKHOLDERS AGREEMENT

    Concurrently with the consummation of the LPL Merger, a Stockholders Agreement (the "LPL Stockholders Agreement") was entered into between Amphenol and holders of LPL Common Stock who, at that time, owned more than 5,000 shares of LPL Common Stock. The LPL Stockholders Agreement provides that so long as Mr. Lawrence J. DeGeorge, together with his estate and his spouse, beneficially owns at least 25% of the outstanding Amphenol Common Stock, Amphenol will agree to nominate directors designated by Mr. DeGeorge, his estate or his spouse that represent up to 25% of the Board of Directors (but in no event fewer than two directors). If Mr. DeGeorge, together with his estate and his spouse, beneficially owns less than 25% but at least 10% of the outstanding Amphenol Common Stock, Amphenol will agree to nominate that number of directors designated by Mr. DeGeorge, his estate or his spouse, that represent not less than 10% of the Board of Directors (but in no event fewer than one director). Lawrence J. DeGeorge and Florence A. DeGeorge were nominated as directors pursuant to this provision.

    The LPL Stockholders Agreement also provides the parties thereto with certain demand and piggyback registration rights in respect of Amphenol Common Stock received in the LPL Merger. No such rights were exercised during 1996.

    The LPL Stockholders Agreement will be terminated upon consummation of the Merger.

               COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

    Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Commission and the NYSE. Officers, directors and greater than 10% stockholders are required by the Commission regulation to furnish the Company with copies of all Section 16(a) forms they file.

    Based solely on its review of the copies of such forms received by it since January 1, 1996, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that its officers, directors, and greater than 10% beneficial owners complied with all applicable filing requirements.

                                 PROPOSAL THREE
                     RATIFICATION OF SELECTION OF AUDITORS

    The Company's Board of Directors has selected Price Waterhouse LLP to conduct the annual audit of the financial statements of the Company for the fiscal year ending December 31, 1997. Price Waterhouse LLP has no financial interest, direct or indirect, in the Company, and it does not have any connection with the Company except in its professional capacity as independent auditors and professional advisors. The ratification by the stockholders of the selection of Price Waterhouse LLP as independent auditors is not required by law or by the By-Laws of the Company. The Board of Directors, consistent with the practice of many publicly held corporations, is nevertheless submitting this selection to the stockholders.

    If the foregoing proposal is not approved by the affirmative vote of a majority of the shares represented at the Special Meeting and entitled to vote, or if prior to the 1998 Annual Meeting, Price Waterhouse LLP shall decline to act or otherwise become incapable of acting, or if its employment is otherwise discontinued by the Board of Directors, then in any such case the Board of Directors will appoint other independent accountants whose employment for any period subsequent to the Special Meeting will be subject to ratification by the stockholders at the 1998 Annual Meeting.

    The Board of Directors recommends a vote FOR ratification of the appointment of Price Waterhouse LLP as independent auditors.

                  OTHER INFORMATION AND STOCKHOLDER PROPOSALS

    Management of the Company knows of no other matters that may properly be, or which are likely to be, brought before the Special Meeting. However, if any other matters are properly brought before such Special Meeting, the persons named in the enclosed Proxy or their substitutes intend to vote the Proxies in accordance with their judgment with respect to such matters, unless authority to do so is withheld in the Proxy.

    Stockholder proposals intended to be presented at the 1998 Annual Meeting of stockholders must have been received by the Company not later than December 16, 1997 for inclusion in the proxy materials for such meeting. Such proposals should be sent by Certified Mail-Return Receipt Requested to the attention of the Secretary of the Company, 358 Hall Avenue, P.O. Box 5030, Wallingford, Connecticut 06492-7530. Under the rules of the Commission, a stockholder submitting a proposal is required to be a record or beneficial owner of at least 1% or $1,000 in market value of Amphenol Common Stock for at least one year prior to the date of submission of the proposal, and he or she must continue to own such securities through the date on which the meeting is held.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    This Proxy Statement incorporates by reference documents which are not presented herein or delivered herewith. Copies of any such documents relating to the Company, other than exhibits to such documents (unless such exhibits specifically are incorporated by reference in such documents), are available without charge, upon written or oral request, from Amphenol Corporation, 358 Hall Avenue, Wallingford, Connecticut 06492, Attention: Secretary, telephone:
(203) 265-8900. In order to ensure timely delivery of the documents requested, any such request should be made by May 7, 1997.

    The following documents previously filed by the Company with the Commission (File Number 1-10879) are incorporated in this Proxy Statement by reference:

        (1) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (filed with the Commission on February 19, 1997), as amended by Amendment No. 1 thereto on Form 10-K/A (filed with the Commission on March 31, 1997);

        (2) The Company's Current Report on Form 8-K dated January 23, 1997; and

        (3) The description of Amphenol Common Stock set forth in Amphenol's registration statement on Form 8-A dated October 1, 1991, as amended.

    All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the date of the Special Meeting shall be deemed to be incorporated by reference herein and to be part hereof from the date of the filing of such reports and documents.

    Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Proxy Statement.

                                                                       ANNEX I-A
                                                                  Conformed Copy
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER
                         DATED AS OF JANUARY 23, 1997,
                                    BETWEEN
                             NXS ACQUISITION CORP.
                                      AND
                              AMPHENOL CORPORATION

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                                        PAGE
                                                                                                    -------------
                                                    ARTICLE I

                    The Merger....................................................................          I-A-1

SECTION 1.01.       The Merger....................................................................          I-A-1

SECTION 1.02.       Closing.......................................................................          I-A-1

SECTION 1.03.       Effective Time of the Merger..................................................          I-A-2

SECTION 1.04.       Effects of the Merger.........................................................          I-A-2

SECTION 1.05.       Certificate of Incorporation; By-Laws; Purposes...............................          I-A-2

SECTION 1.06.       Directors.....................................................................          I-A-2

SECTION 1.07.       Officers......................................................................          I-A-2

                                                   ARTICLE II

                    Effect of the Merger on the Capital Stock of the Constituent Corporations.....          I-A-2

SECTION 2.01.       Effect on Capital Stock.......................................................          I-A-2

SECTION 2.02.       Company Common Stock Elections................................................          I-A-3

SECTION 2.03.       Proration.....................................................................          I-A-4

SECTION 2.04.       Treatment of Options and Other Employee Equity Rights.........................          I-A-5

SECTION 2.05.       Exchange of Certificates......................................................          I-A-6

SECTION 2.06.       The Debt Offer................................................................          I-A-8

                                                   ARTICLE III

                    Representations and Warranties................................................          I-A-9

SECTION 3.01.       Representations and Warranties of the Company.................................          I-A-9

SECTION 3.02.       Representations and Warranties of Newco.......................................         I-A-21

                                                   ARTICLE IV

                    Covenants Relating to Conduct of Business Prior to Merger.....................         I-A-22

SECTION 4.01.       Conduct of Business of the Company............................................         I-A-22

                                                    ARTICLE V

                    Additional Agreements.........................................................         I-A-25

SECTION 5.01.       Preparation of Form S-4 and Proxy Statement; Stockholder Meeting..............         I-A-25

SECTION 5.02.       Access to Information; Confidentiality........................................         I-A-25

SECTION 5.03.       Reasonable Best Efforts.......................................................         I-A-26

SECTION 5.04.       Benefit Matters...............................................................         I-A-27

SECTION 5.05.       Indemnification...............................................................         I-A-27

SECTION 5.06.       Public Announcements..........................................................         I-A-28

SECTION 5.07.       Affiliates....................................................................         I-A-29

SECTION 5.08.       No Solicitation...............................................................         I-A-29

SECTION 5.09.       Resignation of Directors......................................................         I-A-30

SECTION 5.10.       Certain Agreements............................................................         I-A-30

                                     I-A-i

                                                                                                        PAGE
                                                                                                    -------------
SECTION 5.11.       Stop Transfer.................................................................         I-A-30

SECTION 5.12.       New York Stock Exchange Listing...............................................         I-A-30

                                                   ARTICLE VI

                    Conditions Precedent..........................................................         I-A-30

SECTION 6.01.       Conditions to Each Party's Obligation To Effect the Merger....................         I-A-30

SECTION 6.02.       Conditions to Obligations of Newco............................................         I-A-31

SECTION 6.03.       Conditions to Obligation of the Company.......................................         I-A-32

                                                   ARTICLE VII

                    Termination, Amendment and Waiver.............................................         I-A-32

SECTION 7.01.       Termination...................................................................         I-A-32

SECTION 7.02.       Effect of Termination.........................................................         I-A-33

SECTION 7.03.       Amendment.....................................................................         I-A-33

SECTION 7.04.       Extension; Waiver.............................................................         I-A-33

SECTION 7.05.       Procedure for Termination, Amendment, Extension or Waiver.....................         I-A-33

                                                  ARTICLE VIII

                    General Provisions............................................................         I-A-33

SECTION 8.01.       Nonsurvival of Representations and Warranties.................................         I-A-33

SECTION 8.02.       Fees and Expenses.............................................................         I-A-34

SECTION 8.03.       Notices.......................................................................         I-A-35

SECTION 8.04.       Definitions...................................................................         I-A-35

SECTION 8.05.       Interpretation................................................................         I-A-36

SECTION 8.06.       Counterparts..................................................................         I-A-36

SECTION 8.07.       Entire Agreement; No Third-Party Beneficiaries................................         I-A-36

SECTION 8.08.       GOVERNING LAW.................................................................         I-A-36

SECTION 8.09.       Assignment....................................................................         I-A-36

SECTION 8.10.       Enforcement...................................................................         I-A-36

SCHEDULES

Disclosure Schedule

EXHIBITS

Exhibit A           Amendments to Certificate of Incorporation of the Company

Exhibit B           Form of Affiliate Letter

                                     I-A-ii

    AGREEMENT AND PLAN OF MERGER, dated as of January 23, 1997, between NXS ACQUISITION CORP., a Delaware corporation ("Newco"), and AMPHENOL CORPORATION, a Delaware corporation (the "Company").

    WHEREAS, the respective Boards of Directors of the Company and Newco have determined that the merger of Newco with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, would be fair and in the best interests of their respective stockholders, and such Boards of Directors have approved such Merger, pursuant to which each share of Class A common stock, par value $.001 per share, of the Company (the "Company Common Stock") issued and outstanding immediately prior to the Effective Time of the Merger (as defined in Section 1.03) (other than (a) shares of Company Common Stock owned, directly or indirectly, by the Company or any subsidiary (as defined in Section 8.04) of the Company or by Parent (as defined below), Newco or any subsidiary of Parent and (b) Dissenting Shares (as defined in Section 2.01(d)) will be converted into either (A) the right to retain at the election of the holder thereof and subject to the terms hereof, Class A common stock, par value $.001 per share, of the Company or (B) the right to receive cash;

    WHEREAS, the Merger and this Agreement require the vote of a majority of the outstanding shares of the Company Common Stock for the approval thereof (the "Company Stockholder Approval");

    WHEREAS, Newco is a wholly owned subsidiary of KKR 1996 Fund L.P.
("Parent");

    WHEREAS, Newco is unwilling to enter into this Agreement unless, contemporaneously with the execution and delivery of this Agreement, certain beneficial and record stockholders of the Company enter into an agreement (the "Stockholders Agreement") providing for certain actions relating to the shares of Company Common Stock owned by them; and the Company has approved the entering into by NXS I, L.L.C., a Delaware limited liability company ("NXS") and a subsidiary of Parent, and such stockholders of the Stockholders Agreement, and such stockholders have agreed to enter into, execute and deliver the Stockholders Agreement;

    WHEREAS, Newco and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

    WHEREAS, it is intended that the Merger be recorded as a recapitalization for financial reporting purposes.

    NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

    SECTION 1.01. THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Newco shall be merged with and into the Company at the Effective Time of the Merger. Upon the Effective Time of the Merger, the separate existence of Newco shall cease, and the Company shall continue as the surviving corporation and shall continue under the name "Amphenol Corporation."

    SECTION 1.02. CLOSING. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to
Section 7.01 and subject to the satisfaction or waiver of the conditions set forth in Article VI, the closing of the Merger (the "Closing") will take place at 10:00 a.m. on the second business day after satisfaction of the conditions set forth in Section 6.01 (or as soon as practicable thereafter following satisfaction or waiver of the conditions set forth in Sections 6.02 and 6.03) (the "Closing Date"), at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York 10017, unless another date, time or place is agreed to in writing by the parties hereto.

                                     I-A-1

    SECTION 1.03. EFFECTIVE TIME OF THE MERGER. As soon as practicable following the satisfaction or waiver of the conditions set forth in Article VI, the parties shall file with the Secretary of State of the State of Delaware a certificate of merger (the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time as is permissible in accordance with the DGCL and as Newco and the Company shall agree should be specified in the Certificate of Merger (the time the Merger becomes effective being the "Effective Time of the Merger").

    SECTION 1.04. EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the applicable provisions of the DGCL.

    SECTION 1.05. CERTIFICATE OF INCORPORATION; BY-LAWS; PURPOSES. (a) At the Effective Time of the Merger, and without any further action on the part of the Company or Newco, the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time of the Merger, shall be amended so as to read in its entirety in the form set forth as Exhibit A hereto, and, as so amended, until thereafter further amended as provided therein and under the DGCL, it shall be the certificate of incorporation of the Company following the Merger.

    (b) At the Effective Time of the Merger, and without any further action on the part of the Company or Newco, the By-laws of Newco as in effect at the Effective Time of the Merger shall be the By-laws of the Company following the Merger until thereafter changed or amended as provided therein or by applicable law.

    SECTION 1.06. DIRECTORS. The directors of Newco at the Effective Time of the Merger shall be the directors of the Company following the Merger, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

    SECTION 1.07. OFFICERS. The officers of Newco at the Effective Time of the Merger shall be the officers of the Company following the Merger, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

                                   ARTICLE II

                   EFFECT OF THE MERGER ON THE CAPITAL STOCK

                        OF THE CONSTITUENT CORPORATIONS

    SECTION 2.01. EFFECT ON CAPITAL STOCK. As of the Effective Time of the Merger, by virtue of the Merger and without any action on the part of the Company, Newco or any holder of any shares of Company Common Stock or any shares of capital stock of Newco:

        (a) COMMON STOCK OF NEWCO. Each share of common stock of Newco issued and outstanding immediately prior to the Effective Time of the Merger shall be converted into a number of shares of the Class A common stock, par value $.001 per share, of the Company following the Merger equal to the quotient of (i) 13,116,955 divided by (ii) the number of shares of common stock of Newco outstanding immediately prior to the Effective Time of the Merger.

        (b) CANCELLATION OF TREASURY STOCK AND PARENT-OWNED COMPANY COMMON STOCK. Each share of Company Common Stock that is owned by the Company or by any subsidiary of the Company, and each share of Company Common Stock that is owned by Parent, Newco or any subsidiary of Parent shall automatically be cancelled and retired and shall cease to exist, and no cash, Company Common Stock or other consideration shall be delivered or deliverable in exchange therefor.

        (c) CONVERSION (OR RETENTION) OF COMPANY COMMON STOCK. Except as otherwise provided herein and subject to Section 2.03, each issued and outstanding share of Company Common Stock (other

                                     I-A-2
    than shares cancelled pursuant to Section 2.01(b) and Dissenting Shares) shall be converted into the following (the "Merger Consideration"):

            (i) for each such share of Company Common Stock with respect to which an election to retain Company Common Stock has been effectively made and not revoked or lost, pursuant to Sections 2.02(c), (d) and (e) ("Electing Shares"), the right to retain one fully paid and nonassessable share of Company Common Stock (a "Non-Cash Election Share"); and

            (ii) for each such share of Company Common Stock (other than Electing Shares), the right to receive in cash from the Company following the Merger an amount equal to $26.00 (the "Cash Election Price").

        (d) DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time of the Merger held by a holder (if any) who has the right to demand payment for and an appraisal of such shares in accordance with Section 262 of the DGCL (or any successor provision) ("Dissenting Shares") shall not be converted into a right to receive Merger Consideration or any cash in lieu of fractional shares of Company Common Stock (but shall have the rights set forth in Section 262 of the DGCL (or any successor provision)) unless such holder fails to perfect or otherwise loses such holder's right to such payment or appraisal, if any. If, after the Effective Time of the Merger, such holder fails to perfect or loses any such right to appraisal, each such share of such holder shall be treated as a share (other than an Electing Share) that had been converted as of the Effective Time of the Merger into the right to receive Merger Consideration in accordance with this Section 2.01. The Company shall give prompt notice to Newco of any demands received by the Company for appraisal of shares of Company Common Stock, and Newco shall have the right to participate in and approve all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Newco, make any payment with respect to, or settle or offer to settle, any such demands.

        (e) CANCELLATION AND RETIREMENT OF COMPANY COMMON STOCK. As of the Effective Time of the Merger, all shares of Company Common Stock (other than shares referred to in Section 2.01(d) and 2.01(c)(i)) issued and outstanding immediately prior to the Effective Time of the Merger, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall, to the extent such certificate represents such shares, cease to have any rights with respect thereto, except the right to receive cash, including cash in lieu of fractional shares of Company Common Stock, to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 2.05.

    SECTION 2.02. COMPANY COMMON STOCK ELECTIONS. (a) Each person who, on or prior to the Election Date (as defined in Section 2.02(c)) is a record holder of shares of Company Common Stock will be entitled, with respect to all or any portion of his shares, to make an unconditional election (a "Non-Cash Election") on or prior to such Election Date to retain Non-Cash Election Shares, on the basis hereinafter set forth.

    (b) Prior to the mailing of the Proxy Statement (as defined in Section 3.01(d)), Newco shall appoint a bank or trust company which is reasonably satisfactory to the Company to act as exchange agent (the "Exchange Agent") for the payment of the Merger Consideration.

    (c) Newco shall prepare a form of election, which form shall be subject to the reasonable approval of the Company (the "Form of Election"), to be mailed by the Company with the Proxy Statement to the record holders of Company Common Stock as of the record date for the Stockholders Meeting (as defined in Section 5.01(c)), which Form of Election shall be used by each record holder of shares of Company Common Stock who wishes to elect to retain Non-Cash Election Shares for any or all shares of Company Common Stock held, subject to the provisions of
Section 2.03 hereof, by such holder. The Company will

                                     I-A-3
use its reasonable best efforts to make the Form of Election and the Proxy Statement available to all persons who become holders of Company Common Stock during the period between such record date and the Election Date referred to below. Any such holder's election to retain Non-Cash Election Shares shall have been properly made only if the Exchange Agent shall have received at its designated office, by 5:00 p.m., New York City time on the business day next preceding the date of the Stockholders Meeting (the "Election Date"), a Form of Election properly completed and signed and accompanied by certificates representing the shares of Company Common Stock to which such Form of Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of the Company (or by an appropriate guarantee of delivery of such certificates as set forth in such Form of Election from a firm which is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States, provided such certificates are in fact delivered to the Exchange Agent within five New York Stock Exchange trading days after the date of execution of such guarantee of delivery).

    (d) Any Form of Election may be revoked by the holder submitting it to the Exchange Agent only by written notice received by the Exchange Agent prior to 5:00 p.m, New York City time on the Election Date (unless Newco and the Company determine not less than two business days prior to the Election Date that the Closing Date is not likely to occur within five business days following the date of the Stockholders Meeting, in which case any Form of Election will remain revocable until a subsequent date which shall be a date prior to the Closing Date determined by Newco and the Company). In addition, all Forms of Election shall automatically be revoked if the Exchange Agent is notified in writing by Newco and the Company that the Merger has been abandoned. If a Form of Election is revoked, the certificate or certificates (or guarantees of delivery, as appropriate) for the shares of Company Common Stock to which such Form of Election relates shall be promptly returned by the Exchange Agent to the stockholder submitting the same.

    (e) The determination of the Exchange Agent shall be binding whether or not elections to retain Non-Cash Election Shares have been properly made or revoked pursuant to this Section 2.02 with respect to shares of Company Common Stock and when elections and revocations were received by it. If the Exchange Agent reasonably determines in good faith that any election to retain Non-Cash Election Shares was not properly made with respect to shares of Company Common Stock, such shares shall be treated by the Exchange Agent as shares which were not Electing Shares at the Effective Time of the Merger, and such shares shall be exchanged in the Merger for cash pursuant to Section 2.01(c)(ii). The Exchange Agent shall also make all computations as to the allocation and the proration contemplated by Section 2.03, and any such computation shall be conclusive and binding on the holders of shares of Company Common Stock. The Exchange Agent may, with the mutual written agreement of Newco and the Company, make such rules as are consistent with this Section 2.02 for the implementation of the elections provided for herein as shall be necessary or desirable fully to effect such elections.

    SECTION 2.03.  PRORATION.

    (a) Notwithstanding anything in this Agreement to the contrary, the aggregate number of shares of Company Common Stock to be converted into the right to retain Company Common Stock at the Effective Time of the Merger (the "Non-Cash Election Number") shall be equal to 4,400,000 (excluding for this purpose any shares of Company Common Stock to be cancelled pursuant to Section 2.01(b)).

    (b) If the number of Electing Shares exceeds the Non-Cash Election Number, then each Electing Share shall be converted into the right to retain Non-Cash Election Shares or receive cash in accordance with the terms of Section 2.01(c) in the following manner:

        (i) A proration factor (the "Non-Cash Proration Factor") shall be determined by dividing the Non-Cash Election Number by the total number of Electing Shares.

        (ii) The number of Electing Shares covered by each Non-Cash Election to be converted into the right to retain Non-Cash Election Shares shall be determined by multiplying the Non-Cash Proration Factor by the total number of Electing Shares covered by such Non-Cash Election.

                                     I-A-4

       (iii) All Electing Shares, other than those shares converted into the right to receive Non-Cash Election Shares in accordance with Section 2.03(b)(ii), shall be converted into cash (on a consistent basis among stockholders who made the election referred to in Section 2.01(c)(i), PRO RATA to the number of shares as to which they made such election) as if such shares were not Electing Shares in accordance with the terms of Section 2.01(c)(ii).

    (c) If the number of Electing Shares is less than the Non-Cash Election Number, then:

        (i) all Electing Shares shall be converted into the right to retain Company Common Stock in accordance with the terms of Section 2.01(c)(i);

        (ii) additional shares of Company Common Stock other than Electing Shares and Dissenting Shares shall be converted into the right to retain Non-Cash Election Shares in accordance with the terms of 2.01(c) in the following manner:

           (1) a proration factor (the "Cash Proration Factor") shall be determined by dividing (x) the difference between the Non-Cash Election Number and the number of Electing Shares, by (y) the total number of shares of Company Common Stock other than Electing Shares and Dissenting Shares; and

           (2) the number of shares of Company Common Stock in addition to Electing Shares to be converted into the right to retain Non-Cash Election Shares shall be determined by multiplying the Cash Proration Factor by the total number of shares other than Electing Shares and Dissenting Shares; and

       (iii) subject to Section 2.01(d), shares of Company Common Stock subject to clause (ii) of this paragraph (c) shall be converted into the right to retain Non-Cash Election Shares in accordance with Section 2.01(c)(i) (on a consistent basis among shareholders who held shares of Company Common Stock as to which they did not make the election referred to in Section 2.01(c)(i), PRO RATA to the number of shares as to which they did not make such election).

    SECTION 2.04. TREATMENT OF OPTIONS AND OTHER EMPLOYEE EQUITY RIGHTS. (a) Except as otherwise agreed to in writing between the Company and the holder of any Company Stock Option (as defined below), and as consented to by Newco, immediately prior to the Effective Time of the Merger, each outstanding stock option to purchase shares of Company Common Stock held by a current or former employee or director of the Company or any subsidiary thereof (a "Company Stock Option") granted under any stock option or stock purchase plan, program or arrangement of the Company, including without limitation, the Stock Option Plan of Amphenol, as amended, and the 1996 Long-Term Incentive Stock Plan of Amphenol (collectively and together with the Restricted Stock Plan of Amphenol, the "Stock Plans"), whether or not then exercisable, shall be cancelled by the Company, and at the Effective Time of the Merger or as soon as practicable thereafter, the holder thereof shall be entitled to receive from the Company as of or as soon as practicable after the Effective Time of the Merger in consideration for such cancellation an amount in cash equal to the product of
(i) the number of shares of Company Common Stock previously subject to such Company Stock Option and (ii) the excess, if any, of the Cash Election Price per share over the exercise price per share, if any, previously subject to such Company Stock Option, reduced by the amount of withholding or other taxes required by law to be withheld.

    (b) Prior to the Effective time of the Merger, any restrictions imposed pursuant to any Stock Plan on any outstanding shares of Company Common Stock (such shares, "Company Restricted Stock") shall lapse and each share of Company Restricted Stock shall be subject to the same terms and conditions of this Agreement as other shares of Company Common Stock, including, but not limited to, Section 2.03(c) herein.

    (c) Except as provided herein or as otherwise agreed by the parties, the Stock Plans and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any subsidiary shall terminate as of the Effective Time of the Merger, and

                                     I-A-5
the Company shall exercise its best efforts to ensure that following the Effective Time of the Merger, no current or former employee or director shall have any Company Stock Option to purchase shares of the Company Common Stock or any other equity interest in the Company under any Stock Plan.

    (d) Prior to the Effective Time of the Merger, the Board of Directors (or, if appropriate, any committee administering the Stock Plans) shall adopt such resolutions or take such actions as are necessary, subject if necessary, to obtaining consents of the holders thereof, to carry out the terms of this
Section 2.04.

    SECTION 2.05. EXCHANGE OF CERTIFICATES. (a) EXCHANGE AGENT. As of or as soon as reasonably practicable after the Effective Time of the Merger, the Company shall deposit with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article II, the cash portion of Merger Consideration.

    (b) EXCHANGE PROCEDURES. As soon as practicable after the Effective Time of the Merger, each holder of an outstanding certificate or certificates which prior thereto represented shares of Company Common Stock shall, upon surrender to the Exchange Agent of such certificate or certificates and acceptance thereof by the Exchange Agent, be entitled to a certificate or certificates representing the number of full shares of Company Common Stock, if any, to be retained by the holder thereof pursuant to this Agreement and the amount of cash, if any, into which the number of shares of Company Common Stock previously represented by such certificate or certificates surrendered shall have been converted pursuant to this Agreement. The Exchange Agent shall accept such certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. After the Effective Time of the Merger, there shall be no further transfer on the records of the Company or its transfer agent of certificates representing shares of Company Common Stock which have been converted, in whole or in part, pursuant to this Agreement into the right to receive cash, and if such certificates are presented to the Company for transfer, they shall be cancelled against delivery of cash and, if appropriate, certificates for retained Company Common Stock. If any certificate for such retained Company Common Stock is to be issued in, or if cash is to be remitted to, a name other than that in which the certificate for Company Common Stock surrendered for exchange is registered, it shall be a condition of such exchange that the certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Company or its transfer agent any transfer or other taxes required by reason of the issuance of certificates for such retained Company Common Stock in a name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of the Company or its transfer agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.05(b), each certificate for shares of Company Common Stock shall be deemed at any time after the Effective Time of the Merger to represent only the right to receive upon such surrender the Merger Consideration as contemplated by Section 2.01. No interest will be paid or will accrue on any cash payable as Merger Consideration or in lieu of any fractional shares of retained Company Common Stock.

    (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions with respect to retained Company Common Stock with a record date after the Effective Time of the Merger shall be paid to the holder of any unsurrendered certificate for shares of Company Common Stock with respect to the shares of retained Company Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to
Section 2.05(e) until the surrender of such certificate in accordance with this
Article II. Subject to the effect of applicable laws, following surrender of any such certificate, there shall be paid to the holder of the certificate representing whole shares of retained Company Common Stock issued in connection therewith, without interest, (i) at the time of such surrender or as promptly after the sale of the Excess Shares (as defined in Section 2.05(e)) as practicable, the amount of any cash payable in lieu of a fractional share of retained Company Common Stock to which such holder is entitled pursuant to
Section 2.05(e) and the proportionate amount of any dividends or other

                                     I-A-6
distributions with a record date after the Effective Time of the Merger theretofore paid with respect to such whole shares of retained Company Common Stock, and (ii) at the appropriate payment date, the proportionate amount of any dividends or other distributions with a record date after the Effective Time of the Merger but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of retained Company Common Stock.

    (d) NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK EXCHANGED FOR CASH. All cash paid upon the surrender for exchange of certificates representing shares of Company Common Stock in accordance with the terms of this Article II (including any cash paid pursuant to Section 2.05(e)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Company Common Stock exchanged for cash theretofore represented by such certificates.

    (e) NO FRACTIONAL SHARES.

        (i) No certificates or scrip representing fractional shares of retained Company Common Stock shall be issued in connection with the Merger, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of the Company after the Merger; and

        (ii) Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of retained Company Common Stock (after taking into account all shares of Company Common Stock delivered by such holder) shall receive, in lieu thereof, a cash payment (without interest) representing such holder's proportionate interest in the net proceeds from the sale by the Exchange Agent (following the deduction of applicable transaction costs), on behalf of all such holders, of the shares (the "Excess Shares") of retained Company Common Stock representing such fractions. Such sale shall be made as soon as practicable after the Effective Time of the Merger.

    (f) TERMINATION OF EXCHANGE FUND. Any portion of the Merger Consideration deposited with the Exchange Agent pursuant to this Section 2.05 (the "Exchange Fund") which remains undistributed to the holders of the certificates representing shares of Company Common Stock for six months after the Effective Time of the Merger shall be delivered to the Company, upon demand, and any holders of shares of Company Common Stock prior to the Merger who have not theretofore complied with this Article II shall thereafter look only to the Company and only as general creditors thereof for payment of their claim for cash, if any, retained Company Common Stock, if any, any cash in lieu of fractional shares of retained Company Common Stock and any dividends or distributions with respect to retained Company Common Stock to which such holders may be entitled.

    (g) NO LIABILITY. None of Newco or the Company or the Exchange Agent shall be liable to any person in respect of any shares of retained Company Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any certificates representing shares of Company Common Stock shall not have been surrendered prior to one year after the Effective Time of the Merger (or immediately prior to such earlier date on which any cash, if any, any cash in lieu of fractional shares of retained Company Common Stock or any dividends or distributions with respect to retained Company Common Stock in respect of such certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.01(d))), any such cash, dividends or distributions in respect of such certificate shall, to the extent permitted by applicable law, become the property of the Company, free and clear of all claims or interest of any person previously entitled thereto.

                                     I-A-7

    (h) INVESTMENT OF EXCHANGE FUND. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by the Company, provided that such investment shall be (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the Effective Time of the Merger, (ii) certificates of deposit, eurodollar time deposits and bankers' acceptances with maturities not exceeding six months and overnight bank deposits with any commercial bank, depository institution or trust company incorporated or doing business under the laws of the United States of America, any state thereof or the District of Columbia, provided that such commercial bank, depository institution or trust company has, at the time of investment, (A) capital and surplus exceeding $250 million and (B) outstanding short-term debt securities which are rated at least A-1 by Standard & Poor's Rating Group Division of The McGraw-Hill Companies, Inc. or at least P-1 by Moody's Investors Services, Inc. or carry an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease to publish ratings of investment, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (i) and (ii) above entered into with any financial institution meeting the qualifications specified in clause (ii) above, (iv) commercial paper having a rating in the highest rating categories from Standard & Poor's Rating Group Division of The McGraw-Hills Companies, Inc. or Moody's Investors Services, Inc. or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease to publish ratings of investments and in each case maturing within six months of the Effective Time of the Merger and (v) money market mutual or similar funds having assets in excess of $1 billion. Any interest and other income resulting from such investments shall be paid to the Company.

    SECTION 2.06. THE DEBT OFFER. (a) Provided that this Agreement shall not have been terminated in accordance with Section 7.01, the Company shall, within 10 days of receiving any request by Newco to do so (but in no event earlier than twenty calendar days after the date hereof), commence an offer to purchase all of the outstanding aggregate principal amount of the Company's Subordinated Notes (as defined in Section 3.01(c)) on the terms set forth in Section 2.06 of the Disclosure Schedule (as defined in Section 3.01(a)) and such other customary terms and conditions as are reasonably acceptable to Newco (the "Debt Offer"). The Company shall waive any of the conditions to the Debt Offer and make any other changes in the terms and conditions of the Debt Offer as may be reasonably requested by Newco, and the Company shall not, without Newco's prior consent, waive any material condition to the Debt Offer, make any changes to the terms and conditions of the Debt Offer set forth in Section 2.06 of the Disclosure Schedule or make any other material changes in the terms and conditions of the Debt Offer. Notwithstanding the immediately preceding sentence, Newco shall not request that the Company make any change to the terms and conditions of the Debt Offer which decreases the price per Subordinated Note payable in the Debt Offer, changes the form of consideration payable in the Debt Offer (other than by adding consideration) or imposes conditions to the Debt Offer in addition to those set forth in Section 2.06 of the Disclosure Schedule which are materially adverse to holders of the Subordinated Notes (it being agreed that a request by Newco that the Company waive any condition in whole or in part at any time and from time to time in its sole discretion shall not be deemed to be materially adverse to any holder of Subordinated Notes), unless such change was previously approved by the Company in writing. The Company covenants and agrees that, subject to the terms and conditions of this Agreement, including but not limited to the conditions to the Debt Offer, it will accept for payment and pay for the Subordinated Notes as soon as such conditions to the Debt Offer are satisfied and it is permitted to do so under applicable law, provided that the Company shall coordinate the timing of any such purchase with Newco in order to obtain the greatest participation in the Debt Offer.

    (b) Promptly following the date of this Agreement, the Company shall prepare, subject to advice and comments of Newco, an offer to purchase the Subordinated Notes (or portions thereof) and forms of the related letter of transmittal (the "Letter of Transmittal") (collectively, the "Offer to Purchase") and summary advertisement, as well as all other information and exhibits (collectively, the "Offer Documents"). All mailings to the holders of Subordinated Notes in connection with the Debt Offer shall be subject to the prior review, comment and reasonable approval of Newco. The Company will use its

                                     I-A-8
reasonable best efforts to cause the Offer Documents to be mailed to the holders of the Subordinated Notes as promptly as practicable following receipt of the request from Newco to do so. The Company agrees promptly to correct any information in the Offer Documents that shall be or have become false or misleading in any material respect.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

    SECTION 3.01. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to Newco as follows:

        (a) ORGANIZATION, STANDING AND CORPORATE POWER. Each of the Company and each of its Subsidiaries (as defined in Section 3.01(b)) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Each of the Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) could not reasonably be expected to have a Material Adverse Effect (as defined in Section 8.04) with respect to the Company. Attached as Section 3.01(a) of the disclosure schedule ("Disclosure Schedule") delivered to Newco by the Company at the time of execution of this Agreement are complete and correct copies of the Certificate of Incorporation and Bylaws of the Company as currently in effect. The Company has made available to Newco complete and correct copies of the certificates of incorporation (or other organizational documents) and by-laws of each of its Subsidiaries, in each case as amended to the date of this Agreement.

        (b) SUBSIDIARIES. The only direct or indirect subsidiaries of the Company (other than any subsidiary of the Company that does not constitute a "Significant Subsidiary" within the meaning of Rule 1-02 of Regulation SX of the Securities and Exchange Commission (the "SEC")) are those listed in
    Section 3.01(b) of the Disclosure Schedule (the "Subsidiaries"). All the outstanding shares of capital stock of each such Subsidiary have been validly issued and are fully paid and nonassessable and, other than director qualifying shares and except as is set forth in Section 3.01(b) of the Disclosure Schedule, are owned (of record and beneficially) by the Company, by another Subsidiary (wholly owned) of the Company or by the Company and another such Subsidiary (wholly owned), free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"). Except for the ownership interests set forth in Section 3.01(b) of the Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, business association, joint venture or other entity.

        (c) CAPITAL STRUCTURE. The authorized capital stock of the Company consists of (i) 96,250,000 shares of Company Common Stock, par value $.001 per share, and (ii) 3,750,000 shares of Class B Common Stock (the "Class B Common Stock") and (iii) 1,000,000 shares of preferred stock (the "Preferred Stock"). Subject to any Permitted Changes (as defined in Section 4.01(a)(ii)) there are: (i) 47,366,158 shares of Company Common Stock issued and outstanding (including shares held in the treasury of the Company and including shares of Company Restricted Stock); (ii) 2,645,871 shares of Company Common Stock held in the treasury of the Company; (iii) 452,065 shares of Company Common Stock reserved for issuance upon exercise of authorized but unissued Company Stock Options pursuant to the Stock Plans, and 354,334 shares of Company Common Stock reserved for issuance pursuant to the Stock Plans (other than upon exercise of Company Stock Options); (iv) 423,438 shares of Company Common Stock issuable upon exercise of awarded but unexercised Company Stock Options, with an exercise price per each awarded but unexercised Company Stock Option as is set forth in Section 3.01(c) of the Disclosure Schedule; (v) no shares of Class B Common Stock issued and outstanding or in the treasury of the Company, and, to the knowledge of the

                                     I-A-9

    Company, no shares of Class B Common Stock issuable upon conversion of Company Common Stock; and (vi) no shares of Preferred Stock issued and outstanding or in the treasury of the Company. Except as set forth above, no shares of capital stock or other equity securities of the Company are issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Stock Plans will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no outstanding bonds, debentures, notes or other indebtedness or other securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth above, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its subsidiaries is a party or by which any of them is bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity or voting securities of the Company or of any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date hereof, the only outstanding indebtedness for borrowed money of the Company and its subsidiaries is (i) $100 million in principal amount of 10.45% Senior Notes Due 2001 (the "Senior Notes") issued pursuant to the Note and Guarantee Agreement, dated as of October 30, 1991, as amended as of December 9, 1992 (the "Note and Guarantee Agreement"), (ii) $95 million in aggregate principal amount of 12 3/4% Senior Subordinated Notes Due 2002 (the "Subordinated Notes," and together with the Senior Notes, the "Notes") issued pursuant to the Indenture dated as of December 15, 1992 (the "Indenture"), (iii) debt under the Credit Agreement dated as of November 30, 1995 among the Company, Chemical Bank, as Administrative Agent and the several lenders parties thereto (the "Credit Agreement") of $29,200,000, and
    (iv) other indebtedness for borrowed money not exceeding $10,000,000, the sources of which, and amounts attributable to each such source, are set forth in Section 3.01(c) of the Disclosure Schedule. As of the Closing, the total outstanding indebtedness for borrowed money of the Company (subject to Section 3.01(c) of the Disclosure Schedule) will not exceed $210,000,000. Other than the Senior Notes and any loans and other extensions of credit under the Credit Agreement, each of which is prepayable in full in accordance with its terms, and other than the Subordinated Notes, no indebtedness for borrowed money of the Company or its subsidiaries contains any restriction upon the incurrence of indebtedness for borrowed money by the Company or any of its subsidiaries or restricts the ability of the Company or any of its subsidiaries to grant any Liens on its properties or assets. Other than the Company Stock Options and the Stockholders Agreement,
    (i) there are no outstanding contractual obligations, commitments, understandings or arrangements of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock of the Company or any of its subsidiaries and
    (ii) to the knowledge of the Company, there are no irrevocable proxies with respect to shares of capital stock of the Company or any subsidiary of the Company. Schedule I to the Stockholders Agreement accurately sets forth in all material respects the record and, to the knowledge of the Company, beneficial ownership of, and voting power in respect of, the capital stock of the Company with respect to the signatories to the Stockholders Agreement. Except as set forth above, there are no agreements or arrangements pursuant to which the Company is or could be required to register shares of Company Common Stock or other securities under the Securities Act of 1933, as amended (the "Securities Act") or other agreements or arrangements with or among any securityholders of the Company with respect to securities of the Company.

        (d) AUTHORITY; NONCONTRAVENTION. The Company has the requisite corporate power and authority to enter into this Agreement and, subject to the Company Stockholder Approval with respect to the consummation of the Merger, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to the Company Stockholder Approval. This

                                     I-A-10

    Agreement has been duly executed and delivered by the Company and (assuming due authorization, execution and delivery by Newco) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Except for the Notes, the Credit Agreement and the Receivables Purchase Agreement dated as of December 3, 1993, and the Purchase and Sale Agreement, dated as of December 3, 1993, each as amended, between the Company, certain of its subsidiaries, Pooled Accounts Receivable Corporation and Nesbitt Burns Securities Inc. (successor to Bank of Montreal) (the "Receivables Agreements") and except as disclosed in Section 3.01(d) of the Disclosure Schedule, the execution and delivery of this Agreement does not, and the consummation by the Company of the transactions contemplated by this Agreement and compliance by the Company with the provisions hereof will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or "put" right with respect to any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its subsidiaries under,
    (i) the Certificate of Incorporation, as amended, or By-laws, as amended, of the Company or the comparable charter or organizational documents of any of its subsidiaries, (ii) any loan or credit agreement, note, note purchase agreement, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to the Company or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, defaults, rights, losses or Liens that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect with respect to the Company or could not prevent, hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any federal, state or local government or any court, administrative agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), is required by or with respect to the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except, with respect to this Agreement, for (i) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the filing with the SEC of (x) a proxy statement relating to the Company Stockholder Approval (such proxy statement as amended or supplemented from time to time, the "Proxy Statement"), (y) the registration statement on Form S-4 to be filed with the SEC by the Company in connection with the issuance of the Common Stock of the Company following the Merger (the "Form S-4") and (z) such reports under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated by this Agreement, including the Debt Offer, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, and (iv) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to make or obtain, individually or in the aggregate, could not reasonably be expected to (x) prevent or materially delay consummation of the Debt Offer, the Merger or the other transactions contemplated hereby or
    (y) have a Material Adverse Effect with respect to the Company.

        (e) SEC DOCUMENTS; UNDISCLOSED LIABILITIES. The Company has filed with the SEC all reports, schedules, forms, statements and other documents required pursuant to the Securities Act and the

                                     I-A-11

    Exchange Act since January 1, 1994 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents (including any and all financial statements included therein) as of such dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in all SEC Documents filed since January 1, 1994 (the "SEC Financial Statements") comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC), applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments). Except as set forth in the SEC Documents filed by the Company since January 1, 1996 and prior to the date of this Agreement (the "Recent SEC Documents") and except as disclosed in Section 3.01(e) of the Disclosure Schedule, at the date of the most recent audited financial statements of the Company included in the Recent SEC Documents, neither the Company nor any of its subsidiaries had, and since such date neither the Company nor any of such subsidiaries has incurred, any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to the Company.

        (f) INFORMATION SUPPLIED. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) the Proxy Statement will, at the date it is first mailed to the Company's stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, or (iii) the Offer Documents will, at the time the Offer Documents or any amendments or supplements thereto are first published, sent or given to holders of Subordinated Notes, as the case may be, or at the time the Debt Offer is consummated, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Form S-4 will, as of its effective date, and the prospectus contained therein will, as of its date, comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder, and the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied in writing by Newco specifically for inclusion therein. For purposes of this Agreement, the parties agree that statements made and information in the Form S-4 and the Proxy Statement relating to the Federal income tax consequences of the transactions herein contemplated to holders of Company Common Stock shall be deemed to be supplied by the Company and not by Newco.

                                     I-A-12

        (g) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as required by this Agreement, and except as disclosed in the Recent SEC Documents, since the date of the most recent audited financial statements included in such Recent SEC Documents, the Company has conducted its business only in the ordinary course consistent with past practice, and there is not and has not been: (i) any Material Adverse Change (as defined in Section 8.04) with respect to the Company; (ii) any condition, event or occurrence which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or give rise to a Material Adverse Change with respect to the Company; (iii) any action which, if it had been taken or occurred after the execution of this Agreement, would have required the consent of Newco pursuant to this Agreement; or (iv) any condition, event or occurrence which, individually or in the aggregate, could reasonably be expected to prevent, hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement.

        (h) LITIGATION; LABOR MATTERS; COMPLIANCE WITH LAWS.

            (i) Except as disclosed in the Recent SEC Documents, there is (1) no suit, action or proceeding pending, and (2) to the knowledge of the Company, no suit, action or proceeding threatened against or investigation pending with respect to the Company or any of its subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to the Company or prevent, hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its subsidiaries which, individually or in the aggregate, has or could reasonably be expected to have, any such effect.

            (ii) Except as disclosed in Section 3.01(h)(ii) of the Disclosure Schedule, (1) neither the Company nor any of its subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization; (2) to the knowledge of the Company, neither the Company nor any of its subsidiaries is the subject of any proceeding asserting that it or any subsidiary has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment; (3) there is no strike, work stoppage or other labor dispute involving it or any of its subsidiaries pending or, to its knowledge, threatened; (4) no action, suit, complaint, charge, arbitration, inquiry, proceeding or investigation by or before any court, governmental agency, administrative agency or commission brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of the Company's employees is pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to the Company; (5) no grievance is pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries which, individually or in the aggregate, could have a Material Adverse Effect with respect to the Company; (6) neither the Company nor any of its subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any government agency relating to employees or employment practices; (7) to the knowledge of the Company, the Company and each subsidiary is in compliance with all applicable laws, agreements, contracts, and policies relating to employment, employment practices, wages, hours, and terms and conditions of employment except for failures so to comply, if any, that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect with respect to the Company; (8) the Company has paid in full to all employees of the Company and its subsidiaries all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees under any policy, practice, agreement, plan, program, statute or other law; (9) the Company is not liable for any severance pay or other payments to any employee or former employee arising from the termination of employment under any benefit or severance policy, practice, agreement, plan, or program of the Company, nor to the knowledge of the Company will the Company have any liability which

                                     I-A-13
       exists or arises, or may be deemed to exist or arise, under any applicable law or otherwise, as a result of or in connection with the transactions contemplated hereunder or as a result of the termination by the Company of any persons employed by the Company or any of its subsidiaries on or prior to the Effective Time of the Merger; and (10) the Company is in compliance with its obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988, and all other employee notification and bargaining obligations arising under any collective bargaining agreement, statute or otherwise.

           (iii) The conduct of the business of each of the Company and each of its subsidiaries complies with all statutes, laws, regulations, ordinances, rules, judgments, orders, decrees or arbitration awards applicable thereto, except for violations or failures so to comply, if any, that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect with respect to the Company.

        (i) EMPLOYEE BENEFIT PLANS.

           (1) Section 3.01(i) of the Disclosure Schedule contains a true and complete list of each "employee benefit plan" (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (including, without limitation, multiemployer plans within the meaning of ERISA Section 3(37)), stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements relating to employment, benefits or entitlements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), whether formal or informal, oral or written, legally binding or not under which any employee or former employee of the Company has any present or future right to benefits or under which the Company has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the "Company Plans".

           (2) With respect to each Company Plan, the Company will deliver to Newco a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable, (i) any related trust agreement, annuity contract or other funding instrument; (ii) the most recent determination letter; (iii) any summary plan description and other written communications (or a description of any oral communications) by the Company to its employees concerning the extent of the benefits provided under a Company Plan; and
       (iv) for the three most recent years (I) the Form 5500 and attached schedules; (II) audited financial statements; (III) actuarial valuation reports; and (IV) attorney's response to an auditor's request for information.

           (3) (i) Each Company Plan has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Internal Revenue Code of 1986, as amended (the "Code") and other applicable laws, rules and regulations (including the applicable laws, rules and regulations of any foreign jurisdiction), in each case, in all material respects; (ii) each Company Plan which is intended to be qualified within the meaning of Code Section 401(a) is so qualified and has received a favorable determination letter as to its qualification and nothing has occurred, whether by action or failure to act, which would cause the loss of such qualification; (iii) with respect to any Company Plan, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the best knowledge of the Company, threatened, no facts or circumstances exist which could give rise to any such actions, suits or claims and the Company will promptly notify Newco in writing of any pending claims or, to the knowledge of the Company, any threatened claims arising between the date hereof and the Effective Time of the Merger; (iv) neither the Company nor any other party has engaged in a prohibited transaction, as such term is defined under Code Section 4975 or

                                     I-A-14

       ERISA Section 406, which would subject the Company or the Buyer to any material taxes, penalties or other liabilities under the Code or ERISA
       (v) no event has occurred and no condition exists that would subject the Company, either directly or by reason of its affiliation with any member of its Controlled Group (defined as any organization which is a member of a controlled group of organizations within the meaning of Code Sections 414(b), (c), (m) or (o)), to any material tax, fine or penalty imposed by ERISA, the Code or other applicable laws, rules and regulations (including the applicable laws, rules and regulations of any foreign jurisdiction); (vi) all insurance premiums required to be paid and all contributions required to be made under the terms of any Company Plan, the Code, ERISA or other applicable laws, rules and regulations (including the applicable laws, rules and regulations of any foreign jurisdiction) as of the Effective Time of the Merger have been or will be timely paid or made prior thereto and adequate reserves have been provided for on the Company's balance sheet for any premiums (or portions thereof) and for all benefits attributable to service on or prior to the Effective Time of the Merger; (vii) for each Company Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form since the date thereof; and (viii) no Company Plan provides for an increase in benefits on or after the Effective Time of the Merger.

           (4) Except to the extent that each of the following, individually or in the aggregate, would not result in a material liability to the Company, (i) no Company Plan has incurred any "accumulated funding deficiency" as such term is defined in ERISA Section 302 and Code Section 412 (whether or not waived); (ii) no event or condition exists which could be deemed a reportable event within the meaning of ERISA Section 4043 which could result in a liability to the Company or any member of its Controlled Group and no condition exists which could subject the Company or any member of its Controlled Group to a fine under ERISA
       Section 4071; (iii) as of the Effective Time of the Merger, the Company and each member of its Controlled Group have made all required premium payments when due to the Pension Benefit Guaranty Corporation; (iv) neither the Company nor any member of its Controlled Group is subject to any liability to the PBGC for any plan termination occurring on or prior to the Effective Time of the Merger; (v) no amendment has occurred which has required or could require the Company or any member of its Controlled Group to provide security pursuant to Code Section 401(a)(29); and (vi) neither the Company nor any member of its Controlled Group has engaged in a transaction which could subject it to liability under ERISA Section 4069.

           (5) With respect to each of the Company Plans which is not a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA but is subject to Title IV of ERISA (or a substantially similar provision of a foreign jurisdiction), as of the Effective Time of the Merger, except as disclosed in Section 3.01(i) of the Disclosure Schedule, the assets of each such Company Plan are at least equal in value to the present value of the accrued benefits (vested and unvested) of the participants in such Company Plan on an accumulated benefit obligation and projected benefit obligation basis within the meaning of Statement of Financial Accounting Standard ("SFAS") No. 87, based on the actuarial methods and assumptions indicated in the most recent actuarial valuation reports.

           (6) With respect to any multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) to which the Company or any member of its Controlled Group has any liability or contributes (or has at any time contributed or had an obligation to contribute): (i) the Company and each member of its Controlled Group has or will have, as of the Effective Time of the Merger, made all contributions to each such multiemployer plan required by the terms of such multiemployer plan or any collective bargaining agreement; (ii) neither the Company nor any member of its Controlled Group has incurred any material withdrawal liability under Title IV of ERISA or would be subject to such liability if, as of the Effective Time of the Merger, the Company or any member of its Controlled Group were to engage in a complete withdrawal (as

                                     I-A-15
       defined in ERISA Section 4203) or partial withdrawal (as defined in ERISA
       Section 4205) from any such multiemployer plan; (iii) no such multiemployer plan is in reorganization or insolvent (as those terms are defined in ERISA Sections 4241 and 4245, respectively); and (iv) neither the Company nor any member of its Controlled Group has engaged in a transaction which could subject it to liability under ERISA Section 4212(c).

           (7) (i) Each Company Plan which is intended to meet the requirements for tax-favored treatment under Subchapter B of Chapter 1 of Subtitle A of the Code meets such requirements; and (ii) the Company has received a favorable determination from the Internal Revenue Service with respect to any trust intended to be qualified within the meaning of Code Section 501(c)(9).

           (8) Section 3.01(i)(8) of the Disclosure Schedule sets forth, on a plan by plan basis, the present value of benefits payable presently or in the future to present or former employees of the Company under each unfunded Company Plan that must be accounted for in accordance with SFAS No. 87, 106 or 112.

           (9) Except as set forth in Section 3.01(i)(9) of the Disclosure Schedule, no Company Plan exists which could result in the payment to any Company employee of any money or other property or rights or accelerate or provide any other rights or benefits to any Company employee as a result of the transaction contemplated by this Agreement, whether or not such payment would constitute a parachute payment within the meaning of Code section 280G.

        (j) TAX RETURNS AND TAX PAYMENTS. Except as disclosed in Section 3.01(j) of the Disclosure Schedule, the Company and each of its subsidiaries, and any consolidated, combined, unitary or aggregate group for Tax purposes of which the Company or any of its subsidiaries is or has been a member (a "Consolidated Group") has timely filed all Tax Returns required to be filed by it and such Tax Returns are complete and correct in all respects, has paid all Taxes shown thereon to be due and has provided adequate reserves in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any returns. Except as disclosed in Section 3.01(j) of the Disclosure Schedule, (i) no material claim for unpaid Taxes has become a lien against the property of the Company or any of its subsidiaries or is being asserted against the Company or any of its subsidiaries; (ii) to the best knowledge of the Company, no audit of any Tax Return of the Company or any of its subsidiaries is pending, threatened or being conducted by a Tax authority; (iii) no extension of the statute of limitations on the assessment of any Taxes has been granted by the Company or any of its subsidiaries and is currently in effect; (iv) no consent under
    Section 341(f) of the Code has been filed with respect to the Company or any of its subsidiaries; (v) neither the Company nor any of its subsidiaries is a party to any agreement or arrangement that would result, separately or in the aggregate, in the actual or deemed payment by the Company or a subsidiary of any "excess parachute payments" within the meaning of Section 280G of the Code; (vi) no acceleration of the vesting schedule for any property that is substantially unvested within the meaning of the regulations under Section 83 of the Code will occur in connection with the transactions contemplated by this Agreement; (vii) none of the Company or its subsidiaries has been at any time a member of any partnership or joint venture or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any Tax has not expired; (viii) none of the Company or its subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (ix) none of the Company or its subsidiaries is doing business in or engaged in a trade or business in any jurisdiction in which it has not filed all required income or franchise tax returns; (x) the Company and each of its subsidiaries have made all payments of estimated Taxes required to be made under Section 6655 of the Code and any comparable state, local or foreign Tax provision; (xi) all Taxes required to be withheld, collected or deposited by or with respect to the Company and each of its subsidiaries have been timely withheld, collected or deposited, as the case may be, and, to the extent required, have been paid to the relevant taxing authority;
    (xii) neither the Company nor any of its subsidiaries has

                                     I-A-16
    issued or assumed (A) any obligations described in Section 279(a) of the Code, (B) any applicable high yield discount obligations, as defined in
    Section 163(i) of the Code, or (C) any registration-required obligations, within the meaning of Section 163(f)(2) of the Code, that is not in registered form; (xiii) there are no requests for information currently outstanding that could affect the Taxes of the Company or any of its subsidiaries; (xiv) there are no proposed reassessments of any property owned by the Company or any of its subsidiaries or other proposals that could increase the amount of any Tax to which the Company or any such subsidiary would be subject; and (xv) no power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could materially affect the Tax liability of the Company or one of its subsidiaries. As used herein, "Taxes" shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign. As used herein, "Tax Return" shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes.

        (k) PROPERTIES. Section 3.01(k) of the Disclosure Schedule contains a true and complete list of all real properties owned or leased by the Company or any of its subsidiaries. Each of the Company and its subsidiaries has good and marketable title to all properties, assets and rights of any kind whatsoever (whether real, personal or mixed, and whether tangible or intangible) owned by it (collectively, the "Company Assets"), in each case free and clear of all Liens and other encumbrances except those which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect with respect to the Company. There are no pending or, to the knowledge of the Company, threatened condemnation proceedings against or affecting any Company Asset, and none of the Company Assets is subject to any commitment or other arrangement for its sale to a third party outside the ordinary course of business, which either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect with respect to the Company. Each of the Company and each of its subsidiaries has all permits (other than Environmental Permits (as defined in Section 3.01(l)), the representations and warranties with respect to which are set forth in Section 3.01(l)) necessary to own or operate the Company Assets owned or leased by it, and no such permits will be required, as a result of the Merger or the other transactions contemplated hereby, to be issued, re-issued or transferred after the Closing in order to permit the Company following the Merger to continue to own or operate such Company Assets, other than any such permits which are ministerial in nature or the absence of which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect with respect to the Company.

        (l) ENVIRONMENTAL MATTERS. Except as could not reasonably be expected to result in liability under Environmental Laws to the Company or any of its subsidiaries which would be material to the Company, and except as disclosed in Section 3.01(l) of the Disclosure Schedule, which disclosed items of non-compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company

            (i) the Company and its subsidiaries hold and to the knowledge of the Company are in compliance with all Environmental Permits, and the Company and its subsidiaries are otherwise in compliance with all Environmental Laws and, to the knowledge of the Company, there are no conditions that might prevent or interfere with such compliance in the future;

            (ii) As of the date hereof, neither the Company nor any of its subsidiaries has received any Environmental Claim, and to the knowledge of the Company there is no threatened Environmental Claim;

           (iii) Neither the Company nor any of its subsidiaries have entered into any consent decree, order or agreement under any Environmental Law;

                                     I-A-17

            (iv) There are no (A) underground storage tanks, (B) polychlorinated biphenyls, (C) friable asbestos or asbestos-containing materials, (D) sumps, (E) surface impoundments, (F) landfills, or (G) sewers or septic systems present at any facility currently owned, leased, operated or otherwise used by the Company or any of its subsidiaries that could reasonably be expected to give rise to liability of the Company or any of its subsidiaries under any Environmental Laws;

            (v) There are no past (including, without limitation, with respect to assets or businesses formerly owned, leased or operated by the Company or any of its subsidiaries) or present actions, activities, events, conditions or circumstances, including without limitation the release, threatened release, emission, discharge, generation, treatment, storage or disposal of Hazardous Materials, that could reasonably be expected to give rise to liability of the Company or any of its subsidiaries under any Environmental Laws;

            (vi) No modification, revocation, reissuance, alteration, transfer, or amendment of the Environmental Permits, or any review by, or approval of, any third party of the Environmental Permits is required in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby or the continuation of the business of the Company or its subsidiaries following such consummation;

           (vii) Hazardous Materials have not been generated, transported, treated, stored, disposed of, released or threatened to be released at, on, from or under any of the properties or facilities currently owned, leased or otherwise used by the Company or any of its subsidiaries, in violation of, or so as could result in liability under, any Environmental Laws;

          (viii) None of the Company or its subsidiaries have contractually assumed, any liabilities or obligations under any Environmental Laws;

            (ix) To the extent required by generally accepted accounting principles, the Company and its subsidiaries have accrued or otherwise provided for all damages, liabilities, penalties or costs that they may incur in connection with any claim pending or threatened against them, or any requirement that is or may be applicable to them, under any Environmental Laws, and such accrual or other provision is reflected in the Company's most recent consolidated financial statements.

            (x) For purposes of this Agreement, the following terms shall have the following meanings:

               "Environmental Claim" means any written or oral notice, claim, demand, action, suit, complaint, proceeding or other communication by any person alleging liability or potential liability (including without limitation liability or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damage, personal injury, fines or penalties) arising out of, relating to, based on or resulting from (A) the presence, discharge, emission, release or threatened release of any Hazardous Materials at any location, whether or not owned, leased or operated by the Company or any of its subsidiaries or (B) circumstances forming the basis of any violation or alleged violation of any Environmental Law or Environmental Permit or (C) otherwise relating to obligations or liabilities under any Environmental Laws.

               "Environmental Permits" means all permits, licenses, registrations and other governmental authorizations required under Environmental Laws for the Company and its subsidiaries to conduct their operations and businesses on the date hereof and consistent with past practices.

               "Environmental Laws" means all applicable federal, state and local statutes, rules, regulations, ordinances, orders, decrees and common law relating in any manner to contamination, pollution or protection of the environment, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act, the Solid Waste Disposal

                                     I-A-18

           Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Occupational Safety and Health Act, the Emergency Planning and Community-Right-to-Know Act, the Safe Drinking Water Act, all as amended, and similar state laws.

               "Hazardous Materials" means all hazardous or toxic substances, wastes, materials or chemicals, petroleum (including crude oil or any fraction thereof) and petroleum products, friable asbestos and asbestos-containing materials, pollutants, contaminants and all other materials, and substances regulated pursuant to, or that could reasonably be expected to provide the basis of liability under, any Environmental Law.

        (m) MATERIAL CONTRACTS.

            (i) Neither the Company nor any of its subsidiaries is, or has received any notice or has any knowledge that any other party is, in default in any respect under any material contract, agreement, commitment, arrangement, lease, policy or other instrument to which it or any of its subsidiaries is a party or by which it or any such subsidiary is bound ("Material Contracts"), except for those defaults which could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect with respect to the Company; and, to the knowledge of the Company, there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a material default.

            (ii) The Agreement and Plan of Merger among Amphenol Acquisition Corporation, Allied Corporation ("Allied") and the Company, dated April 1, 1987, and the Amendment thereto dated as of May 15, 1987, and the Settlement Agreement among Allied Signal Inc., the Company and LPL Investment Group, Inc. dated November 28, 1988 (collectively, the "Allied Agreements") are valid and binding agreements of the Company and, to the knowledge of the Company, the other parties thereto. The Company has given the notice or notices required under the Allied Agreements to entitle the Company to be indemnified by Allied with respect to the Environmental Claims arising at the facilities set forth in Section 3.01(m) of the Disclosure Schedule. The Company's right to be indemnified against certain Environmental Claims pursuant to such Allied Agreements is enforceable against Allied and its successors, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with, or result in a breach or violation of, or give rise to a right of termination or cancellation under, the Allied Agreements or otherwise adversely affect the Company's right to be indemnified thereunder.

        (n) BROKERS. No broker, investment banker, financial advisor or other person, other than Lehman Brothers Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), the fees and expenses of which will be paid by the Company (pursuant to fee agreements, copies of which have been provided to Newco), is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

        (o) OPINION OF FINANCIAL ADVISOR. The Company has received the opinion of Merrill Lynch, dated the date of this Agreement, to the effect that, as of such date, the consideration to be received in the Merger by the Company's stockholders (other than Parent or any affiliate thereof) is fair to such holders of the Company Common Stock from a financial point of view, a signed copy of which opinion has been delivered to Newco.

                                     I-A-19

        (p) BOARD RECOMMENDATION. The Board of Directors of the Company, at a meeting duly called and held, has by unanimous vote of those directors present (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, taken together are fair to and in the best interests of the stockholders of the Company and has taken all actions necessary on the part of the Company to render the restrictions on business combinations contained in Section 203 of the DGCL inapplicable to this Agreement, the Merger and the Stockholders Agreement and (iii) resolved to recommend that the holders of the shares of Company Common Stock approve this Agreement and the transactions contemplated herein, including the Merger.

        (q) REQUIRED COMPANY VOTE. The Company Stockholder Approval, being the affirmative vote of a majority of the outstanding shares of the Company Common Stock, is the only vote of the holders of any class or series of the Company's securities necessary to approve this Agreement, the Merger and the other transactions contemplated hereby. There is no vote of the holders of any class or series of the Company's securities necessary to approve the Stockholders Agreement or the Debt Offer.

        (r) NO RIGHTS PLAN. Neither the Company nor any of its subsidiaries has any rights plan or similar preferred stock purchase plan or similar arrangement.

        (s) INTELLECTUAL PROPERTY.

            (i) Section 3.01(s)(i) of the Disclosure Schedule sets forth all material Intellectual Property, owned or used by the Company or its subsidiaries, which is registered or filed with, or has been submitted to, any Governmental Entity, and the nature of the Company's or its subsidiaries' rights therein and thereto.

            (ii) To the knowledge of the Company, the Company and its subsidiaries own or have the right to use all material Intellectual Property reasonably necessary for the Company and its subsidiaries to conduct their business as it is currently conducted and consistent with past practice.

           (iii) Except as set forth on Section 3.01(s)(iii) of the Disclosure Schedule, to the knowledge of the Company:

               (1) all of the Intellectual Property of the Company and its subsidiaries is subsisting and unexpired, free of all liens, encumbrances or other defects, has not been abandoned and does not infringe or otherwise impair the intellectual property rights of any third party; (2) none of the Intellectual Property of the Company and its subsidiaries is the subject of any license, security interest or other agreement granting rights therein to any third party; (3) no judgment, decree, injunction, rule or order has been rendered by any U.S. or foreign Governmental Entity which would limit, cancel or question the validity of, or the Company's or its subsidiaries rights in and to any Intellectual Property in any respect that could reasonably be expected to have individually or in the aggregate a Material Adverse Effect with respect to the Company; (4) the Company has not received notice of any pending or threatened suit, action or proceeding that seeks to limit, cancel or question the validity of, or the Company's or its subsidiaries' rights in and to any Intellectual Property, which, if adversely determined, could reasonably be expected to have individually or in the aggregate a Material Adverse Effect with respect to the Company; and (5) the Company and its subsidiaries take reasonable steps to protect, maintain and safeguard their Intellectual Property, including any material Intellectual Property for which improper or unauthorized disclosure would impair its value or validity, and have caused their employees to execute agreements in connection with the foregoing.

            (iv) For purposes of this Agreement "Intellectual Property" shall mean all rights, privileges and priorities provided under U.S., state and foreign law relating to intellectual property, including without limitation all (i) (a) inventions, discoveries, processes, formulae, designs,

                                     I-A-20
       methods, techniques, procedures, concepts, developments, technology, new and useful improvements thereof and know-how relating thereto, whether or not patented or eligible for patent protection; (b) copyrights and copyrightable works, including computer applications, programs, software, databases and related items; (c) trademarks, service marks, trade names, and trade dress, the goodwill of any business symbolized thereby, and all common-law rights relating thereto; (d) trade secrets and other confidential information; and (ii) all registrations, applications, recordings, and licenses or other similar agreements related to the foregoing.

        (t) SENIOR NOTES MAKE-WHOLE PREMIUM. As of April 1, 1997, the Make-Whole Premium (as defined in the Note and Guarantee Agreement) in respect of the Senior Notes to be paid in connection with any offer to prepay the Senior Notes upon a Change in Control (as defined in the Note and Guarantee Agreement) shall equal the amount set forth in Section 3.01(t) of the Disclosure Schedule after giving effect to the assumptions set forth therein.

    SECTION 3.02. REPRESENTATIONS AND WARRANTIES OF NEWCO. Newco represents and warrants to the Company as follows:

        (a) ORGANIZATION, STANDING AND CORPORATE POWER. Newco is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Newco is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a material adverse effect with respect to Newco. Newco has delivered to the Company complete and correct copies of its certificate of incorporation (or other organizational documents) and by-laws.

        (b) SUBSIDIARIES. Newco has no direct or indirect subsidiaries.

        (c) CAPITAL STRUCTURE. The authorized capital stock of Newco consists of 100 shares of common stock, par value $.01 per share, all of which have been validly issued, are fully paid and nonassessable and are owned by Parent, free and clear of any Lien.

        (d) AUTHORITY; NONCONTRAVENTION. Newco has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Newco and the consummation by Newco of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Newco. This Agreement has been duly executed and delivered by Newco and (assuming due authorization, execution and delivery by the Company) constitutes a valid and binding obligation of Newco, enforceable against Newco in accordance with its terms, except that
    (i) such enforcement may be subject to applicable bankruptcy, insolvency or similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. The execution and delivery of this Agreement do not, and the consummation by Newco of the transactions contemplated by this Agreement and compliance by Newco with the provisions of this Agreement will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or "put" right with respect to any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Newco under,
    (i) the certificate of incorporation or by-laws of Newco, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Newco or its properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to Newco or its

                                     I-A-21
    properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, defaults, rights, losses or Liens that individually or in the aggregate could not have a material adverse effect with respect to Newco or could not prevent, hinder or materially delay the ability of Newco to consummate the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to Newco in connection with the execution and delivery of this Agreement by Newco or the consummation by Newco of any of the transactions contemplated by this Agreement, except for (i) the filing of a premerger notification and report form under the HSR Act, (ii) the filing with the SEC of (y) the Proxy Statement and the Form S-4 and (z) such reports under the Exchange Act as may be required in connection with this Agreement, the Stockholders Agreement and the transactions contemplated hereby and thereby, including the Debt Offer, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business and (iv) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices as may be required under the "takeover" or "blue sky" laws of various states.

        (e) BROKERS. No broker, investment banker, financial advisor or other person, other than Donaldson, Lufkin & Jenrette Securities Corporation, the fees and expenses of which will be paid by Newco or its affiliates, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Newco to its affiliates.

        (f) INTERIM OPERATIONS OF NEWCO. Newco was formed on January 13, 1997 solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

        (g) OFFER DOCUMENTS; PROXY STATEMENT. None of the information supplied in writing by Newco specifically for inclusion in (i) the Offer Documents shall, at the time the Offer Documents or any amendments or supplements thereto are first published, sent or given to noteholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, (ii) the Form S-4 will, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and
    (iii) the Proxy Statement will, at the date it is first mailed to the stockholders of the Company or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Newco makes no representation or warranty with respect to any information supplied by the Company or any of its representatives which is contained in or incorporated by reference in any of the foregoing documents.

                                   ARTICLE IV

           COVENANTS RELATING TO CONDUCT OF BUSINESS PRIOR TO MERGER.

    SECTION 4.01. CONDUCT OF BUSINESS OF THE COMPANY. (a) Conduct of Business by the Company. During the period from the date of this Agreement to the Effective Time of the Merger (except as otherwise expressly contemplated by the terms of this Agreement), the Company shall, and shall cause its subsidiaries to, act and carry on their respective businesses in the usual, regular and ordinary course of business consistent with past practice and use its and their respective reasonable best efforts to preserve substantially intact their current business organizations, keep available the services of their current officers

                                     I-A-22
and employees and preserve their relationships with customers, suppliers, licensors, licensees, advertisers, distributors and others having significant business dealings with them. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time of the Merger, the Company shall not, and shall not permit any of its subsidiaries (or Subsidiaries as set forth below) to, without the prior consent of Newco (which consent shall not be unreasonably withheld):

        (i) (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned domestic subsidiary of the Company to its parent, (y) split, combine or reclassify any capital stock of the Company or any subsidiary or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company or any subsidiary, or (z) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except, in the case of clause (z), for the Debt Offer and the purchase of the Senior Notes;

        (ii) authorize for issuance, issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock or the capital stock of any of its subsidiaries, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or any other securities or equity equivalents (including without limitation stock appreciation rights) other than the issuance of Company Common Stock upon the exercise of Company Stock Options awarded but unexercised on the date of this Agreement and in accordance with their present terms (such issuances, together with the acquisitions of securities permitted under clause (i)(z) above, being referred to herein as "Permitted Changes");

       (iii) amend the certificate of incorporation, by-laws or other comparable charter or organizational documents of the Company or any subsidiary;

        (iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof;

        (v) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets other than any such properties or assets the value of which do not exceed $100,000 individually and $1,000,000 in the aggregate, except sales of inventory and receivables in the ordinary course of business consistent with past practice and except for the sale-leaseback of the land and buildings owned by Kai-Jack Industrial Co., Ltd.;

        (vi) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for borrowings necessary to effect the Debt Offer and to repay the principal amount of the Senior Notes and pay the Make-Whole Premium, and for short-term borrowings incurred in the ordinary course of business consistent with past practice, or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any direct or indirect wholly owned subsidiary of the Company;

       (vii) acquire or agree to acquire any assets, other than inventory in the ordinary course of business consistent with past practice, that are material, individually or in the aggregate, to the Company and its subsidiaries taken as a whole, or make or agree to make any capital expenditures except capital expenditures which, individually or in the aggregate, do not exceed the amount budgeted therefor in the Company's annual capital expenditures budget for 1997 previously provided to Newco;

                                     I-A-23

      (viii) pay, discharge or satisfy any claims (including claims of stockholders), liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except for the payment, discharge or satisfaction of (x) liabilities or obligations in the ordinary course of business consistent with past practice or in accordance with their terms as in effect on the date hereof, (y) claims settled or compromised to the extent permitted by Section 4.01(a)(xii), or waive, release, grant, or transfer any rights of material value or modify or change in any material respect any existing material license, lease, contract or other document, other than in the ordinary course of business consistent with past practice or (z) the Notes;

        (ix) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

        (x) enter into any new collective bargaining agreement or any successor collective bargaining agreement to any collective bargaining agreement disclosed in Section 3.01(h)(ii) of the Disclosure Schedule;

        (xi) change any material accounting principle used by it;

       (xii) settle or compromise any litigation (whether or not commenced prior to the date of this Agreement) other than settlements or compromises of litigation where the amount paid (after giving effect to insurance proceeds actually received) in settlement or compromise does not exceed $100,000, provided that the aggregate amount paid in connection with the settlement or compromise of all such litigation matters shall not exceed $250,000;

      (xiii) engage in any transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any of the Company's affiliates, including, without limitation, any transactions, agreements, arrangements or understandings with any affiliate or other Person covered under Item 404 of SEC Regulation S-K that would be required to be disclosed under such Item 404 other than such transactions of the same general nature, scope and magnitude as are disclosed in the Company SEC Documents; or

       (xiv) authorize any of, or commit or agree to take any of, the foregoing actions.

    (b) CHANGES IN EMPLOYMENT ARRANGEMENTS. Neither the Company nor any of its subsidiaries shall (except as may be required in order to give effect to the requirements of Section 2.04) adopt or amend (except as may be required by law) any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or other arrangement (including any Company Plan) for the benefit or welfare of any employee, director or former director or employee or, other than increases for individuals (other than officers and directors) in the ordinary course of business consistent with past practice, increase the compensation or fringe benefits of any director, employee or former director or employee or pay any benefit not required by any existing plan, arrangement or agreement.

    (c) SEVERANCE. Neither the Company nor any of its subsidiaries shall grant any new or modified severance or termination arrangement or increase or accelerate any benefits payable under its severance or termination pay policies in effect on the date hereof.

    (d) WARN. Neither the Company nor any of its subsidiaries shall effectuate a "plant closing" or "mass layoff", as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988 ("WARN"), affecting in whole or in part any site of employment, facility, operating unit or employee of the Company or any subsidiary, without notifying Newco or its affiliates in advance and without complying with the notice requirements and other provisions of WARN.

                                     I-A-24

    (e) TAX ELECTIONS. Except in the ordinary course of business and consistent with past practice, neither the Company nor any of its subsidiaries shall make any tax election or settle or compromise any federal, state, local or foreign Tax liability.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

    SECTION 5.01. PREPARATION OF FORM S-4 AND PROXY STATEMENT; STOCKHOLDER MEETING.

    (a) Promptly following the date of this Agreement, the Company shall prepare the Proxy Statement, and the Company shall prepare and file with the SEC the Form S-4, in which the Proxy Statement will be included. Newco will cooperate with the Company in connection with the preparation of the Proxy Statement including, but not limited to, furnishing to the Company any and all information regarding Parent as may be required to be disclosed therein. The Company shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. The Company will use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. The Company shall also take any action required to be taken under any applicable state securities laws in connection with the registration and qualification of Common Stock of the Company following the Merger. The information provided and to be provided by Newco and the Company, respectively, for use in the Form S-4 shall, at the time the Form S-4 becomes effective and on the date of the Stockholders Meeting referred to below, be true and correct in all material respects and shall not omit to state any material fact required to be stated therein or necessary in order to make such information not misleading, and the Company and Newco each agree to correct any information provided by it for use in the Form S-4 which shall have become false or misleading.

    (b) The Company will as promptly as practicable notify Newco of (i) the effectiveness of the Form S-4, (ii) the receipt of any comments from the SEC and
(iii) any request by the SEC for any amendment to the Form S-4 or for additional information. All filings by the Company with the SEC, including the Form S-4 and any amendment thereto, and all mailings to the Company's stockholders in connection with the Merger, including the Proxy Statement, shall be subject to the prior review, comment and approval of Newco (such approval not to be unreasonably withheld or delayed).

    (c) The Company will, as promptly as practicable following the date of this Agreement and in consultation with Newco, duly call, give notice of, convene and hold a meeting of its stockholders (the "Stockholders Meeting") for the purpose of approving this Agreement and the transactions contemplated by this Agreement to the extent required by the DGCL. The Company will, through its Board of Directors, recommend to its stockholders approval of the foregoing matters, as set forth in Section 3.01(p); provided, however, that the Board of Directors of the Company may fail to make or withdraw or modify such recommendation, but only to the extent that the Board of Directors of the Company shall have concluded in good faith on the basis of written advice from outside counsel that such action is required to prevent the Board of Directors of the Company from breaching its fiduciary duties to the stockholders of the Company under applicable law. Any such recommendation, together with a copy of the opinion referred to in Section 3.01(o) shall be included in the Proxy Statement. The Company will use its best efforts to hold such meeting as soon as practicable after the date hereof.

    SECTION 5.02. ACCESS TO INFORMATION; CONFIDENTIALITY. (a) The Company shall, and shall cause its subsidiaries, officers, employees, counsel, financial advisors and other representatives to, afford to Newco and its representatives and to potential financing sources reasonable access during normal business hours, in a manner initially coordinated with the chief executive officer of the Company, and thereafter coordinated with those persons designated by the chief executive officer, during the period prior to the Effective Time of the Merger to its properties, books, contracts, commitments, personnel and records, including security position listings and other information concerning beneficial owners and/or record

                                     I-A-25
owners of the Company's securities which may be relevant to the Merger or Debt Offer, and, during such period, the Company shall, and shall cause its subsidiaries, officers, employees and representatives to, furnish promptly to Newco (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws and (ii) all other information concerning its business, properties, financial condition, operations and personnel as Newco may from time to time reasonably request. Each of the Company and Newco will hold, and will cause its respective directors, officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in confidence to the extent required by, and in accordance with, the provisions of the letter dated December 11, 1996, between Kohlberg Kravis Roberts & Co. ("KKR & Co.") and the Company (and additional individual agreements executed and delivered pursuant thereto) (collectively, the "Confidentiality Agreement").

    (b) No investigation pursuant to this Section 5.02 shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto.

    SECTION 5.03. REASONABLE BEST EFFORTS. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including the Debt Offer. Newco and the Company will use their reasonable best efforts and cooperate with one another (i) in promptly determining whether any filings are required to be made or consents, approvals, waivers, licenses, permits or authorizations are required to be obtained (or, which if not obtained, would result in an event of default, termination or acceleration of any agreement or any put right under any agreement) under any applicable law or regulation or from any governmental authorities or third parties, including parties to loan agreements or other debt instruments, in connection with the transactions contemplated by this Agreement, including the Merger and the Debt Offer and (ii) in promptly making any such filings, in furnishing information required in connection therewith and in timely seeking to obtain any such consents, approvals, permits or authorizations.

    (b) The Company shall make, subject to the condition that the transactions contemplated herein actually occur, any undertakings (including undertakings to make divestitures, provided that such divestitures need not themselves be made until after the transactions contemplated hereby actually occur) required in order to comply with the antitrust requirements or laws of any governmental entity, including the HSR Act, in connection with the transactions contemplated by this Agreement; provided that no such divestiture or undertaking shall be made unless acceptable to Newco.

    (c) The Company shall cooperate with any reasonable requests of Newco or the SEC related to the recording of the Merger as a recapitalization for financial reporting purposes, including, without limitation, to assist Newco and its affiliates with any presentation to the SEC with regard to such recording and to include appropriate disclosure with regard to such recording in all filings with the SEC and all mailings to stockholders made in connection with the Merger. In furtherance of the foregoing, the Company shall provide to Newco for the prior review of Newco's advisors any description of the transactions contemplated by this Agreement which is meant to be disseminated.

    (d) The Company agrees to provide, and will cause its subsidiaries and its and their respective officers, employees and advisors to provide, all necessary cooperation in connection with the arrangement of any financing to be consummated contemporaneous with or at or after the Closing in respect of the transactions contemplated by this Agreement, including without limitation, (x) participation in meetings, due diligence sessions and road shows, (y) the preparation of offering memoranda, private placement memoranda, prospectuses and similar documents, and (z) the execution and delivery of any commitment letters, underwriting or placement agreements, pledge and security documents, other definitive financing documents, or other requested certificates or documents, including a certificate of the chief financial officer of the Company with respect to solvency matters, comfort letters of accountants and legal opinions

                                     I-A-26
as may be requested by Newco; provided that the form and substance of any of the material documents referred to in clause (y), and the terms and conditions of any of the material agreements and other documents referred to in clause (z), shall be substantially consistent with the terms and conditions of the financing required to satisfy the condition precedent set forth in Section 6.02(f) and, provided, further, that the terms and conditions of such financing may not require the payment of any commitment or other similar fee by the Company, or the incurrence of any liabilities by the Company, prior to the Effective Time of the Merger without the Company's prior consent (which consent will not be unreasonably withheld). The parties acknowledge that the payment of any fees by the Company in connection with any commitment letters shall be subject to the occurrence of the Closing. In addition, in conjunction with the obtaining of any such financing, the Company agrees, at the request of Newco, to call for prepayment or redemption, or to prepay, redeem and/or renegotiate, as the case may be, any then existing indebtedness of the Company, including, without limitation, the Senior Notes; provided that no such prepayment or redemption or in the case of the Senior Notes, call for prepayment or redemption, shall themselves actually be made until contemporaneously with or after, or, in the case of the call for prepayment of the Senior Notes, immediately prior to or contemporaneously with, the Effective Time of the Merger.

    (e) (i) Newco hereby agrees to use its reasonable best efforts, subject to normal conditions, to assist the Company in arranging the financing in respect of the transactions contemplated by this Agreement described in Annex A-1 and Annex A-2 of the Disclosure Schedule, including, subject to normal conditions, using its reasonable best efforts (A) to assist the Company in the negotiation of definitive agreements with respect thereto and (B) to satisfy all conditions applicable to Newco in such definitive agreements. Newco will keep the Company informed of the status of its efforts to assist the Company in arranging such financing, including making reports with respect to significant developments. In the event any portion of such financing becomes unavailable in the manner or from the sources originally contemplated, Newco will use its reasonable best efforts, subject to normal conditions, to assist the Company in arranging any such portion from alternative sources. Each of Newco and the Company shall notify the other within 24 hours of its learning that any such financing will not be available on terms satisfactory to Newco.

        (ii) Subject to the Company having received the proceeds of the financing described in Section 6.02(f) on terms satisfactory to Newco, Newco at Closing will be capitalized with an equity contribution of at least $341 million. Newco will be under no obligation pursuant to the preceding sentence unless and until the Company receives the proceeds of the financing described in Section 6.02(f) on terms satisfactory to Newco. In addition, Newco will be under no obligation under any circumstances to be capitalized with equity of more than $341 million.

    SECTION 5.04. BENEFIT MATTERS. Except as contemplated herein, the Company, for the period ending on December 31, 1997, shall provide employee benefits under plans, programs and arrangements which, in the aggregate, will provide benefits to the employees of the Company which are no less favorable, in the aggregate, than those provided pursuant to the plans, programs and arrangements of the Company (other than those related to Company Common Stock) in effect and disclosed to Newco on the date hereof; provided, however, that nothing herein shall prevent the amendment or termination of any such plan, program or arrangement, require that the Company provide or permit investment in the securities of the Company, interfere with the Company's right or obligation to make such changes as are necessary to conform with applicable law or prevent the termination by the Company or any subsidiary of any employee of the Company or of any subsidiary.

    SECTION 5.05. INDEMNIFICATION. (a) The Certificate of Incorporation and By-laws of the Company following the Merger shall contain provisions identical with respect to elimination of personal liability and indemnification to those set forth in Articles Sixth and Seventh of the Certificate of Incorporation of the Company set forth in Exhibit A hereto and Article VIII of the By-laws of the Company on the date hereof, respectively, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time of the Merger in any manner that would adversely affect the rights

                                     I-A-27
thereunder of individuals who at the Effective Time of the Merger were directors, officers, agents or employees of the Company.

    (b) The Company shall maintain in effect for six years from the Effective Time of the Merger policies of directors' and officers' liability insurance containing terms and conditions which are not less advantageous than any such policies which may be purchased by the Company prior to the Effective Time of the Merger (the "Company Insurance"), with respect to matters occurring prior to the Effective Time of the Merger, to the extent available, and having the maximum available coverage under any such Company Insurance policies; provided that (i) the Company following the Merger shall not be required to spend in excess of $100,000 per year therefor; provided further that if the Company following the Merger would be required to spend in excess of $100,000 per year to obtain insurance having the maximum available coverage under the Company Insurance policies, the Company will be required to spend up to such amount to maintain or procure insurance coverage pursuant hereto, subject to availability of such (or similar) coverage and (ii) such policies may in the sole discretion of the Company be one or more "tail" policies for all or any portion of the full six year period. The Company agrees that in the event it would be required to spend in excess of $100,000 per year to obtain insurance having the maximum available coverage under the Company Insurance policies, the Company will notify the officers and directors who are the beneficiaries thereof and permit such officers and directors to pay any excess amount over $100,000 which may be necessary to maintain such policies.

    (c) In furtherance of and not in limitation of the preceding paragraph, Newco agrees that the officers and directors of the Company that are defendants in all litigation commenced by stockholders of the Company with respect to (x) the performance of their duties as such officers and/or directors under federal or state law (including litigation under federal and state securities laws) and
(y) the Merger, including, without limitation, any and all such litigation commenced on or after the date of this Agreement (the "Subject Litigation") shall be entitled to be represented, at the reasonable expense of the Company, in the Subject Litigation by one counsel (and Delaware counsel if appropriate and one local counsel in each jurisdiction in which a case is pending) each of which such counsel shall be selected by a plurality of such director defendants; provided that the Company shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and that a condition to the indemnification payments provided in
Section 5.05(a) shall be that such officer/director defendant not have settled any Subject Litigation without the consent of the Company (such consent not to be unreasonably withheld) and, prior to the Closing, Newco; and provided further that neither Newco nor the Company shall have any obligation hereunder to any officer/director defendant when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that indemnification of such officer/director defendant in the manner contemplated hereby is prohibited by applicable law.

    SECTION 5.06. PUBLIC ANNOUNCEMENTS. Neither Newco, on the one hand, nor the Company, on the other hand, will issue any press release or public statement with respect to the transactions contemplated by this Agreement and the Stockholders Agreement, including the Merger and the Debt Offer, without the other party's prior consent (such consent not to be unreasonably withheld), except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with the New York Stock Exchange. In addition to the foregoing, Newco and the Company will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any such press release or other public statements with respect to such transactions. The parties agree that the initial press release or releases to be issued with respect to the transactions contemplated by this Agreement shall be mutually agreed upon prior to the issuance thereof.

                                     I-A-28

    SECTION 5.07. AFFILIATES. Prior to the Closing Date, the Company shall deliver to Newco a letter identifying all persons who are, at the time this Agreement is submitted for approval to the stockholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its reasonable best efforts to cause each such person to deliver to Newco on or prior to the Closing Date a written agreement substantially in the form attached as Exhibit B hereto.

    SECTION 5.08. NO SOLICITATION. Neither the Company nor any of its subsidiaries shall (whether directly or indirectly through advisors, agents or other intermediaries), nor shall the Company or any of its subsidiaries authorize or permit any of its or their officers, directors, agents, representatives, advisors or subsidiaries to (a) solicit, initiate or take any action knowingly to facilitate the submission of inquiries, proposals or offers from any person (other than Newco, Parent or NXS) relating to (i) any acquisition or purchase of 20% or more of the consolidated assets of the Company and its subsidiaries or of over 20% of any class of equity securities of the Company or any of its subsidiaries, (ii) any tender offer (including a self tender offer) or exchange offer that if consummated would result in any Person (as defined in Section 8.02) beneficially owning 20% or more of any class of equity securities of the Company or any of its subsidiaries, (iii) any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company other than the transactions contemplated by this Agreement and the Stockholders Agreement, or (iv) any other transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or Debt Offer or which would or could reasonably be expected to materially dilute the benefits to Newco of the transactions contemplated hereby (collectively, "Transaction Proposals"), or agree to or endorse any Transaction Proposal, or (b) enter into or participate in any discussions or negotiations regarding any of the foregoing, or furnish to any other person any information with respect to its business, properties or assets or any of the foregoing, or otherwise cooperate in any way with, or knowingly assist or participate in, facilitate or encourage, any effort or attempt by any other person (other than Newco, Parent or NXS) to do or seek any of the foregoing; provided, however, that the foregoing shall not prohibit the Company (either directly or indirectly through advisors, agents or other intermediaries) from (i) furnishing information pursuant to an appropriate confidentiality letter (which letter shall not be less favorable to the Company in any material respect than the Confidentiality Agreement, and a copy of which shall be provided for informational purposes only to Newco) concerning the Company and its businesses, properties or assets to a third party who has made a bona fide Transaction Proposal, (ii) engaging in discussions or negotiations with such a third party who has made a bona fide Transaction Proposal, (iii) following receipt of a bona fide Transaction Proposal, taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or otherwise making disclosure to its stockholders, (iv) following receipt of a bona fide Transaction Proposal, failing to make or withdrawing or modifying its recommendation referred to in Section 3.01(p), and/or (v) taking any non-appealable, final action ordered to be taken by the Company by any court of competent jurisdiction but in each case referred to in the foregoing clauses (i) through (v) only to the extent that the Board of Directors of the Company shall have concluded in good faith on the basis of written advice from outside counsel that such action is required to prevent the Board of Directors of the Company from breaching its fiduciary duties to the stockholders of the Company under applicable law; provided, further, that the Board of Directors of the Company shall not take any of the foregoing actions referred to in clauses (i) through
(iv) until after reasonable notice to Newco with respect to such action and that such Board of Directors shall, to the extent it may do so without breaching such fiduciary duties, continue to advise Newco after taking such action and, in addition, if the Board of Directors of the Company receives a Transaction Proposal, then the Company shall promptly inform Newco of the terms and conditions of such proposal and the identity of the person making it. The Company will immediately cease and cause its advisors, agents and other intermediaries to cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing, and shall use its reasonable best efforts to cause any such parties in possession of confidential information about the Company that was furnished

                                     I-A-29
by or on behalf of the Company to return or destroy all such information in the possession of any such party or in the possession of any agent or advisor of any such party.

    SECTION 5.09. RESIGNATION OF DIRECTORS. At the Closing, the Company shall deliver to Newco evidence satisfactory to Newco of the resignation of all directors of the Company, effective at the Effective Time of the Merger.

    SECTION 5.10. CERTAIN AGREEMENTS. (a) Neither the Company nor any subsidiary of the Company will waive or fail to enforce any provision of any confidentiality or standstill or similar agreement to which it is a party without the prior written consent of Newco.

    (b) The Company shall, as promptly as practicable and in any event at least 10 days prior to the Closing, prepare and deliver or cause to be delivered to Newco financial statements for the fiscal year ended December 31, 1996 which shall be accompanied by an unqualified audit opinion of the Company's independent certified public accountants.

    SECTION 5.11. STOP TRANSFER. The Company acknowledges and agrees to be bound by and comply with the provisions of the Stockholders Agreement as if a party thereto with respect to transfers of record ownership of shares of Company Common Stock, and agrees to notify the transfer agent for any shares of Company Common Stock or voting rights certificates and provide such documentation and do such other things as may be reasonably necessary to effectuate the provisions of such agreement.

    SECTION 5.12. NEW YORK STOCK EXCHANGE LISTING. The Company will not take any action, for at least three years from the Effective Time of the Merger, to cause the Company Common Stock to be delisted from the New York Stock Exchange (the "NYSE") except in compliance with Rule 500 of the NYSE, as interpreted in
Section 806 of the NYSE Listed Company Manual as in effect on the date hereof (and provided that, in addition to the requirements of the NYSE, a majority of shares not held of record or beneficially by Parent or its affiliates must be voted in favor of the de-listing); provided, however, that the Company may cause or permit the Company Common Stock to be de-listed in connection with a transaction which results in the termination of registration of such securities under Section 12 of the Exchange Act, and provided, further, that nothing in this Section 5.12 shall require the Company to take any affirmative action to prevent the Company Common Stock from being de-listed by the NYSE in the event that the Company Common Stock ceases to meet the applicable NYSE listing standards.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

    SECTION 6.01.  CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE
MERGER. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

        (a) COMPANY STOCKHOLDER APPROVAL. The Company Stockholder Approval shall have been obtained.

        (b) HSR ACT. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

        (c) NO INJUNCTIONS OR RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that the parties hereto shall use their best efforts to have any such injunction, order, restraint or prohibition vacated.

        (d) FORM S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and any material "blue sky" and

                                     I-A-30
    other state securities laws applicable to the registration and qualification of the Common Stock of the Company following the Merger shall have been complied with.

    SECTION 6.02. CONDITIONS TO OBLIGATIONS OF NEWCO. The obligations of Newco to effect the Merger are further subject to the following conditions:

        (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company set forth in this Agreement shall be true and correct in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect. Newco shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to the effect set forth in this paragraph.

        (b) PERFORMANCE OF OBLIGATIONS OF THE COMPANY. The Company shall have performed the obligations required to be performed by it under this Agreement at or prior to the Closing Date (except for such failures to perform as have not had or could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect with respect to the Company or adversely affect the ability of the Company to consummate the transactions herein contemplated or perform its obligations hereunder).

        (c) CONSENTS, ETC. Newco shall have received evidence, in form and substance reasonably satisfactory to it, that such licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties as are necessary in connection with the transactions contemplated hereby have been obtained, except where the failure to obtain such licenses, permits, consents, approvals, authorizations, qualifications and orders could not, individually or in the aggregate with all other failures, reasonably be expected to have a Material Adverse Effect with respect to the Company.

        (d) NO LITIGATION. There shall not be pending or threatened by any Governmental Entity any suit, action or proceeding (or by any other person any suit, action or proceeding which has a reasonable likelihood of success), (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or the Stockholders Agreement or seeking to obtain from Parent, Newco or any of their affiliates any damages that are material to any such party, (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective subsidiaries of any material portion of the business or assets of the Company or any of its subsidiaries, to dispose of or hold separate any material portion of the business or assets of the Company or any of its subsidiaries, as a result of the Merger or any of the other transactions contemplated by this Agreement or the Stockholders Agreement, (iii) seeking to impose limitations on the ability of Parent or Newco to acquire or hold, or exercise full rights of ownership of, any shares of the Company Common Stock, including, without limitation, the right to vote the Company Common Stock on all matters properly presented to the stockholders of the Company or (iv) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company or its subsidiaries.

        (e) AFFILIATE LETTERS. Newco shall have received the agreements referred to in Section 5.07.

        (f) FINANCING. The Company shall have received the proceeds of financing on terms and conditions set forth in Annex A-1 and Annex A-2 of the Disclosure Schedule or upon terms and conditions which are, in the reasonable judgment of Newco, substantially equivalent thereto, and to the extent that any of the terms and conditions are not set forth in Annex A-1 and Annex A-2 of the Disclosure Schedule, on terms and conditions reasonably satisfactory to Newco.

                                     I-A-31

        (g) Newco shall have received evidence that the terms of the Subordinated Notes shall have been amended to the reasonable satisfaction of Newco including, without limitation, the elimination of the negative covenants contained therein and the elimination of any restrictions applicable to transactions contemplated by this Agreement. The Company shall have purchased at least that principal amount of Subordinated Notes as equals the minimum condition in the Debt Offer. The Company shall have, immediately prior to or contemporaneously with the Closing, called the Senior Notes for redemption.

        (h) Newco shall be reasonably satisfied that the Merger shall be recorded as a recapitalization for financial reporting purposes.

        (i) The individuals listed in Section 6.02(i) of the Disclosure Schedule shall have entered into one or more subscription, option, stockholder and/or other agreements relating to their respective equity interests in the Company after the Effective Time of the Merger on terms and conditions substantially consistent with the agreement in principle delivered to the Company prior to the date hereof or otherwise satisfactory to Newco.

    SECTION 6.03. CONDITIONS TO OBLIGATION OF THE COMPANY. The obligation of the Company to effect the Merger is further subject to the following conditions:

        (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Newco set forth in this Agreement shall be true and correct, in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein) would not individually or in the aggregate reasonably be expected to have a material adverse effect. The Company shall have received a certificate signed on behalf of Newco by an authorized officer of Newco to the effect set forth in this paragraph.

        (b) PERFORMANCE OF OBLIGATIONS OF NEWCO. Newco shall have performed the obligations required to be performed by it under this Agreement at or prior to the Closing Date (except for such failures to perform as have not had or could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect with respect to Newco or adversely affect the ability of Newco to consummate the transactions herein contemplated or perform its obligations hereunder).

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

    SECTION 7.01. TERMINATION. This Agreement may be terminated and abandoned at any time prior to the Effective Time of the Merger, whether before or after approval of matters presented in connection with the Merger by the stockholders of the Company:

        (a) by mutual written consent of Newco and the Company; or

        (b) by either Newco or the Company if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger or the Debt Offer and such order, decree, ruling or other action shall have become final and nonappealable; or

        (c) by either Newco or the Company if the Merger shall not have been consummated on or before June 30, 1997 (other than due to the failure of the party seeking to terminate this Agreement to perform its obligations under this Agreement required to be performed at or prior to the Effective Time of the Merger); or

        (d) by either Newco or the Company if at the duly held meeting of the stockholders of the Company (including any adjournment thereof) held for the purpose of voting on the Merger, this

                                     I-A-32

    Agreement and the consummation of the transactions contemplated hereby, the holders of a majority of the outstanding shares of Company Common Stock shall not have approved the Merger, this Agreement and the consummation of the transactions contemplated hereby; or

        (e) by Newco, if the Company or its Board of Directors shall have (1) withdrawn, modified or amended in any respect adverse to Newco its approval or recommendation of this Agreement or any of the transactions contemplated herein, (2) failed as promptly as practicable after the Form S-4 is declared effective to mail the Proxy Statement to its stockholders or failed to include in such statement such recommendation, (3) recommended any Transaction Proposal from a person other than Newco or any of its affiliates, (4) resolved to do any of the foregoing or (5) in response to the commencement of any tender offer or exchange offer for more than 20% of the outstanding shares of Company Common Stock, not recommended rejection of such tender offer or exchange offer; or

        (f) by the Company, if, pursuant to and in compliance with Section 5.08 hereof, the Board of Directors of the Company concludes in good faith, based on written advice from outside counsel, that in order to prevent the Board of Directors of the Company from breaching its fiduciary duties to the stockholders of the Company under the DGCL, the Board of Directors must not make or must withdraw or modify its recommendation referred to in Section 3.01(p) and the Board of Directors does not make or withdraws or modifies such recommendation.

    SECTION 7.02. EFFECT OF TERMINATION. In the event of termination of this Agreement by either the Company or Newco as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Newco or the Company, other than the provisions of
Section 3.01(n), Section 3.02(e), the last sentence of Section 5.02(a), this
Section 7.02, Section 8.02 and Section 8.07. Nothing contained in this Section shall relieve any party for any breach of the representations, warranties, covenants or agreements set forth in this Agreement.

    SECTION 7.03. AMENDMENT. This Agreement may be amended by the parties at any time before or after any required approval of matters presented in connection with the Merger by the stockholders of the Company; provided, however, that after any such approval, there shall be made no amendment that by law requires further approval by such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

    SECTION 7.04. EXTENSION; WAIVER. At any time prior to the Effective Time of the Merger, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of
Section 7.03, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

    SECTION 7.05. PROCEDURE FOR TERMINATION, AMENDMENT, EXTENSION OR WAIVER. A termination of this Agreement pursuant to Section 7.01, an amendment of this Agreement pursuant to Section 7.03 or an extension or waiver pursuant to Section
7.04 shall, in order to be effective, require in the case of Newco or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

    SECTION 8.01. NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time of the Merger and all such representations and warranties will be extinguished on consummation of the Merger and neither the Company nor any officer, director or employee or

                                     I-A-33
shareholder shall be under any liability whatsoever with respect to any such representation or warranty after such time. This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time of the Merger.

    SECTION 8.02. FEES AND EXPENSES. (a) In addition to any other amounts which may be payable or become payable pursuant to any other paragraph of this
Section 8.02, if the Company shall have failed to satisfy or perform any of the conditions or obligations required to be satisfied or performed by it pursuant to Section 6.02(a) or 6.02(b) hereof and, as a result thereof, this Agreement is thereafter terminated, then the Company shall (provided that Newco is not then in material breach of its obligations under this Agreement), promptly, but in no event later than one business day after the termination of this Agreement (or from time to time after Closing), reimburse KKR & Co. for all documented out-of-pocket expenses and fees (including, without limitation, fees payable to all banks, investment banking firms and other financial institutions, and their respective agents and counsel, and all fees of counsel, accountants, financial printers, experts and consultants to Newco and its affiliates), whether incurred prior to, on or after the date hereof, in connection with the Merger and the consummation of all transactions contemplated by this Agreement and the financing thereof; provided that, except as set forth in the next succeeding proviso or with respect to any reimbursement following the Closing, in no event shall the Company be required to pay in excess of an aggregate of $5 million pursuant to this paragraph (a); and provided further that, whether or not the Company has satisfied or performed the conditions and obligations required to be performed by it pursuant to Section 6.02(a) and 6.02(b) hereof, in the event a fee is payable to KKR & Co. pursuant to Section 8.02(b) hereof, the Company shall be required to pay expenses pursuant to this paragraph (a) up to a maximum of $12.5 million.

    (b) (i) If this Agreement shall have been terminated in accordance with its terms and either of the following shall have occurred prior to such termination:
(A) any corporation (including the Company or any of its subsidiaries or affiliates), partnership, person, other entity or "group" (as referred to in
Section 13(d)(3) of the Exchange Act) other than Newco or any of its affiliates and other than any party to the Stockholders Agreement, including any Permitted Transferee (as defined in the Stockholders Agreement) of such a party which is or agrees to become bound thereby (so long as neither any such party to the Stockholders Agreement nor any such Permitted Transferee is a member of a "group" which includes any other person) (collectively, "Persons"), shall have become the beneficial owner of more than 20% of the outstanding shares of Company Common Stock; or (B)(x) any Person (other than Newco or any of its affiliates) shall have made, or proposed, communicated or disclosed in a manner which is or otherwise becomes public (including being known by stockholders of the Company owning of record or beneficially in the aggregate 5% or more of the outstanding shares of Company Common Stock) a bona fide intention to make a Transaction Proposal (including by making such a Transaction Proposal) and (y) on or prior to January 15, 1998, the Company either consummates with a Person a transaction the proposal of which would otherwise qualify as a Transaction Proposal under Section 5.08 or enters into a definitive agreement with a Person with respect to a transaction the proposal of which would otherwise qualify as a Transaction Proposal under Section 5.08 (whether or not such Person is the Person referred to in clause (x) above); or

        (ii) if this Agreement is terminated pursuant to Section 7.01(e) or
    Section 7.01(f); then the Company shall, (1) in the case of clause (b)(i)(A) and (b)(ii) above, promptly, but in no event later than one business day after the termination of this Agreement and (2) in the case of clause
    (b)(i)(B) above, promptly, but in no event later than one business day after an event specified in subclause (y) thereof shall have occurred, pay KKR & Co. a fee of $37.5 million in cash, which amount shall be payable in same day funds. No termination of this Agreement at a time when a fee is reasonably expected to be payable pursuant to this Section 8.02(b) following termination of this Agreement shall be effective until such fee is paid. Only one fee in the aggregate of $37.5 million shall be payable pursuant to this Section 8.02(b). No amount payable pursuant to any of the other provisions of this Section 8.02 shall reduce the amount of the fee payable pursuant to this paragraph (b).

                                     I-A-34

    (c) In addition to the other provisions of this Section 8.02, in the event a fee is or becomes payable pursuant to Section 8.02(b) hereof, the Company agrees promptly, but in no event later than two business days following written notice thereof, together with related bills or receipts, to reimburse KKR & Co. and Newco for all reasonable out-of-pocket costs, fees and expenses, including, without limitation, the reasonable fees and disbursements of counsel and the expenses of litigation, incurred in connection with collecting the expenses pursuant to paragraph (a) of this Section and the fee pursuant to paragraph (b) of this Section, as a result of any breach by the Company of its obligations under this Section 8.02.

    (d) Except as provided otherwise in paragraph (a) above, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses.

    SECTION 8.03. NOTICES. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    (a) if to Newco, to

       c/o Kohlberg Kravis Roberts & Co.

       2800 Sand Hill Road

       Suite 200

       Menlo Park, CA 94025

       Attention: Michael Michelson

    with a copy to:

       Simpson Thacher & Bartlett

       425 Lexington Avenue

       New York, NY 10017

       Attention: Charles I. Cogut, Esq.

    (b) if to the Company, to

       Amphenol Corporation

       358 Hall Avenue

       Wallingford, CT 06492

       Attention: Martin H. Loeffler

    with copies to:

       Winthrop, Stimson, Putnam & Roberts

       One Battery Park Plaza

       New York, NY 10004

       Attention: David P. Falck, Esq.

    SECTION 8.04.  DEFINITIONS.  For purposes of this Agreement:

        (a) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

        (b) "knowledge" with respect to the Company means the actual knowledge of the following officers and employees (as well as any of their successors) of the Company and its subsidiaries: Lawrence J. DeGeorge, Martin H. Loeffler, Edward G. Jepsen, Timothy F. Cohane, Diana Reardon,

                                     I-A-35
    and Edward C. Wetmore, and, without duplication, the employees primarily responsible for environmental and tax matters concerning the Company and its subsidiaries or any of the foregoing, in each case after reasonable investigation and inquiry;

        (c) "Material Adverse Change" or "Material Adverse Effect" means, when used in connection with the Company, any change or effect that either individually or in the aggregate with all other such changes or effects is materially adverse to the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole but shall exclude any change or effect resulting from general economic conditions (including, without limitation changes in interest rates) and, with respect to Section 3.01(g)(i) and (ii) hereof, any occurrence or condition arising out of the transactions contemplated by this Agreement or the public announcement thereof;

        (d) "person" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity; and

        (e) a "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

    SECTION 8.05. INTERPRETATION. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

    SECTION 8.06. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

    SECTION 8.07. ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement and the other agreements referred to herein constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. This Agreement, other than Sections 5.05 and 8.02, is not intended to confer upon any person other than the parties any rights or remedies.

    SECTION 8.08. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS.

    SECTION 8.09. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

    SECTION 8.10. ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

                                     I-A-36

    IN WITNESS WHEREOF, Newco and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                NXS ACQUISITION CORP.

                                By:  /s/ MICHAEL W. MICHELSON
                                     -----------------------------------------
                                     Name:  Michael W. Michelson
                                     Title:   President

                                AMPHENOL CORPORATION

                                By:  /s/ LAWRENCE J. DEGEORGE
                                     -----------------------------------------
                                     Name:  Lawrence J. DeGeorge
                                     Title:   Chairman of the Board

                                     I-A-37

                                                                       EXHIBIT A

               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                              AMPHENOL CORPORATION

                            ------------------------

    The undersigned, in order to form a corporation for the purpose hereinafter stated, under and pursuant to the provisions of the Delaware General Corporation Law, hereby certifies that:

        FIRST: The name of the Corporation is Amphenol Corporation.

        SECOND: The registered office and registered agent of the Corporation is The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

        THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

        FOURTH: The total number of shares of stock that the Corporation is authorized to issue is 40,000,000 shares of Class A Common Stock, par value $.001 each.

        FIFTH: The Board of Directors of the Corporation, acting by majority vote, may alter, amend or repeal the By-Laws of the Corporation.

        SIXTH: Except as otherwise provided by the Delaware General Corporation Law as the same exists or may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this Article SIXTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

        SEVENTH: To the fullest extent permitted by the Delaware General Corporation Law, the Corporation shall indemnify any current or former director or officer of the Corporation and may, at the discretion of the Board of Directors, indemnify any current or former employee or agent of the Corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding brought by or in the right of the Corporation or otherwise, to which he was or is a party by reason of his current or former position with the Corporation or by reason of the fact that he is or was serving, at the request of the Corporation, as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

                                                                       EXHIBIT B

                        FORM OF COMPANY AFFILIATE LETTER

Gentlemen:

    The undersigned, a holder of shares of Common Stock, par value $.001 per share ("Company Stock"), of Amphenol Corporation, a Delaware corporation (the "Company"), is entitled to retain in connection with the merger (the "Merger") of the Company with NXS Acquisition Corp., a Delaware corporation, securities (the "Securities") of the Company. The undersigned acknowledges that the undersigned may be deemed an "affiliate" of the Company within the meaning of Rule 145 ("Rule 145") promulgated under the Securities Act of 1933 (the "Act"), although nothing contained herein should be construed as an admission of such fact.

    If in fact the undersigned were an affiliate under the Act, the undersigned's ability to sell, assign or transfer the Securities retained by the undersigned pursuant to the Merger may be restricted unless such transaction is registered under the Act or an exemption from such registration is available. The undersigned understands that such exemptions are limited and the undersigned has obtained advice of counsel as to the nature and conditions of such exemptions, including information with respect to the applicability to the sale of such securities of Rules 144 and 145(d) promulgated under the Act.

    The undersigned hereby represents to and covenants with the Company that the undersigned will not sell, assign or transfer any of the Securities retained by the undersigned pursuant to the Merger except (i) pursuant to an effective registration statement under the Act, (ii) in conformity with the volume and other limitations of Rule 145 or (iii) in a transaction which, in the opinion of independent counsel reasonably satisfactory to the Company or as described in a "no-action" or interpretive letter from the Staff of the Securities and Exchange Commission (the "SEC"), is not required to be registered under the Act.

    In the event of a sale or other disposition by the undersigned of Securities pursuant to Rule 145, the undersigned will supply the Company with evidence of compliance with such Rule, in the form of a letter in the form of Annex I hereto. The undersigned understands that the Company may instruct its transfer agent to withhold the transfer of any Securities disposed of by the undersigned, but that upon receipt of such evidence of compliance the transfer agent shall effectuate the transfer of the Securities sold as indicated in the letter.

    The undersigned acknowledges and agrees that appropriate legends will be placed on certificates representing Securities retained by the undersigned in the Merger or held by a transferee thereof, which legends will be removed by delivery of substitute certificates upon receipt of an opinion in form and substance reasonably satisfactory to the Company from independent counsel reasonably satisfactory to the Company to the effect that such legends are no longer required for purposes of the Act.

    The undersigned acknowledges that (i) the undersigned has carefully read this letter and understands the requirements hereof and the limitations imposed upon the distribution, sale, transfer or other disposition of Securities and
(ii) the receipt by Newco of this letter is an inducement and a condition to Newco's obligations to consummate the Merger.

                                          Very truly yours,

Dated:

                                                                         ANNEX I

                                                                    TO EXHIBIT B

[Name]                                                                    [Date]

    On                  the undersigned sold the securities ("Securities") of
the Company (the "Company") described below in the space provided for that purpose (the "Securities"). The Securities were retained by the undersigned in connection with the merger of NXS Acquisition Corp. with and into Amphenol Corporation.

    Based upon the most recent report or statement filed by the Company with the Securities and Exchange Commission, the Securities sold by the undersigned were within the prescribed limitations set forth in paragraph (e) of Rule 144 promulgated under the Securities Act of 1933, as amended (the "Act").

    The undersigned hereby represents that the Securities were sold in "brokers' transactions" within the meaning of Section 4(4) of the Act or in transactions directly with a "market maker" as that term is defined in Section 3(a)(38) of the Securities Exchange Act of 1934, as amended. The undersigned further represents that the undersigned has not solicited or arranged for the solicitation of orders to buy the Securities, and that the undersigned has not made any payment in connection with the offer or sale of the Securities to any person other than to the broker who executed the order in respect of such sale.

                                          Very truly yours,

              [Space to be provided for description of securities]

                                                                       ANNEX I-B

                           MERGER AGREEMENT AMENDMENT

    AMENDMENT, dated as of April 9, 1997 (this "Amendment"), to the Agreement and Plan of Merger between NXS Acquisition Corp. ("Newco") and Amphenol Corporation (the "Company"), dated as of January 23, 1997 (the "Merger Agreement").

                                  WITNESSETH:

    WHEREAS, pursuant to the Merger Agreement, Newco and the Company have approved the terms and conditions of the merger of Newco with and into the Company; and

    WHEREAS, Newco and the Company have agreed that certain provisions of the Merger Agreement be amended in the manner provided for in this Amendment.

    NOW, THEREFORE, the parties hereto hereby agree as follows:

    1. DEFINED TERMS. Capitalized terms used but not defined herein shall have the meanings given to them in the Merger Agreement.

    2.  AMENDMENTS TO MERGER AGREEMENT.

        (a)  DEFINITIONS.  As used in the Merger Agreement,

            (i) the term "Agreement" shall mean the Merger Agreement between the parties hereto, dated as of January 23, 1997, and the amendments thereto entered into on the date hereof, and

            (ii) the term "Merger" shall mean the merger of Newco with and into the Company pursuant to the terms and conditions of the Agreement (as amended as of the date hereof).

        (b)  DIRECTORS.

           Section 1.06 of the Merger Agreement is hereby amended by inserting immediately after the phrase, "The directors of Newco at the Effective Time of the Merger," the phrase, "and/or such other persons as may be designated by Newco as contemplated by Section 5.09 hereof". Section 5.09 of the Merger Agreement is hereby amended by adding to the end of the sentence comprising such Section the phrase, "of the expansion of the board of directors of the Company to seven persons effective at the Effective Time of the Merger and of the filling of the vacancies created by such resignations and such newly created directorship with the individuals designated by Newco".

        (c)  SECTION 3.02(C).

           Section 3.02(c) of the Merger Agreement is hereby amended by adding to the beginning of the sentence comprising such Section the phrase "As of the date hereof," and by adding to the end of such sentence the following phrase ", and as of the Closing Date, all the issued and outstanding shares of the common stock of Newco will be owned by Parent and/or by one or more entities organized at the direction of Kohlberg Kravis Roberts & Co. (in which event, unless the context otherwise requires, references to Parent shall be deemed to include such other entities), in each case, free and clear of any Lien".

        (d)  AMENDMENT TO EXHIBIT A.

           Exhibit A to the Merger Agreement is hereby amended by inserting a new Article SIXTH to the Amended and Restated Certificate of Incorporation of Amphenol Corporation, and by renumbering Articles SIXTH and SEVENTH as SEVENTH and EIGHTH, respectively, in each

                                     I-B-1
       case, in the form of the Amended and Restated Certificate of Incorporation attached as Exhibit A hereto.

        3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to Newco that:

            (a) The Company has the requisite corporate power and authority to execute and deliver this Amendment and, subject to the Company Stockholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Amendment by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to the Company Stockholder Approval. This Amendment has been duly executed and delivered by the Company and, (assuming due authorization, execution and delivery hereof by Newco) constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

            (b) The Board of Directors of the Company, by unanimous written consent (i) determined that the Agreement (as amended by this Amendment) and the transactions contemplated thereby, including the Merger, taken together, are fair to and in the best interests of the stockholders of the Company, (ii) approved this Amendment and the transactions contemplated hereby (including but not limited to the Merger) so as to render inapplicable hereto and thereto the limitation on business combinations contained in Section 203 of the DGCL (or any similar provision) and (iii) resolved to recommend that the holders of the shares of Company Common Stock approve the Agreement (as amended by this Amendment) and the transactions contemplated therein, including the Merger. As a result of the foregoing actions, the only vote required to authorize the Merger is the affirmative vote of a majority of the outstanding shares of Company Common Stock.

            (c) Attached as Exhibit A hereto is a true and complete copy of the Amended and Restated Certificate of Incorporation of Amphenol Corporation which amends, modifies and/or supplements the form of Amended and Restated Certificate of Incorporation of Amphenol Corporation attached as Exhibit A to the Merger Agreement.

        4. REPRESENTATIONS AND WARRANTIES OF NEWCO. Newco hereby represents and warrants to the Company that:

            (a) Newco has all requisite corporate power and authority to enter into this Amendment and to consummate the transactions contemplated hereby. The execution and performance of this Amendment by Newco and the consummation by Newco of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Newco. This Amendment has been duly executed and delivered by Newco and (assuming due authorization, execution and delivery by the Company) constitutes a valid and binding obligation of Newco enforceable against it in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

                                     I-B-2

            (b) The terms and conditions of the Amended and Restated Certificate of Incorporation of Amphenol Corporation attached as Exhibit A to the Merger Agreement, as amended, modified and/or supplemented by Exhibit A hereto, is satisfactory to Newco.

        5.  MISCELLANEOUS.

        (a) Except as expressly amended, modified and supplemented hereby, the provisions of the Merger Agreement are and shall remain in full force and effect.

        (b) This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

        (c) This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

    IN WITNESS WHEREOF, Newco and the Company have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                AMPHENOL CORPORATION

                                By:  /s/ EDWARD G. JEPSEN
                                     -----------------------------------------
                                     Title:  Executive Vice President and
                                           Chief Financial Officer

                                NXS ACQUISITION CORP.

                                By:  /s/ MICHAEL W. MICHELSON
                                     -----------------------------------------
                                     Title:  President

                                     I-B-3

                                                                       EXHIBIT A

               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                              AMPHENOL CORPORATION

    The undersigned, in order to form a corporation for the purpose hereinafter stated, under and pursuant to the provisions of the Delaware General Corporation Law, hereby certifies that:

    FIRST: The name of the Corporation is Amphenol Corporation.

    SECOND: The registered office and registered agent of the Corporation is The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

    THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

    FOURTH: The total number of shares of stock that the Corporation is authorized to issue is 40,000,000 shares of Class A Common Stock, par value $.001 each.

    FIFTH: The Board of Directors of the Corporation, acting by majority vote, may alter, amend or repeal the By-Laws of the Corporation.

    SIXTH: For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided:

    (1) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

    (2) The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.

    (3) The number of directors of the Corporation shall be three or more as from time to time fixed by, or in the manner provided in, the By-Laws of the Corporation. At all times after December 1, 1987, not less than two directors of the Corporation shall be persons who are not officers or employees of the Corporation or any affiliate of the Corporation and are not members of the immediate family of, controlled by, or under common control with any such officer or employee. Election of directors need not be by written ballot unless the By-Laws so provide.

    (4) The directors shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, one class to hold office initially for a term expiring at the annual meeting of stockholders to be held in 1992, another class to hold office initially for a term expiring at the annual meeting of stockholders to be held in 1993, and another class to hold office initially for a term expiring at the annual meeting of stockholders to be held in 1994, with the members of each class to hold office until their successors are elected and qualified. At each annual meeting of the stockholders of the Corporation following the adoption of this Restated Certificate of Incorporation, the successors to the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.

    (5) Subject to the rights of the holders of any class or series of capital stock having preference over the Common Stock as to dividends or to elect directors under specified circumstances, any director, or the entire Board of Directors, may be removed from office at any time by the affirmative vote of the majority of the stockholders entitled to vote for the election of directors but only for cause.

                                     I-B-4

    (6) The affirmative vote of the holders of at least 80 percent of the combined voting power of all the then-outstanding shares of the Corporation entitled to vote in the election of directors, voting together as a single class, shall be required to alter, amend or repeal paragraphs (3), (4), (5) or
(6) of this Article SIXTH, or any provision thereof.

    (7) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Restated Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

    SEVENTH: Except as otherwise provided by the Delaware General Corporation Law as the same exists or may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this Article SEVENTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

    EIGHTH: To the fullest extent permitted by the Delaware General Corporation Law, the Corporation shall indemnify any current or former director or officer of the Corporation and may, at the discretion of the Board of Directors, indemnify any current or former employee or agent of the Corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding brought by or in the right of the Corporation or otherwise, to which he was or is a party by reason of his current or former position with the Corporation or by reason of the fact that he is or was serving, at the request of the Corporation, as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

                                     I-B-5

                                                                        ANNEX II

                                                                  CONFORMED COPY

                             STOCKHOLDERS AGREEMENT

    AGREEMENT dated as of January 23, 1997 by and between NXS I, L.L.C., a Delaware limited liability company ("NXS"), and the other parties signatory hereto (each a "Stockholder").

                                    RECITALS

    Concurrently herewith, NXS Acquisition Corp., a Delaware corporation ("Newco"), and Amphenol Corporation, a Delaware corporation (the "Company"), are entering into an Agreement and Plan of Merger of even date herewith (as such agreement may be amended from time to time, the "Merger Agreement"; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement) pursuant to which (and subject to the terms and conditions specified therein) Newco will be merged with and into the Company (the "Merger"), whereby each share of Class A common stock, par value $.001 per share, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time of the Merger will be converted into either (A) the right to retain at the election of the holder thereof and subject to the terms of the Merger Agreement, Class A common stock, par value $.001 per share, of the Company or (B) the right to receive cash, other than (i) shares of Company Common Stock owned, directly or indirectly, by the Company or any subsidiary of the Company or by NXS, Newco or any other affiliate of KKR 1996 Fund L.P., the owner of all issued and outstanding common stock of Newco (the "Parent") and (ii) Dissenting Shares.

    As a condition to Newco's entering into the Merger Agreement, Newco requires that each Stockholder enter into, and each such Stockholder has agreed to enter into, this Agreement with NXS.

                                   AGREEMENT

    To implement the foregoing and in consideration of the mutual agreements contained herein, the parties hereby agree as follows:

    1. REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS. Each Stockholder hereby severally and not jointly represents and warrants to NXS as follows:

        (a) OWNERSHIP OF SHARES. (1) Such Stockholder is either (i) the record holder or beneficial owner of the number of or (ii) trustee of a trust that is the record holder or beneficial owner of, and whose beneficiaries are the beneficial owners (such trustee, a "Trustee") of shares of Company Common Stock as is set forth opposite such Stockholder's name on Schedule I hereto, (such shares shall constitute the "Existing Shares", and together with any shares of Company Common Stock acquired of record or beneficially by such Stockholder in any capacity after the date hereof and prior to the termination hereof, whether upon exercise of options, conversion of convertible securities, purchase, exchange or otherwise, shall constitute the "Shares").

           (2) On the date hereof, the Existing Shares set forth opposite such Stockholder's name on Schedule I hereto constitute all of the outstanding shares of Company Common Stock owned of record or beneficially by such Stockholder.

           Such Stockholder does not have record or beneficial ownership of any Shares not set forth on Schedule I hereto.

           (3) Such Stockholder has sole power of disposition with respect to all of the Existing Shares set forth opposite such Stockholder's name on
       Schedule I and sole voting power with respect to the matters set forth in
       Section 6 hereof and sole power to demand dissenter's or appraisal rights, in each case with respect to all of the Existing Shares set forth opposite such Stockholder's name on Schedule I, with no restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement.

           (4) Such Stockholder will have sole power of disposition with respect to Shares other than Existing Shares, if any, which become beneficially owned by such Stockholder and will have sole voting power with respect to the matters set forth in Section 6 hereof and sole power to demand dissenter's or appraisal rights, in each case with respect to all Shares other than Existing Shares, if any, which become beneficially owned by such Stockholder with no restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement.

        (b) POWER; BINDING AGREEMENT. Such Stockholder has the legal capacity, power and authority to enter into and perform all of such Stockholder's obligations under this Agreement. The execution, delivery and performance of this Agreement by such Stockholder will not violate any other agreement to which such Stockholder is a party or by which such Stockholder is bound including, without limitation, any trust agreement, voting agreement, stockholders agreement, voting trust, partnership or other agreement. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms. There is no beneficiary of or holder of interest in any trust of which a Stockholder is Trustee whose consent is required for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. If such Stockholder is married and such Stockholder's Shares constitute community property, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, such Stockholder's spouse, enforceable against such person in accordance with its terms.

        (c) NO CONFLICTS. Except for filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), if applicable, (A) no filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby and (B) neither the execution and delivery of this Agreement by such Stockholder nor the consummation by such Stockholder of the transactions contemplated hereby nor compliance by such Stockholder with any of the provisions hereof shall (x) conflict with or result in any breach of any applicable trust, partnership agreement or other agreements or organizational documents applicable to such Stockholder, (y) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which such Stockholder is a party or by which such Stockholder or any of such Stockholder's properties or assets may be bound or (z) violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to such Stockholder or any of such Stockholder's properties or assets.

        (d) Such Stockholder's Shares and the certificates representing such Shares are now and at all times during the term hereof will be held by such Stockholder, or by a nominee or custodian for the benefit of such Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for (i) any such encumbrances or proxies arising hereunder, (ii) the Stockholders' Agreement dated as of December 22, 1992, by and among the Company and the persons signatory thereto (the "Existing Stockholders Agreement") and (iii) the Lawrence J. and Florence A. DeGeorge Charitable Trust.

        (e) No broker, investment banker, financial adviser or other person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Stockholder in his or her capacity as such.

        (f) Such Stockholder understands and acknowledges that Newco is entering into the Merger Agreement in reliance upon such Stockholder's execution and delivery of this Agreement with NXS.

    2. REPRESENTATIONS AND WARRANTIES OF NXS. NXS hereby represents and warrants to each Stockholder as follows:

        (a) ORGANIZATION. NXS is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation.

        (b) AUTHORIZATION; VALIDITY OF AGREEMENT; NECESSARY ACTION. NXS has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by NXS of this Agreement and the consummation by NXS of the transactions contemplated hereby have been duly and validly authorized by its members. This Agreement has been duly executed and delivered by NXS, and (assuming due authorization, execution and delivery by the Stockholders) constitutes a valid and binding obligation of NXS, enforceable against it in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

        (c) CONSENTS AND APPROVALS; NO VIOLATIONS. The execution and delivery of this Agreement do not, and the consummation by NXS of the transactions contemplated by this Agreement and compliance by NXS with the provisions of this Agreement will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or "put" right with respect to any obligation or to loss of a material benefit under, or result in the creation of any lien upon any of the properties or assets of NXS under, (i) the certificate of formation or limited liability company agreement of NXS, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to NXS or its properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to NXS or its properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any state or federal public body or authority is required by or with respect to NXS in connection with the execution and delivery of this Agreement by NXS or the consummation by NXS of any of the transactions contemplated by this Agreement, except for the filing of a premerger notification and report form under the HSR Act.

        (d) FINANCING. NXS has, or will have prior to the closing of the Merger (the "Closing"), sufficient funds available to purchase the Shares upon exercise of the Stockholders' Option (as defined below).

    3. OPTION GRANTED TO NXS. (a) Each Stockholder, severally and not jointly, hereby grants to NXS an irrevocable option to purchase, in whole and not in part, such Stockholder's Shares until the NXS Option Termination Date (as defined below), on the terms and subject to the conditions set forth herein (collectively, with respect to all the Stockholders' Shares, the "NXS Option"), which NXS Option shall attach to each Stockholder's Shares and be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including without limitation such Stockholder's heirs, guardians, administrators or successors or as a result of any divorce.

    (b) The NXS Option may be exercised until 5:00 p.m., New York time, on the applicable date specified below (the "NXS Option Termination Date"):

        (i) If the Merger is terminated (x) in accordance with Section 7.01(e) or Section 7.01(f) of the Merger Agreement, or (y) in accordance with any of its other terms (other than a termination by the Company under Section 7.01(c) of the Merger Agreement) and either of the circumstances set forth in Section 8.02(b)(i)(A) or 8.02(b)(i)(B)(x) thereof shall have occurred, then the NXS Option may be exercised by NXS during the period commencing upon the date of such termination and ending on the date which is six months later.

        (ii) If the Merger is consummated, then the NXS Option may be exercised by NXS, with respect to any or all of the Shares not converted into the right to receive the Cash Election Price in the Merger, during the period commencing upon the Effective Time of the Merger and ending 30 days thereafter.

       (iii) In all other circumstances, the NXS Option shall expire on the date of termination of the Merger Agreement.

    (c) If NXS wishes to exercise the NXS Option, NXS shall send a written notice to each Stockholder of its irrevocable election to exercise the NXS Option, specifying the place, and, if then known, the time and the date (the "NXS Option Closing Date") of the closing (the "NXS Option Closing") of the purchase. The NXS Option Closing Date shall occur on the fifth business day (or such longer period as may be required by applicable law or regulation) after the later of (i) the date on which such notice is delivered and (ii) the satisfaction of the conditions set forth in Section 3(f) hereof.

    (d) At the NXS Option Closing, each Stockholder shall deliver to NXS (or its designee) all of such Stockholder's Shares by delivery of a certificate or certificates evidencing such Shares, duly endorsed to NXS or accompanied by stock powers duly executed in favor of NXS, with all necessary stock transfer stamps affixed.

    (e) At the NXS Option Closing, NXS shall pay to the Stockholders, by wire transfer in immediately available funds to the account of such Stockholders specified in writing no more than two days prior to the NXS Option Closing, an amount equal to the product of the Cash Election Price and the number of Shares purchased pursuant to the exercise of the NXS Option (the "NXS Option Purchase Price").

    (f) The NXS Option Closing shall be subject to the satisfaction of each of the following conditions:

        (i) no court, arbitrator or governmental body, agency or official shall have issued any order, decree or ruling (which has not been stayed or suspended pending appeal) and there shall not be any effective statute, rule or regulation, restraining, enjoining or prohibiting the consummation of the purchase and sale of the Shares pursuant to the exercise of the NXS Option;

        (ii) any waiting period applicable to the consummation of the purchase and sale of the Shares pursuant to the exercise of the NXS Option under the HSR Act shall have expired or been terminated; and

       (iii) all actions by or in respect of, and any filing with, any governmental body, agency, official, or authority required to permit the consummation of the purchase and sale of the Shares pursuant to the exercise of the NXS Option shall have been obtained or made and shall be in full force and effect.

    4. OPTION GRANTED TO THE STOCKHOLDERS. (a) NXS hereby grants to each Stockholder an irrevocable option to sell to NXS the Shares held by such Stockholders, on the terms and subject to the conditions set forth herein (collectively, with respect to all the Shares of the Stockholders, the "Stockholders Option").

    (b) The Stockholders Option may be exercised by the Stockholders, as a whole and not in part, during the period commencing upon the Effective Time of the Merger and ending 30 days thereafter.

    (c) If the Stockholders wish to exercise the Stockholders Option, each Stockholder shall send a written notice to NXS of its irrevocable election to exercise the Stockholders Option, specifying the place, and, if then known, the time and the date (the "Stockholders Option Closing Date") of the closing (the "Stockholders Option Closing") of the purchase. The Stockholders Option Closing Date shall occur on the fifth business day (or such longer period as may be required by applicable law or regulation) after the later of (i) the date on which such notice is delivered and (ii) the satisfaction of the conditions set forth in Section 4(f) hereof.

    (d) At the Stockholders Option Closing, each Stockholder shall deliver to NXS (or its designee) all of such Stockholder's Shares by delivery of a certificate or certificates evidencing such Shares, duly endorsed to NXS or accompanied by stock powers duly executed in favor of NXS, with all necessary stock transfer stamps affixed.

    (e) At the Stockholders Option Closing, NXS shall pay to the Stockholders, by wire transfer in immediately available funds to the account of such Stockholders specified in writing no more than two days prior to the Stockholders Option Closing, an amount equal to the product of the Cash Election Price and the number of Shares purchased pursuant to the exercise of the Stockholders Option (the "Stockholders Option Purchase Price").

    (f) The Stockholders Option Closing shall be subject to the satisfaction of each of the following conditions:

        (i) no court, arbitrator or governmental body, agency or official shall have issued any order, decree or ruling (which has not been stayed or suspended pending appeal) and there shall not be any effective statute, rule or regulation, restraining, enjoining or prohibiting the consummation of the purchase and sale of the Shares pursuant to the exercise of the Stockholders Option;

        (ii) any waiting period applicable to the consummation of the purchase and sale of the Shares pursuant to the exercise of the Stockholders Option under the HSR Act shall have expired or been terminated; and

       (iii) all actions by or in respect of, and any filing with, any governmental body, agency, official, or authority required to permit the consummation of the purchase and sale of the Shares pursuant to the exercise of the Stockholders Option shall have been obtained or made and shall be in full force and effect.

    5. THIRD PARTY BUSINESS COMBINATION; REMEDY. If the Merger Agreement is terminated in accordance with Section 7.01(e) or Section 7.01(f) of the Merger Agreement, or if the Merger Agreement is terminated in accordance with any of its other terms (other than a termination by the Company under Section 7.01(c) of the Merger Agreement) and either of the circumstances set forth in Section 8.02(b)(i)(A) or 8.02(b)(i)(B)(x) thereof shall have occurred, and, upon or following any such termination, either (i) any of the Stockholders or (ii) NXS receives any cash or non-cash consideration (the party or parties referred to in (i) or (ii) that receives such consideration being herein referred to as the "Selling Party" and the other party or parties being referred to as the "Non-Selling Party" with respect to any particular transaction) in respect of all or any portion of the Shares in connection with a Third Party Business Combination (as defined below) during the period commencing on the date hereof and ending one year from the date the Merger Agreement is terminated, the Selling Party shall promptly pay over to the Non-Selling Party or its designee
(x) one half of the excess, if any, of such consideration over (y) the product of the Cash Election Price and the number of Shares with respect to which such Selling Party received such consideration; provided that, (i) if the consideration received by the Selling Party shall be securities listed on a national securities exchange or traded on the NASDAQ National Market ("NASDAQ"), the per share value of such consideration shall be equal to the closing price per share listed on such national securities exchange or NASDAQ on the date such transaction is consummated and (ii) if the consideration received by the Selling Party shall be in a form other than such listed securities, the per share value shall be determined in good faith as of the date such transaction is consummated by the Nonselling Party or its designee and the Selling Party, or, if the Nonselling Party or its designee and the Selling Party cannot reach agreement, by a nationally recognized investment banking firm reasonably acceptable to the parties. The term "Third Party Business Combination" with respect to the Company means the occurrence of any of the following events: (A) the Company or any subsidiary of the Company whose assets constitute 20% or more of the Company's consolidated assets is acquired by merger or otherwise by any person or group, other than Newco or any affiliate thereof (a "Third Party"); (B) the Company or any subsidiary of the Company enters into an agreement with a Third Party which contemplates the acquisition of 20% or more of the total assets of the Company and its subsidiaries, taken as a whole; (C) the Company or any of the Stockholders enter into a merger or other agreement with a Third Party which contemplates the acquisition of more than 20% of the outstanding shares of Company Common Stock; or (D) a Third Party acquires more than 20% of the outstanding Company Common Stock; provided that in the case of clause (C) or (D) transfers by any Stockholder of Company Common Stock to Permitted Transferees that are or agree to become bound by this Agreement shall not be deemed to be transfers to a Third Party. "Permitted Transferees" means, with respect to a Stockholder, any of the following persons: (a) the spouse of such Stockholder, provided that at all relevant times of determination such Stockholder is not separated or divorced from, or is not involved in separation or divorce proceedings with, such spouse;
(b) the issue of such Stockholder; (c) any charitable foundation or similar organization founded by such Stockholder; (d) a trust of which there are no principal beneficiaries other than (i) such Stockholder, (ii) such Stockholder's spouse (provided that at all relevant times of determination such Stockholder is not separated or divorced from, or is not involved in separation or divorce proceedings with, such spouse), (iii) the issue of such Stockholder, or (iv) any charitable foundation or similar organization founded by such Stockholder; (e) the legal representative of such Stockholder in the event such Stockholder becomes mentally incompetent; and (f) the beneficiaries under (i) the will of such Stockholder or the will of such Stockholder's spouse, or (ii) a trust described in clause (d) above.

    The parties agree that if the Stockholders are the Selling Party, the foregoing payment shall terminate the NXS Option in the event that such Option has not already expired in accordance with its terms pursuant to Section 3 hereof.

    6. AGREEMENT TO VOTE; PROXY.

    6.1 VOTING. Each Stockholder hereby severally and not jointly agrees that, until the Termination Date (as defined in Section 11), at any meeting of the stockholders of the Company, however called, or in connection with any written consent of the stockholders of the Company, such Stockholder shall vote (or cause to be voted) the Shares held of record or beneficially by such Stockholder
(i) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance hereof and thereof; (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or this Agreement; and (iii) except as specifically requested in writing by NXS in advance, against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (1) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its subsidiaries; (2) a sale, lease or transfer of a material amount of assets of the Company or its subsidiaries or a reorganization, recapitalization, dissolution or liquidation of the Company or its subsidiaries; (3) (a) any change in the majority of the board of directors of the Company; (b) any material change in the present capitalization of the Company or any amendment of the Company's Certificate of Incorporation or By-Laws; (c) any other material change in the Company's corporate structure or business; or (d) any other action which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or materially adversely affect the Merger or the transactions contemplated by the Merger Agreement or this Agreement or the contemplated economic benefits of any of the foregoing. Such Stockholder shall not enter into any agreement or understanding with any person or entity prior to the Termination Date to vote or give instructions after the Termination Date in any manner inconsistent with clauses
(i), (ii) or (iii) of the preceding sentence.

    6.2 PROXY. EACH STOCKHOLDER HEREBY GRANTS TO, AND APPOINTS, NXS AND MICHAEL MICHELSON, PRESIDENT OF NXS, AND MARC LIPSCHULTZ, VICE PRESIDENT

OF NXS, IN THEIR RESPECTIVE CAPACITIES AS OFFICERS OF NXS, AND ANY INDIVIDUAL WHO SHALL HEREAFTER SUCCEED TO ANY SUCH OFFICE OF NXS, AND ANY OTHER DESIGNEE OF NXS, EACH OF THEM INDIVIDUALLY, SUCH STOCKHOLDER'S IRREVOCABLE (UNTIL THE TERMINATION DATE) PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION) TO VOTE THE SHARES AS INDICATED IN SECTION 6.1 ABOVE. EACH STOCKHOLDER INTENDS THIS PROXY TO BE IRREVOCABLE (UNTIL THE TERMINATION DATE) AND COUPLED WITH AN INTEREST AND WILL TAKE SUCH FURTHER ACTION AND EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY AND HEREBY REVOKES ANY PROXY PREVIOUSLY GRANTED BY SUCH STOCKHOLDER WITH RESPECT TO SUCH STOCKHOLDER'S SHARES.

    7. CERTAIN COVENANTS OF STOCKHOLDERS. Except in accordance with the terms of this Agreement, each Stockholder hereby severally covenants and agrees as follows:

    7.1 NO SOLICITATION. Prior to the Termination Date, no Stockholder shall, in its capacity as such, directly or indirectly (including through advisors, agents or other intermediaries), solicit (including by way of furnishing information) or respond to any inquiries or the making of any proposal by any person or entity (other than NXS, Newco or any affiliate thereof) with respect to the Company that constitutes or could reasonably be expected to lead to a Transaction Proposal (as defined in Section 5.08 in the Merger Agreement), provided, however, that the foregoing shall not restrict a Stockholder who is also a director of the Company from taking actions in such Stockholder's capacity as a director to the extent and in the circumstances permitted by
Section 5.08 of the Merger Agreement. If any Stockholder in its capacity as such receives any such inquiry or proposal, then such Stockholder shall promptly inform NXS of the terms and conditions, if any, of such inquiry or proposal and the identity of the person making it. Each Stockholder, in its capacity as such, will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

    7.2 RESTRICTION ON TRANSFER, PROXIES AND NONINTERFERENCE; RESTRICTION ON WITHDRAWAL. Prior to the Termination Date, no Stockholder shall, directly or indirectly: (i) except pursuant to the terms of the Merger Agreement and to NXS pursuant to this Agreement, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, enforce or permit the execution of the provisions of any redemption agreement with the Company or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, or exercise any discretionary powers to distribute, any or all of such Stockholder's Shares or any interest therein, including any trust income or principal, except in each case to a Permitted Transferee who is or agrees to become bound by this Agreement; (ii) except as contemplated hereby, grant any proxies or powers of attorney with respect to any Shares, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares; or (iii) take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling such Stockholder from performing such Stockholder's obligations under this Agreement.

    7.3 WAIVER OF APPRAISAL AND DISSENTER'S RIGHTS. Each Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger that such Stockholder may have. Each Trustee represents that no beneficiary who is a beneficial owner of Shares under any trust has any right of appraisal or right to dissent from the Merger which has not been so waived.

    7.4 ELECTION UNDER MERGER AGREEMENT. In connection with the Merger, each Stockholder hereby agrees to elect to receive cash upon conversion of, and with respect to, all of such Stockholder's Shares unless otherwise agreed with NXS.

    7.5 COVENANT NOT TO COMPETE. (a) Each Stockholder agrees that for the period ending four years after the Effective Time of the Merger, such Stockholder will not, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected in any manner with, any business which competes with any of the businesses of the Company or any subsidiary or joint venture thereof as such businesses are conducted as of the Effective Time of the Merger and as any such businesses are to be conducted based upon a product or service which is in development as of the Effective Time of the Merger (any such business, a "Relevant Business"), except that the Stockholders may together have Beneficial Ownership of up to 5%, in the aggregate, of a publicly traded company engaged in a business which competes with a Relevant Business. In the event that this covenant not to compete is held by any court of competent jurisdiction to be unenforceable because it is too extensive in scope or time or territory, it shall be deemed to be and shall be amended without any further act by the parties hereto to conform to the scope and period of time and geographical area which would permit it to be enforced. If this covenant is breached or threatened to be breached, each Stockholder expressly consents that, in addition to any other remedy NXS may have, NXS shall be entitled to apply for and receive injunctive relief in order to prevent the continuation of any existing breach or the occurrence of any threatened breach.

    (b) Each Stockholder agrees that for a period ending five years after the Effective Time of the Merger, such Stockholder will not disclose to any other party, unless required to do so by law, any confidential, nonpublic or proprietary information relating to the Company or to any subsidiary or joint venture thereof which information was acquired during the course of such Stockholder's relationship with the Company.

    (c) Each Stockholder agrees that for a period ending five years after the Effective Time of the Merger, without the prior written consent of the Company, neither such Stockholder nor any business or enterprise with which such Stockholder is associated as an officer, director or controlling shareholder or other investor with the power to direct or cause the direction of the management of such business or enterprise will employ or attempt to employ an employee of the Company or any of its subsidiaries or joint ventures.

    7.6 NO TERMINATION OR CLOSURE OF TRUSTS. Unless, in connection therewith, the Shares held by any trust which are presently subject to the terms of this Agreement are transferred upon termination to one or more Stockholders and remain subject in all respects to the terms of this Agreement, or other Permitted Transferees who upon receipt of such Shares become signatories to this Agreement, the Stockholders who are Trustees shall not take any action to terminate, close or liquidate any such trust and shall take all steps necessary to maintain the existence thereof at least until the first to occur of (i) the Effective Time of the Merger and (ii) the Termination Date.

    8. FURTHER ASSURANCES. From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

    9. CERTAIN EVENTS. Each Stockholder agrees that this Agreement and the obligations hereunder shall attach to such Stockholder's Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including without limitation such Stockholder's heirs, guardians, administrators or successors or as a result of any divorce.

    10. STOP TRANSFER. (a) Each Stockholder agrees with, and covenants to, NXS that such Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Stockholder's Shares, unless such transfer is made in compliance with this Agreement.

    (b) Each Stockholder who is an "affiliate" of the Company for purposes of Rule 145 under the Securities Act of 1933, as amended, hereby agrees to deliver to Newco, on or prior to the Closing Date (as defined in the Merger Agreement) a written agreement substantially in the form attached as Exhibit B to the Merger Agreement.

    11. Termination. The obligations of the Stockholders under Section 6,
Section 7.1 and Section 7.2 shall terminate upon the first to occur of (a) the Effective Time of the Merger and (b) the date the Merger Agreement is terminated in accordance with its terms (the "Termination Date"). In the event the Merger Agreement is terminated, the obligations set forth in Section 7.5 shall also terminate. Except as set forth in this Section 11, all other agreements and obligations of the parties hereto shall survive the Effective Time of the Merger and/or the Termination Date, as applicable, and in the case of Section 3,
Section 4 and Section 5 hereof, to the extent set forth in each such section.

    12. MISCELLANEOUS.

    12.1 ENTIRE AGREEMENT; ASSIGNMENT. This Agreement (i) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (ii) shall not be assigned by operation of law or otherwise without the prior written consent of the other party, provided that NXS may assign, in its sole discretion, its rights and obligations hereunder to any affiliate of NXS, but no such assignment shall relieve NXS of its obligations hereunder if such assignee does not perform such obligations.

    12.2 AMENDMENTS. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto; provided that Schedule I may be supplemented by NXS by adding the name and other relevant information concerning any stockholder of the Company who is or agrees to be bound by the terms of this Agreement without the agreement of any other party hereto, and thereafter such added stockholder shall be treated as a "Stockholder" for all purposes of this Agreement.

    12.3 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, telegram, telex or telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

    If to the            c/o Lawrence J. DeGeorge
      Stockholder:       176 Spyglass Lane
                         Jupiter, FL 33477
                         Attn: Lawrence DeGeorge

    copy to:             Winthrop, Stimson, Putnam & Roberts
                         One Battery Park Plaza
                         New York, NY 10004
                         Attn: David P. Falck, Esq.

    If to NXS:           c/o Kohlberg Kravis Roberts & Co.
                         2800 Sand Hill Road
                         Suite 200
                         Menlo Park, CA 94025
                         Attn: Michael Michelson

    copy to:             Simpson Thacher & Bartlett
                         425 Lexington Avenue
                         New York, New York 10017
                         Attn: Charles I. Cogut, Esq.

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

    12.4 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

    12.5 ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

    12.6 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but both of which shall constitute one and the same Agreement.

    12.7 DESCRIPTIVE HEADINGS. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

    12.8 SEVERABILITY. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

    12.9  DEFINITIONS; CONSTRUCTION.  For purposes of this Agreement:

        (a) "Beneficially Own" or "Beneficial Ownership" with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons with whom such Person would constitute a "group" as described in Section 13(d)(3) of the Exchange Act.

        (b) "Person" shall mean an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity.

        (c) In the event of a stock dividend or distribution, or any change in the Company Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged.

    12.10 STOCKHOLDER CAPACITY. Notwithstanding anything herein to the contrary, no person executing this Agreement who is, or becomes during the term hereof, a director of the Company makes any agreement or understanding herein in his or her capacity as such director, and the agreements set forth herein shall in no way restrict any director in the exercise of his or her fiduciary duties as a director of the Company. Each Stockholder has executed this Agreement solely in his or her capacity as the record or beneficial holder of such Stockholder's Shares or as the trustee of a trust whose beneficiaries are the beneficial owners of such Stockholder's Shares.

    IN WITNESS WHEREOF, NXS and each Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

                                NXS I, L.L.C.

                                By:  /s/ MICHAEL MICHELSON
                                     -----------------------------------------
                                     Name: Michael Michelson
                                     Title: PRESIDENT

                                     /s/ LAWRENCE J. DEGEORGE
                                     -----------------------------------------
                                     Lawrence J. DeGeorge

                                     /s/ FLORENCE A. DEGEORGE
                                     -----------------------------------------
                                     Florence A. DeGeorge

                                     /s/ LAWRENCE F. DEGEORGE
                                     -----------------------------------------
                                     Lawrence F. DeGeorge

                                LAWRENCE J. AND FLORENCE A.
                                DEGEORGE CHARITABLE TRUST

                                By:  /s/ LAWRENCE F. DEGEORGE
                                     -----------------------------------------
                                     Lawrence F. DeGeorge
                                     Trustee and

                                By:  /s/ FLORENCE A. DEGEORGE
                                     -----------------------------------------
                                     Florence A. DeGeorge
                                     Trustee

                                   SCHEDULE I

RECORD HOLDER OR                                                                                       NUMBER OF
BENEFICIAL OWNER                                                                                         SHARES
-----------------------------------------------------------------------------------------------------  ----------
Lawrence J. DeGeorge.................................................................................   6,929,602
Florence A. DeGeorge.................................................................................   2,702,546
Lawrence F. DeGeorge.................................................................................   2,124,535
Lawrence J. and Florence A. DeGeorge Charitable Trust................................................   1,730,770

                                                                       ANNEX III

                                [LOGO]

                                          January 23, 1997

Board of Directors
Amphenol Corporation
358 Hall Avenue
Wallingford, CT 06492

Members of the Board:

    Amphenol Corporation (the "Company") and NXS Acquisition Corp. (the "Acquisition Sub"), an entity formed by Kohlberg Kravis Roberts & Co. and a wholly owned subsidiary of KKR 1996 Fund L.P. (collectively, the "Acquiror"), propose to enter into an agreement (the "Agreement") pursuant to which the Acquisition Sub will be merged with the Company in a transaction (the "Merger") in which each outstanding share of the Company's Class A common Stock, par value $0.001 per share (the "Shares"), other than Shares owned by the Company or any subsidiary of the Company or by the Acquiror, the Acquisition Sub or any subsidiary of the Acquiror and other than Dissenting Shares (as defined in the Agreement), will be converted into either $26.00 in cash or the right to retain at the election of the holder thereof and subject to the terms of the Agreement
1.0 Share (a "Non-Cash Election Share"). The Merger is expected to be considered by the shareholders of the Company at a special shareholders meeting to be held as soon as practicable and consummated on or shortly after the date of such meeting. In connection with the Merger, we understand that certain shareholders of the Company ("Stockholders") who collectively own in the aggregate approximately 30% of the outstanding Shares have entered into a stockholders agreement with an affiliate of the Acquiror (the "Stockholders Agreement") whereby, subject to the terms of the Stockholders Agreement, (i) Stockholders have agreed to vote their Shares in favor of the Merger and have granted such affiliate an option to purchase all Shares held by them for $26.00 per Share in cash, and (ii) such affiliate has granted Stockholders an option to sell to such affiliate all of their Shares for $26.00 per Share in cash.

    You have asked us whether, in our opinion, the proposed consideration to be received by the holders of the Shares (other than the Acquiror and its affiliates) in the Merger is fair to such shareholders from a financial point of view.

    In arriving at the opinion set forth below, we have, among other things:

    (1) Reviewed the Company's Annual Reports, Forms 10-K and related financial information for the five fiscal years ended December 31, 1995 and the Company's Forms 10-Q and the related unaudited financial information for the quarterly periods ending March 31, 1996, June 30, 1996 and September 30, 1996;

                                     III-1

    (2) Reviewed certain information furnished to us by the Company, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of the Company and information relating to certain pro forma effects on the Company's capital structure after giving effect to the Merger;

    (3) Conducted discussions with members of senior management of the Company and the Acquiror concerning the Company's businesses and prospects and certain pro forma effects on the Company's capital structure after giving effect to the Merger;

    (4) Reviewed the historical market prices and trading activity for the Shares and compared them with that of certain publicly traded companies which we deemed to be reasonably similar to the Company;

    (5) Compared the results of operations of the Company with that of certain companies which we deemed to be reasonably similar to the Company;

    (6) Compared the proposed financial terms of the transactions contemplated by the Agreement with the financial terms of certain other mergers and acquisitions which we deemed to be relevant;

    (7) Reviewed a draft of the Agreement dated January 21, 1997;

    (8) Reviewed a draft of the Stockholder Agreement dated January 21, 1997;
        and

    (9) Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

    In preparing our opinion, we have relied on the accuracy and completeness of all information supplied or otherwise made available to us by the Company and the Acquiror, and we have not independently verified such information or undertaken an independent appraisal of the assets or liabilities of the Company. With respect to the financial forecasts furnished by the Company and information regarding certain pro forma effects on the Company's capital structure after giving effect to the Merger, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company's management as to the expected future financial performance of the Company and of the Acquiror, as to such pro forma effects on the Company's capital structure, respectively. We have assumed that the final form of the Agreement will not differ materially from the draft of the Agreement dated January 21, 1997, reviewed by us.

    Our opinion is necessarily based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger. This opinion is for the use and benefit of the Board of Directors of the Company and does not constitute a recommendation to any shareholder as to how such shareholder should vote with respect to the Merger or any transaction related thereto or as to whether any shareholders should elect to receive cash or to retain the Non-Cash Election Shares.

    In connection with the preparation of this opinion, we have not been authorized by the Company or the Board of Directors to solicit, nor have we solicited, third-party indications of interest for the acquisition of all or any part of the Company. In addition, we express no opinion as to what the value of the Non-Cash Election Shares will be upon consummation of the Merger.

    We have, in the past, provided financial advisory and financing services to the Company and the Acquiror and have received fees for the rendering of such services. We have been retained by the Company solely for the purpose of providing an opinion in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon the consummation of the Merger. In the ordinary course of our business, we actively trade in the securities of the Company for our own account

                                     III-2
and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

    On the basis of, and subject to the foregoing, we are of the opinion that the proposed consideration to be received by the holders of the Shares (other than the Acquiror and its affiliates) in the Merger is fair to such shareholders from a financial point of view.

                                        Very truly yours,

                                        MERRILL LYNCH, PIERCE, FENNER & SMITH

                                                      INCORPORATED

                                     III-3

                                                                        ANNEX IV

                            DELAWARE CODE ANNOTATED
                             TITLE 8. CORPORATIONS
                       CHAPTER 1. GENERAL CORPORATION LAW
                     SUBCHAPTER IX. MERGER OR CONSOLIDATION

                             8 DEL. C. SECTION 262

SECTION 262. APPRAISAL RIGHTS

    (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections
(b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to SectionSection251 (other than a merger effected pursuant to subsection (g) of Section251), 252, 254, 257, 258, 263 or 264 of this title:

        (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section251 of this title.

        (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to SectionSection251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

           a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

           b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

           c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

           d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

        (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows:

        (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

        (2) If the merger or consolidation was approved pursuant to Section228 or Section253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within twenty days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall not be more than 10 days prior to the date the notice is given; provided that, if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the Delaware General Corporation Law (the "DGCL") provides for, among other things: (a) permissive indemnification for expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by designated persons, including directors and officers of a corporation, in the event such persons are parties to litigation other than stockholder derivative actions if certain conditions are met; (b) permissive indemnification for expenses (including attorneys' fees) actually and reasonably incurred by designated persons, including directors and officers of a corporation, in the event such persons are parties to stockholder derivative actions if certain conditions are met; (c) mandatory indemnification for expenses (including attorneys' fees) actually and reasonably incurred by designated persons, including directors and officers of a corporation, in the event such persons are successful on the merits or otherwise in defense of litigation covered by (a) and (b) above; and (d) that the indemnification provided for by Section 145 is not deemed exclusive of any other rights which may be provided under any by-law, agreement, stockholder or disinterested director vote, or otherwise.

    Article Eighth of Amphenol's Restated Certificate of Incorporation provides that no director of Amphenol shall be personally liable to Amphenol or any of its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that such indemnification shall not apply to any liability of a director (i) for any breach of the director's duty of loyalty to Amphenol or its stockholders, (ii) for acts or omissions that are not in good faith or involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (certain illegal distributions), or (iv) for any transaction from which the director derived an improper personal benefit. In addition, Article Eighth authorizes Amphenol to indemnify any person entitled to be indemnified under law to the fullest extent permitted by law.

    Article VIII of Amphenol's By-laws authorizes the Company to purchase and maintain insurance for its directors and officers against any liability asserted against them in their respective capacities, and to indemnify any person entitled to be indemnified under law to the fullest extent permitted by law, as in Article Eighth of the Restated Certificate of Incorporation. In addition, the By-laws provide that expenses incurred by any director or officer in defending any action may be paid by the Company in advance of the final disposition of such action as determined by the Board of Directors.

    The Stockholders' Agreement dated as of December 22, 1992, between Amphenol and certain of its stockholders (the "Stockholders"), provides that either the Company or each Stockholder will indemnify and hold harmless each director and certain officers of the Company under certain circumstances involving a material omission or untrue statement in the registration documents relating to such Stockholders' shares.

    The Company maintains officers' and directors' insurance covering certain liabilities that may be incurred by officers and directors in the performance of their duties.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    See the Exhibit Index included immediately preceding the exhibits to this Registration Statement.

ITEM 22. UNDERTAKINGS.

    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed to be underwriters, in addition to the information called for by the other Items of the applicable form.

    The Registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding undertaking or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wallingford, State of Connecticut, on April 15, 1997.

                                AMPHENOL CORPORATION

                                BY             /S/ MARTIN H. LOEFFLER
                                     -----------------------------------------
                                                 Martin H. Loeffler
                                              CHIEF EXECUTIVE OFFICER

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------

   /s/ LAWRENCE J. DEGEORGE
------------------------------  Chairman of the Board          April 15, 1997
     Lawrence J. DeGeorge

    /s/ MARTIN H. LOEFFLER
------------------------------  Director, President and        April 15, 1997
      Martin H. Loeffler          Chief Executive Officer

     /s/ EDWARD G. JEPSEN
------------------------------                                 April 15, 1997
       Edward G. Jepsen         Director, Executive Vice
                                  President and Chief
                                  Financial Officer
                                  (Principal Financial and
                                  Accounting Officer)

    /s/ TIMOTHY F. COHANE
------------------------------  Director, Senior Vice          April 15, 1997
      Timothy F. Cohane           President

   /s/ FLORENCE A. DEGEORGE
------------------------------  Director                       April 15, 1997
     Florence A. DeGeorge

   /s/ DR. MARCIA A. SAVAGE
------------------------------  Director                       April 15, 1997
     Dr. Marcia A. Savage

     /s/ A. HENRY MORGAN
------------------------------  Director                       April 15, 1997
       A. Henry Morgan

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Martin H. Loeffler, Edward G. Jepsen and Edward
C. Wetmore, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------

   /s/ LAWRENCE J. DEGEORGE
------------------------------  Chairman of the Board          April 15, 1997
     Lawrence J. DeGeorge

    /s/ MARTIN H. LOEFFLER
------------------------------  Director, President and        April 15, 1997
      Martin H. Loeffler          Chief Executive Officer

     /s/ EDWARD G. JEPSEN
------------------------------                                 April 15, 1997
       Edward G. Jepsen         Director, Executive Vice
                                  President and Chief
                                  Financial Officer
                                  (Principal Financial and
                                  Accounting Officer)

    /s/ TIMOTHY F. COHANE
------------------------------  Director, Senior Vice          April 15, 1997
      Timothy F. Cohane           President

   /s/ FLORENCE A. DEGEORGE
------------------------------  Director                       April 15, 1997
     Florence A. DeGeorge

   /s/ DR. MARCIA A. SAVAGE
------------------------------  Director                       April 15, 1997
     Dr. Marcia A. Savage

     /s/ A. HENRY MORGAN
------------------------------  Director                       April 15, 1997
       A. Henry Morgan

                                 EXHIBIT INDEX

  EXHIBIT
    NO.                                               DESCRIPTION OF EXHIBIT
-----------  ---------------------------------------------------------------------------------------------------------

       2.1   Agreement and Plan of Merger dated as of January 23, 1997 and amended as of April 9, 1997, between
             Amphenol Corporation, Inc. ("Amphenol") and NXS Acquisition Corp. ("Newco"), including the principal exhibits thereto (included as Annex I to the Proxy Statement). Schedules to the Agreement and Plan of
             Merger are not filed, but will be provided supplementally to the Commission upon request.

       3.1   Form of Amended and Restated Certificate of Incorporation of Amphenol Corporation to be filed in connection with the Merger (included as Exhibit A to Annex I-B to the Proxy Statement).

       4.1   Stockholders Agreement, dated as of January 23, 1997, among NXS and the stockholders parties thereto
             (included as Annex II to the Proxy Statement).

       5.1   Opinion of Winthrop, Stimson, Putnam & Roberts.

       8.1   Opinion of Winthrop, Stimson, Putnam & Roberts.

      23.1   Consent of Price Waterhouse LLP.

      23.2   Consent of Winthrop, Stimson, Putnam & Roberts (contained in Exhibit 5.1).

      23.3   Consent of Winthrop, Stimson, Putnam & Roberts (contained in Exhibit 8.1).

      23.4   Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated.

      24.1   Powers of Attorney (see Page II-4 of this Registration Statement).

      99.1   Form of Proxy Card for Annual Meeting of stockholders.

      99.2   Form of Non-Cash Election Form to be used in connection with the Merger.

      99.3   Form of Letter of Transmittal to be used in connection with the Merger.

      99.4   Form of Exchange Agent Agreement.

      99.5   Consent of Michael W. Michelson.

      99.6   Consent of Marc S. Lipschultz.

      99.7   Consent of Henry R. Kravis.

      99.8   Consent of George R. Roberts.